As filed with the Securities and Exchange Commission on October 7, 2004

Registration No. 333-117141

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNSTONE HOTEL INVESTORS, INC.

(Exact Names of Registrant as Specified in Governing Instrument)

903 Calle Amanecer, Suite 100

San Clemente, California 92673

(949) 369-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jon D. Kline

Executive Vice President and Chief Financial Officer

903 Calle Amanecer, Suite 100

San Clemente, California 92673

(949) 369-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Alison S. Ressler Steven B. Stokdyk Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, CA 90067 (310) 712-6600	Peter T. Healy O’Melveny & Myers LLP Embarcadero West 275 Battery Street San Francisco, CA 94111-3305 (415) 984-8700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 7, 2004.

PROSPECTUS

21,100,000 Shares

Sunstone Hotel Investors, Inc.

Common Stock

$             per share

This is the initial public offering of our common stock. No public market currently exists for our common stock. We are selling 21,100,000 shares of our common stock in this offering. In addition, we are concurrently selling 194,737 shares of our common stock to Robert A. Alter, our Chief Executive Officer and a Director, at the initial public offering price per share for approximately $3.7 million.

We have applied to have our common stock listed on the New York Stock Exchange, or the NYSE, under the symbol “SHO.” We currently expect the initial public offering price to be between $18.00 and $20.00 per share.

Shares of our common stock are subject to ownership and transfer limitations that must be applied to maintain our status as a real estate investment trust, or REIT, which are described under “Description of Stock.”

See “ Risk Factors” beginning on page 19 to read about factors you should consider before buying shares of our common stock, including:

•	In the recent past, events beyond our control, including an economic slowdown and terrorism, have harmed the hotel industry generally and the performance of our hotels, and if these or similar events occur again, our results may be harmed.
•	On a pro forma basis as of June 30, 2004, we will have approximately $714.9 million of debt, approximately 51.6% of which will be variable rate debt, with covenants that impose restrictions on our business and may harm our financial position and cash flow if there are increases in interest rates that we have not adequately protected against.
•	Our organizational documents contain no limitations on the amount of debt we may incur and, therefore, we may become too highly leveraged.
•	We may experience conflicts of interest with our largest stockholders and our executive officers and directors, including with respect to their sales of shares of our stock, evaluation of acquisition opportunities and ownership of interests in other hotels.
•	We may not be successful in identifying or completing hotel acquisitions that meet our criteria, which may impede our growth.
•	Most of our hotels are upper upscale and upscale hotels, and the upper upscale and upscale segments of the lodging market are highly competitive and generally subject to greater volatility than other segments of the market, which could harm our profitability.
•	Our hotels are geographically concentrated in California and, accordingly, we could be disproportionately harmed by an economic downturn in this area of the country or a natural disaster, such as an earthquake.
•	We rely heavily on our arrangements with our franchisors and management companies, including the new arrangement with Interstate Hotels & Resorts, Inc., or the Management Company, and any disruptions to those arrangements could harm our business and financial results.
•	We have not obtained independent third party appraisals of our hotels and, thus, the economic consideration paid to the Contributing Entities may exceed the fair market value of the hotels. Further, because the number of shares of our common stock and membership units in Sunstone Hotel Partnership received by the Contributing Entities is fixed, the value of the consideration they receive will increase if our common stock price increases.
•	Our affiliates will receive material benefits in connection with this offering, including $219.0 million of the net proceeds of this offering to be paid to entities affiliated with Westbrook Real Estate Partners, L.L.C. to purchase membership units in Sunstone Hotel Partnership, and those entities will distribute or pay approximately $1.7 million to Robert A. Alter, our Chief Executive Officer and a Director, of which he will receive approximately $1.6 million after partially repaying a loan from one of the Contributing Entities, $374,300 to Jon D. Kline, our Chief Financial Officer, and $477,400 to Gary A. Stougaard, our Chief Investment Officer, of which he will receive approximately $237,300 after partially repaying loans from two of the Contributing Entities, as a result of their interests in those entities and disposition fees from those entities to which they are entitled pursuant to Sunstone Hotel Investors, L.L.C.’s disposition fee incentive plan. The Contributing Entities will own shares of our common stock and membership units in Sunstone Hotel Partnership with a value of approximately $320.3 million based on an initial public offering price of $19.00 per share, the midpoint of the price range set forth above.
•	The use of the net proceeds from this offering to repay $79.9 million of indebtedness, including approximately $1.0 million of prepayment and exit fees, that has been extended by affiliates of two of our underwriters, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., creates a conflict of interest because these underwriters will have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive.
•	If we fail to qualify as a REIT for Federal income tax purposes, our earnings will be subject to Federal income taxation, which will reduce the amount of cash available for distribution to our stockholders.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Sunstone Hotel Investors, Inc. (before expenses)	$	$

We have granted the underwriters an option to purchase up to 3,165,000 additional shares of common stock to cover over-allotments. The underwriters expect to deliver the shares in New York, New York on or about                     , 2004.

Citigroup	Merrill Lynch & Co.	Morgan Stanley

Deutsche Bank Securities

Bear, Stearns & Co. Inc.

UBS Investment Bank

A.G. Edwards

Calyon Securities (USA) Inc.

Prospectus dated                     , 2004

Hotel Portfolio

WA
OR
ID
MN
MI
NY
PA
NJ
IL
UT
CO
CA
VA
AZ
NM
GA
TX
Marriott Family of Brands
Hilton Family of Brands
Intercontinental Family of Brands
Starwood Family of Brands
Other: Hyatt, Radisson, Hawthorn, Kahler, Wyndham, Valley River Inn

Marriott, Park City, UT

Hilton, Del Mar, CA

Marriott, Troy, MI

Embassy Suites Hotel, Chicago, IL

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

This prospectus contains registered trademarks that are the exclusive property of companies other than us, including Courtyard by Marriott®, Crowne Plaza®, Doubletree®, Embassy Suites Hotels®, Four Points®, Hawthorn Suites®, Hilton®, Holiday Inn®, Hyatt®, Marriott®, Residence Inn by Marriott®, Sheraton®, Wyndham® and Starbucks®. We are a party to license agreements with the owners of these trademarks, which enable hotels we own to be operated using those trademarks. None of the owners of these trademarks or their affiliates, officers, directors, agents or employees own any of our hotels. None of the owners of these trademarks, or any of their affiliates, officers, directors, agents or employees is an issuer or underwriter of the shares of common stock being offered hereby or a participant in this offering. In addition, none of the owners of these trademarks, or any of their officers, directors, agents or employees has or will endorse the offering or assume any liability arising out of or related to the sale or offer of the shares of our common stock being offered hereby, including any liability or responsibility for any financial statements or other financial information contained in this prospectus. None of the owners of these trademarks, or any of their officers, directors, agents or employees will receive any proceeds from the sale of the shares in this offering, other than the application fees paid to our franchisors as part of the Formation and Structuring Transactions, and the purchasers of shares will not receive any interest in the trademarks of such owners.

Unless otherwise indicated, industry statistics are from Smith Travel Research, an independent statistical research service that specializes in the lodging industry. Some of the terms used in the prospectus, such as upper upscale, upscale and midscale, are consistent with Smith Travel Research terms. The category of “upper upscale” includes hotels such as Doubletree, Embassy Suites Hotels, Hilton, Hyatt, Marriott and Sheraton; the category of “upscale” includes hotels such as Courtyard by Marriott, Crowne Plaza, Hawthorn Suites, Hilton Garden Inn, Radisson, Residence Inn by Marriott and Wyndham; and the category of “midscale” includes hotels such as Four Points—Sheraton, Holiday Inn, Holiday Inn Express and Holiday Inn Select.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. However, you should read this entire prospectus, including “Risk Factors” and our historical and pro forma combined financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock.

As used in this prospectus, references to the “Contributing Entities” are to Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, Sunstone/WB Manhattan Beach, LLC and WB Hotel Investors, LLC, each of which is controlled by Westbrook Real Estate Partners, L.L.C. References to “we,” “our” and “us” are to Sunstone Hotel Investors, Inc. and, except as the context otherwise requires, its consolidated subsidiaries, including Sunstone Hotel Partnership, LLC and its consolidated subsidiaries. Our historical information includes hotels that were or will be sold or distributed prior to this offering. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters’ over-allotment option is not exercised and the shares of our common stock offered pursuant to this prospectus are sold at an initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus. Pro forma information assumes that the Formation and Structuring Transactions described herein and this offering are consummated.

SUNSTONE HOTEL INVESTORS, INC.

Our Company

We are a hospitality company that will own primarily upper upscale and upscale hotels in the United States upon consummation of the Formation and Structuring Transactions described in this prospectus and this offering. Our hotels are operated under leading brand names franchised or licensed from others, such as Marriott, Hilton, InterContinental, Hyatt, Starwood, Carlson and Wyndham. As of June 30, 2004, on a pro forma basis, we owned 54 hotels, comprising 13,183 rooms, located in 17 states in the United States. Our portfolio also includes midscale hotels. The terms upper upscale, upscale and midscale are classifications of hotels by brand that are defined by Smith Travel Research, a provider of lodging industry statistical data. Smith Travel Research classifies hotel chains into the following segments: luxury; upper upscale; upscale; midscale with food and beverage; midscale without food and beverage; economy; and independent. We expect to qualify and will elect to be treated as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code.

Our predecessors were formed in 1984 and completed an initial public offering in 1995. In November 1999, one of the Contributing Entities, Sunstone Hotel Investors, L.L.C., purchased our predecessor public company, taking it private. Since that time through June 30, 2004, we have acquired $797.2 million of hotels and sold $380.3 million of hotels, which increased the percentage of our upper upscale and upscale hotel revenue from 65.0% in 1999 to 88.4% in 2003 on a pro forma basis. Additionally, since November 1999, we increased our room count by 25.3% to 13,183 rooms and our average rooms per hotel by 36.9% to 244 on a pro forma basis.

Although we have historically self-managed most of our hotels, we will engage Interstate Hotels & Resorts, Inc., which we refer to as the Management Company or Interstate, to manage 49 of our 54 hotels. Interstate is the largest independent hotel management company in the United States not affiliated with a hotel brand. We believe operational efficiencies will be realized through the relationship with Interstate, in addition to allowing us to comply with the restrictions imposed on us by the applicable rules governing lodging REITs. Our remaining five hotels will continue to be managed by Marriott or Hyatt under existing management agreements.

To optimize the cash flow from, and the profitability of, our hotels, our management agreements with the Management Company will align its incentives with ours and maintain, to the greatest extent practicable, the hotel management practices we employed prior to electing REIT status. Most of our current hotel management employees will become employees of the Management Company and will generally continue in their current roles. The Management Company will maintain offices in the same building as our headquarters for many of the employees responsible for operations, sales and marketing of our hotels.

We believe our business, and the lodging industry as a whole, is in the early phases of recovery after the dramatic negative effects of the economic slowdown and the terrorist attacks of September 11, 2001. Since June 30, 2003, our hotel portfolio has experienced consistent quarterly increases in revenue per available room, or RevPAR, one of the key performance indicators widely used in the lodging industry. RevPAR for the 54 hotels we will own following the Formation and Structuring Transactions increased over the prior year’s comparable period by 1.7% in the third quarter of 2003, 4.8% in the fourth quarter of 2003, 5.7% in the first quarter of 2004 and 8.4% in the second quarter of 2004.

Competitive Strengths

We believe the following competitive strengths distinguish us from other owners of lodging properties:

•	Positioned to Capitalize on Industry Recovery.

Significant Recent Investments. Since January 2003 through June 30, 2004, we have completed $64.3 million of significant renovations and redevelopments at 24 of our hotels, which we believe will improve the competitiveness of our hotels and better position us to capitalize on a lodging industry recovery.

Upper Upscale and Upscale Concentration. We believe the upper upscale and upscale segments, which represented approximately 88.4% of our 2003 pro forma revenues, tend to outperform the lodging industry generally during an economic recovery.

Nationally Recognized Brands. We operate substantially all of our hotels under nationally recognized brands, including Marriott, Hilton and Hyatt.

Presence in Markets with High Barriers to Entry. We believe that our hotels are located in desirable urban and suburban markets with major demand generators and significant barriers to entry for new supply, including a strong presence in California, where our hotels generated 32.4% of our 2003 pro forma revenues.

•	Proven Acquisition and Disposition Capabilities. We believe that our significant acquisition and disposition experience will allow us to continue to redeploy capital from slower growth to higher growth hotels.

•	Strategic Relationship with the Management Company. We believe that our agreements with Interstate will align its interests with ours to maximize the operating performance of our hotels.

•	Experienced Management Team. We have a seasoned senior management team with an average of 15 years of experience in real estate, lodging or finance.

•	Flexible Capital Structure. We believe our capital structure will provide us with the financial flexibility required to fund our growth strategy and meet our liquidity needs.

Business and Growth Strategy

Our principal business objectives are to generate attractive returns on our invested capital and long-term growth in cash flow in order to maximize total returns to our stockholders. Our focus is to own upper upscale and upscale hotels located in urban and suburban markets with major demand generators and significant barriers to entry. Our strategies for achieving our business objectives include the following key elements:

•	Active Asset Management. We intend to use our extensive hotel management expertise to enhance our relationships with our hotel operators and to maximize the operating performance, cash flow and value of our hotels.

•	Opportunistic Hotel Redevelopment and Rebranding. We will continue to invest capital to renovate, redevelop and rebrand our hotels when we believe it will increase market share, enhance property-level cash flow and generate attractive returns on invested capital.

•	Selective Hotel Acquisition and Development. We will seek to create value by acquiring premium-branded hotels, or hotels that have the attributes to facilitate their conversion to premium brands, that have been undermanaged or undercapitalized, that are located in growth markets or that offer expansion and renovation opportunities. We may also develop hotels in markets where we believe room demand and other competitive factors support new supply.

•	Capital Redeployment. We intend to continue to sell hotels on an opportunistic basis and redeploy our capital to acquire or redevelop other hotels with greater cash flow growth potential.

Lodging Industry Outlook

We believe the U.S. hotel industry and our hotel portfolio are in the early phase of a recovery following a pronounced downturn. We believe improving industry fundamentals will lead to improved operating performance of our hotels in 2004 and thereafter based on the following factors:

•	Rebound in Lodging Demand. Following the industry downturn, which began in 2001, lodging demand, measured by total rooms sold, increased by 0.3% in 2002 and 1.5% in 2003. Smith Travel Research projects that it will increase by 4.0% in 2004 and 3.0% in 2005.

•	Limited New Supply. New lodging supply grew by 1.6% in 2002 and 1.2% in 2003, and Smith Travel Research projects that it will increase by 1.2% in 2004 and 1.3% in 2005, approximately one-half of its 15-year historical average of 2.3%.

•	Improving Operating Performance. According to Smith Travel Research, the current favorable supply and demand environment is expected to result in continued improvement of industry operating fundamentals. RevPAR for the industry decreased by 2.6% in 2002, but increased moderately by 0.5% in 2003. Smith Travel Research projects that it will increase by 6.2% in 2004 and 5.5% in 2005.

Our Portfolio

The charts below show the franchise affiliations, hotel chain scale segments and geographic regions of the 54 hotels included in our 2003 pro forma revenues:

Revenue Percentage by Franchise Brand Family

Revenue Percentage by Chain Scale Segment

Revenue Percentage by Geographic Region

Corporate Governance Profile

We believe that we have organized our corporate structure and governance to align our interests with those of our stockholders. For example:

•	the terms of our board of directors are not staggered, which means that all of our directors are subject to re-election annually;

•	at least six of our nine directors will be independent for purposes of the listing standards and rules of the NYSE, and our board of directors will make an affirmative determination of the independence of each of these six directors on an annual basis;

•	we have provided for a simple majority vote of our common stockholders for all matters requiring a stockholder vote, which means that Westbrook Real Estate Partners, L.L.C. will not have veto power over such voting matters;

•	we have opted out of the Maryland business combination and control share acquisition statutes and have waived the ability of our board to opt back in without a stockholder vote, which means that it may be easier for an interested party or third party to acquire control of us;

•	we do not have a stockholder rights plan;

•	we do not have any agreements or arrangements to provide tax protection to any stockholder or any holder of membership units in Sunstone Hotel Partnership, the operating partnership;

•	our nominating and corporate governance committee must approve any transaction between us and (1) any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has any interest of more than 5%, or (2) the Contributing Entities or their affiliates; and

•	we intend to adopt a code of business conduct and ethics which, among other things, will address corporate opportunity issues relevant to directors, officers and employees.

Risk Factors

Our ability to achieve our goals and implement the strategies described above may be affected by matters discussed under “Risk Factors” beginning on page 19, which you should carefully consider prior to deciding whether to invest in our common stock, including:

•	in the recent past, events beyond our control, including an economic slowdown and terrorism, have harmed the hotel industry generally and the performance of our hotels, and if these or similar events occur again, our results may be harmed;

•	on a pro forma basis as of June 30, 2004, we will have approximately $714.9 million of debt, approximately 51.6% of which will be variable rate debt, with covenants that impose restrictions on our business and may harm our financial position and cash flow if there are increases in interest rates that we have not protected against;

•	our organizational documents contain no limitations on the amount of debt we may incur and, therefore, we may become too highly leveraged;

•	we may experience conflicts of interest with our largest stockholders and our executive officers and directors, including with respect to their sales of shares of our stock, evaluation of acquisition opportunities and ownership of interests in other hotels;

•	we may not be successful in identifying or completing hotel acquisitions that meet our criteria, which may impede our growth;

•	most of our hotels are upper upscale and upscale hotels, and the upper upscale and upscale segments of the lodging market are highly competitive and generally subject to greater volatility than other segments of the market, which could harm our profitability;

•	our hotels are geographically concentrated in California and, accordingly, we could be disproportionately harmed by an economic downturn in this area of the country or a natural disaster, such as an earthquake;

•	we rely heavily on our arrangements with our franchisors and management companies, including the new arrangement with the Management Company, and any disruptions to those arrangements could harm our business and financial results;

•	we have not obtained independent third party appraisals of our hotels and, thus, the economic consideration paid to the Contributing Entities may exceed the fair market value of the hotels. Further, because the number of shares of our common stock and membership units in Sunstone Hotel Partnership received by the Contributing Entities is fixed, the value of the consideration they receive will increase if our common stock price increases;

•	our affiliates will receive material benefits in connection with this offering, including $219.0 million of the net proceeds of this offering to be paid to entities affiliated with Westbrook Real Estate Partners, L.L.C. to purchase membership units in Sunstone Hotel Partnership, and those entities will distribute or pay approximately $1.7 million to Robert A. Alter, our Chief Executive Officer, of which he will receive $1.6 million after partially repaying a loan from one of the Contributing Entities, $374,300 to Jon D. Kline, our Chief Financial Officer, and $477,400 to Gary A. Stougaard, our Chief Investment Officer, of which he will receive $237,300 after partially repaying loans from two of the Contributing Entities, as a result of their interests in those entities and disposition fees to which they are entitled pursuant to Sunstone Hotel Investors, L.L.C.’s disposition fee incentive plan. The Contributing Entities will own shares of our common stock and membership units in Sunstone Hotel Partnership with a value of approximately $320.3 million based on an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus;

•	the use of the net proceeds from this offering to repay $79.9 million of indebtedness, including approximately $1.0 million of prepayment and exit fees, that has been extended by affiliates of two of our underwriters, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., creates a conflict of interest because these underwriters will have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive; and

•	if we fail to qualify as a REIT for Federal income tax purposes, our earnings will be subject to Federal income taxation, which will reduce the amount of cash available for distribution to our stockholders.

Formation and Structuring Transactions

Immediately prior to the completion of the initial public offering of our common stock, we and the other entities identified below will enter into a series of transactions to create our new corporate structure. We call these transactions our Formation and Structuring Transactions. These transactions, along with schematic charts showing the ownership of our properties before and after these transactions, are described more fully beginning on page 46 under “Formation and Structuring Transactions.” These transactions are also set forth in a contribution agreement filed as an exhibit to the registration statement of which this prospectus is a part.

The Formation and Structuring Transactions include the following:

•	the Contributing Entities will contribute or sell all of their assets, including their ownership interests in our 54 hotels and Buy Efficient L.L.C., but excluding the assets referred to in the following three bullet points, to us and Sunstone Hotel Partnership in return for 9,990,932 shares of our common stock and 19,112,556 membership units in Sunstone Hotel Partnership;

•	Sunstone Hotel Investors, L.L.C. will distribute its interests in the Embassy Suites Hotel, Los Angeles, California to Alter SHP LLC, an entity affiliated with Robert A. Alter, in consideration for the redemption of a 3.6% interest in Sunstone Hotel Investors, L.L.C. held by Alter SHP LLC;

•	Sunstone/WB Hotel Investors IV, LLC will retain its interests in the JW Marriott, Cherry Creek, Colorado;

•	Sunstone Hotel Investors, L.L.C. will sell the corporate subsidiary that manages our hotels to the Management Company and will receive from the Management Company $8.0 million in cash; and

•	we will enter into management agreements with the Management Company.

Following the Formation and Structuring Transactions, we will complete this offering by issuing 21,100,000 shares of our common stock for cash, or 24,265,000 shares if the underwriters fully exercise their option to purchase additional shares of our common stock, and 194,737 shares of our common stock to Robert A. Alter. Sunstone Hotel Investors, Inc. will use $219.0 million of the net proceeds of this offering, the concurrent sale of shares of our common stock to Robert A. Alter and borrowings under our new term loan facility to purchase from the Contributing Entities 12,247,984 membership units in Sunstone Hotel Partnership and reimburse certain expenses of the Contributing Entities and will contribute the remaining net proceeds and assets held by us to Sunstone Hotel Partnership in exchange for 9,046,753 Sunstone Hotel Partnership membership units. If the underwriters fully exercise their option to purchase additional shares of our common stock, Sunstone Hotel Investors, Inc. will then purchase 3,165,000 additional Sunstone Hotel Partnership membership units for $56.5 million in cash from the Contributing Entities and reimburse certain of their expenses.

The Contributing Entities agreed to receive shares of our common stock in the steps above in exchange for interests that were held in corporate subsidiaries and in which they had a higher tax basis and membership units in Sunstone Hotel Partnership in the steps above in exchange for interests in which they had a lower tax basis.

In the Formation and Structuring Transactions, Alter SHP LLC will receive the interests in the Embassy Suites Hotel, Los Angeles, California in exchange for redemption of a portion of its membership interest in Sunstone Hotel Investors, L.L.C. so that Alter SHP LLC would not seek an agreement to protect it from adverse tax consequences associated with the sale of hotels as a result of its tax basis in Sunstone Hotel Investors, L.L.C. As of June 30, 2004, this hotel had a book value of approximately $900,000 in excess of the debt required to be repaid on the property. Following the distribution, Alter SHP LLC will have a 0.66% membership interest in Sunstone Hotel Investors, L.L.C.

The Contributing Entities and some of our directors and officers may be considered our founders because they participated in founding and organizing our business. The Contributing Entities formed us and will cause the Formation and Structuring Transactions to occur. Messrs. Kazilionis, Paul and Alter serve on the executive committees of the Contributing Entities, and Messrs. Alter and Kline served as officers of the Contributing Entities prior to the Formation and Structuring Transactions. Messrs. Kazilionis, Paul and Alter will serve as members of our board of directors, and Messrs. Alter, Kline and Stougaard will serve as our executive officers following the Formation and Structuring Transactions.

In connection with this offering, pursuant to our 2004 long-term incentive plan, we will grant 210,526 restricted stock units to Mr. Alter, 118,421 restricted stock units to Mr. Kline and 92,105 restricted stock units to Mr. Stougaard. Twenty-five percent of Messrs. Alter’s, Kline’s and Stougaard’s units will vest at the closing of this offering and 15% will vest on the second anniversary of the closing of this offering. With respect to Mr. Alter, 20% of his units will vest on the third anniversary of this offering and 1.67% will vest monthly thereafter so long as Mr. Alter remains employed by us. With respect to Messrs. Kline and Stougaard, the remaining units will vest in equal installments on the third, fourth and fifth anniversaries of the closing of this offering. As a result of tax withholding obligations on the 105,263 restricted stock units that vest on the closing of this offering, we expect to issue only 67,947 shares of our common stock to those individuals for the vested units. In addition, each of Messrs. Kline and Stougaard will receive a one-time cash bonus of $100,000 at the closing of this offering.

Our Corporate Structure After the Formation and Structuring Transactions

After giving effect to the Formation and Structuring Transactions, we will own our hotel properties and Sunstone Hotel TRS Lessee, Inc., or the TRS Lessee, through Sunstone Hotel Partnership.

The diagram below sets forth a simplified presentation of our corporate structure immediately following the Formation and Structuring Transactions and this offering:

If the underwriters’ over-allotment option is exercised, the purchasers in this offering would own 70.3% of our common stock, our officers would own 0.8% of our common stock, we would own 90.3% of Sunstone Hotel Partnership and the Contributing Entities would own 28.9% of our common stock and 9.7% of Sunstone Hotel Partnership.

The Contributing Entities consist of Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, WB Hotel Investors, LLC and Sunstone/WB Manhattan Beach, LLC. Each of the Contributing Entities is controlled by Westbrook Real Estate Partners, L.L.C.

As illustrated in the chart above, Sunstone Hotel Partnership will become the operating partnership in an umbrella partnership real estate investment trust, or UPREIT, structure with the following owners: Sunstone Hotel Investors, Inc., which is the REIT and the sole managing member of the operating partnership, and the Contributing Entities. In an UPREIT, the operating partnership directly owns all properties, and the REIT owns a substantial interest in and, in our case, is the sole managing member of the operating partnership.

The TRS Lessee, as tenant, will lease the hotels from Sunstone Hotel Partnership, the operating partnership, as landlord. The TRS Lessee will contract with the Management Company and, with respect to five hotels, with Marriott or Hyatt, so that such parties may operate the hotels for the TRS Lessee.

Benefits to Related Parties From the Formation and Structuring Transactions

Our affiliates will receive material benefits in connection with the Formation and Structuring Transactions, as follows:

•	the Contributing Entities will receive 9,990,932 shares of our common stock and 6,864,572 membership units in Sunstone Hotel Partnership after the purchase by us described below. The membership units are exchangeable for shares of our common stock after the transfer restrictions expire 12 months after this offering. These shares of common stock and membership interests will be more liquid than any of their current interests in any of our hotels;

•	Messrs. Alter, Kline and Stougaard will have indirect ownership interests in the membership units in Sunstone Hotel Partnership and shares of our common stock to the extent of their indirect minority interests in the Contributing Entities. These interests include ownership by (1) Mr. Alter of approximately 0.66% of Sunstone Hotel Investors, L.L.C., 2.45% of WB Hotel Investors, LLC, 0.675% of Sunstone/WB Hotel Investors IV, LLC and 4.25% of Sunstone/WB Manhattan Beach, LLC; (2) Mr. Kline of approximately 0.136% of Sunstone/WB Hotel Investors IV, LLC and 2.125% of Sunstone/WB Manhattan Beach, LLC; and (3) Mr. Stougaard of approximately 0.54% of WB Hotel Investors, LLC and 0.136% of Sunstone/WB Hotel Investors IV, LLC, and are more fully described under “Certain Relationships and Related Transactions—The Contributing Entities;”

•	$219.0 million of the net proceeds of this offering will be paid to the Contributing Entities to purchase membership units in Sunstone Hotel Partnership and, if the underwriters’ over-allotment option is exercised, $275.5 million of the net proceeds of this offering will be paid to the Contributing Entities to purchase membership units in Sunstone Hotel Partnership and reimburse certain of the Contributing Entities’ expenses;

•	as a result of their interests in the Contributing Entities, including disposition fees, Mr. Alter will receive approximately $1.7 million, of which he will receive $1.6 million after partially repaying a loan from one of the Contributing Entities, Mr. Kline will receive $374,300 and Mr. Stougaard will receive $477,400, of which he will receive $237,300 after partially repaying loans from two of the Contributing Entities, from the purchase of the membership units in Sunstone Hotel Partnership and the distribution of the proceeds to the holders of interests in the Contributing Entities and, if the underwriters’ over-allotment option is exercised, Mr. Alter will receive approximately $2.1 million, of which he will receive approximately $1.9 million after partially repaying such loan, Mr. Kline will receive approximately $447,700 and Mr. Stougaard will receive approximately $550,000, of which he will receive approximately $250,400 after partially repaying such loans;

•	Mr. Kline may receive cash payments of up to $200,000 from two of the Contributing Entities upon the closing of this offering as partial payment of economic interests he has in those entities pursuant to the terms of his previous employment agreement;

•	the Embassy Suites Hotel, Los Angeles, California and promissory notes between us and Mr. Alter, each in the amount of $650,000, will be distributed to Alter SHP LLC, an entity affiliated with Mr. Alter, in connection with the redemption of a portion of that entity’s interests in Sunstone Hotel Investors, L.L.C.;

•	Sunstone Hotel Investors, L.L.C. will sell the corporate subsidiary that manages our hotels to the Management Company and will receive from the Management Company $8.0 million in cash;

•	we will replace letters of credit in the amount of $19.8 million provided by Westbrook Real Estate Fund III, L.P. and Westbrook Real Estate Co-Investment Partnership III, L.P., affiliates of Westbrook Real Estate Partners, L.L.C., with new letters of credit provided by us under our new revolving credit facility; and

•	we will indemnify the Management Company from any liabilities that may arise prior to the closing of this offering from the operations of our corporate subsidiary that will be sold by Sunstone Hotel Investors, L.L.C. to the Management Company.

The shares of our common stock and the membership units in Sunstone Hotel Partnership that we issue to the Contributing Entities in exchange for the interests described above, less the membership units in Sunstone Hotel Partnership purchased by us, will have an aggregate value of $320.3 million, based on an assumed initial public offering price of $19.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus and will increase or decrease if the price of our common stock increases or decreases. The initial public offering price of our common stock will be determined in consultation with the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of our common stock, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to the market valuation of companies in related businesses. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our hotel properties. We have not obtained any third-party appraisals of our hotels or any other independent third-party valuations in connection with the Formation and Structuring Transactions. As a result, the economic consideration given by us in the Formation and Structuring Transactions may exceed the fair market value of our hotels.

Conflicts of Interest

In the Formation and Structuring Transactions and this offering, the Contributing Entities had conflicts of interest in negotiating the consideration to be received for their contribution. Our directors prior to this offering are members of the executive committees of the Contributing Entities, and Messrs. Alter, Kline and Stougaard, our executive officers, served as officers of the Contributing Entities prior to this offering and the Formation and Structuring Transactions. As a result, the consideration given by us in the Formation and Structuring Transactions may exceed the fair market value of the hotels contributed to us by the Contributing Entities.

In addition, following this offering, conflicts of interest between us, the Contributing Entities, their affiliates and some of our executive officers and directors could arise, including the following:

•	The Contributing Entities may sell their 9,990,932 shares of our common stock received in connection with the Formation and Structuring Transactions beginning 180 days after the consummation of this offering. In addition, the Contributing Entities are finite life investment entities and, beginning 12 months from the date of this offering, may seek to exchange their membership units in Sunstone Hotel Partnership for up to 6,864,572 shares of our common stock. The Contributing Entities may sell these shares of our common stock pursuant to an exemption under the Securities Act of 1933 and also have the right to cause us to file registration statements related to these shares. They may sell their shares of our common stock at times or in amounts that could be disruptive to us, our other stockholders or our stock price. Sales of shares of our common stock by the Contributing Entities:

•	will provide cash for distribution to Messrs. Alter, Kline and Stougaard as a result of their interests in the Contributing Entities;

•	may cause Messrs. Kazilionis and Paul, both of whom are Managing Principals of Westbrook Real Estate Partners, L.L.C., to resign from our board if Westbrook Real Estate Partners, L.L.C., which controls each of the Contributing Entities, no longer has an ownership interest in us; and

•	may cause our stock price to decline.

•	Four of our directors are actively involved in the management of entities that invest in real estate, including hotels. Accordingly, these directors may have a conflict of interest in evaluating acquisition opportunities in which we and those entities both have a potential interest.

•	Three of our directors are employed by entities that have relationships with Westbrook Real Estate Partners, L.L.C. Accordingly, these directors may have conflicts of interest in evaluating situations in which we and Westbrook Real Estate Partners, L.L.C. or its affiliates have a conflicting interest.

•	The Contributing Entities and their affiliates and Messrs. Alter, Kline and Stougaard continue to own interests in other hotels in which we have no interest or rights, including hotels located in geographic areas where we own hotels. In addition, we may buy hotels in the same geographic areas where the Contributing Entities, their affiliates and our executive officers own hotels. Hotels located in the same geographic area will compete for business, and such competition could harm our results of operations.

Restrictions on Ownership of Our Stock

Due to limitations on the concentration of ownership of REIT stock imposed by the Code and other concerns relating to concentration of stock ownership, our organizational documents generally prohibit any stockholder from actually or constructively owning more than 9.8% of the lesser of the number or value of outstanding shares of our common stock or 9.8% of the value of the aggregate outstanding shares of our capital stock. If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income tax at regular corporate rates.

Our board of directors may, in its sole discretion, waive from time to time the ownership limit with respect to particular stockholders if our board of directors is presented with evidence satisfactory to it that the increased ownership will not then or in the future jeopardize our status as a REIT. Immediately after this offering, the Contributing Entities and their affiliates will continue to beneficially own more than 9.8% of the outstanding shares of our common stock. Our board of directors has granted an exemption from the ownership limits to the Contributing Entities and their affiliates.

Tax Status

We intend to elect to be taxed as a REIT under Sections 856 through 859 of the Code commencing with our taxable year ended December 31, 2004. As a REIT, we will be permitted to deduct for Federal income tax purposes the amount of REIT taxable income that we distribute currently to our stockholders, and as a consequence we generally will not be subject to Federal income tax on the amount of REIT taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income tax at regular corporate rates, and we will not be eligible to make a REIT election for four taxable years after the taxable year in which we fail to so qualify. Even if we qualify for taxation as a REIT, we may be subject to Federal, state and local taxes on our income and property.

Distribution Policy

To maintain our qualification as a REIT, we intend to make quarterly distributions to our stockholders of at least 90% of our taxable income (which excludes net capital gains and does not necessarily equal net income as calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP). The timing and frequency of distributions will be authorized by our board of directors and declared by us based upon a variety of factors deemed relevant by our board of directors. Our cash available for distribution may be less than 90% of our REIT taxable income in which case we could be required to either sell assets or borrow funds to make distributions. Following this offering, we intend to pay a quarterly distribution to our stockholders of $0.285 per share. On an annualized basis, this distribution would be $1.14 per share, or an annual distribution rate of approximately 6.0% based on an initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus. Distributions to our stockholders generally will be taxable to our stockholders as ordinary income; however, because a significant portion of our investments will be equity ownership interests in hotels, which will result in depreciation and non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. Distributions in excess of our current and accumulated earnings and profits generally will constitute a tax-free return of capital rather than dividend income to stockholders.

Corporate Information

On June 28, 2004, Sunstone Hotel Investors, Inc. was formed as a Maryland corporation with perpetual existence, and on June 29, 2004 Sunstone Hotel Partnership was formed as a Delaware limited liability company.

Our principal executive offices are at 903 Calle Amanecer, Suite 100, San Clemente, California 92673. Our telephone number is (949) 369-4000. Our website is located at www.sunstonehotels.com. Information on the website is not deemed to be a part of this prospectus.

THE OFFERING

Shares of common stock outstanding prior to this offering(1)	10,058,879 shares

Membership units outstanding prior to this offering(2)	19,112,556 units

Common stock offered by us	21,100,000 shares

Common stock concurrently sold by us to Robert A. Alter	194,737 shares

Total shares of common stock and membership units outstanding immediately after this offering(3)	38,218,188 shares and units

Use of proceeds	We will use the net proceeds of this offering, the concurrent sale of shares of our common stock to Mr. Alter and the incurrence of $75.0 million of debt under our new term loan facility as follows:

•	$219.0 million to purchase membership units in Sunstone Hotel Partnership held by the Contributing Entities;

•	$216.6 million to repay a portion of and to pay prepayment penalties on our existing indebtedness;

•	$6.3 million to exercise the option to acquire the ground lessor’s interest in the ground lease relating to the Embassy Suites Hotel, Chicago, Illinois and pay related expenses; and

•	$2.0 million to pay franchise application fees.

Risk factors

See “Risk Factors” beginning on page 19 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Distribution policy

To maintain our qualification as a REIT, we intend to make quarterly distributions to our stockholders of at least 90% of our REIT taxable income (which excludes net capital gains and does not necessarily equal net income as calculated in accordance with GAAP). Following this offering, we intend to pay a quarterly distribution to our stockholders of $0.285 per share, or an annual distribution rate of approximately 6.0% based on an initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus.

Proposed New York Stock Exchange symbol	We have applied to have our common stock listed on the NYSE under the symbol “SHO.”

(1)	Prior to the Formation and Structuring Transactions, since our formation on June 28, 2004, our capitalization consisted of 100 shares of common stock owned by Sunstone Hotel Investors, L.L.C. Includes 9,990,932 shares issued to the Contributing Entities in the Formation and Structuring Transactions and 67,947 shares to be issued in respect of 105,263 vested restricted stock units after tax withholding.

(2)	Includes 12,247,984 membership units in Sunstone Hotel Partnership that will be purchased by us from the Contributing Entities with the net proceeds of this offering, the concurrent sale of shares of our common stock to Robert A. Alter and borrowings under our new term loan facility.
(3)	Consists of 31,353,616 shares of our common stock and 6,864,572 membership units in Sunstone Hotel Partnership, but excludes membership units in Sunstone Hotel Partnership owned by us. We will use all of the net proceeds from the exercise of the underwriters’ over-allotment option to purchase additional membership units in Sunstone Hotel Partnership from the Contributing Entities. Accordingly, if the underwriters’ over-allotment option is exercised, the aggregate number of shares and units will still be 38,218,188, consisting of 34,518,616 shares of our common stock and 3,699,572 membership units in Sunstone Hotel Partnership, but excluding membership units in Sunstone Hotel Partnership owned by us. Includes 67,947 shares to be issued in respect of vested restricted stock units under our 2004 long-term incentive plan, but does not include 2,032,053 additional shares of our common stock available for future issuance under our 2004 long-term incentive plan, of which approximately 436,579 will be granted to our employees and unvested at the closing of this offering. As a result of tax withholding, we expect to issue only 281,812 of the 436,579 shares.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

We present in this prospectus certain historical financial data and pro forma financial data. We also present certain statistical information and non-GAAP financial measures on a historical and pro forma basis.

The summary historical financial data as of December 31, 2002 and 2003, and for the years ended December 31, 2001, 2002 and 2003, has been derived from our audited combined financial statements included elsewhere in this prospectus. The summary historical combined financial data as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 has been derived from our unaudited combined financial statements included elsewhere in this prospectus.

The unaudited pro forma financial information presented gives effect to (1) hotel acquisitions, hotels held for sale (discontinued operations) and a hotel under contract to sell and classified as held for sale after June 30, 2004, (2) the Formation and Structuring Transactions and (3) this offering and the application of the net proceeds from this offering, the concurrent sale of shares of our common stock to Robert A. Alter and borrowings under our new term loan facility. It presents the unaudited pro forma combined balance sheet data as of June 30, 2004 as if these transactions had occurred as of June 30, 2004 and the unaudited pro forma combined statement of operations data for the year ended December 31, 2003 and the six months ended June 30, 2004 as if these transactions had occurred as of the beginning of the periods indicated. The adjustments are discussed in detail under “Unaudited Pro Forma Financial Data.” The unaudited pro forma financial data does not purport to represent what our financial position or results of operations would actually have been if this offering and the application of the net proceeds from this offering had in fact occurred on the dates discussed above. You should read the assumptions on which the unaudited pro forma financial data is based from pages F-2 through F-15 in connection with the pro forma financial data contained in this summary.

We present the following two non-GAAP financial measures throughout this prospectus that we believe are useful to investors as key measures of our operating performance: (1) Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; and (2) Funds From Operations, or FFO. The financial measures are discussed further under “Selected Financial and Operating Data.” However, we caution investors that amounts presented in accordance with our definitions of EBITDA and FFO may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA and FFO should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA and FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA and FFO can enhance your understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow. In this section and under “Selected Financial and Operating Data,” as required, we include a quantitative reconciliation of EBITDA and FFO to the most directly comparable GAAP financial performance measure, which is net income (loss).

You should read the following summary historical and pro forma financial and operating data together with “Selected Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined unaudited pro forma financial data and financial statements and related notes included elsewhere in this prospectus.

	Historical			Pro Forma	Historical		Pro Forma
	Year ended or as of December 31,			Year ended or as of December 31,	Six months ended or as of June 30,		Six months ended or as of June 30,
	2001	2002	2003	2003	2003	2004	2004
	(in thousands, except per share and statistical data)
Statement of operations data:
Total revenues	$243,480	$261,409	$460,702	$452,835	$220,881	$243,904	$236,982
Operating costs and expenses:
Hotel operating expenses	139,100	159,015	300,090	294,464	143,552	151,496	146,966
General and administrative	46,689	39,122	64,229	62,853	30,156	32,853	31,108
Depreciation and amortization	30,117	34,213	53,481	55,009	26,398	28,444	28,756
Impairment loss	—	6,789	11,382	11,382	—	7,439	7,439
Goodwill amortization	4,925	—	—	—	—	—	—

Total operating expenses	220,831	239,139	429,182	423,708	200,106	220,232	214,269

Operating income (loss)	22,649	22,270	31,520	29,127	20,775	23,672	22,713
Interest and other income	1,070	2,080	712	712	328	216	216
Interest expense	(42,338)	(29,186)	(55,235)	(45,186)	(26,202)	(26,576)	(21,204)

Income (loss) before minority interest, income taxes, cumulative effect of change in accounting principle and discontinued operations	(18,619)	(4,836)	(23,003)	(15,347)	(5,099)	(2,688)	1,725
Minority interest	—	—	(17)	2,757	—	166	(310)
Income tax benefit (provision)(1)	8,770	4,715	2,017	—	(359)	(780)	—

Income (loss) from continuing operations before cumulative effect of change in accounting principle and discontinued operations	(9,849)	(121)	(21,003)	(12,590)	(5,458)	(3,302)	1,415
Cumulative effect of change in accounting principle	(1,326)	—	—	—	—	—	—
Loss from discontinued operations	(7,632)	(10,265)	(1,263)	—	(1,207)	(18,188)	—

Net income (loss)	$(18,807)	$(10,386)	$(22,266)	$(12,590)	$(6,665)	$(21,490)	$1,415

EBITDA	$73,293	$59,533	$96,855	$87,605	$53,713	$36,025	$51,375
FFO	19,071	29,602	23,482	36,906	23,827	8,516	29,103
Cash flows from operating activities	43,317	26,720	60,034	NA	26,190	28,422	NA

Balance sheet data:
Investment in hotel properties, net	$821,588	$1,316,659	$1,227,537		$1,345,143	$1,194,216	$1,131,612
Hotel properties held for sale, net	—	—	—		—	22,232	—
Total assets	915,654	1,445,889	1,364,942		1,487,807	1,355,519	1,278,523
Total debt	515,407	942,423	917,652		969,690	912,973	714,871
Total liabilities	616,869	1,047,147	1,033,993		1,085,358	1,024,260	779,981
Equity	298,785	398,742	330,345		402,449	330,731	409,092

Common stock/membership unit information:
Common stock outstanding				31,354			31,354
Membership units outstanding				6,864			6,864
Unvested restricted stock issuable(3)				282			282

Total diluted common stock, membership units and unvested restricted stock units outstanding				38,500			38,500

Statistical data:
Number of hotels	52	66	61	54	68	60	54
Number of rooms	10,804	15,664	14,901	13,183	15,664	14,529	13,183
Occupancy(2)	66.2%	68.0%	68.1%	68.2%	66.4%	70.2%	70.1%
Average daily rate(2)	$88.36	$87.40	$95.09	$95.32	$95.59	$96.51	$96.84
RevPAR(2)	$58.49	$59.43	$64.76	$65.01	$63.47	$67.75	$67.88

(1)	See Note 9 to the Combined Financial Statements of Sunstone Hotel Investors, L.L.C., WB Hotel Investors, LLC and Sunstone/WB Hotel Investors IV, LLC.
(2)	Excludes hotels held in discontinued operations, which are described elsewhere in this prospectus.
(3)	Shares of common stock issuable related to unvested restricted stock units.

The following tables show the reconciliation between net income (loss) and EBITDA and net income (loss) and FFO for the periods indicated:

Reconciliation of Net Income (Loss) to EBITDA

	Historical			Pro Forma	Historical		Pro Forma
	Year ended December 31,			Year ended December 31,	Six months ended June 30,		Six months ended June 30,
	2001	2002	2003	2003	2003	2004	2004
	(in thousands)
Net income (loss)	$(18,807)	$(10,386)	$(22,266)	$(12,590)	$(6,665)	$(21,490)	$1,415
Depreciation and amortization—continuing operations	35,042	34,213	53,481	55,009	26,398	28,444	28,756
Depreciation and amortization—discontinued operations	8,023	5,732	7,007	—	4,094	1,346	—
Interest expense—continuing operations	42,338	29,186	55,235	45,186	26,202	26,576	21,204
Interest expense—discontinued operations	15,767	5,172	6,262	—	3,106	1,288	—
Income tax provision (benefit)— continuing operations	(8,770)	(4,715)	(2,017)	—	359	780	—
Income tax provision (benefit)—discontinued operations	(300)	331	(847)	—	219	(919)	—

EBITDA(1)	$73,293	$59,533	$96,855	$87,605	$53,713	$36,025	$51,375

(1)    EBITDA has not been adjusted for the cumulative effect of a change in accounting principle of $1.3 million in 2001 pertaining to the adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which required us to recognize all derivatives on the balance sheet at fair value. EBITDA also has not been adjusted for the following amounts included in net income (loss) because these items have either occurred during the prior two years or are reasonably likely to occur within two years. This information relates to gains or losses on hotels that we have sold and impairment losses, and we have included this information since we do not consider these items in evaluating the operating performance of our hotels.

	Historical			Pro Forma	Historical		Pro Forma
	Year ended December 31,			Year ended December 31,	Six months ended June 30,		Six months ended June 30,
	2001	2002	2003	2003	2003	2004	2004
	(in thousands)
(Gain) loss on sale of assets	$(262)	$43	$(14,757)	$—	$—	$382	$—
Impairment loss—continuing operations	—	6,789	11,382	11,382	—	7,439	7,439
Impairment loss—discontinued operations	3,985	9,658	16,991	—	—	16,954	—

Total	$3,723	$16,490	$13,616	$11,382	$—	$24,775	$7,439

Reconciliation of Net Income (Loss) to Funds From Operations or FFO

	Historical			Pro Forma	Historical		Pro Forma
	Year ended December 31,			Year ended December 31,	Six months ended June 30,		Six months ended June 30,
	2001	2002	2003	2003	2003	2004	2004
	(in thousands)
Net income (loss)	$(18,807)	$(10,386)	$(22,266)	$(12,590)	$(6,665)	$(21,490)	$1,415
Minority interest	—	—	17	(2,757)	—	(166)	310
Real estate depreciation and amortization—continuing operations(1)	30,117	34,213	53,481	52,253	26,398	28,444	27,378
Real estate depreciation and amortization—discontinued operations	8,023	5,732	7,007	—	4,094	1,346	—
(Gain) loss on sale of assets	(262)	43	(14,757)	—	—	382	—

FFO(2)	$19,071	$29,602	$23,482	$36,906	$23,827	$8,516	$29,103

(1) Depreciation and amortization—continuing operations for FFO reconciliation purposes excludes $4.9 million in 2001 of goodwill amortization.

(2)    FFO has not been adjusted for cumulative effect of change in accounting principle of $1.3 million in 2001 related to the adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which required us to recognize all derivatives on the balance sheet at fair value. FFO also has not been adjusted for the following amounts included in net income (loss) because these items have either occurred during the prior two years or are reasonably likely to occur within two years. This information relates to impairment losses, and we have included this information since we do not consider these items in evaluating the operating performance of our hotels.

	Historical			Pro Forma	Historical		Pro Forma
	Year ended December 31,			Year ended December 31,	Six months ended June 30,		Six months ended June 30,
	2001	2002	2003	2003	2003	2004	2004
	(in thousands)
Impairment loss—continuing operations	$—	$6,789	$11,382	$11,382	$—	$7,439	$7,439
Impairment loss—discontinued operations	3,985	9,658	16,991	—	—	16,954	—

Total	$3,985	$16,447	$28,373	$11,382	$—	$24,393	$7,439

RISK FACTORS

An investment in our common stock presents risks. You should consider the material risks discussed in this section in addition to the other information contained in this prospectus before making your investment decision. If any of the material risks described below actually occurs, our business, financial condition or results of operations could be harmed. In that event, the trading price of our shares of common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

In the recent past, events beyond our control, including an economic slowdown and terrorism, harmed the operating performance of the hotel industry generally and the performance of our hotels, and if these or similar events occur again, our operating and financial results may be harmed by declines in average daily room rates or occupancy.

The performance of the lodging industry has traditionally been closely linked with the performance of the general economy and, specifically, growth in United States gross domestic product. RevPAR in the lodging industry declined 6.9% in 2001 and 2.6% in 2002. RevPAR for our 54 hotels decreased 2.1% in 2002. The majority of our hotels are classified as upper upscale or upscale hotels. In an economic downturn, these types of hotels may be more susceptible to a decrease in revenue, as compared to hotels in other categories that have lower room rates. This characteristic may result from the fact that upper upscale and upscale hotels generally target business and high-end leisure travelers. In periods of economic difficulties, business and leisure travelers may seek to reduce travel costs by limiting travel or seeking to reduce costs on their trips. In addition, the terrorist attacks of September 11, 2001 had a dramatic adverse effect on business and leisure travel, and on our occupancy and average daily rate, or ADR. Future terrorist activities could have a similarly harmful effect on both the industry and us.

As of June 30, 2004, on a pro forma basis, we will have approximately $714.9 million of outstanding debt, and carrying such debt may harm our financial flexibility or harm our business and financial results by imposing requirements on our business.

Carrying our outstanding debt may harm our business and financial results by:

•	requiring us to use a substantial portion of our funds from operations to make required payments on principal and interest, which will reduce the amount of cash available to us for distributions to our stockholders and for our operations and capital expenditures, future business opportunities and other purposes;

•	making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions;

•	limiting our ability to borrow more money for operations, capital expenditures or to finance acquisitions in the future; and

•	requiring us to sell one or more properties, possibly on disadvantageous terms, in order to make required payments of interest and principal.

We also intend to incur additional debt in connection with future acquisitions of real estate, which may include loans secured by a portfolio of some or all of the hotels we acquire. If necessary or advisable, we may also borrow funds to satisfy the requirement that we distribute to our stockholders at least 90% of our annual REIT taxable income or otherwise to ensure that we maintain our qualification as a REIT for Federal income tax purposes.

A significant portion of our debt will be variable rate debt and, accordingly, increases in interest rates against which we have not adequately protected will harm our financial condition and cash flow.

As of June 30, 2004, on a pro forma basis, $368.6 million, or 51.6% of our outstanding debt, will bear interest at a variable rate. In addition, we expect to enter into a $150.0 million revolving credit facility, which also will bear interest at a variable rate. Although we have interest rate caps for all of our existing variable rate debt, increases in interest rates on our variable rate debt would increase our interest expense, which could harm our cash flow and ability to pay distributions to our stockholders. For example, if market rates of interest on our variable rate debt outstanding as of June 30, 2004 on a pro forma basis increase by approximately 1.00%, or 100 basis points, the increase in interest expense on our variable rate debt would decrease future earnings and cash flow by approximately $3.7 million annually.

If we were to default on our secured debt in the future, the loss of property securing the debt would harm our ability to satisfy other obligations.

A majority of our debt is secured by first deeds of trust on our properties. Using our properties as collateral increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property that secures any loans for which we are in default. For tax purposes, a foreclosure on any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure but would not receive any cash proceeds. As a result, we may be required to identify and utilize other sources of cash for distributions to our stockholders of that income. In addition, because of various cross-collateralization provisions in our notes payable, our default under some of our mortgage debt obligations may result in a default on our other indebtedness. If this occurs, our financial condition, cash flow and ability to satisfy our other debt obligations or ability to pay dividends may be harmed.

We anticipate that we will refinance our indebtedness from time to time to repay our debt, and our inability to refinance on favorable terms, or at all, could harm our operating results.

Since we anticipate that our internally generated cash will be adequate to repay only a portion of our indebtedness prior to maturity, we expect that we will be required to repay debt from time to time through refinancings of our indebtedness and/or offerings of equity or debt. Prior to June 30, 2005, on a pro forma basis, $6.7 million, or 0.9% of our outstanding debt, will be amortized. The amount of our existing indebtedness may harm our ability to repay our debt through refinancings. If we are unable to refinance our indebtedness on acceptable terms, or at all, we might be forced to sell one or more of our properties on disadvantageous terms, which might result in losses to us and reduce the amount of cash available to us for distributions to our stockholders. If prevailing interest rates or other factors at the time of any refinancing result in higher interest rates on refinancing, our interest expense would increase, which would harm our operating results.

Financial covenants in our existing notes payable may restrict our operating or acquisition activities.

Some of our existing notes payable contain restrictions, requirements and other limitations on our ability to incur additional debt on specific properties, as well as financial covenants relating to the performance of those properties. Our ability to borrow under these agreements is subject to compliance with these financial and other covenants. If we are unable to engage in activities that we believe would benefit those properties or we are unable to incur debt to pursue those activities, our growth may be limited.

Our new revolving credit facility and term loan facility will contain financial covenants that could harm our financial condition.

Our new revolving credit facility and term loan facility will contain financial and operating covenants, including net worth requirements, fixed charge coverage and debt ratios and other limitations on our ability to make distributions or other payments to our stockholders (other than those required by the Code), sell all or substantially all of our assets and engage in mergers, consolidations and certain acquisitions. Failure to meet our financial covenants could result from, among other things, changes in our results of operations, the incurrence of debt or changes in general economic conditions. Advances under the revolving credit facility are subject to borrowing base requirements based on the hotels securing the facility. These covenants may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our stockholders. Failure to comply with any of the covenants in our new revolving credit facility or term loan facility could result in a default under one or more of our debt instruments. This could cause one or more of our lenders to accelerate the timing of payments and could harm our business, operations, financial condition or liquidity.

Our organizational documents contain no limitations on the amount of debt we may incur, so we may become too highly leveraged.

Our organizational documents do not limit the amount of indebtedness that we may incur. If we become highly leveraged, then the resulting increase in cash flow that must be used for debt service would reduce cash available for distribution and could harm our ability to make payments on our outstanding indebtedness and our financial condition.

Some of our directors and officers have economic interests in other real estate investments, including hotels, which may result in conflicts and competing demands on their time.

Four of our directors, Messrs. Kazilionis, Paul, Wolff and Dona, are actively involved in the management of entities that invest in real estate, including hotels. Accordingly, these directors may have a conflict of interest in evaluating acquisition opportunities in which we and those entities both have a potential interest. In addition, our executive officers, Messrs. Alter, Kline and Stougaard, have economic interests in other hotel investments and, therefore, may have competing demands on their time.

Some of our directors will have conflicts of interest involving Westbrook Real Estate Partners, L.L.C.

Two of our directors, Messrs. Kazilionis and Paul, are Managing Principals of Westbrook Real Estate Partners, L.L.C. In addition, two of our directors, Ms. Behar and Ms. Brown, are employed by entities that have investments in funds managed by Westbrook Real Estate Partners, L.L.C. that own interests in the Contributing Entities, and one of our directors, Mr. Dona, is employed by an entity that is a partner in a joint venture with a fund managed by Westbrook Real Estate Partners, L.L.C. that has no interest in the Contributing Entities. Accordingly, these directors may have conflicts of interest in evaluating situations in which we and Westbrook Real Estate Partners, L.L.C. or its affiliates have a conflicting interest.

The Contributing Entities and their affiliates will continue to own interests in hotels that will compete with us.

The Contributing Entities and their affiliates, including our executive officers, will continue to own interests in other hotels in which we have no interest or rights. Some of these hotels are located in the same geographic area as our hotels, and hotels we acquire in the future also may be located in the same geographic area as the hotels owned by the Contributing Entities and their affiliates. Hotels located in the same geographic area compete for business, and this competition may harm our results of operations.

Because the Contributing Entities, in which Messrs. Alter, Kline and Stougaard have indirect interests, will receive a fixed number of shares of our common stock and membership units in the operating partnership, which is set by reference to our initial public offering price, they will benefit from an increase in the value of these securities if the price of our common stock increases.

The Contributing Entities will receive a fixed number of shares of our common stock and membership units in the operating partnership in connection with the Formation and Structuring Transactions, and that number will be determined by reference to our initial public offering price. The value of a membership unit will then correspond to the price of our common stock. Accordingly, the value of our common stock and the membership units will increase if the price of our common stock increases. The Contributing Entities, in which Messrs. Alter, Kline and Stougaard have interests, will hold membership units in our operating partnership. Therefore, if the price of our common stock increases, our affiliates will benefit from the resulting increase in value in the membership units.

Sales of our common stock by the Contributing Entities may reduce or eliminate the desire of two of our directors to serve on our board.

Messrs. Kazilionis and Paul are Managing Principals of Westbrook Real Estate Partners, L.L.C., which is the managing member of entities that have controlling ownership interests in the Contributing Entities. If the Contributing Entities sell their shares of our common stock, Messrs. Kazilionis and Paul, in light of their role at Westbrook Real Estate Partners, L.L.C., may resign from our board if Westbrook Real Estate Partners, L.L.C., which controls each of the Contributing Entities, no longer has an indirect ownership interest in us.

We face competition for the acquisition of hotels, and we may not be successful in identifying or completing hotel acquisitions that meet our criteria, which may impede our growth.

One component of our business strategy is expansion through acquisitions, and we may not be successful in identifying or completing acquisitions that are consistent with our strategy. We compete with institutional pension funds, private equity investors, other REITs, owner-operators of hotels, franchise-owned hotels and others who are engaged in the acquisition of hotels. These competitors may affect the supply/demand dynamics and, accordingly, increase the price we must pay for hotels or hotel companies we seek to acquire, and these competitors may succeed in acquiring those hotels or hotel companies themselves. Furthermore, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater marketing and financial resources, may be willing to pay more, or may have a more compatible operating philosophy. In addition, the number of entities competing for suitable hotels may increase in the future, which would increase demand for these hotels and the prices we must pay to acquire them. If we pay higher prices for hotels, our profitability may be reduced. Also, future acquisitions of hotels or hotel companies may not yield the returns we expect and, if financed using our equity, may result in stockholder dilution. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets, and the integration of such acquisitions may cause disruptions to our business and may strain management resources.

The acquisition of a portfolio of hotels presents more risks to our business and financial results than the acquisition of a single hotel.

We have focused, and may continue to focus, on the acquisition of multiple hotels in single transactions to seek to reduce acquisition costs per hotel and enable us to expand our hotel portfolio more rapidly. Multiple hotel acquisitions, however, are generally more complex than single hotel acquisitions and, as a result, the risk that they will not be completed is greater. These acquisitions may also result in our owning hotels in geographically dispersed markets, which places additional demands on our ability to actively asset manage the hotels. In addition, we may be required by a seller to purchase a group of hotels as a package, even though one or more of the hotels in the package do not meet our investment criteria. In those events, we expect to attempt to sell the hotels that do not meet our investment criteria, but may not be able to do so on acceptable terms. These hotels may harm our operating results if they operate at a loss or we sell them at a loss. Also, a portfolio of hotels may also be more difficult to integrate with our existing hotels than a single hotel, may strain our management resources and may make it more difficult to find one or more management companies to operate the hotels. Any of these risks could harm our operating results.

Most of our hotels are upper upscale and upscale hotels, and the upper upscale and upscale segments of the lodging market are highly competitive and generally subject to greater volatility than other segments of the market, which could harm our profitability.

The upper upscale and upscale segments of the hotel business are highly competitive. Our hotels compete on the basis of location, room rates and quality, service levels, reputation and reservations systems, among many other factors. There are many competitors in our hotel chain scale segments, and many of these competitors have substantially greater marketing and financial resources than we have. This competition could reduce occupancy levels and rental revenue at our hotels, which would harm our operations. Over-building in the hotel industry may increase the number of rooms available and may decrease occupancy and room rates. We will also face competition from nationally recognized hotel brands with which we will not be associated. In addition, in periods of weak demand, profitability is negatively affected by the relatively high fixed costs of operating upper upscale and upscale hotels when compared to other classes of hotels. For example, from 1998 to 2003, upscale RevPAR growth was lower than RevPAR growth for the overall lodging industry, and from 2001 to 2003, upper upscale RevPAR growth was lower than RevPAR growth for the overall lodging industry.

Rising operating expenses could reduce our cash flow and funds available for future distributions.

Our hotels, and any hotels we buy in the future, are and will be subject to operating risks common to the lodging industry in general. If any hotel is not occupied at a level sufficient to cover our operating expenses, then we could be required to spend additional funds for that hotel’s operating expenses. In the future, our hotels will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses, which could reduce our cash flow and funds available for future distributions.

Our hotels are geographically concentrated in California and, accordingly, we could be disproportionately harmed by an economic downturn in this area of the country or a natural disaster, such as an earthquake.

Approximately 35% of our hotels, the largest concentration of our hotels in any state, representing 31% of our rooms and 32% of our 2003 pro forma revenues, are located in California. The concentration of hotels in California makes our business disproportionately affected by economic conditions, competition and real and personal property tax rates in California. Natural disasters in California, such as earthquakes, fires or mudslides, would disproportionately affect our hotel portfolio. The California economy and tourism industry, in comparison to other parts of the country, is negatively affected to a greater extent by changes and downturns in certain industries, including the entertainment and high technology industries. It is also possible that because of our California concentration, a change in California laws applicable to hotels and the lodging industry may have a greater impact on us than a change in comparable laws in another geographical area in which we have hotels. Adverse developments in California could harm our revenue or increase our operating expenses in that state.

The results of some of our individual hotels are significantly impacted by group contract business and other large customers, and the loss of such customers for any reason could harm our operating results.

Group contract business and other large customers, or large events, can significantly impact the results of operations of our hotels. These contracts and customers vary from hotel to hotel and change from time to time. The impact and timing of large events, such as the 2002 Winter Olympics, are not always easy to predict and are often episodic in nature. As a result, the operating results for our individual hotels can fluctuate as a result of these factors, possibly in adverse ways, and these fluctuations can affect our overall operating results.

Because most of our hotels are operated under franchise agreements with national franchisors, termination of franchise agreements or circumstances that negatively affect the franchisor itself could cause us to lose business at hotels operated under the franchisor’s name or lead to a default or acceleration of our obligations under certain of our notes payable.

Approximately 94% of our hotels, representing 91% of our rooms, on a pro forma basis, are operated under franchise or management agreements with national franchisors. In general, under franchise arrangements, the franchisor provides marketing services and room reservations and certain other operating assistance, but requires us, as the franchisee, to pay significant fees to it, and to maintain the hotel in a certain required condition. If the Management Company or other management companies fail to maintain these required standards, then the franchisor may terminate the franchise agreement and obtain damages for any liability we may have caused. Moreover, from time to time, we may receive notices from franchisors regarding our alleged non-compliance with the franchise agreements, and we may disagree with a franchisor’s claim that we are not in compliance with applicable franchise agreements. Any disputes arising under our franchise agreements could also lead to a termination of a franchise agreement and a payment of liquidated damages. Such a termination may trigger a default or acceleration of our obligations under some of our notes payable. In addition, as our agreements expire, we may not be able to renew them on favorable terms or at all. If we were to lose a franchise on a particular hotel, it could harm the operation, financing, financeability or value of that hotel due to the loss of the franchise name, marketing support and centralized reservation system. Moreover, negative publicity affecting a franchisor in general could reduce the revenue we receive from the hotels subject to that particular franchise. Any loss of revenue at a hotel could harm the TRS Lessee’s ability to pay rent to Sunstone Hotel Partnership and could harm our ability to make distributions to our stockholders.

Prior to the Formation and Structuring Transactions we intend to cause the TRS Lessee or its subsidiaries to enter into new franchise agreements with the franchisors, however, if we are unsuccessful in obtaining such agreements, we may be unable to continue to operate those hotels under the franchisor’s name, which could harm our business.

Prior to the Formation and Structuring Transactions our franchise agreements were entered into by subsidiaries of the Contributing Entities. We intend to cause the TRS Lessee or its subsidiaries to enter into new franchise agreements for all of the hotels the Management Company will operate under franchise agreements following the completion of this offering. Our entry into new franchise agreements is subject to approval by the applicable franchisor and our compliance with the terms of the new agreements. If we are unsuccessful in obtaining new franchise agreements for any of our hotels, however, we may be unable to continue to operate that hotel under the franchisor’s brand name and may lose the benefits associated with the use of that brand name, which may harm our business and the results of those hotels.

Our franchisors require us to make capital expenditures pursuant to property improvement plans, or PIPs, under our franchise agreements, and the failure to make the expenditures required under the PIPs could cause the franchisors to terminate the franchise agreements.

As a result of the Formation and Structuring Transactions, some of our franchisors will require that new franchise agreements be executed with the TRS Lessee or its subsidiaries. As a condition to receiving the new franchise agreements, some of our franchisors will require that we make renovations to some of our hotels, which we expect to do as part of our ordinary capital expenditure programs. In addition, upon regular inspection of our hotels, our franchisors may determine that additional renovations are required to bring the physical condition of our hotels into compliance with the specifications and standards each franchisor has developed in connection with the operation of our hotels. The franchisors generally set forth their renovation requirements in PIPs and if we do not satisfy the PIP renovation requirements pursuant to the franchisor’s criteria, the franchisor will have the right to terminate the applicable franchise agreement. We cannot assure you that these requirements, which have not been determined by the franchisors at this time, will not be material or that we will agree that all renovations need to be made. In addition, in the event that we are in default under any franchise agreement as a result of our failure to comply with the PIP requirements, in general, we will be required to pay the franchisor liquidated damages, generally equal to a percentage of gross room revenue for the preceding two-, three- or five-year period for the hotel or a percentage of gross room revenue for the preceding twelve-month period for all hotels operated under the franchised brand if the hotel has not been operating for at least two years.

Our hotels have an ongoing need for renovations and other capital improvements, some of which are mandated by applicable laws or regulations or agreements with third parties, and the costs of such improvements may exceed our expectations or cause other problems.

In addition to capital expenditures required by our franchise and loan agreements, we will need to make capital expenditures to comply with applicable laws and regulations, remain competitive with other hotels and maintain the economic value of our hotels. Occupancy and ADR are often affected by the maintenance and improvements at a hotel. The costs of capital improvements we need or choose to make could harm our financial condition and reduce amounts available for distribution to our stockholders. These capital improvements may give rise to the following additional risks, among others:

•	construction cost overruns and delays;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on affordable terms;

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun;

•	disruption in service and room availability causing reduced demand, occupancy and rates;

•	possible environmental problems; and

•	disputes with franchisors regarding our compliance with the requirements under the relevant franchise agreement.

Our returns depend on management of our hotels by third parties and, in particular, on the performance of Interstate Hotels & Resorts, Inc., or the Management Company.

In order to qualify as a REIT under the Code, we cannot directly operate our hotels or participate in the decisions affecting the daily operations of our hotels. Accordingly, we must enter into management agreements with eligible independent contractors to manage the hotels. Thus, independent management companies, including, among others, the Management Company, under management agreements with us, will control the daily operations of our hotels.

The Management Company will initially manage 49 of our 54 hotels, with three hotels being independently managed under franchise/management agreements with Marriott and two hotels being independently managed under franchise/management agreements with Hyatt. Under the terms of these management agreements, although we will be able to actively participate in setting operating strategies, we will not have the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel (e.g., setting room rates, etc.). We will depend on these independent management companies to adequately operate our hotels as provided in the applicable management agreements. Thus, even if we believe a hotel is being operated inefficiently or in a manner that does not result in satisfactory average daily rates, occupancy rates and RevPAR, we may not have a contractual right to cause an independent management company to change its method of operation at our hotels. We can only seek redress if a management company violates the terms of its applicable management agreement with us or fails to meet performance objectives set forth in the applicable management agreement, and then only to the extent of the remedies provided in the management agreement. Additionally, while our management agreements typically provide for limited contractual penalties in the event that we terminate the applicable management agreement upon an event of default and, therefore, need to replace any of our management companies, those events could result in significant disruptions at the affected hotels upon the termination of a manager. If any of the foregoing occurs, our relationships with franchisors may be damaged, and we may be in breach of one or more of our franchise agreements.

Therefore, we will be dependent to a large degree on the operating performance of the Management Company and its ability to generate revenue at our hotels in excess of our operating expenses. We cannot assure you that the Management Company will successfully manage our hotels. A failure by the Management Company to successfully manage our hotels could lead to an increase in our operating expenses or a decrease in our revenue, which would reduce the amount available for distributions to our stockholders. In addition, the management companies may operate other hotels that may compete with our hotels or divert attention away from the management of our hotels.

Our contractual arrangements with the Management Company will be new. Accordingly, we cannot assure you that our relationship with the Management Company will be satisfactory to us, or that our expectations regarding the quality and effectiveness of its performance will be met. As a result, the management agreements with the Management Company could be terminated by us prior to the expiration of their respective terms, which would be disruptive to our business and could harm our profitability and cash flow.

Because we are a REIT, we depend on the TRS Lessee to make rent payments to us, and its inability to do so could harm our revenue and our ability to make distributions to our stockholders.

Due to certain Federal income tax restrictions on hotel REITs, we cannot directly operate our hotel properties. Therefore, we intend to lease our hotel properties to Sunstone Hotel TRS Lessee, Inc., our wholly owned subsidiary, or the TRS Lessee, who will contract with the Management Company and other third party hotel managers to manage our hotels. Our revenue and our ability to make distributions to our stockholders will depend solely upon the ability of the TRS Lessee to make rent payments under these leases. In general, under the leases with the TRS Lessee, we will receive from the TRS Lessee, both base rent and percentage rent based upon a percentage of gross revenue above a certain minimum level. As a result, we will participate in the economic operations of our hotels only through our share of gross revenue under the leases.

The TRS Lessee’s ability to pay rent will be affected by factors beyond its control, such as changes in general economic conditions, the level of demand for hotels and the related services of our hotels, competition in the lodging and hospitality industry, the ability to maintain and increase gross revenue at our hotels and other factors relating to the operations of our hotels.

Although failure on the part of the TRS Lessee to materially comply with the terms of a lease (including failure to pay rent when due) will give us the right to terminate the lease, repossess the hotel and enforce the payment obligations under the lease, such steps may not provide us with any substantive relief since the TRS Lessee is our subsidiary. If we were to terminate a lease, we would then be required to find another lessee to lease the hotel since we cannot operate hotel properties directly and remain qualified as a REIT. We cannot assure you that we would be able to find another lessee or that, if another lessee were found, we would be able to enter into a new lease on terms as favorable to us.

Because land underlying eight of our hotels will be held by ground leases after this offering, termination of these leases by the ground lessors could cause us to lose the ability to operate these hotels altogether and incur substantial costs in restoring the premises.

Our rights to use the land underlying eight of our hotels following this offering will be based upon our interest under long-term ground leases. Pursuant to the terms of the ground leases for these hotels, we are required to pay all rent due and comply with all other lessee obligations under the ground leases. As of June 30, 2004, the terms of these ground leases (including renewal options) range from 27 to 92 years. Any pledge of our interest in a ground lease may also require the consent of the applicable ground lessor and its lenders. As a result, we may not be able to sell, assign, transfer or convey our lessee’s interest in any hotel subject to a ground lease in the future absent consent of such third parties even if such transactions may be in the best interest of our stockholders.

The ground lessor may require us, at the expiration or termination of the ground lease to surrender or remove any improvements, alterations or additions to the land at our own expense. The ground leases also generally require us to restore the premises following a casualty or taking and to apply in a specified manner any proceeds received in connection therewith. We may have to restore the premises if a material casualty, such as a fire or an act of God, occurs and the cost thereof may exceed available insurance proceeds.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

We use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. When rates change, we expect to record a gain or loss on derivatives. Our hedging activities may include entering into interest rate swaps, caps and floors and options to purchase these items. We currently use interest rate caps to manage our interest rate risks related to our variable rate indebtedness; however, our actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated hedging strategy. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses, and such losses could harm our results of operations, financial condition and business prospects.

In addition, we also may be limited in the type and amount of hedging transactions we may use in the future by our need to satisfy the REIT income tests under the Code. Only income from certain hedging transactions qualifies for purposes of the 95% gross income test, and no hedging income qualifies for purposes of the 75% gross income test. As a result, our ability to effectively hedge against changes in interest rates could be limited, and our earnings could be reduced and could vary more from period to period.

Risks Related to This Offering

Immediately after this offering, there will be 17,118,188 shares restricted from immediate resale or issuable upon exchange of membership units in Sunstone Hotel Partnership, but these shares may be sold into the market in the near future. These sales could cause the market price of our common stock to drop significantly, even if our business is doing well.

Immediately after this offering, we will have 31,353,616 shares of our common stock outstanding, or 34,518,616 shares if the underwriters exercise their over-allotment option. Of these shares, the 21,100,000 shares, or 24,625,000 shares if the underwriters exercise their over-allotment option, we are selling in this offering will be freely tradable, except for any shares purchased by our “affiliates,” as that term is used in Rule 144 of the Securities Act. Affiliates may only sell their shares pursuant to the requirements of Rule 144, in a registered public offering or pursuant to an exemption under the Securities Act. Unless sold earlier pursuant to a registered public offering, the remaining 10,253,616 shares, including the 194,737 shares concurrently purchased by Robert A. Alter, our Chief Executive Officer and a Director, who is an “affiliate,” and the 6,864,572 shares of common stock issuable to the Contributing Entities upon exchange of their membership units in Sunstone Hotel Partnership, will become available for resale in the public market at various times in the future. In addition, after this offering, we intend to register all shares of our common stock that we may issue under our 2004 long-term incentive plan, and once we register these shares, they can be freely sold in the public market after issuance.

The sale of these shares, or the possibility of the sale of these shares, could cause the market price of our common stock to decline significantly and could impair our ability to raise capital through the sale of additional stock.

The Contributing Entities may sell their shares of our common stock at times or in amounts that could cause our stock price to decline.

The Contributing Entities may sell their 9,990,932 shares of our common stock received in connection with the Formation and Structuring Transactions beginning 180 days after the consummation of this offering. In addition, the Contributing Entities are finite life investment entities and, beginning 12 months from the date of this offering, may seek to convert their membership units in Sunstone Hotel Partnership in an amount up to 6,864,572 shares of our common stock. The Contributing Entities may sell these shares of our common stock pursuant to an exemption under the Securities Act and also have the right to cause us to file registration statements related to these shares. These sales may cause our stock price to decline.

Our affiliates will receive material benefits in connection with this offering and the related transactions.

The Contributing Entities, all of which are controlled by Westbrook Real Estate Partners, L.L.C., will receive an aggregate of 9,990,932 shares of our common stock (with an aggregate value of approximately $189.8 million, based on an assumed initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus), $219.0 million in cash in exchange for our purchase of 12,247,984 membership units and 6,864,572 membership units net of such purchase (with an aggregate value of approximately $130.4 million, based on an assumed initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus). By virtue of their interests in entities that are members of the Contributing Entities and disposition fees to which they are entitled pursuant to Sunstone Hotel Investors, L.L.C.’s disposition fee incentive plan, Mr. Alter will receive approximately $1.7 million, of which he will receive approximately $1.6 million after partially repaying a loan from one of the Contributing Entities, Mr. Kline will receive approximately $374,300 and Mr. Stougaard will receive approximately $477,400, of which he will receive approximately $237,300 after partially repaying loans from two of the Contributing Entities, from the Contributing Entities’ contribution and sale to us of certain hotel assets, our purchase from the Contributing Entities of the membership units and the distribution of the proceeds to the holders of interests in the Contributing Entities. In addition, each will maintain an indirect minority interest in the common stock and membership units held by the Contributing Entities by virtue of those interests and the arrangements those members have to receive certain pro rata portions of distributions made by the Contributing Entities. If the underwriters’ over-allotment option is exercised, the dollar amounts of the cash that the Contributing Entities and Messrs. Alter, Kline and Stougaard will receive will be higher. Furthermore, upon the closing of this offering, two of the Contributing Entities may make cash payments of up to $200,000 to Mr. Kline as partial payment of economic interests he has in those entities pursuant to the terms of his previous employment agreement.

We have not obtained independent third party appraisals of our hotels and, thus, the economic consideration paid in the Formation and Structuring Transactions to the Contributing Entities may exceed the fair market value of the hotels.

In connection with the Formation and Structuring Transactions, we did not obtain independent third party appraisals or establish any values for any of the hotels owned by the Contributing Entities, and the terms of the contribution agreement related to those entities were not negotiated on an arm’s length basis. Because the allocation of interests in Sunstone Hotel Partnership and common stock in us has been fixed, the actual value of the consideration paid for the assets of the Contributing Entities will depend on the initial public offering price of shares of our common stock. As a result, the consideration paid by us in the Formation and Structuring Transactions may exceed the fair market value of the assets we receive, and we could realize less value in the transaction than we would have realized if the agreements had been entered into with an unrelated third party or if we had obtained independent third party appraisals. Depending on the price per share in this offering, the value of the consideration received by the Contributing Entities for the hotels may be more or less than the value of the hotels.

The use of the net proceeds from this offering to repay indebtedness that has been extended by affiliates of our underwriters creates a conflict of interest because these underwriters will have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive.

We intend to use $79.9 million, including approximately $1.0 million of prepayment and exit fees, or 18.0%, of the net proceeds of this offering, the concurrent sale of shares of our common stock to Robert A. Alter and borrowings under our term loan facility to pay down indebtedness owed to affiliates of two of our underwriters, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. Accordingly, these underwriters will have interests that are different from us and the other underwriters in the successful completion of this offering. These payments could affect actions and decisions by these underwriters, including their due diligence activities under the Securities Act.

Some of our underwriters may have an interest in the successful completion of this offering beyond the underwriting discounts and commissions.

In addition to the underwriting discounts and commissions to be received by our underwriters upon the successful completion of this offering, we have received commitments for a new $150.0 million senior secured revolving credit facility and $75.0 million subordinate term loan facility from our lead managing underwriters or their affiliates, and we expect that some of our underwriters or their affiliates also will participate in the facilities. In the event that we enter into these facilities, we expect that these underwriters and/or their affiliates will receive fees, interest payments and expense reimbursements. Accordingly, these underwriters may have an interest in the successful completion of this offering beyond the underwriting discounts and commissions.

The terms of our management agreements with the Management Company were negotiated by us and Sunstone Hotel Investors, L.L.C., which had a conflict of interest because of the payment it will receive from the Management Company for its interests in the subsidiary that managed our hotels prior to the Formation and Structuring Transactions.

The terms of the management agreements with the Management Company are the result of negotiations among us, Sunstone Hotel Investors, L.L.C. and the Management Company. The Management Company will purchase the corporate subsidiary that manages our hotels and employs the employees of our hotels from Sunstone Hotel Investors, L.L.C., and will pay $8.0 million in cash to Sunstone Hotel Investors, L.L.C., which payment will not be contributed to us in the Formation and Structuring Transactions. As a result of this payment, Sunstone Hotel Investors, L.L.C. had a conflict of interest with us in negotiating the management agreements with the Management Company.

We could be exposed to substantial liabilities for events or circumstances that predate the consummation of this offering.

In connection with the contribution by the Contributing Entities of the hotel properties and entities to us in connection with the Formation and Structuring Transactions, we assumed the liabilities associated with those properties and entities that were incurred prior to the consummation of the Formation and Structuring Transactions. In addition, in connection with the Management Company’s agreement to purchase the corporate subsidiary of Sunstone Hotel Investors, L.L.C. that manages our hotels and employs the employees of our hotels, the Management Company required that we indemnify it from any liabilities of the corporate subsidiary that accrued prior to the consummation of this offering. These potential liabilities may include, without limitation, liabilities associated with the employees who currently work or previously worked for the corporate subsidiary. At this time, we are not able to quantify the potential liabilities, if any, which may arise as a result of our acquisition of the hotel properties and entities in the Formation and Structuring Transactions or the indemnification of the Management Company. Any such claims could give rise to economic liabilities which could be substantial and for which we would have no recourse. If any such liability is established against us, our financial condition could be harmed.

There is no prior public market for our common stock, and our stock price could be volatile and decline substantially following this offering.

Prior to this offering, there has not been any public market for our common stock and, even though we have applied to have our common stock listed on the NYSE under the symbol “SHO,” we cannot assure you that an active trading market for our common stock will develop or, if developed, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate an investment in our common stock. The initial public offering price will be determined in consultation with representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of our common stock, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to the market valuation of companies in related businesses. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our hotel properties. We have not obtained any third-party appraisals of our hotels or any other independent third-party valuations in connection with the Formation and Structuring Transactions. As a result, the economic consideration given by us in the Formation and Structuring Transactions may exceed the fair market value of our hotels. The price at which the shares of our common stock will sell in the public market after the completion of this offering may be lower than the price at which they are sold by the underwriters.

The market price of our equity securities may vary substantially.

The trading prices of equity securities issued by REITs may be affected by changes in market interest rates. One of the factors that may influence the price of our common stock or preferred stock, if any, in public trading markets is the annual yield from distributions on our common stock or preferred stock, if any, as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of our stock to demand a higher annual yield, which could reduce the market price of our equity securities.

Other factors that could affect the market price of our equity securities include the following:

•	actual or anticipated variations in our quarterly or annual results of operations;

•	changes in market valuations of companies in the hotel or real estate industries;

•	changes in expectations of our future financial performance or changes in our estimates by securities analysts;

•	the trading volumes of our stock;

•	the reputation and performance of our franchisors;

•	the reputation and performance of the Management Company and our other management companies;

•	additional issuances of our common stock or other securities in the future;

•	the addition or departure of key personnel or board members;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances;

•	adverse market reaction to any increased indebtedness we incur in the future; and

•	general market, economic and political conditions and world events.

Our actual distributions to stockholders may differ from the estimate set forth in this prospectus.

We intend to pay a quarterly distribution of $0.285 per share to holders of our common stock. We established this distribution amount based upon our estimated cash available for distribution. Distributions will be authorized and determined by our board of directors in its sole discretion and will be dependent upon a number of factors, including restrictions under applicable law and our capital requirements. Our estimate may not prove to be accurate, particularly if actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. In addition, if we have underestimated our cash available for distribution, we may need to increase our borrowings to fund our intended distributions. Accordingly, actual distributions may be significantly different from the expected distributions set forth in this prospectus.

If you purchase shares of our common stock in this offering, you will experience immediate dilution.

We expect the initial public offering price of our common stock to be higher than the tangible book value per share of our outstanding common stock. Accordingly, if you purchase shares of our common stock in this offering, you will experience immediate dilution of approximately $7.02 in the tangible book value per share of common stock. This means that investors who purchase shares of our common stock in this offering will pay a price per share that exceeds the book value of our assets after subtracting our liabilities. In addition, each person purchasing common stock in this offering will experience further dilution to the extent that additional shares of our common stock are issued upon the conversion of outstanding membership units of Sunstone Hotel Partnership.

Risks Related to Our Organization and Structure

Immediately after this offering, the Contributing Entities will be our largest stockholders and may exercise significant control over our company and possibly delay or prevent us from or cause us to defer taking actions that would be beneficial to our other stockholders.

Immediately after this offering, our largest stockholders, the Contributing Entities and their affiliates, will beneficially own approximately 31.9% of our common stock and 18.0% of Sunstone Hotel Partnership. Accordingly, the Contributing Entities and their affiliates will be able to exercise significant control over the outcome of substantially all matters required to be submitted to our stockholders for approval, including decisions relating to the election of our board of directors, and influence the determination of our day-to-day corporate and management policies, the appointment of executive officers, the amount of distributions, the timing of additional offerings (including offerings of our securities held by them) and the terms of the management agreements with the Management Company and the other independent management companies and the leases with the TRS Lessee. In addition, we intend to enter into an agreement with the Contributing Entities pursuant to which the Contributing Entities, acting as a group, will have the right to require our board of directors and nominating and corporate governance committee to nominate up to two of their designees to our board of directors based on their percentage ownership interest in us at that time. Also, the Contributing Entities and their affiliates will together be able to exercise significant control over the outcome of any proposed merger or consolidation of our company under Maryland law. The Contributing Entities and their affiliates’ ownership interest in our company may discourage third parties from seeking to acquire control of our company, which may harm the market price of our shares of common stock.

Provisions of Maryland law and our organizational documents may limit the ability of a third party to acquire control of our company and may depress our stock price.

Provisions of Maryland law and our charter and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of us, and may have the effect of entrenching our management and members of our board of directors, regardless of performance. These provisions include the following:

Aggregate Share and Common Share Ownership Limits. In order for us to qualify as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year. To assure that we will not fail to qualify as a REIT under this test, subject to some exceptions, our charter prohibits any stockholder from owning actually or constructively more than 9.8% of the value or number of outstanding shares of our common stock, whichever is more restrictive, or 9.8% of the value of the aggregate outstanding shares of our capital stock. Any attempt to own or transfer shares of our capital stock in excess of the ownership limit without the consent of our board of directors will be void and could result in the shares (and all dividends thereon) being automatically transferred to a charitable trust. This ownership limitation may prevent a third party from acquiring control of us if our board of directors does not grant an exemption from the ownership limitation, even if our stockholders believe the change of control is in their best interests. Immediately after this offering, the Contributing Entities and their affiliates will constructively own approximately 44.1% of the outstanding shares of our common stock, which exceeds the ownership limit. Our board of directors has granted an exemption from the ownership limit to the Contributing Entities and their affiliates.

Authority to Issue Stock. Our charter authorizes our board of directors to cause us to issue up to 500,000,000 shares of common stock and up to 100,000,000 shares of preferred stock. Our charter authorizes our board of directors to amend our charter without stockholder approval to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of our stock that it has authority to issue, to classify or reclassify any unissued shares of our common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares. Issuances of additional shares of stock may have the effect of delaying or preventing a change in control of our company, including change of control transactions offering a premium over the market price of shares of our common stock, even if our stockholders believe that a change of control is in their interest.

Number of directors, board vacancies, term of office. Under our charter and bylaws, we have elected to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders, and until his or her successor is elected and qualifies. As a result, stockholder influence over these matters is limited.

Limitation on stockholder requested special meetings. Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting. This provision makes it more difficult for stockholders to call special meetings.

Advance notice provisions for stockholder nominations and proposals. Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of our stockholders. This bylaw provision limits the ability of our stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

Exclusive authority of our board to amend our bylaws. Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws or to make new bylaws. Thus, our stockholders may not effect any changes to our bylaws.

Duties of directors. Maryland law requires that a director perform his or her duties (1) in good faith, (2) in a manner he or she reasonably believes to be in the best interests of the corporation and (3) with the care that an ordinary prudent person in a like position would use in similar circumstances. Maryland law provides protection for Maryland corporations against unsolicited takeovers because the duties of directors of Maryland corporations do not require them to (1) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (2) authorize the corporation to redeem any rights under, of modify or render inapplicable, any stockholders rights plan, (3) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act or (4) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law. This provision increases the ability of our directors to respond to a takeover and makes it more difficult for a third party to effect a takeover.

Unsolicited Takeover Provisions. Provisions of Maryland law permit the board of a corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors, without stockholder approval, to implement possible takeover defenses, such as a classified board. These provisions may make it more difficult for a third party to effect a takeover.

Our management team has no history of operating a REIT and managing a public company, which may give rise to inefficiencies or strain our operations and resources.

We have recently been organized and we have no operating history as a REIT. Our management team has operated our business as a privately-owned company for the past five years and, therefore, other than Mr. Alter, has no experience operating a REIT and managing a publicly-owned company. We will need to develop control systems and procedures adequate to support a public REIT, and this transition could place a significant strain on our management systems, infrastructure, financial condition and other resources.

We rely on our executive officers, the loss of whom could significantly harm our business.

Our continued success will depend to a significant extent on the efforts and abilities of our executive officers, especially Messrs. Alter, Kline and Stougaard. These individuals are important to our business and strategy and to the extent that any of them departs and is not replaced with an experienced substitute, such person’s departure could harm our operations, financial condition and operating results.

Because we expect to make changes to our operations to effect the Formation and Structuring Transactions and to qualify and elect to be treated as a REIT, our future financial performance may be affected by unanticipated changes and may differ materially from our historical and pro forma performance.

The historical financial data presented in this prospectus is the historical financial data for our predecessor companies. The Formation and Structuring Transactions will result in changes to our assets and operations, which are reflected in our pro forma financial data. However, we are unable to predict all changes that will result under our new structure, including our agreements with the Management Company. Accordingly, you should not rely on our historical or pro forma financial data as a predictor of our future performance.

Our insurance arrangements with affiliates of Westbrook Real Estate Partners, L.L.C. expose us to expense and coverage risks.

Our excess liability and environmental insurance coverage also relates to affiliates of Westbrook Real Estate Partners, L.L.C. and other hotels owned by them and our executive officers. We expect to obtain our own insurance following this offering, which we expect to be more expensive. In addition, if claims or losses are experienced under the current policy that do not relate to us, the amount of coverage available to us would be reduced.

Risks Related to the Lodging and Real Estate Industries

A number of factors, many of which are common to the lodging industry and beyond our control, could affect our business, including the following:

•	increased threat of terrorism, terrorist events, airline strikes or other factors that may affect travel patterns and reduce the number of business and commercial travelers and tourists and other factors that may not be offset by increased room rates;

•	increased competition from other hotels in our markets;

•	new hotel supply in our markets, which could harm our occupancy levels and revenue at our hotels;

•	dependence on business and commercial travel, leisure travel and tourism;

•	increases in operating costs due to inflation, labor costs (including the impact of unionization), workers’ compensation and health-care related costs, utility costs, insurance and unanticipated costs such as acts of nature and their consequences and other factors that may not be offset by increased room rates;

•	changes in interest rates and in the availability, cost and terms of debt financing and other changes in our business that adversely affect our ability to comply with covenants in our debt financing;

•	changes in our relationships with, and the performance and reputation of, our management companies and franchisors;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	adverse effects of international market conditions, which may diminish the desire for leisure travel or the need for business travel, as well as national, regional and local economic and market conditions where our hotels operate and where our customers live; and

•	adverse effects of a downturn in the lodging industry.

These factors could harm our financial condition, results of operations and ability to make distributions to our stockholders.

The hotel business is seasonal and seasonal variations in revenue at our hotels can be expected to cause quarterly fluctuations in our revenue.

Our revenue is generally highest in the second and third quarters. Quarterly revenue also may be harmed by events beyond our control, such as extreme weather conditions, terrorist attacks or alerts, contagious diseases, airline strikes, economic factors and other considerations affecting travel. To the extent that cash flow from operations is insufficient during any quarter due to temporary or seasonal fluctuations in revenue, we may have to enter into short-term borrowings to make distributions to our stockholders.

The threat of terrorism has harmed the hotel industry generally, including our results of operations and these harmful effects may continue or worsen, particularly if there are further terrorist events.

The threat of terrorism has had a negative impact on hotel operations and caused a significant decrease in hotel occupancy and average daily rates due to disruptions in business and leisure travel patterns and concerns about travel safety. Hotels in major metropolitan areas and near airports, such as many of our hotels, have been harmed due to concerns about air travel safety and a significant overall decrease in the amount of air travel, particularly transient business travel, which includes the corporate and premium business segments that generally pay the highest average room rates. Future terrorist acts, terrorism alerts or outbreaks of hostilities could have a negative effect on travel and, correspondingly, on our business.

The attacks of September 11, 2001 had a dramatic adverse impact on business and leisure travel, hotel occupancy and RevPAR. While there have been recent improvements, the uncertainty associated with the continuing war on terrorism and the possibility of future attacks may continue to hamper business and leisure travel patterns and, accordingly, the performance of our business.

The use of Internet travel intermediaries by consumers may harm our profitability as a result of increased commissions or lower room rates.

Some of our hotel rooms are booked through independent, third party Internet travel intermediaries such as Travelocity.com, Expedia.com, Orbitz.com and Hotels.com. For the first half of 2004, 1.8% of our room revenues were attributable to bookings through these intermediaries. As we may continue to selectively use these third party Internet intermediaries to generate sales, they may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us. If the amount of sales made through Internet intermediaries increases significantly and we fail to appropriately price room inventory in a manner that maximizes yields, or we are unable to do so, our room revenue may flatten or decrease and our profitability may decline.

The illiquidity of real estate investments and the lack of alternative uses of hotel properties could significantly limit our ability to respond to adverse changes in the performance of our hotels and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more of our hotels in response to changing economic, financial and investment conditions is limited. The real estate market, including our hotels, is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We may not be able to sell any of our hotels on favorable terms. It may take a long time to find a willing purchaser and to close the sale of a hotel if we want to sell. Should we decide to sell a hotel during the term of that particular hotel’s management agreement, we may have to pay termination fees, which could be substantial, to the appropriate management company.

In addition, hotels may not readily be converted to alternative uses if they were to become unprofitable due to competition, age of improvements, decreased demand or other factors. The conversion of a hotel to alternative uses would also generally require substantial capital expenditures and may give rise to substantial payments to our franchisors, management companies and lenders.

We may be required to expend funds to correct defects or to make improvements before a hotel can be sold. We may not have funds available to correct those defects or to make those improvements and, as a result, our ability to sell the hotel would be restricted. In acquiring a hotel, we may agree to lock-out provisions that materially restrict us from selling that hotel for a period of time or impose other restrictions on us, such as a limitation on the amount of debt that can be placed or repaid on that hotel to address specific concerns of sellers. These lock-out provisions would restrict our ability to sell a hotel. These factors and any others that would impede our ability to respond to adverse changes in the performance of our hotels could harm our financial condition and results of operations.

Claims by persons relating to our properties could affect the attractiveness of our hotels or cause us to incur additional expenses.

We could incur liabilities resulting from loss or injury to our hotels or to persons at our hotels. These losses could be attributable to us or result from actions taken by a management company, including the Management Company. For example, during 2003, a suit was filed against us by a hotel guest who alleged that an illness resulted from exposure to legionella bacteria during a stay at one of our hotels. Claims such as these, whether or not they have merit, could harm the reputation of a hotel or cause us to incur expenses to the extent of insurance deductibles or losses in excess of policy limitations, which could harm our results of operations.

Uninsured and underinsured losses could harm our financial condition, results of operations and ability to make distributions to our stockholders.

Various types of catastrophic losses, such as losses due to wars, terrorist acts, earthquakes, floods, hurricanes, pollution or environmental matters, generally are either uninsurable or not economically insurable, or may be subject to insurance coverage limitations, such as large deductibles or co-payments. Immediately upon the completion of this offering, 19 of our hotels are located in California, which has been historically at greater risk to certain acts of nature (such as fires and earthquakes) than other states.

In the event of a catastrophic loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any notes payable or other financial obligations related to the property, in addition to obligations to our ground lessors, franchisors and managers. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed hotel.

Since September 11, 2001, it has generally become more difficult and expensive to obtain property and casualty insurance, including coverage for terrorism. When our current insurance policies expire, we may encounter difficulty in obtaining or renewing property or casualty insurance on our hotels at the same levels of coverage and under similar terms. Such insurance may be more limited and for some catastrophic risks (e.g., earthquake, fire, flood and terrorism) may not be generally available at current levels. Even if we are able to renew our policies or to obtain new policies at levels and with limitations consistent with our current policies, we cannot be sure that we will be able to obtain such insurance at premium rates that are commercially reasonable. If we are unable to obtain adequate insurance on our hotels for certain risks, it could cause us to be in default under specific covenants on certain of our indebtedness or other contractual commitments we have to our ground lessors, franchisors and managers which require us to maintain adequate insurance on our properties to protect against the risk of loss. If this were to occur, or if we were unable to obtain adequate insurance and our properties experienced damages which would otherwise have been covered by insurance, it could harm our financial condition and results of operations.

Laws and governmental regulations may restrict the ways in which we use our hotel properties and increase the cost of compliance with such regulations. Noncompliance with such regulations could subject us to penalties, loss of value of our properties or civil damages.

Our hotel properties are subject to various Federal, state and local laws relating to the environment, fire and safety and access and use by disabled persons. Under these laws, courts and government agencies have the authority to require us, if we are the owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. Under such environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, to pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while staying in or working at a hotel may seek to recover damages for injuries suffered. Additionally, some of these environmental laws restrict the use of a property or place conditions on various activities. For example, some laws require a business using chemicals (such as swimming pool chemicals at a hotel) to manage them carefully and to notify local officials that the chemicals are being used.

We could be responsible for the types of costs discussed above. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could reduce the funds available for distribution to our stockholders. Future laws or regulations may impose material environmental liabilities on us, or the current environmental condition of our hotel properties may be affected by the condition of the properties in the vicinity of our hotels (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Our hotel properties are also subject to the Americans with Disabilities Act of 1990, or the ADA. Under the ADA, all public accommodations must meet various Federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers and non-compliance could result in the U.S. government imposing fines or in private litigants’ winning damages. If we are required to make substantial modifications to our hotels, whether to comply with the ADA or other changes in governmental rules and regulations, our financial condition, results of operations and the ability to make distributions to our stockholders could be harmed. In addition, we are required to operate our hotel properties and laundry facilities in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and become applicable to our properties.

Tax and Employee Benefit Plan Risks

Your investment has various Federal income tax risks.

Although the provisions of the Code relevant to your investment are generally described in “U.S. Federal Income Tax Considerations,” we strongly urge you to consult your own tax advisor concerning the effects of Federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

If we fail to qualify as a REIT, our distributions will not be deductible by us and our income will be subject to Federal taxation, reducing our cash available for distribution.

We intend to qualify as a REIT under the Code, which will afford us significant tax advantages. The requirements for this qualification, however, are complex. If we fail to meet these requirements, our distributions will not be deductible by us and we will have to pay a corporate Federal level tax on our income. This would substantially reduce our cash available to pay distributions and your yield on your investment in our common stock. In addition, such a tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our results of operations. Moreover, if our REIT status is terminated because of our failure to meet a technical REIT requirement or if we voluntarily revoke our election, we would generally be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

Even if we qualify and maintain our status as a REIT, we may become subject to Federal, state or local taxes on our income or property, reducing our cash available for distribution.

Even if we qualify and maintain our status as a REIT, we may become subject to Federal income taxes and related state taxes. For example, if we have net income from a “prohibited transaction,” that income will be subject to a 100% tax. A “prohibited transaction” is, in general, the sale or other disposition of inventory or property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our property and pay Federal income tax directly on that income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of that tax liability.

We may also be subject to state and local taxes on our income or property, either directly or at the level of our operating partnership or at the level of the other companies through which we indirectly own our assets. We cannot assure you that we will be able to continue to satisfy the REIT requirements, or that it will be in our best interests to continue to do so.

In view of the complexity of the tax aspects of this offering, particularly in light of the fact that some of the tax aspects of this offering will not be the same for all investors, prospective investors are strongly advised to consult their own tax advisors with specific reference to their own tax situation prior to an investment in shares of our common stock.

If the leases of our hotels to our taxable REIT subsidiary are not respected as true leases for Federal income tax purposes, we would fail to qualify as a REIT.

To qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be passive income, like rent. For the rent paid pursuant to the leases of our hotels to Sunstone

Hotel Partnership by our taxable REIT subsidiary, the TRS Lessee, which constitutes substantially all of our gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for Federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. If the leases are not respected as true leases for Federal income tax purposes, we would fail to qualify as a REIT.

Our taxable REIT subsidiary is subject to special rules that may result in increased taxes.

Several Code provisions ensure that a taxable REIT subsidiary is subject to an appropriate level of Federal income taxation. For example, a taxable REIT subsidiary, such as the TRS Lessee, is limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives if the economic arrangements between us and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. The IRS may successfully assert that the economic arrangements of any of our inter-company transactions, including the hotel leases, are not comparable to similar arrangements between unrelated parties.

We may be required to pay a penalty tax upon the sale of a hotel.

The Federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of a hotel (or other property) constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We may make sales that do not satisfy the requirements of the safe harbors or the IRS may successfully assert that one or more of our sales are prohibited transactions and, therefore we may be required to pay a penalty tax.

We also may be subject to corporate level income tax on certain built-in gains.

We will hold certain properties acquired from C corporations (and may acquire additional such properties in the future), in which we must adopt the C corporation’s tax basis in that asset as our tax basis. If we sell any such property within ten years of the date on which we acquire it, then we will have to pay tax on the gain at the highest regular corporate tax rate.

An investment in our common stock may not be suitable for every employee benefit plan.

When considering an investment in our common stock, an individual with investment discretion over assets of any pension plan, profit-sharing plan, retirement plan, individual retirement account under Section 408(a) of the Code or other employee benefit plan covered by the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider whether the investment satisfies the requirements of Section 404 of ERISA or other applicable laws. In particular, attention should be paid to the diversification requirements of Section 404(a)(1)(C) of ERISA in light of all the facts and circumstances, including the portion of the plan’s portfolio of which the investment will be a part. All plan investors should also consider whether the investment is prudent and meets plan liquidity requirements as there may be only a limited market in which to sell or otherwise dispose of our common stock, and whether the investment is permissible under the plan’s governing instrument. We have not, and will not, evaluate whether an investment in our common stock is suitable for any particular plan.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from expected results include changes in economic, business, competitive market and regulatory conditions. Important risks and factors that could cause our actual results to differ materially from any forward-looking statements include, without limitation, the following:

•	the factors discussed in this prospectus set forth under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	downturns in economic and market conditions, particularly levels of spending in the travel and leisure industries in the markets where we invest;

•	hostilities, including future terrorist attacks, or fear of hostilities that affect travel within or to the United States;

•	the performance and reputation of the Management Company and the other independent hotel management companies with whom we contract;

•	the risks associated with the Formation and Structuring Transactions;

•	unknown liabilities and our indemnity of the Management Company;

•	the performance and reputation of our franchisors;

•	increases in interest rates and operating costs;

•	difficulties in identifying hotels to acquire and completing and integrating acquisitions;

•	our ability to sell existing hotels in a manner consistent with our business strategy;

•	changes in our board and executive officers;

•	risks related to natural disasters, including earthquakes;

•	general volatility of the capital markets and the market price of our shares of common stock;

•	our failure to qualify and maintain our status as a REIT;

•	changes in real estate and zoning laws or regulations;

•	increases in real property tax rates; and

•	changes in the competitive environment in our industry.

We do not intend, and disclaim any duty or obligation, to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this special note in mind as you read this prospectus.

This prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

USE OF PROCEEDS

In addition to the 21,100,000 shares of our common stock offered pursuant to this prospectus, we are selling 194,737 shares of our common stock to Robert A. Alter, our Chief Executive Officer and a Director, for $3.7 million in net proceeds and borrowing $75.0 million under our new term loan facility. We estimate that the net cash proceeds to us from this offering, the concurrent sale of shares of our stock to Mr. Alter and the borrowing under our new term loan facility will be approximately $443.9 million, assuming an initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, and after deducting the underwriting discount, estimated offering expenses of $5.2 million and expenses associated with the credit facilities of approximately $5.4 million. If the underwriters’ over-allotment option is exercised in full, we will sell an additional 3,165,000 shares in this offering and receive additional net proceeds of approximately $56.5 million, before reimbursing certain of the Contributing Entities’ expenses. We do not expect to incur any debt under our revolving credit facility at the closing of this offering. However, if the net proceeds from this offering are less than estimated, we may borrow under our revolving credit facility.

Sunstone Hotel Investors will use $219.0 million of the net proceeds from this offering, the concurrent sale of shares of our common stock to Mr. Alter and the borrowing under our new term loan facility to purchase from the Contributing Entities 12,247,984 membership units in Sunstone Hotel Partnership and pay certain expenses of the Contributing Entities, and will contribute the remaining net proceeds to Sunstone Hotel Partnership in exchange for an additional 9,046,753 membership units in Sunstone Hotel Partnership. In addition, all net proceeds from the exercise of the underwriters’ over-allotment option will be used for the purchase of additional membership units in Sunstone Hotel Partnership held by the Contributing Entities.

Sunstone Hotel Partnership intends to use the net proceeds received from Sunstone Hotel Investors as follows:

•	approximately $210.4 million to retire or pay down outstanding principal and an additional $6.2 million of prepayment penalties on the following indebtedness, with such principal paydowns based upon the outstanding principal as of June 30, 2004:

•	approximately $93.0 million of debt that bears interest at the greater of one-month LIBOR or 2.0% plus a spread of 345 basis points (5.5% at June 30, 2004) and matures on January 1, 2006, which will reduce the spread to a maximum of 240 basis points;

•	approximately $46.8 million of debt to Citigroup Global Markets Realty Corp. that bears interest at one-month LIBOR plus a spread of 325 basis points (4.6% at June 30, 2004) and matures on October 11, 2005;

•	approximately $17.6 million of debt to Citigroup Global Markets Realty Corp. that bears interest at the greater of one-month LIBOR or 2.5% plus a spread of 800 basis points (10.5% at June 30, 2004) and matures on October 11, 2005;

•	approximately $14.5 million of debt to Deutsche Bank Mortgage Capital, L.L.C. that bears interest at one-month LIBOR plus a spread of 290 basis points (4.3% at June 30, 2004) and matures on January 9, 2005; and

•	approximately $38.5 million of debt to GE Commercial Finance that bears interest at one-month LIBOR plus a spread of 360 basis points (5.0% at June 30, 2004) and matures on February 1, 2005;

•	approximately $6.3 million to exercise the option to acquire the ground lessor’s interest in the ground lease relating to the Embassy Suites Hotel, Chicago, Illinois; and

•	approximately $2.0 million to pay application fees to our franchisors related to the execution of franchise agreements with the TRS Lessee or its subsidiaries as part of the Formation and Structuring Transactions.

We have discretion in the manner in which we will use the net proceeds from this offering and may do so in ways not specified in this section.

DISTRIBUTION POLICY

In order to qualify as a REIT, we must annually distribute to our stockholders an amount at least equal to:

•	90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

•	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

•	any excess non-cash income (as determined under Sections 856 through 860 of the Code).

We intend to pay a quarterly distribution of $0.285 per share to our stockholders. On an annualized basis, this distribution would be $1.14 per share, or an annualized distribution rate of approximately 6.0% based on an initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. However, the timing and frequency of distributions will be authorized by our board of directors and declared by us out of assets legally available therefor based upon a number of factors, including:

•	our actual results of operations;

•	distributions we receive from Sunstone Hotel Partnership, which depends on payments received by it from the TRS Lessee;

•	our debt service requirements;

•	capital expenditure requirements for our hotels;

•	unforeseen expenditures at the hotels;

•	unforeseen liabilities arising from acts or omissions prior to or after this offering;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Code;

•	our operating expenses; and

•	other factors that our board of directors may deem relevant.

Our cash available for distributions may be less than 90% of our REIT taxable income in which case we could be required to either sell assets or borrow funds to make distributions. In addition, our ability to pay quarterly distributions is limited pursuant to our new revolving credit and term loan facilities to 95% of our funds from operations-adjusted (as defined in the facilities), which limit would have been $62.4 million for the twelve months ended June 30, 2004. Those facilities also contain financial covenants that limit our ability to sell assets or borrow funds.

Distributions to our stockholders will generally be taxable to our stockholders as ordinary income. Because a significant portion of our investments will be equity ownership interests in hotels, which will result in depreciation and non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a taxable U.S. stockholder under current Federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce the adjusted basis of the common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. Sunstone Hotel Partnership intends to make quarterly distributions to holders of membership units, including us. The TRS Lessee intends to distribute cash it does not need in its business to us, which will then be available for distribution by us to our stockholders and will generally be taxable to our stockholders as dividends.

The following table sets forth calculations relating to intended initial distributions based on our pro forma financial data, and we cannot assure you that the intended initial distributions will be made or sustained. The calculations are being made solely for the purpose of illustrating the initial distribution and are not necessarily intended to be a basis for determining future distributions. The calculations include the following material assumptions:

•	loss and cash flows from operations for the twelve months ended June 30, 2004 will be the same for the twelve months ending June 30, 2005;

•	cash flows used in investing activities will be the contractually committed and planned amounts for the twelve months ending June 30, 2005; and

•	cash flows used in financing activities will be the contractually committed amounts for the twelve months ending June 30, 2005.

These calculations do not assume any changes to our operations or any acquisitions or sales, which would affect our operating results and cash flows. We cannot assure you that our actual results will be as indicated in the calculations below. All dollar amounts are in thousands.

Pro forma for the twelve months ended June 30, 2004:

Loss from continuing operations(1)	$(8,341)

Add: Minority interest(2)	(1,826)
Add: Loan prepayment penalties(3)	2,099
Add: Amortization of deferred financing costs(4)	7,233
Add: Impairment loss(5)	18,821
Add: Depreciation and amortization	56,460
Add: Franchise fee(6)	961
Add: Loss on derivatives(4)	759
Add: Bad debt expense(7)	648

Estimated for the twelve months ending June 30, 2005:

Cash flows from operations	76,814

Cash flows used in investing activities—required capital expenditures(8)	(20,862)
Cash flows used in financing activities—scheduled principal amortization payments on notes payable(9)	(6,708)

Cash available for distribution	$49,244

Cash available for distribution to:
Common stock(10)	$39,942

Membership units(10)	$8,745

Unvested restricted stock units(10)	$556

Intended initial distribution(10)(11)	$44,066
Ratio of intended initial distribution to cash available for distribution(12)	89.5%

(1)	Pro forma loss from continuing operations is as follows:

For the year ended December 31, 2003	$(12,590)
Less: For the six months ended June 30, 2003	(2,834)
Add: For the six months ended June 30, 2004	1,415

$(8,341)

Our operating lease obligations in our pro forma statement of operations for the twelve months ended June 30, 2004 are the same as our contractual commitments for the twelve months ending June 30, 2005 described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations.” In addition, our pro forma statement of operations for the twelve months ended June 30, 2004 reflects all changes we expect regarding our historical contractual commitments with respect to franchise obligations and employment obligations for the twelve months ending June 30, 2005 described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations.” Accordingly, no adjustments have been made in the table above for these items.

(2)	Pro forma amount represents ownership of membership units in Sunstone Hotel Partnership held by the Contributing Entities.
(3)	Pro forma amount represents non-recurring cash payment made in the third quarter of 2003 recorded as interest expense.
(4)	Pro forma amount represents non-cash item recorded as interest expense.
(5)	Pro forma amount represents impairment loss recorded on investment in hotels and goodwill.
(6)	Pro forma amount represents non-cash item recorded as franchise costs.
(7)	Pro forma amount represents non-cash valuation allowance on accounts receivable recorded in other hotel operating expenses.
(8)	Estimated amount based on the amount of capital expenditures or reserves required pursuant to our management, franchise and loan agreements, which range from 4.0% to 5.0% of the revenues of each hotel. These capital expenditures include the remaining $10,043 in our full year 2004 renovation budget for the 13 hotels that are undergoing renovations. This budget includes our $9,920 of contractual construction commitments as of June 30, 2004.
(9)	Estimated amount based on our pro forma notes payable as of June 30, 2004. A reconciliation to our historical payment obligations and commitments as of June 30, 2004 is as follows:

Historical contractual obligation	$64,666
Notes payable repaid with net proceeds from this offering	(57,902)
Notes payable related to excluded hotel	(56)

Pro forma contractual obligation	$6,708

(10)	Based on 31,353,616 shares of our common stock, 6,864,572 membership units in Sunstone Hotel Partnership outstanding and not owned by us and 436,579 unvested restricted stock units following this offering. The intended initial distribution will not increase if the underwriters’ over-allotment option is exercised since the aggregate number of shares and membership units not owned by us will not change.
(11)	Estimated portion of distributions expected to represent a tax-free return of capital is 10%.
(12)	Calculated by dividing the intended initial distribution by the cash available for distribution.

DILUTION

Net Tangible Book Value

As of June 30, 2004, on a pro forma basis after giving effect to the Formation and Structuring Transactions, but before this offering, our net tangible book value was $277.1 million, or $9.50 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding and issuable upon exchange of membership units of Sunstone Hotel Partnership convertible into shares of our common stock.

Dilution After This Offering

Purchasers of our common stock in this offering will experience an immediate dilution of the net tangible book value of our common stock from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our common stock in this offering and the net tangible book value per share immediately after this offering. After giving effect to:

•	the sale of shares of our common stock offered by this prospectus and the concurrent sale of shares of our common stock to Robert A. Alter;

•	the issuance of 6,864,572 shares of our common stock issuable upon the conversion of outstanding membership units in Sunstone Hotel Partnership; and

•	the deduction of underwriting discounts and estimated offering expenses and the application of the net proceeds as described under “Use of Proceeds”

our pro forma net tangible book value as of June 30, 2004 would have been $457.8 million, or $11.98 per share of common stock. This amount represents an immediate dilution in pro forma net tangible book value of $7.02 per share of common stock to purchasers of common stock in this offering. The following table illustrates this per share dilution:

Initial public offering price per share		$19.00

Net tangible book value per share before this offering(1)	$9.50

Increase in pro forma net tangible book value per share to existing stockholders attributable to this offering	2.48

Pro forma net tangible book value per share after this offering(2)		11.98

Dilution in pro forma net tangible book value per share to new investors(3)		$7.02

(1)	Net tangible book value per share of common stock before this offering is determined by dividing tangible book value of $277.1 million (total tangible assets less total liabilities) on a pro forma basis after giving effect to the Formation and Structuring Transactions by 10,058,879 shares of our common stock outstanding and 19,112,556 shares of our common stock issuable upon conversion of membership units in Sunstone Hotel Partnership. Tangible assets is defined as total assets less goodwill and deferred financing costs, net.
(2)	Based on pro forma net tangible book value after this offering of approximately $457.8 million divided by 31,353,616 shares of our common stock outstanding and 6,864,572 shares of our common stock issuable upon conversion of membership units in Sunstone Hotel Partnership.
(3)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to the Formation and Structuring Transactions and this offering from the initial public offering price paid by a new investor for a share of our common stock.

Differences Between New and Existing Stockholders in Number of Shares of Common Stock and Amount Paid

The table below summarizes, as of June 30, 2004, on the pro forma basis discussed above, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares of common stock in this offering and by Mr. Alter for the 194,737 shares of common stock purchased from us concurrently with this offering. We used the initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

	Shares/ Units Issued		Cash/Tangible Book Value
	Number	Percentage	Amount		Per Share
Existing stockholders	10,058,879	26.3%	$174,529	(1)	$17.35
Units of our operating partnership	6,864,572	18.0%	119,106	(2)	17.35
New investors(3)	21,294,737	55.7%	404,600	(4)	19.00

Total	38,218,188	100.0%

(1)	Based on the June 30, 2004 net tangible book value (consisting of total tangible assets less total liabilities) less minority interest.
(2)	Represents the pro forma net tangible book value of minority interest attributable to the 6,864,572 units of Sunstone Hotel Partnership owned by the Contributing Entities.
(3)	Includes the purchasers in this offering of 21,100,000 shares of our common stock and 194,737 shares of our common stock concurrently sold to Mr. Alter.
(4)	Represents the gross proceeds from this offering, before deducting underwriting discounts, commissions and other expenses of this offering.

FORMATION AND STRUCTURING TRANSACTIONS

The following simplified chart sets forth our ownership structure prior to the Formation and Structuring Transactions described below.

On June 28, 2004, Sunstone Hotel Investors, Inc. was formed as a Maryland corporation with perpetual existence. On June 29, 2004, Sunstone Hotel Partnership was formed as a Delaware limited liability company. Each of the Contributing Entities is controlled by Westbrook Real Estate Partners, L.L.C.

In connection with the Formation and Structuring Transactions, the following steps will occur immediately prior to this offering of our common stock:

Step One: Each corporation that is directly or indirectly owned by a corporate subsidiary of Sunstone Hotel Investors, L.L.C., other than any corporation that is a lessee, management company or holding company with no assets or economic participation, will convert into a limited liability company.

Step Two: The Contributing Entities will contribute to Sunstone Hotel Partnership all of their assets, other than (1) Sunstone Hotel Properties, Inc., the corporation that currently manages our hotels and employs the employees for our hotels, (2) interests in the Embassy Suites Hotel, Los Angeles, California and the JW Marriott, Cherry Creek, Colorado, and (3) the ownership interests in hotel properties and corporations, which will be sold or merged with and into us in Step Eight, in return for 19,112,556 membership units in Sunstone Hotel Partnership.

Step Three: Each of the specific corporations referenced in part (3) in Step Two will distribute to the Contributing Entities all of its current and accumulated earnings and profits, which aggregated approximately $4.4 million at June 30, 2004. This distribution will be satisfied through the distribution of the Embassy Suites Hotel, Los Angeles, California referenced in Step Six.

Step Four: All of the lessee companies, which will be subsidiaries of Sunstone Hotel Partnership, will merge into or become subsidiaries of a single surviving lessee corporation, Sunstone Hotel TRS Lessee, Inc., which we refer to as the TRS Lessee.

Step Five: Sunstone Hotel Partnership will contribute all of the membership units in Buy Efficient, L.L.C. that it received in Step Two to the TRS Lessee.

Step Six: Sunstone Hotel Investors, L.L.C. will distribute its interests in the Embassy Suites Hotel, Los Angeles, California to Alter SHP LLC, an entity affiliated with Robert A. Alter, in consideration for the redemption of a 3.6% interest in Sunstone Hotel Investors, L.L.C. held by Alter SHP LLC.

Step Seven: The Contributing Entities will sell the corporate subsidiary that currently manages our hotels and employs the employees for our hotels to the Management Company and will receive from the Management Company $8.0 million in cash, of which $6.0 million will be paid at the closing of this offering and $2.0 million will be paid on or before December 31, 2005, and the TRS Lessee will enter into management agreements with the Management Company.

Step Eight: Simultaneously,

•	the Contributing Entities will sell their interests in the specific hotels not contributed in Step Two to us and will cause each of the specific corporations not contributed in part (3) in Step Two to merge with and into us in exchange for 9,990,932 shares of our common stock; and

•	we will complete this offering by issuing 21,100,000 shares of our common stock for cash, or 24,265,000 shares if the underwriters fully exercise their option to purchase additional shares of our common stock, and concurrently selling 194,737 shares of our common stock to Robert A. Alter.

Sunstone Hotel Investors, Inc. will use $219.0 million of the net proceeds of this offering, the concurrent sale of shares of our common stock to Robert A. Alter and borrowings under our new term loan facility to purchase from the Contributing Entities 12,247,984 membership units in Sunstone Hotel Partnership and reimburse certain expenses of the Contributing Entities, and will contribute the remaining net proceeds and assets held by us to Sunstone Hotel Partnership in exchange for 9,046,753 Sunstone Hotel Partnership membership units. If the underwriters fully exercise their option to purchase additional shares of our common stock, Sunstone Hotel Investors, Inc. will then purchase 3,165,000 additional Sunstone Hotel Partnership membership units for $56.5 million in cash from the Contributing Entities and reimburse certain of their expenses.

The Contributing Entities agreed to receive shares of our common stock in the steps above in exchange for interests that were held in corporate subsidiaries and in which they had a higher relative tax basis and membership units in Sunstone Hotel Partnership in the steps above in exchange for interests in which they had a lower tax basis. The shares of common stock and membership units received by the Contributing Entities will be tax-free, other than the shares of common stock received for assets held other than in corporate subsidiaries. Accordingly, for the shares of common stock received in a taxable transaction, the Contributing Entities generally contributed assets in which it had a higher relative tax basis to reduce the amount of taxes that might be due at the time of this offering.

In the Formation and Structuring Transactions:

•	Sunstone Hotel Investors, L.L.C. will contribute or sell 33 hotels, two hotels held for sale and Buy Efficient, L.L.C. to us for 4,516,702 shares of our common stock and 8,636,329 membership units in Sunstone Hotel Partnership, of which 5,535,354 will be purchased by us for approximately $99.0 million in cash; the remaining 7,617,676 shares and units will have a value of approximately $144.7 million based on an assumed initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

•	WB Hotel Investors, LLC will contribute or sell five hotels to us for 889,469 shares of our common stock and 1,709,764 membership units in Sunstone Hotel Partnership, of which 1,093,868 will be purchased by us for approximately $19.6 million in cash; the remaining 1,505,365 shares and units will have a value of approximately $28.6 million based on an assumed initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

•	Sunstone/WB Hotel Investors IV, LLC will contribute or sell 15 hotels to us for 4,584,761 shares of our common stock and 7,831,659 membership units in Sunstone Hotel Partnership, of which 5,225,357 units will be purchased by us for approximately $93.4 million in cash; the remaining 7,191,063 shares and units will have a value of approximately $136.6 million based on an assumed initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

•	Sunstone/WB Manhattan Beach, LLC will contribute or sell one hotel to us for no shares of our common stock and 934,804 membership units in Sunstone Hotel Partnership, of which 393,405 units will be purchased by us for approximately $7.0 million in cash; the remaining 541,399 units will have a value of approximately $10.3 million based on an assumed initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

In connection with the Formation and Structuring Transactions, we did not obtain any independent third party appraisals or establish any values for any of the hotels owned by the Contributing Entities. The percentage allocation of the aggregate consideration among the Contributing Entities was negotiated among the Contributing Entities on an aggregate basis for each Contributing Entity and no shares or units correspond to a particular hotel. Depending on the price per share in this offering, the value of the consideration received by the Contributing Entities for the hotels may be more or less than the value of the hotels.

In the Formation and Structuring Transactions, Alter SHP LLC will receive the interests in the Embassy Suites Hotel, Los Angeles, California in exchange for redemption of a portion of its membership interest in Sunstone Hotel Investors, L.L.C. so that Alter SHP LLC would not seek an agreement to protect it from adverse tax consequences associated with the sale of hotels as a result of its tax basis in Sunstone Hotel Investors, L.L.C. As of June 30, 2004, this hotel had a book value of approximately $900,000 in excess of the debt required to be repaid on the property. Following the distribution, Alter SHP LLC will have a 0.66% membership interest in Sunstone Hotel Investors, L.L.C.

The Contributing Entities and some of our directors and officers may be considered our founders because they participated in founding and organizing our business. The Contributing Entities formed us and will cause the Formation and Structuring Transactions to occur. Messrs. Kaziolionis, Paul and Alter serve on the executive committees of the Contributing Entities. Messrs. Alter and Kline served as officers of the Contributing Entities prior to the Formation and Structuring Transactions. Messrs. Kaziolionis, Paul and Alter will serve as members of our board of directors and Messrs. Alter, Kline and Stougaard will serve as our executive officers following the Formation and Structuring Transactions.

The following simplified chart sets forth our corporate structure immediately following the Formation and Structuring Transactions described above and this offering:

If the underwriters’ over-allotment option is exercised, the purchasers in this offering would own 70.3% of our common stock, our officers would own 0.8% of our common stock, we would own 90.3% of Sunstone Hotel Partnership and the Contributing Entities would own 28.9% of our common stock and 9.7% of Sunstone Hotel Partnership.

The Contributing Entities consist of Sunstone Hotel Investors, L.L.C., WB Hotel Investors, LLC, Sunstone/WB Hotel Investors IV, LLC and Sunstone/WB Manhattan Beach, LLC. Each of the Contributing Entities is controlled by Westbrook Real Estate Partners, L.L.C. and has the following ownership structure:

•	funds managed by entities owned by Westbrook Real Estate Partners, L.L.C. own approximately 94.47% of Sunstone Hotel Investors, L.L.C., 95.0% of WB Hotel Investors, LLC and 98.5% of Sunstone/WB Hotel Investors IV, LLC;

•	the remaining ownership of Sunstone Hotel Investors, L.L.C. consists of 4.3% (0.66% after the Formation and Structuring Transactions) owned by Alter SHP LLC, an entity controlled by Mr. Alter, and 1.23% owned by other individual investors;

•	the remaining ownership of WB Hotel Investors, LLC consists of 2.45% indirectly owned by Mr. Alter, 0.54% indirectly owned by Mr. Stougaard and 2.01% indirectly owned by other individual investors, including employees of the Management Company;

•	the remaining ownership of Sunstone/WB Hotel Investors IV, LLC consists of approximately 0.675% indirectly owned by Mr. Alter, 0.136% indirectly owned by Mr. Kline, 0.136% indirectly owned by Mr. Stougaard and 0.554% indirectly owned by other individual investors, including employees of the Management Company; and

•	Sunstone/WB Manhattan Beach, LLC is directly owned 91.5% by Sunstone/WB Hotel Investors IV, LLC and indirectly owned 4.25% by Mr. Alter, 2.125% by Mr. Kline and 2.125% by another individual investor.

Messrs, Alter, Kline and Stougaard also have non-ownership interests in the Contributing Entities. The interests in the Contributing Entities are discussed in more detail under “Certain Relationships and Related Transactions— The Contributing Entities.” Other than the reduction of Alter SHP LLC’s interest in Sunstone Hotel Investors, L.L.C. from 4.3% to 0.66% in connection with the distribution of the Embassy Suites Hotel, Los Angeles, California, and a corresponding increase in the percentage ownership of the other members of Sunstone Hotel Investors, L.L.C., the Formation and Structuring Transactions will have no effect on the ownership of the Contributing Entities.

As illustrated in the chart above, Sunstone Hotel Partnership becomes the operating partnership in an umbrella partnership real estate investment trust, or UPREIT, structure with the following owners: Sunstone Hotel Investors, Inc., which is the REIT and the sole managing member of the operating partnership, and the Contributing Entities. In an UPREIT, the operating partnership directly owns all properties, and the REIT owns a substantial interest in and, in our case, is the sole managing member of the operating partnership.

The TRS Lessee, as tenant, will lease the hotels from Sunstone Hotel Partnership, the operating partnership, as landlord. The TRS Lessee will contract with the Management Company and, with respect to five hotels, with Hyatt or Marriott, so that such parties may operate the hotels for the TRS Lessee.

In connection with this offering, pursuant to our 2004 long-term incentive plan, we will grant 210,526 restricted stock units to Mr. Alter, 118,421 restricted stock units to Mr. Kline and 92,105 restricted stock units to Mr. Stougaard. Twenty-five percent of Messrs. Alter’s, Kline’s and Stougaard’s units will vest at the closing of this offering and 15% will vest on the second anniversary of the closing of this offering. With respect to Mr. Alter, 20% of his units will vest on the third anniversary of this offering and 1.67% will vest monthly thereafter so long as Mr. Alter remains employed by us. With respect to Messrs. Kline and Stougaard, the remaining units will vest in equal installments on the third, fourth and fifth anniversaries of the closing of this offering. As a result of tax withholding obligations on the 105,263 restricted stock units that vest on the closing of this offering, we expect to issue only 67,947 shares of our common stock to those individuals for the vested units.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2004, on an historical basis, on a pro forma basis to give effect to the Formation and Structuring Transactions and the elimination of hotels held for sale (discontinued operations), and on a pro forma basis to give effect to the Formation and Structuring Transactions, the elimination of hotels held for sale (discontinued operations) and this offering and the use of the net proceeds from this offering, the concurrent sale of shares of our common stock to Robert A. Alter and borrowings under our new term loan facility as described in “Use of Proceeds.”

	June 30, 2004
	Historical	Pro Forma for Formation and Structuring Transactions	Pro Forma
		(unaudited)	(unaudited)
	(dollars in thousands)
Cash	$23,583	$32,713	$40,410

Long-term debt:
Revolving credit facility(1)	$—	$—	$—
Term loan facility(1)	—	—	75,000
Secured notes payable, less current portion(1)(2)	826,894	785,789	633,163

Total long-term debt	826,894	785,789	708,163
Minority interests	528	528	89,450
Members’ equity	330,731	313,440	—
Preferred stock, $0.01 par value, no shares authorized, issued and outstanding, historical; 100,000,000 shares authorized, no shares issued and outstanding, pro forma	—	—	—
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding, historical; 500,000,000 shares authorized, 31,353,616 shares issued and outstanding, pro forma(3)	—	—	314
Additional paid-in capital	—	—	408,778

Total equity	330,731	313,440	409,092

Total capitalization	$1,158,153	$1,099,757	$1,206,705

(1)	See “Outstanding Indebtedness” for a description of our new revolving credit facility, our new term loan facility and our notes payable.
(2)	Excludes current portion of long-term debt as of June 30, 2004 of $64,543 for the Historical, $64,487 for the Pro Forma for Formation and Structuring Transactions and $6,708 for the Pro Forma.
(3)	The common stock outstanding as shown includes shares of our common stock to be issued in this offering, the concurrent sale of shares of our common stock to Robert A. Alter, the common stock to be issued to the Contributing Entities as part of the Formation and Structuring Transactions and the 67,947 shares to be issued in respect of vested restricted stock units under our 2004 long-term incentive plan and excludes:

•	3,165,000 shares of our common stock issuable upon exercise of the underwriters’ over-allotment option to purchase additional shares;

•	2,032,053 additional shares of our common stock available for future issuance under our 2004 long-term incentive plan, of which 436,579 will be issued to our employees and unvested at the closing of this offering; and

•	6,864,572 shares of our common stock reserved for issuance with respect to units of Sunstone Hotel Partnership that may, subject to limits in the operating agreement for Sunstone Hotel Partnership, be exchanged for cash or, at our option, shares of our common stock generally commencing 12 months after the completion of this offering.

SELECTED FINANCIAL AND OPERATING DATA

You should read the following selected historical financial and operating data together with “Unaudited Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and related notes included elsewhere in this prospectus.

The selected historical financial data as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003 has been derived from our combined financial statements audited by Ernst & Young LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The selected historical financial data as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 has been derived from our unaudited combined financial statements included elsewhere in this prospectus.

The unaudited pro forma financial information presented gives effect to (1) hotel acquisitions, hotels held for sale (discontinued operations) and a hotel under contract to sell and classified as held for sale after June 30, 2004, (2) the Formation and Structuring Transactions and (3) this offering and the application of the net proceeds, the concurrent sale of shares of our common stock to Robert A. Alter and borrowings under our new term loan facility. It presents the unaudited pro forma combined balance sheet data as of June 30, 2004 as if these transactions had occurred as of June 30, 2004 and the unaudited pro forma combined statement of operations data for the year ended December 31, 2003 and the six months ended June 30, 2004 as if these transactions had occurred as of the beginning of the periods indicated. The adjustments are discussed in detail under “Unaudited Pro Forma Financial Data.” The unaudited pro forma financial data does not purport to represent what our financial position or results of operations would actually have been if this offering and the application of the net proceeds from this offering had in fact occurred on the dates discussed above. You should read the assumptions on which the pro forma financial data is based from pages F-2 through F-15 in connection with the pro forma financial data contained in this summary.

We present the following two non-GAAP financial measures throughout this prospectus that we believe are useful to investors as key measures of our operating performance: (1) Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; and (2) Funds From Operations, or FFO.

EBITDA represents net income (loss) excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group. The Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002) defines FFO to mean net income (loss) before minority interests (computed in accordance with GAAP), excluding gains and losses from debt restructuring and sales of property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. We believe that these items are more representative of our asset base and our acquisition and disposition activities than our ongoing operations. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure.

We caution investors that amounts presented in accordance with our definitions of EBITDA and FFO may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA and FFO should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA and FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA and FFO can enhance your understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow. Under “Summary Historical and Pro Forma Financial and Operating Data” and this section, as required, we include a quantitative reconciliation of EBITDA and FFO to the most directly comparable GAAP financial performance measure, which is net income (loss).

We acquired 15 hotels in December 2002, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which affects the comparability of the data reflected herein.

You should read the following historical and pro forma financial and operating data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Financial Data” and our combined financial statements and related notes included elsewhere in this prospectus.

	Year ended or as of December 31,						Six months ended or as of June 30,
	1999(1)	2000	2001	2002	2003	2003 Pro Forma	2003	2004	2004 Pro Forma
	(unaudited)	(unaudited)		(in thousands)

Combined statement of operations data:
Revenues:
Room	$140,007	$165,748	$181,284	$191,794	$315,812	$310,126	$151,531	$166,957	$161,834
Food and beverage	31,227	38,373	41,885	47,700	107,200	106,245	51,670	54,849	53,947
Other operating	20,783	18,206	20,311	21,721	36,985	36,464	17,548	21,576	21,201
Management and other fees from affiliates	—	—	—	194	705	—	132	522	—

Total revenues	192,017	222,327	243,480	261,409	460,702	452,835	220,881	243,904	236,982

Operating expenses:
Room	31,519	35,886	41,288	43,318	74,471	73,232	35,338	37,267	36,155
Food and beverage	25,024	30,233	33,293	35,010	76,750	75,887	37,300	37,923	37,173
Other operating	13,548	13,312	13,744	14,537	25,582	25,119	11,534	14,320	14,019
Advertising and promotion	17,033	11,448	13,670	15,478	29,362	28,652	14,287	14,743	14,170
Repairs and maintenance	7,492	8,578	10,067	11,081	21,186	20,796	10,194	10,675	10,380
Utilities	7,399	8,807	11,243	11,464	19,538	19,105	9,110	10,129	9,810
Franchise costs	4,137	12,090	3,747	14,984	24,005	23,495	11,317	12,814	12,323
Property tax, ground lease and insurance	4,508	9,765	12,048	13,143	29,196	28,178	14,472	13,625	12,936
General and administrative	27,470	30,523	46,689	39,122	64,229	62,853	30,156	32,853	31,108
Depreciation and amortization	31,535	26,245	30,117	34,213	53,481	55,009	26,398	28,444	28,756
Impairment loss	—	—	—	6,789	11,382	11,382	—	7,439	7,439
Goodwill amortization	753	6,797	4,925	—	—	—	—	—	—
Merger and transactions cost	14,000	—	—	—	—	—	—	—	—

Total operating expenses	184,418	193,684	220,831	239,139	429,182	423,708	200,106	220,232	214,269

Operating income (loss)	7,599	28,643	22,649	22,270	31,520	29,127	20,775	23,672	22,713
Interest and other income	881	658	1,070	2,080	712	712	328	216	216
Interest expense	(23,812)	(43,345)	(42,338)	(29,186)	(55,235)	(45,186)	(26,202)	(26,576)	(21,204)

Loss before minority interest, income taxes, cumulative effect of change in accounting principle and discontinued operations	(15,332)	(14,044)	(18,619)	(4,836)	(23,003)	(15,347)	(5,099)	(2,688)	1,725
Minority interest	569	(424)	—	—	(17)	2,757	—	166	(310)
Income tax benefit (provision)(2)	—	—	8,770	4,715	2,017	—	(359)	(780)	—

Loss from continuing operations before cumulative effect of change in accounting principle and discontinued operations	(14,763)	(14,468)	(9,849)	(121)	(21,003)	(12,590)	(5,458)	(3,302)	1,415
Cumulative effect of change in accounting principle	—	—	(1,326)	—	—	—	—	—	—
Income (loss) from discontinued operations	8,068	5,734	(7,632)	(10,265)	(1,263)	—	(1,207)	(18,188)	—

Net (loss) income	$(6,695)	$(8,734)	$(18,807)	$(10,386)	$(22,266)	$(12,590)	$(6,665)	$(21,490)	$1,415

EBITDA	$72,772	$101,027	$73,293	$59,533	$96,855	$87,605	$53,713	$36,025	$51,375
FFO	36,599	29,999	19,071	29,602	23,482	36,906	23,827	8,516	29,103
Cash flows from operating activities	31,060	45,510	43,317	26,720	60,034	N/A	26,190	28,422	N/A

	Year ended or as of December 31,						Six months ended or as of June 30,
	1999(1)	2000	2001	2002	2003	2003 Pro Forma	2003	2004	2004 Pro Forma
	(in thousands, except statistical data)
Combined balance sheet data:
Investment in hotel properties, net	$892,932	$992,509	$821,588	$1,316,659	$1,227,537		$1,345,143	$1,194,216	$1,131,612
Hotel properties held for sale, net	—	—	—	—	—		—	22,232	—
Total assets	1,028,700	1,132,312	915,654	1,445,889	1,364,942		1,487,807	1,355,519	1,278,523
Total debt	583,842	665,157	515,407	942,423	917,652		969,690	912,973	714,871
Total liabilities	679,999	773,196	616,869	1,047,147	1,033,993		1,085,358	1,024,260	779,981
Equity	346,306	359,116	298,785	398,742	330,345		402,449	330,731	409,092
Common stock/membership unit information:
Common stock outstanding						31,354			31,354
Membership units outstanding						6,864			6,864
Unvested restricted stock issuable(4)						282			282

Total diluted common stock, membership units and unvested restricted stock units outstanding						38,500			38,500

Statistical data:
Number of hotels	59	65	52	66	61	54	68	60	54
Number of rooms	10,525	12,502	10,804	15,664	14,901	13,183	15,664	14,529	13,183
Occupancy(3)	65.0%	68.0%	66.2%	68.0%	68.1%	68.2%	66.4%	70.2%	70.1%
Average daily rate(3)	$86.54	$89.17	$88.36	$87.40	$95.09	$95.32	$95.59	$96.51	$96.84
RevPAR(3)	$56.25	$60.64	$58.49	$59.43	$64.76	$65.01	$63.47	$67.75	$67.88

(1)	Combined for the periods before and after the going private transaction on November 22, 1999.
(2)	See Note 9 to the Combined Financial Statements of Sunstone Hotel Investors, L.L.C., WB Hotel Investors, LLC and Sunstone/WB Hotel Investors IV, LLC.
(3)	Excludes hotels held in discontinued operations, which are described elsewhere in this prospectus.
(4)	Shares of common stock issuable related to unvested restricted stock units.

The following tables show the reconciliation between net income (loss) and EBITDA, and net income (loss) and FFO for the periods indicated:

Reconciliation of Net Income (Loss) to EBITDA

	Year ended December 31,						Six months ended June 30,
	1999(1)	2000	2001	2002	2003	2003 Pro Forma	2003	2004	2004 Pro Forma
	(unaudited)	(unaudited)		(in thousands)
Net income (loss)	$(6,695)	$(8,734)	$(18,807)	$(10,386)	$(22,266)	$(12,590)	$(6,665)	$(21,490)	$1,415

Depreciation and amortization —continuing operations	32,288	33,042	35,042	34,213	53,481	55,009	26,398	28,444	28,756
Depreciation and amortization —discontinued operations	12,328	12,064	8,023	5,732	7,007	—	4,094	1,346	—
Interest expense —continuing operations	23,812	43,345	42,338	29,186	55,235	45,186	26,202	26,576	21,204
Interest expense —discontinued operations	11,039	21,310	15,767	5,172	6,262	—	3,106	1,288	—
Income tax provision (benefit) —continuing operations(2)	—	—	(8,770)	(4,715)	(2,017)	—	359	780	—
Income tax provision (benefit) —discontinued operations	—	—	(300)	331	(847)	—	219	(919)	—

EBITDA(3)	$72,772	$101,027	$73,293	$59,533	$96,855	$87,605	$53,713	$36,025	$51,375

(1)	Combined for the periods before and after the going private transaction on November 22, 1999.
(2)	See Note 9 to the Combined Financial Statements of Sunstone Hotel Investors, L.L.C., WB Hotel Investors, LLC and Sunstone/WB Hotel Investors IV, LLC.
(3)	EBITDA has not been adjusted for the cumulative effect of a change in accounting principle of $1.3 million in 2001 pertaining to the adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which required us to recognize all derivatives on the balance sheet at fair value. EBITDA also has not been adjusted for the following amounts included in net income (loss) because these items have either occurred during the prior two years or are reasonably likely to occur within two years. This information relates to gains or losses on hotels that we have sold and impairment losses, and we have included this information since we do not consider these items in evaluating the operating performance of our hotels.

	Year ended December 31,						Six months ended June 30,
	1999	2000	2001	2002	2003	2003 Pro Forma	2003	2004	2004 Pro Forma
	(unaudited)	(unaudited)		(in thousands)
(Gain) loss on sale of assets	$—	$—	$(262)	$43	$(14,757)	$—	$—	$382	$—
Impairment loss—continuing operations	—	—	—	6,789	11,382	11,382	—	7,439	7,439
Impairment loss—discontinued operations	—	—	3,985	9,658	16,991	—	—	16,954	—

Total	$—	$—	$3,723	$16,490	$13,616	$11,382	$—	$24,775	$7,439

Reconciliation of Net Income (Loss) to Funds From Operations, or FFO

	Year ended December 31,						Six months ended June 30,
	1999(1)	2000	2001	2002	2003	2003 Pro Forma	2003	2004	2004 Pro Forma
	(in thousands)
Net income (loss)	$(6,695)	$(8,734)	$(18,807)	$(10,386)	$(22,266)	$(12,590)	$(6,665)	$(21,490)	$1,415
Minority interest	(569)	424	—	—	17	(2,757)	—	(166)	310
Real estate depreciation and amortization—continuing operations(2)	31,535	26,245	30,117	34,213	53,481	52,253	26,398	28,444	27,378
Real estate depreciation and amortization—discontinued operations	12,328	12,064	8,023	5,732	7,007	—	4,094	1,346	—
(Gain) loss on sale of assets	—	—	(262)	43	(14,757)	—	—	382	—

FFO(3)	$36,599	$29,999	$19,071	$29,602	$23,482	$36,906	$23,827	$8,516	$29,103

(1)	Combined for the periods before and after the going private transaction on November 22, 1999.
(2)	Depreciation and amortization—continuing operations for FFO reconciliation purposes excludes $0.8 million, $6.8 million and $4.9 million of goodwill amortization in 1999, 2000 and 2001, respectively.
(3)	FFO has not been adjusted for the cumulative effect of a change in accounting principle of $1.3 million in 2001 pertaining to our adoption of the requirements of SFAS No. 133, Accounting for Derivatives and Hedging Activities, as amended, which required us to recognize all derivatives on the balance sheet at fair value. FFO also has not been adjusted for the following amounts included in net income (loss) because these items have either occurred during the prior two years or are reasonably likely to occur within two years. This information relates to impairment losses and we have included this information since we do not consider these items in evaluating the operating performance of our hotels.

	Year ended December 31,						Six months ended June 30,
	1999	2000	2001	2002	2003	2003 Pro Forma	2003	2004	2004 Pro Forma
	(in thousands)
Impairment loss—continuing operations	$—	$—	$—	$6,789	$11,382	$11,382	$—	$7,439	$7,439
Impairment loss—discontinued operations	—	—	3,985	9,658	16,991	—	—	16,954	—

Total	$—	$—	$3,985	$16,447	$28,373	$11,382	$—	$24,393	$7,439

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with “Selected Financial and Operating Data,” “Unaudited Pro Forma Financial Data” and our combined financial statements and related notes appearing elsewhere in this prospectus.

Overview

We own primarily upper upscale and upscale hotels in the United States operated under leading brand names franchised or licensed from others, such as Marriott, Hilton, InterContinental, Hyatt, Starwood, Carlson and Wyndham.

Operations

Our historical financial data is for our predecessor companies, who owned and operated the hotels during the periods presented. In connection with this offering, we expect to make substantial changes to our operations to effect the Formation and Structuring Transactions and to qualify and elect to be treated as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code. As a result, our historical results of operations and financial position are not indicative of our results of operations and financial position after completion of the Formation and Structuring Transactions.

Formation and Structuring Transactions and this offering. The following items associated with the completion of the Formation and Structuring Transactions and this offering will affect our future results of operations:

•	the payment of management fees to the Management Company, which will assume responsibility for our hotel operations pursuant to the management agreements with us;

•	the reduction of corporate general and administrative costs as a result of the employee transfers to the Management Company;

•	the reflection of a minority interest to give effect to the interests in Sunstone Hotel Partnership owned by the Contributing Entities;

•	the exclusion of two hotels that will not be contributed to us, three hotels that are held for sale as of June 30, 2004 and one hotel that we entered into a contract to sell after June 30, 2004;

•	the reduction in interest expense as a result of the repayment of some of our notes payable;

•	the reduction in ground lease expense reflecting the exercise of our option to acquire the ground lessor’s interest in the land under the Embassy Suites Hotel, Chicago, Illinois; and

•	the incremental costs associated with operating as a public company, which are estimated to be approximately $2.2 million per year.

The effects of these matters are described under “Unaudited Pro Forma Financial Data.”

REIT structure. For us to qualify as a REIT, our income cannot be derived from our operation of hotels. Therefore, consistent with the provisions of the Code, Sunstone Hotel Partnership and its subsidiaries will lease our hotel properties to our taxable REIT subsidiary lessee, Sunstone Hotel TRS Lessee, Inc., or the TRS Lessee, who will in turn contract with “eligible independent contractors” to manage our hotels. Under the Code, an “eligible independent contractor” is an independent contractor who is actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS Lessee. Sunstone Hotel

Partnership and the TRS Lessee will be consolidated into our financial statements for accounting purposes. Since we control both Sunstone Hotel Partnership and our TRS Lessee, our principal source of funds on a consolidated basis will be from the performance of our hotels. The earnings of the TRS Lessee will be subject to taxation like other C corporations, which will reduce our operating results, funds from operations and the cash otherwise available for distribution to our stockholders.

Factors Affecting Our Results of Operations

Revenues. Substantially all of our revenues are derived from the operation of our hotels. Specifically, our revenues consist of the following:

•	Room revenue, which is primarily driven by occupancy and average daily rate;

•	Food and beverage revenue, which is primarily driven by occupancy and banquet/catering bookings;

•	Other operating revenue, which consists of ancillary hotel revenue such as telephone, parking, spa, golf, entertainment and other guest services and is primarily driven by occupancy. Additionally, this category includes operating revenue from our two commercial laundry facilities located in Rochester, Minnesota and Salt Lake City, Utah and our electronic purchasing platform, Buy Efficient, L.L.C.; and

•	Management and other fees from affiliates, which consists of other non-operating income and management and other fees from our affiliates prior to the Formation and Structuring Transactions.

The following performance indicators are commonly used in the hotel industry:

•	occupancy;

•	average daily rate, or ADR;

•	revenue per available room, or RevPAR, which is the product of occupancy and ADR, but does not include food and beverage revenue, other operating revenue or management and other fees from affiliates; and

•	hotel operating margin, which tracks our profitability by measuring the percentage of hotel operating income (room, food and beverage and other operating revenues, less hotel operating expenses, which consist of room, food and beverage and other hotel expenses) divided by hotel operating revenues (room, food and beverage and other operating revenues).

Operating costs and expenses. Our operating costs and expenses consist of the following:

•	Room expense, which like room revenue, is primarily driven by occupancy and, therefore, has a significant correlation with room revenue;

•	Food and beverage expense, which like food and beverage revenue, is primarily driven by occupancy and banquet and catering bookings and, therefore, has a significant correlation with food and beverage revenue;

•	Other operating expense, which consists of the corresponding expense of other operating revenue, advertising and promotion, repairs and maintenance, utilities, and franchise fees and assessments categories;

•	Property tax, ground lease and insurance expense, which consists of the expenses associated with property tax, ground lease and insurance payments, each of which are primarily fixed expenses;

•	General and administrative expense, which consists of our property-level general and administrative expenses, as well as corporate level expenses such as payroll and related costs, professional fees, travel expenses and office rent, as well as management fees with respect to our hotels; and

•	Depreciation and amortization expense, which consists of depreciation on our hotel buildings, improvements, furniture, fixtures and equipment (since January 1, 2002, we have not amortized our goodwill).

Most categories of variable operating expenses, such as utilities and certain labor costs, such as housekeeping, fluctuate with changes in occupancy. Increases in RevPAR attributable to improvements in occupancy are accompanied by increases in most categories of variable operating costs and expenses. Increases in RevPAR attributable to improvements in ADR typically only result in increases in limited categories of operating costs and expenses, primarily credit card commissions, franchise fees and franchise assessments. Thus, improvements in ADR have a more significant impact on improving our operating margins than occupancy.

Following the events of September 11, 2001, we developed and implemented aggressive operating strategies to further increase operating efficiencies and reduce variable costs and expenses at our hotels to minimize the impact of reductions in RevPAR resulting from reductions in room occupancy. These strategies included reducing labor costs by streamlining staffing levels and responsibilities, reducing amenities and services where appropriate on a hotel-by-hotel basis, and refocusing marketing strategies. We expect many of these strategies will continue to be used by the Management Company and our other independent hotel operators.

We continually seek to improve our operating leverage, which generally refers to the ability to generate incremental profit based on limited variable costs. Notwithstanding our efforts to reduce variable costs, there are limits to how much we or, following the Formation and Structuring Transactions, the Management Company and our other operators, can accomplish in that regard without affecting the competitiveness of our hotels and our guests’ experiences at our hotels. Furthermore, we have significant fixed costs, such as depreciation and amortization, insurance and other expenses associated with owning hotels that do not necessarily decrease when circumstances such as market factors cause a reduction in our hotel revenue. For example, we have experienced increases in wages, employee benefits (especially workers’ compensation in our California hotels and health insurance) and utility costs, which negatively affected our operating margin. Our historical performance may not be indicative of future results, and our future results may be worse than our historical performance.

Acquisition, Sale and Major Redevelopment Activity

Our results during the periods discussed have been, and our future results will be, affected by our acquisition, sale and redevelopment activity during the applicable period.

Acquisition of hotels. The following table sets forth the hotels that we have acquired or developed since the beginning of 2001 and indicates their room count and acquisition date:

Hotel	Rooms		Acquisition Date
2004
Second Quarter of 2004 Residence Inn by Marriott, Rochester, Minnesota	80		June 18, 2004(1)
JW Marriott, Cherry Creek, Colorado(2)	196		April 28, 2004

First Quarter of 2004 None

2003 Residence Inn by Marriott, Manhattan Beach, California Marriott, Ontario, California	176 299		June 20, 2003 January 24, 2003

2002
Crowne Plaza, Grand Rapids, Michigan	320		December 18, 2002
Wyndham, Houston, Texas Embassy Suites Hotel, Chicago, Illinois	472 358	(3)	December 18, 2002 December 18, 2002
Marriott, Woodland Hills, California	473		December 6, 2002
Doubletree, Minneapolis, Minnesota	230		December 5, 2002
Hilton, Del Mar, California	251	(3)	December 5, 2002
Hilton, Huntington, New York	302		December 5, 2002
Hyatt, Newport Beach, California	403		December 5, 2002
Marriott, Troy, Michigan	350		December 5, 2002
Marriott, Philadelphia, Pennsylvania	286		December 5, 2002
Marriott, Houston, Texas	391		December 5, 2002
Marriott, Tysons Corner, Virginia	390		December 5, 2002
Radisson, Englewood, New Jersey	194		December 5, 2002
Radisson, Williamsburg, Virginia	303		December 5, 2002
Valley River Inn, Eugene, Oregon	257		December 5, 2002

2001 None

Total January 1, 2001 to June 30, 2004	5,731

(1)	Opening date of developed hotel.
(2)	Excluded from our total of 54 hotels following the Formation and Structuring Transactions.
(3)	Original acquisition room count prior to room expansions.

The aggregate cost for these 19 hotel acquisitions was approximately $618.0 million, or $108 thousand per room. The operations of the acquired hotels for each of the periods presented through June 30, 2004 are included in our financial results following the date of acquisition. The cost of the acquisitions is included in our cash flows from investing activities for each of the periods presented through June 30, 2004. The JW Marriott, Cherry Creek, Colorado will not be included in our results following the Formation and Structuring Transactions.

Sale of hotels. The following table sets forth the hotels that since the beginning of 2001 have been sold or are currently held for sale and indicates their room count and sale date:

Hotel	Rooms	Sale Date
2004
Third Quarter of 2004
Holiday Inn, Flagstaff, Arizona(1)	156	Pending
San Marcos Resort, Chandler, Arizona(2)	295	Pending
Concord Hotel and Conference Center, Concord, California	324	September 30, 2004
Four Points—Sheraton, Silverthorne, Colorado	160	August 27, 2004

Second Quarter of 2004
Holiday Inn, Anchorage, Alaska	247	May 27, 2004
Holiday Inn, La Mirada, California	292	May 18, 2004
Hawthorn Suites, Anaheim, California	129	April 15, 2004

First Quarter of 2004
None

2003
Marriott, Woodland Hills, California	473	December 10, 2003
Hampton Inn, Clackamas, Oregon	114	October 30, 2003
Hilton Garden Inn, Sacramento, California	154	July 31, 2003
Hampton Inn, Denver, Colorado	152	July 24, 2003
Hampton Inn, Pueblo, Colorado	112	July 24, 2003
Hampton Inn, Mesa, Arizona	118	July 22, 2003
Hampton Inn, Tucson, Arizona	126	July 22, 2003

2002
Hilton Garden Inn, Rio Rancho, New Mexico	129	March 27, 2002

2001
Holiday Inn, Steamboat Springs, Colorado	82	October 12, 2001
Holiday Inn, Santa Clara, California	168	August 3, 2001
Comfort Suites, San Francisco, California	165	July 26, 2001
Fairfield Inn, Santa Clarita, California	66	July 2, 2001
Hampton Inn, Santa Clarita, California	130	July 2, 2001
Residence Inn by Marriott, Santa Clarita, California	90	July 2, 2001
Holiday Inn, Wilsonville, Oregon	169	May 2, 2001
Hampton Inn, Oakland, California	152	April 2, 2001
Courtyard by Marriott, Cypress, California	180	February 28, 2001
Residence Inn by Marriott, San Diego, California	144	February 28, 2001
Residence Inn by Marriott, San Diego, California	121	February 28, 2001
Residence Inn by Marriott, Highland Ranch, Colorado	117	February 28, 2001
Residence Inn by Marriott, Provo, Utah	114	February 28, 2001

Total January 1, 2001 to June 30, 2004	4,679

(1)	Excluded from our total of 54 hotels following the Formation and Structuring Transactions. This hotel is held under a contract to sell.
(2)	Excluded from our total of 54 hotels following the Formation and Structuring Transactions. This hotel is held under a contract to sell, subject to the purchaser securing the appropriate insurance coverages.

The aggregate net sale proceeds for the 24 closed hotel dispositions through June 30, 2004 was $328.5 million, or $88 thousand per room. The results of operations of all of the hotels identified above and the gains or losses on dispositions through June 30, 2004 are included in discontinued operations for all periods presented through the time of sale. The proceeds from the sales through June 30, 2004 are included in our cash flows from investing activities for the respective periods.

The operations of the hotels that have been sold or are held for sale, as well as any gains or losses on sale for each of the periods presented through June 30, 2004 are included in our income (loss) from discontinued operations for the respective periods.

The following table summarizes our portfolio and room data since the beginning of 2001 adjusted for the hotels acquired and sold during the respective periods. From January 1, 2001 to June 30, 2004, we have increased the average number of rooms per hotel from 191 to 242 as a result of the above acquisitions and sales, as further detailed in the table below (third quarter 2004 figures include pending transactions).

				2004
	2001	2002	2003	First Quarter	Second Quarter		Third Quarter
Portfolio Data—Hotels
Number of hotels—beginning of period	65	52	66	61	61		60
Add: Acquisitions	—	15	2	—	—		—
Add: Developments	—	—	—	—	2	(1)	—
Less: Sales	13	1	7	—	3		4	(2)
Less: Assets not included	—	—	—	—	—		2	(3)

Number of hotels—end of period	52	66	61	61	60		54
Portfolio Data—Rooms
Number of rooms—beginning of period	12,421	10,804	15,664	14,901	14,901		14,529
Add: Acquisitions	—	4,980	475	—	—		—
Add: Developments	—	—	—	—	276	(1)	—
Add: Room expansions	81	9	11	—	20		—
Less: Sales	1,698	129	1,249	—	668		935	(2)
Less: Assets not included	—	—	—	—	—		411	(3)

Number of rooms—end of period	10,804	15,664	14,901	14,901	14,529		13,183

Average rooms per hotel—end of period	208	237	244	244	242		244

(1)	Reflects the opening of the Residence Inn by Marriott, Rochester, Minnesota and the acquisition of the JW Marriott, Cherry Creek, Colorado.
(2)	Also reflects Holiday Inn, Flagstaff, Arizona, which is under contract to sell, and San Marcos Resort, Chandler, Arizona, which is held for sale.
(3)	Reflects the exclusion of the JW Marriott, Cherry Creek, Colorado (196 rooms) and the Embassy Suites Hotel, Los Angeles, California (215 rooms) from this offering.

Renovation, redevelopment and rebranding of hotels. We have made significant investments in our hotels which we believe have improved and will continue to improve the competitiveness of our hotels. We have kept and, to the extent practicable, intend to continue to keep hotels operational and minimize disruptions to the hotels during renovation and redevelopment work.

The following table summarizes the major renovations and redevelopments we completed at our hotels during the periods indicated from January 1, 2001 through June 30, 2004.

	2001	2002	2003	Six months ended June 30, 2004	Total
Number of hotels	5	2	11	13	31
Number of rooms	1,201	442	3,382	3,820	8,845
Cost (thousands)(1)	$24,852	$4,728	$23,728	$40,547	$93,855
Cost per room (thousands)	$20.7	$10.7	$7.0	$10.6	$10.6

(1)	Aggregate amount spent on renovation made during the period indicated and prior periods during the redevelopment and renovation.

Operating Results

Comparison of First Half of 2004 to 2003

The following table presents our operating results for the first half of 2003 and 2004, including the amount and percentage change in the results between the two periods.

	First Half
	2003	2004	Change $	Change %
	(dollars in thousands, except statistical data)
Revenues
Room	$151,531	$166,957	$15,426	10.2%
Food and beverage	51,670	54,849	3,179	6.2
Other operating	17,548	21,576	4,028	23.0
Management and other fees from affiliates	132	522	390	295.5

Total revenues	220,881	243,904	23,023	10.4

Operating expenses
Room	35,338	37,267	1,929	5.5
Food and beverage	37,300	37,923	623	1.7
Other hotel	70,914	76,306	5,392	7.6
General and administrative	30,156	32,853	2,697	8.9
Depreciation and amortization	26,398	28,444	2,046	7.8
Impairment loss	—	7,439	7,439	—

Total operating expenses	200,106	220,232	20,126	10.1

Operating income	20,775	23,672	2,897	13.9
Interest and other income	328	216	(112)	(34.1)
Interest expense	(26,202)	(26,576)	(374)	1.4

Loss before minority interest, income taxes and discontinued operations	(5,099)	(2,688)	2,411	(47.3)

Minority interest	—	166	166	—
Income tax provision	(359)	(780)	(421)	117.3

Loss from continuing operations before discontinued operations	(5,458)	(3,302)	2,156	(39.5)
Income (loss) from discontinued operations	(1,207)	(18,188)	(16,981)	1406.9

Net loss	$(6,665)	$(21,490)	$(14,825)	222.4

First half operating statistics
Occupancy(1)	66.4%	70.2%	3.8%	5.7%
Average daily rate(1)	$95.59	$96.51	$0.92	1.0%
RevPAR(1)	$63.47	$67.75	$4.28	6.7%
Hotel operating margin	35.0%	37.8%	2.8%	8.0%

Second quarter operating statistics
Occupancy(1)	69.6%	73.2%	3.6%	5.2%
Average daily rate(1)	$94.85	$97.23	$2.38	2.5%
RevPAR(1)	$66.02	$71.17	$5.15	7.8%
Hotel operating margin	36.2%	38.8%	2.6%	7.2%

(1)	Excludes hotels held in discontinued operations, which are described under “—Income (loss) from discontinued operations.”

Room revenue. Room revenue increased primarily as a result of increases in occupancy, particularly at our newly renovated hotels, along with a moderate increase in ADR due to improving pricing ability at our fully renovated hotels. The strong operating improvements in the first half of 2004 compared to the first half of 2003 are primarily attributable to five factors:

•	a number of our hotels were under renovation, causing significant operating disruption in the first half of 2003, and the hotels were fully renovated by the beginning of the first half of 2004;

•	a number of our hotels had new property-level management teams in the first half of 2003, and the management teams were in place for more than one year at the beginning of the first half of 2004 with a stronger understanding of their respective local markets and hotels;

•	short-term transient demand increased as both the general economy and the respective local economies started to recover in the first half of 2004 compared to the first half of 2003;

•	new long-term group contract business enabled us to establish a base occupancy at some of our hotels; and

•	an additional operating day in February 2004 due to the leap year.

Food and beverage revenue. The food and beverage revenue increase was primarily driven by higher occupancy during 2004 and the factors that drove our room revenue increase, as well as new banquet and catering menus and pricing programs primarily at our newly renovated hotels.

Other operating revenue. Our increased occupancy led to increases in other operating revenue, such as parking, entertainment and guest services. Through the increase in occupancy, we generated increases in banquet and conference room rental and ancillary services attributable to the banquet and catering business. We also generated increases from other services we provided to some of our group customers, including transportation. However, these increases were partially offset by the continuing trend of declining telephone revenue and providing complimentary Internet access.

Management and other fees from affiliates. The increase in management and other fees from affiliates is primarily due to the acquisition fees and management fees related to the Doubletree, Nashville, Tennessee and Residence Inn by Marriott, Beverly Hills, California, as described under “Certain Relationships and Related Transactions—Other Properties.” We will not receive any management or other fees from these hotels following the Formation and Structuring Transactions.

Hotel operating expenses. Several factors, including increases in wages, employee benefits (especially workers’ compensation for our California hotels and health insurance) and utility costs, led to the 5.5% increase in hotel operating expense for the first half of 2004 as compared to the first half of 2003. Our largest increase was in other operating expense, which increased as a result of the final increase in franchise fees pursuant to the terms of a multi-year agreement for our full-service Marriott hotels. These increases were partially offset by decreases in property tax expense, resulting from successful appeals with the local taxing jurisdictions, as well as reductions in our property insurance premiums after renewal in 2004.

Hotel operating margin. Our hotel operating margin increase is primarily the result of the increase in revenue and continued realization of savings from the operating controls we put in place in our hotels after September 11, 2001 to minimize variable costs and a reduction in fixed expenses, such as property taxes and insurance.

General and administrative expense. General and administrative expense increased as a result of one-time charges associated with pre-opening expenses for the JW Marriott, Cherry Creek, Colorado and hotel specific expenses, such as increased credit card commissions and franchise fees associated with the overall increase in revenue. General and administrative expense also increased due to increased expenses at Buy Efficient, L.L.C.

and our laundry facility in Salt Lake City, Utah resulting from significant revenue improvements over the prior year. Overall, the increases in general and administrative expenses were partially offset by lower corporate expenses.

Depreciation and amortization expense. Depreciation and amortization increased as a result of the increase in our depreciable asset base following completion of major renovations at some of our hotels throughout 2003 and through June 30, 2004.

Interest expense. Interest expense increased primarily as a result of higher average borrowings from two mortgage refinancings, both of which closed in the third quarter of 2003, as well as a $0.5 million mark to market adjustment of our derivative instruments. Primarily offsetting the increases in interest expense are reductions in the interest payable due to reductions in the LIBOR index, the base rate for all of our floating rate debt, between the first half of 2003 and the first half of 2004 .

Our total notes payable, including current portion, was $913.0 million at June 30, 2004 and $917.7 million at December 31, 2003, with a weighted average interest rate per annum of approximately 5.4% at both June 30, 2004 and December 31, 2003. At June 30, 2004, 10.5% of the amount outstanding under our notes payable was fixed and 89.5% of the amount outstanding under our notes payable was floating.

Impairment loss. Impairment loss in the first half of 2004 consists of hotel impairment losses at three hotels and does not include any goodwill impairment loss. There was no impairment loss in the first half of 2003. The hotel impairment loss in the first half of 2004 related to our determination that the current carrying values of these three hotels were no longer recoverable based on estimated future cash flows to be generated by the hotels. This determination resulted from certain depressed hotel markets. The fair values of the hotels were determined using factors such as net operating cash flows, terminal capitalization rates and replacement costs as described under “—Critical Accounting Policies—Impairment of Long-lived Assets.”

Provision for income taxes. As limited liability companies, the Contributing Entities were pass-through entities and not liable for Federal and certain state income taxes, which were the responsibility of their respective members. However, some of our predecessor companies were corporations that were liable for taxes on their earnings. The increase in the tax provision was primarily attributable to changes in our valuation allowance associated with the current and future use of our net operating loss carryforwards.

The provision for income taxes applicable to continuing operations is as follows (in thousands):

	First Half
	2003	2004
Benefit from (provision for) income taxes for continuing operations:
Current	$(102)	$(1,805)
Deferred	(257)	1,025

Provision for income taxes for continuing operations	$(359)	$(780)

Income (loss) from discontinued operations. As described under “—Acquisition, Sale and Major Redevelopment Activity—Sale of Hotels,” we sold 13 hotels in 2001, one hotel in 2002, seven hotels in 2003 and three hotels in the first half of 2004. Three hotels were held for sale and included in discontinued operations at June 30, 2004. Consistent with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we have reclassified the results of operations for these 27 hotels as discontinued operations. The amounts shown during the six months ended June 30, 2003 and 2004 relate primarily to the seven hotels sold during 2003, the three hotels sold in the first half of 2004, and the three hotels held for sale at June 30, 2004. The increase in loss from discontinued operations between the periods was primarily due to hotel impairment losses at four hotels totaling $17.0 million in the first quarter of 2004 and the sale of three hotels in the second quarter 2004. There were no goodwill impairment losses during the applicable periods.

Comparison of 2003 to 2002

The following table presents our operating results for 2002 and 2003, including the amount and percentage change in these results between the two periods:

	2002	2003	Change $	Change %
	(dollars in thousands except statistical data)
Revenues
Room	$191,794	$315,812	$124,018	64.7%
Food and beverage	47,700	107,200	59,500	124.7
Other operating	21,721	36,985	15,264	70.3
Management and other fees from affiliates	194	705	511	263.4

Total revenues	261,409	460,702	199,293	76.2

Operating expenses
Room	43,318	74,471	31,153	71.9
Food and beverage	35,010	76,750	41,740	119.2
Other hotel	80,687	148,869	68,182	84.5
General and administrative	39,122	64,229	25,107	64.2
Depreciation and amortization	34,213	53,481	19,268	56.3
Impairment loss	6,789	11,382	4,593	67.7

Total operating expenses	239,139	429,182	190,043	79.5

Operating income	22,270	31,520	9,250	41.5
Interest and other income	2,080	712	(1,368)	(65.8)
Interest expense	(29,186)	(55,235)	(26,049)	89.3

Loss before minority interest, income taxes and discontinued operations	(4,836)	(23,003)	(18,167)	375.7

Minority interest	—	(17)	(17)	—
Income tax benefit	4,715	2,017	(2,698)	(57.2)

Loss from continuing operations before discontinued operations	(121)	(21,003)	(20,882)	17257.9
Loss from discontinued operations	(10,265)	(1,263)	9,002	(87.7)

Net loss	$(10,386)	$(22,266)	$(11,880)	114.4

Operating statistics
Occupancy(1)	68.0%	68.1%	0.1%	0.1%
Average daily rate(1)	$87.40	$95.09	$7.69	8.8%
RevPAR(1)	$59.43	$64.76	$5.33	9.0%
Hotel operating margin	39.1%	34.8%	(4.3)%	(11.0)%

(1)	Excludes hotels held in discontinued operations, which are described under “—Income (loss) from discontinued operations.”

We acquired 15 hotels in December 2002, one hotel in January 2003 and one hotel in June 2003. We refer to the hotels we acquired in 2002 and 2003 as the Recent Acquisition Hotels. Historical financial information for 13 of the Recent Acquisition Hotels for 2001 and 2002 is included elsewhere in this prospectus, but is not included in our historical financial information.

Revenues. Revenues increased primarily as a result of an additional $214.5 million of hotel operating revenue generated by the Recent Acquisition Hotels. Offsetting this increase was a decline of $15.2 million, or 5.8%, in the balance of the portfolio resulting from the generally weak economic environment and the reduction in travel due to terrorist activities and the war in Iraq.

RevPAR increased primarily as a result of an increase in ADR from the Recent Acquisition Hotels, which generate some of our portfolio’s higher ADRs. However, occupancy remained flat as a result of continued soft economic conditions and operational disruption to the Recent Acquisition Hotels due to the extensive renovation programs and installation of new property-level management teams. In addition, RevPAR decreased in 2003 for our Utah hotels primarily as a result of the positive impact of the 2002 Winter Olympic Games. The RevPAR declines from the Utah hotels were partially offset by RevPAR increases from our California and Texas hotels primarily as a result of our ability to attract incremental short-term transient demand and secure new long-term group contract business.

Room revenue. The Recent Acquisition Hotels represented an additional $135.9 million of room revenue, which was partially offset by a $11.9 million, or 6.2%, decrease in room revenue for the balance of our portfolio. The decline in room revenue was primarily attributable to reduction in travel caused by terrorism concerns and the war in Iraq and renovation disruption at some of our hotels. We, as well as the industry in general, continued to have difficulty maintaining average daily rates in 2003. The diminished ability to achieve increases in room rates at the hotels during 2003 compared to 2002 was caused by several factors, including soft economic conditions, increased supply, a shorter booking cycle for group business and the impact of the electronic distribution channels available via the Internet. Securing new group business continued to be a challenge throughout 2003 as companies that typically utilize upper upscale and upscale hotels remained focused on reducing costs and shopped for the most favorable room rates and concessions.

Food and beverage revenue. The increase of $68.6 million in food and beverage revenue from the Recent Acquisition Hotels was offset by a decrease of $9.1 million, or 19.1%, from the balance of our hotel portfolio. The major factors contributing to the offsetting decline were the substantial decline in banquet revenue as a result of a decrease in group demand and a decrease in the demand for the ancillary services provided during banquet and catering events.

Other operating revenue. The Recent Acquisition Hotels accounted for $10.0 million of the increase in other operating revenue. The remaining increase is attributable to a number of factors, including the newly-installed Starbucks coffee retail outlets at three of our hotels, an increase in revenues at Buy Efficient, L.L.C. from both increased existing customer usage and additions of new third-party hotel contracts, and the acquisition of the Salt Lake City laundry business. However, consistent with trends in the lodging industry, the increases were partially offset by declines in our telephone revenue due to increased use of cellular telephones rather than in-room telephones and the trend towards providing complimentary Internet access.

Management and other fees from affiliates. The increase of $0.5 million in management and other fees from affiliates is primarily attributable to the receipt of a one-time disposition fee from the sale of one hotel by one of our affiliates.

Hotel operating expenses. The Recent Acquisition Hotels accounted for $142.2 million of the increase in our hotel operating expenses, which was partially offset by a $1.1 million, or 0.7%, decrease in the balance of our portfolio representing realized expense savings at those hotels.

Hotel operating margin. Our hotel operating margin declined primarily as a result of the shift in our revenue mix as a result of the Recent Acquisition Hotels, which have a lower percentage of room revenue than our other hotels. Room revenue represented 68.6% of our total revenues in 2003 compared to 73.4% in 2002. Room revenue has a higher margin than other sources of revenue, such as food and beverage revenue.

General and administrative expense. General and administrative expense increased primarily as a result of the addition of personnel relating to the Recent Acquisition Hotels.

Depreciation and amortization expense. Depreciation and amortization expense increased primarily as a result of the Recent Acquisition Hotels, as well as the increase in the depreciable asset base from their respective renovation programs during 2003.

Interest and other income. Our interest and other income was higher in 2002 than 2003 as a result of the forgiveness of $0.7 million of accrued franchise fees by one of our franchisors related to the final settlement and termination of a contract.

Interest expense. Interest expense increased as a result of the debt incurred to finance the acquisition of the Recent Acquisition Hotels. Partly offsetting the increases in interest expense were reductions in the interest rate as a result of continued reductions in the LIBOR index, the base rate for all of our floating rate debt.

Our total notes payable, including current portion, was $917.7 million at December 31, 2003 and $942.4 million at December 31, 2002. The weighted average interest rates per annum were 5.4% and 4.7%, respectively. At December 31, 2003, 10.6% of the amount outstanding under our notes payable was fixed and 89.4% of the amount outstanding under our notes payable was floating.

Impairment loss. Impairment loss in 2002 consists entirely of goodwill impairment loss of $6.8 million. Impairment loss in 2003 represents impairment loss at three hotels totaling $9.3 million and a goodwill impairment loss of $2.1 million. The hotel impairment losses in 2002 and 2003 relate to our determination that the carrying values of the hotels were no longer recoverable based on estimated future cash flows to be generated. The fair values of the hotels were determined using factors such as net operating cash flows, terminal capitalization rates and replacement costs. The goodwill impairment loss in 2002 relates to allocated goodwill amounts for nine hotels and in 2003 relates to allocated goodwill amounts for five hotels, and was determined based on the estimated fair value of the hotels.

Benefit from (provision for) income taxes. As limited liability companies, the Contributing Entities were pass-through entities and not liable for Federal and certain state income taxes, which were the responsibility of their respective members. However, some of our predecessor companies were corporations that were liable for taxes on their earnings. The decrease in the 2003 tax benefit was primarily attributable to changes in our valuation allowance associated with the current and future use of our net operating loss carryforwards.

Benefit from (provision for) income taxes applicable to continuing operations is as follows (in thousands):

	2002	2003
Benefit from (provision for) income taxes for continuing operations:
Current	(718)	(329)
Deferred	5,433	2,346

Benefit from income taxes for continuing operations	$4,715	$2,017

Income (loss) from discontinued operations. As described under “—Acquisition, Sale and Major Redevelopment Activity—Sale of Hotels,” we sold 13 hotels in 2001, one hotel in 2002, seven hotels in 2003 and three hotels in the first half of 2004. Three hotels were held for sale and included in discontinued operations at June 30, 2004. Consistent with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we reclassified the results of operations for these 27 hotels as discontinued operations for 2002 and 2003. Loss from discontinued operations decreased in 2003 primarily as a result of a net gain on sale of $14.8 million, primarily offset by an increase in impairment loss of $7.3 million. The impairment loss of $9.7 million in 2002 consists of hotel impairment loss of $7.1 million relating to four hotels and goodwill impairment loss of $2.6 million relating to six hotels. The impairment loss of $17.0 million in 2003 consists entirely of hotel impairment loss relating to four hotels and no goodwill impairment loss. Our determination of hotel and goodwill impairment loss used the same methods as described above for continuing operations.

Comparison of 2002 to 2001

The following table presents our operating results for 2001 and 2002, including the amount and percentage change in these results between the two periods:

	2001	2002	Change $	Change %
	(dollars in thousands except statistical data)
Revenues
Room	$181,284	$191,794	$10,510	5.8%
Food and beverage	41,885	47,700	5,815	13.9
Other operating	20,311	21,721	1,410	6.9
Management and other fees from affiliates	—	194	194	—

Total revenues	243,480	261,409	17,929	7.4

Operating expenses
Room	41,288	43,318	2,030	4.9
Food and beverage	33,293	35,010	1,717	5.2
Other hotel	64,519	80,687	16,168	25.1
General and administrative	46,689	39,122	(7,567)	(16.2)
Depreciation and amortization	30,117	34,213	4,096	13.6
Impairment loss	—	6,789	6,789	—
Goodwill amortization	4,925	—	(4,925)	(100.0)

Total operating expenses	220,831	239,139	18,308	8.3

Operating income	22,649	22,270	(379)	(1.7)
Interest and other income	1,070	2,080	1,010	94.4
Interest expense	(42,338)	(29,186)	13,152	(31.1)

Loss before minority interest, income taxes, cumulative effect of change in accounting principle and discontinued operations	(18,619)	(4,836)	13,783	(74.0)

Minority interest	—	—	—	—
Income tax benefit	8,770	4,715	(4,055)	(46.2)

Loss from continuing operations before cumulative effect of change in accounting principle and discontinued operations	(9,849)	(121)	9,728	(98.8)

Cumulative effect of change in accounting principle	(1,326)	—	1,326	(100.0)
Loss from discontinued operations	(7,632)	(10,265)	(2,633)	34.5

Net loss	$(18,807)	$(10,386)	$8,421	(44.8)%

Operating statistics
Occupancy(1)	66.2%	68.0%	1.8%	2.7%
Average daily rate(1)	$88.36	$87.40	$(0.96)	(1.1)%
RevPAR(1)	$58.49	$59.43	$0.94	1.6%
Hotel operating margin	42.9%	39.1%	(3.8)%	(8.9)%

(1)	Excludes hotels held in discontinued operations which are described under “—Income (loss) from discontinued operations.”

Revenues. During 2002, our revenues continued to be affected by the soft economic conditions that commenced in the first half of 2001 and were exacerbated by the September 11, 2001 terrorist attacks and geopolitical conditions in the Middle East. However, during 2002, six of our hotels located in the Salt Lake City, Utah area experienced significant increases in revenue as a result of the 2002 Winter Olympic Games.

Excluding the impact of the 2002 Winter Olympic Games at our six Utah hotels, our RevPAR declined by 1.4% as a result of the following factors: first, there was a general softness in group demand at many of our hotels, which negatively affected our ability to increase ADR for our transient business; second, there was price competition caused by increased customer awareness of highly discounted rooms available at other hotels through various third-party electronic distribution channels via the Internet; and third, there was a negative impact on demand resulting from additional lodging supply in some of the markets in which we compete.

Room revenue. Our room revenue increases were offset by declines in business demand attributable to corporate travel restrictions implemented in late 2001 and early 2002, which negatively affected individual business travelers, who traditionally have been a consistent producer of business for the upper upscale and upscale segments of the hospitality industry.

Food and beverage revenue. The increase in food and beverage revenue was primarily related to the significant one-time banquet and catering events for the groups associated with the demand caused by the 2002 Winter Olympic Games and the holiday banquet events at the Recent Acquisition Hotels in December 2002.

Other operating revenue. Other operating revenue increased primarily due to the incremental revenue generated at the Utah hotels during the 2002 Winter Olympic Games.

Management and other fees from affiliates. The increase in management and other fees from affiliates is primarily due to the receipt of management and asset management fees from a hotel investment made by one of our affiliates in the second quarter of 2002.

Hotel operating expenses. Our hotel operating expenses increased 14.3% as a result of the increase in variable expense associated with the increase in revenues, the franchise fee increase for our full service Marriott hotels and the franchise fees attributable to additional revenue from the Recent Acquisition Hotels in December 2002.

Hotel operating margin. Our hotel operating margin decrease was primarily caused by the increase in franchise fees at our full-service Marriott hotels pursuant to the respective property franchise agreements, significant increases in utility costs, and significant increases in property insurance premium rates caused by the impact of the terrorist acts on September 11, 2001.

General and administrative expense. Our general and administrative expense decreased substantially as a result of cost-saving initiatives implemented company-wide after September 11, 2001.

Depreciation and amortization expense. The increase in depreciation and amortization expense is primarily attributable to the addition of the Recent Acquisition Hotels and the additions to the depreciable asset base following completion of routine renovations at various hotels in our portfolio.

Interest and other income. Our interest and other income increased in 2002 primarily due to the forgiveness of $0.7 million of accrued franchise fees by one of our franchisors related to the final settlement and termination of a contract.

Interest expense. Interest expense decreased primarily as a result of a significant reduction in our obligations under notes payable due to prepayment from 13 hotel sales, as well as reductions in the LIBOR index, the base rate for all of our floating rate debt.

Our total notes payable, including current portion, was $942.4 million at December 31, 2002 and $515.4 million at December 31, 2001. The increase is attributed to the new borrowings associated with the December 2002 hotel acquisitions. The weighted average interest rates per annum were 4.7% and 7.4%, respectively. At December 31, 2002, 10.5% of the amount outstanding under our notes payable was fixed and 89.5% of the amount outstanding under our notes payable was floating.

Impairment loss. We did not have any impairment loss in 2001, however impairment loss totaled $6.8 million in 2002, primarily as a result of a goodwill impairment writedown relating to our determination that the carrying values of nine hotels were no longer recoverable based on estimated future cash flows to be generated by the hotels. The fair values of the hotels were determined using factors such as net operating cash flows, terminal capitalization rates and replacement costs.

Benefit from (provision for) income taxes. As limited liability companies, the Contributing Entities were pass-through entities and not liable for Federal and certain state income taxes, which were the responsibility of their respective members. However, some of our predecessor companies were corporations that were liable for taxes on their earnings. The decrease in the 2002 tax benefit was primarily attributed to changes in our valuation allowance associated with the current and future use of our net operating loss carryforwards.

Benefit from (provision for) income taxes applicable to continuing operations is as follows (in thousands):

	2001	2002
Benefit from (provision for) income taxes for continuing operations:
Current	$—	$(718)
Deferred	8,770	5,433

Benefit from income taxes for continuing operations	$8,770	$4,715

Income (loss) from discontinued operations. As described under “—Acquisition, Sale and Major Redevelopment Activity—Sale of Hotels,” we sold 13 hotels in 2001, one hotel in 2002, seven hotels in 2003 and three hotels in the first half of 2004. Three hotels were held for sale and included in discontinued operations at June 30, 2004. Consistent with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we reclassified the results of operations for these 27 hotels as discontinued operations for year 2001 and 2002. Loss from discontinued operations in 2001 included $4.0 million of hotel impairment loss relating to two hotels. There was no goodwill impairment loss in 2001. Loss from discontinued operations in 2002 included $9.7 million of impairment loss, consisting of hotel impairment loss of $7.1 million relating to four hotels and goodwill impairment loss of $2.6 million relating to allocated goodwill amounts for six hotels. Our determination of hotel and goodwill impairment loss used the same methods as described for continuing operations.

Liquidity and Capital Resources

Historical. During the periods presented, our historical sources of cash included our operating activities, working capital, long-term notes payable, bank credit facilities, and contributions by the Contributing Entities. Our primary uses for cash were for acquisitions of hotels, capital expenditures for hotels, operating expenses and distributions to the Contributing Entities.

Operating activities. Net cash provided by operating activities was $28.6 million for the first half of 2004 compared to $26.5 million for the first half of 2003. This increase was primarily caused by the improved economic environment and our improved profitability during the first half of 2004 due to completed renovation programs and stable property-level management teams. Net cash provided by operating activities was $60.0 million for 2003 compared to $26.7 million for 2002 primarily as a result of the additional hotels acquired in December 2002.

Net cash provided by operating activities was $26.7 million for 2002 compared to $43.3 million for 2001. This decrease was primarily due to an increase in our working capital as a result of the $18.3 million increase in restricted cash made available for the renovation program at the Recent Acquisition Hotels, $6.9 million decrease in cash collected from accounts receivable and $1.9 million decrease in cash used for inventories, prepaid expenses and other assets, which was partially offset by a $11.2 million increase in accounts payable and other liabilities. The incurrence of additional indebtedness can decrease cash provided by operating activities as a result of increased interest payments.

Investing activities. Our cash provided by or used in investment activities fluctuates primarily based on acquisitions, sales and renovations of hotels. Net cash used in investing activities was $42.4 million in the first half of 2004 compared to $59.1 million in the first half of 2003. Net cash provided by investing activities was $18.4 million for 2003 compared to $541.4 million cash used in investing activities for 2002 and $144.4 million cash provided by investing activities for 2001. The change to net cash provided by investing activities in 2003 from net cash used in investing activities in 2002 resulted from the acquisition of fewer hotels and the sale of more hotels in 2003 than in 2002. These and other significant investing activities during the periods discussed are summarized below.

•	In the first half of 2004, we developed and acquired two hotels (an aggregate of 276 rooms) for $49.6 million and sold three hotels (an aggregate of 668 rooms) for net proceeds of $29.4 million. We invested $33.0 million in our hotels, including the major redevelopment and renovation of our hotels.

•	In 2003, we acquired two hotels (an aggregate of 475 rooms) for $41.9 million and sold seven hotels (an aggregate of 1,249 rooms) for net proceeds of $119.3 million. In addition, we invested $59.0 million in our hotels, including the major redevelopment and renovation of our hotels.

•	In 2002, we acquired 15 hotels (an aggregate of 4,980 rooms) for $526.5 million and sold one hotel (an aggregate of 129 rooms) for net proceeds of $6.2 million. In addition, we invested $21.2 million in our hotels, including the major redevelopment and renovation of our hotels.

•	In 2001, we did not acquire any hotels and sold 13 hotels (an aggregate of 1,698 rooms) for net proceeds of $173.6 million. In addition, we invested $29.3 million in our hotels, including the major redevelopment and renovation of our hotels.

Financing activities. Net cash provided by financing activities decreased from $37.0 million in the first half of 2003 to $17.3 million in the first half of 2004. Net cash used in financing activities was $80.5 million in 2003, which consisted primarily of $72.0 million of distributions to the Contributing Entities, $508.7 million principal payments on notes payable, $9.1 million payment of loan financing costs, partly offset by the proceeds from notes payable of $483.9 million and contributions from the Contributing Entities of $26.0 million, compared to net cash provided by financing activities of $530.7 million for 2002, which consisted primarily of equity invested by one of the Contributing Entities of $135.1 million along with borrowings of $471.4 million, primarily to complete the acquisition of the Recent Acquisition Hotels, partly offset by $44.4 million principal payments of notes payable, $6.5 million payment of loan financing costs, $1.2 million payment on interest rate caps and $23.6 million of distributions to the Contributing Entities. Net cash used in financing activities in 2001 was $191.6 million, consisting of $61.4 million of proceeds from notes payable, offset by $211.2 million of principal payments on notes payable as a result of the sale of 13 hotels in 2001 and $40.9 million of distributions to the Contributing Entities.

Our significant financing activities are described below.

Notes payable. Our notes payable, less current portion, increased from $465.2 million at December 31, 2001 to $465.3 million at December 31, 2002, increased to $891.8 million at December 31, 2003 and decreased to $848.3 million at June 30, 2004. The net increase of $383.1 million from 2001 to June 30, 2004 was primarily caused by the following:

•	the incurrence in December 2002 of $279.5 million of notes payable consisting of $225.0 million of commercial mortgage-backed notes and $54.5 million of mezzanine notes in connection with the acquisition of 11 hotels;

•	the incurrence in December 2002 of $77.1 million of notes payable through the assumption of existing debt on two acquired hotels;

•	the incurrence in December 2002 of $14.8 million of notes payable through the assumption of existing debt on the Crowne Plaza, Grand Rapids, Michigan;

•	the incurrence in January 2003 of $19.3 million of notes payable for the acquisition of the Marriott, Ontario, California;

•	the incurrence in June 2003 of $14.0 million of notes payable for the acquisition of the Residence Inn by Marriott, Manhattan Beach, California; and

•	the incurrence in August 2003 of $345.0 million of notes payable to Massachusetts Mutual Life Insurance Company in connection with the refinancing of $312.5 million of debt on 35 of our hotels.

Contributions. We received contributions from the Contributing Entities of $135.1 million in 2002, $26.0 million in 2003 and $25.3 million in the first half of 2004. These contributions were used to fund the equity portion of our acquisitions. We do not expect any further contributions from the Contributing Entities after June 30, 2004.

Cash distributions. We made cash distributions to the Contributing Entities of $40.9 million in 2001, $23.6 million in 2002, $72.0 million in 2003 and $3.4 million in the first half of 2004. We intend to continue to make cash distributions to the Contributing Entities prior to this offering in an amount approximately equal to our net income and will fund those distributions from our cash flow from operations. We also intend to distribute to the Contributing Entities the current and accumulated earnings and profits of our corporate subsidiaries, which aggregated approximately $4.4 million at June 30, 2004, which we intend to accomplish through the distribution of the Embassy Suites Hotel, Los Angeles, California to Alter SHP LLC, an entity affiliated with Robert A. Alter.

Future. Following this offering, we expect our primary uses for cash will continue to be for acquisitions of hotels, capital expenditures for hotels, operating expenses and distributions to holders of our common stock and membership units of our operating partnership. We also expect our primary sources of cash will continue to come from the operations of our hotels and our working capital. In addition, we expect to enter into a $150.0 million senior secured revolving credit facility and a $75.0 million subordinate term loan facility, as described under “Outstanding Indebtedness.”

We will use a portion of the net proceeds of this offering to retire or pay down a portion of our indebtedness, which we expect will result in savings on interest expense and increased cash flow in future periods.

We believe that our pro forma capital structure, including our expected $150.0 million revolving credit facility and cash flow from operations, will provide us with sufficient liquidity to meet our operating expenses and other expenses directly associated with our business and properties. On a pro forma basis, our debt-to-total capitalization ratio will be approximately 59.2%. In addition, we have interest rate protection agreements covering all of our total variable rate debt, which accounts for 51.6% of our total outstanding indebtedness.

We believe this debt capital structure is appropriate for the operating characteristics of our business and provides for significant prepayment and refinancing flexibility.

In the future, we may also explore other financing alternatives, including our sale of equity and debt securities. Our ability to incur additional debt depends on a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions imposed by existing lenders under our existing notes payable, including our expected new revolving credit facility. Our ability to raise funds through the issuance of equity securities depends on, among other things, general market conditions for hotel companies and REITs and market perceptions about us. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, however, the capital markets may not be available to us when needed on favorable terms or at all.

Contractual Obligations

The following table summarizes our payment obligations and commitments as of June 30, 2004:

	Payment due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Contractual obligations	(in thousands)
Notes payable	$912,973	$64,666	$451,897	$326,036	$70,374
Operating lease obligations	198,739	3,907	6,894	6,657	181,281
Construction commitments	9,920	9,920	—	—	—
Franchise obligations	5,575	77	600	600	4,298
Employment obligations	4,561	1,460	2,715	386	—

Total	$1,131,768	$80,030	$462,106	$333,679	$255,953

As set forth elsewhere in this prospectus, including “Unaudited Pro Forma Financial Data,” following the Formation and Structuring Transactions and this offering, some of our notes payable will be repaid and we will have different franchise and employment obligations. In connection with our new franchise agreements with the TRS Lessee, our franchisors will require us to make renovations, which we expect to make over several years as part of our ordinary course capital expenditures and fund with the reserve funds described below.

Capital Expenditures and Reserve Funds

We believe we maintain each of our hotels in good repair and condition and in conformity with applicable franchise agreements, ground leases, laws and regulations. Our capital expenditures primarily relate to the ongoing maintenance of our hotels and are budgeted in the reserve accounts described in the following paragraph. We also incur capital expenditures following the acquisition of hotels for renovation and development. Our capital expenditures for the twelve months following June 30, 2004 are expected to include the remaining $10.0 million on our full year renovation budget for the 13 hotels that are currently undergoing renovations. This renovation budget includes our $9.9 million of contractual construction commitments. All of these amounts are expected to be funded out of our reserve accounts. Our capital expenditures could increase if we determine to acquire, renovate or redevelop additional hotels in the future. Our capital expenditures also fluctuate from year to year, since we are not required to spend the entire amount in the reserve accounts each year.

With respect to our hotels that are operated under franchise agreements with major national hotel brands and for all of our hotels subject to a first mortgage lien, we are obligated to maintain a furniture, fixture and equipment, or FF&E, reserve account for future planned and emergency-related capital expenditures at these hotels. The amount funded into each of these reserve accounts is determined pursuant to the management, franchise and loan agreements for each of the respective hotels, ranging between 4.0% and 5.0% of the respective hotel’s total annual revenue. In the case of the Residence Inn by Marriott, Rochester, Minnesota, opened in June

2004, the loan agreement requires an increase in the reserve percentage from 0.0% to 4.0% of the gross revenue between the first operating year and the beginning of the third operating year, respectively. As of June 30, 2004, $13.1 million was available in restricted cash reserves for future capital expenditures at our hotels. According to the respective loan agreements, the reserve funds are to be held by the respective lenders in a restricted cash account.

Derivative Financial Instruments

We use derivative financial instruments, primarily interest rate caps, to manage our exposure to the interest rate risks related to the following variable rate debt. Following the repayment of some of this debt with the proceeds from this offering, we may decide to either keep or sell the corresponding interest rate caps. As of June 30, 2004, our interest rate caps consisted of the following:

Variable Rate Debt	As of June 30, 2004 Notional Amount	LIBOR Rate at which Exposure is Capped		Spread	Interest Rate Cap Maturity
	(in millions)
Massachusetts Mutual Life Insurance Company	$359.5	5.90%		3.4%	9/1/2005
Commercial Mortgage-Backed Notes	$224.5	6.75	%(1)	3.5%	1/3/2006
Mezzanine Debt	$54.5	6.50%		3.5%	1/3/2006
Citigroup Global Markets Realty Corp. (Mortgage)	$60.0	4.50%		3.3%	10/11/2005
Citigroup Global Markets Realty Corp. (Mezzanine)	$18.2	4.50%		8.0%	10/11/2005
Deutsche Bank Mortgage Capital, L.L.C.	$14.5	2.65%		2.9%	1/15/2005
Salomon Brothers Realty Corp.	$38.0	6.30%		3.0%	11/11/2005
Wells Fargo Bank, National Association	$6.3	4.50%		3.3%	5/22/2006

Total	$775.5

(1)	Reflects the weighted average of the seven tranches of mortgages, each with specific notional amounts and LIBOR cap agreements.

The net settlements, if any, paid or received under these interest rate cap agreements are accrued consistent with the terms of the agreements and are recognized in interest expense over the term of the related debt. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors. We generally use outside consultants to determine the fair values of our derivative instruments. Such methods generally incorporate market conventions and techniques such as discounted cash flow analysis and option pricing models to determine fair value. We believe these methods of estimating fair value result in general approximation of value, and such value may or may not actually be realized. For the six months ended June 30, 2004 our mark to market adjustments of these contracts resulted in a net loss of $0.5 million.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements during the periods presented and will not have any upon the completion of this offering. Westbrook Real Estate Fund III L.P. and Westbrook Real Estate Co-Investment Partnership III, L.P., affiliates of Westbrook Real Estate Partners, L.L.C., provide letters of credit on our behalf to collateralize our workers’ compensation obligations and obligations under one of our notes payable. Following this offering, we will replace those letters of credit with new letters of credit provided by us under our new revolving credit facility.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our combined financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities.

We evaluate our estimates on an ongoing basis. We base our estimates on historical experience, information that is currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect the most significant judgments and estimates used in the preparation of our combined financial statements.

•	Impairment of long-lived assets. We periodically review each property for possible impairment. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. In this analysis of fair value, we use discounted cash flow analysis to estimate the fair value of our properties taking into account each property’s expected cash flow from operations, holding period and proceeds from the disposition of the property. The factors addressed in determining estimated proceeds from disposition include anticipated operating cash flow in the year of disposition, terminal capitalization rate and selling price per room. Our judgment is required in determining the discount rate applied to estimated cash flows, growth rate of the properties, the need for capital expenditures, as well as specific market and economic conditions. Additionally, the classification of these assets as held-for-sale requires the recording of these assets at their estimated fair value less estimated selling costs which can affect the amount of impairment recorded.

•	Depreciation and amortization expense. Depreciation expense is based on the estimated useful life of our assets. The life of the assets are based on a number of assumptions, including the cost and timing of capital expenditures to maintain and refurbish our hotels, as well as specific market and economic conditions. Hotel properties and other completed real estate investments are depreciated using the straight-line method over estimated useful lives ranging from five to 35 years for buildings and improvements and three to 12 years for furniture, fixtures and equipment. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income or the gain or loss on the sale of any of our hotels. We have not changed the estimated useful lives of any of our assets during the periods discussed.

•	Consolidation policy and variable interest entities. In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, Consolidation of Variable Interest Entities, as amended (“FIN 46”), which applies to arrangements created after December 31, 2003. FIN 46 applies to arrangements created before December 31, 2003 beginning on March 31, 2004. Under FIN 46, we have determined that we are the primary beneficiary in an arrangement which has been determined to be a variable interest entity with respect to the JW Marriott, Cherry Creek, Colorado. Accordingly, we have consolidated the assets, liabilities and operations of this arrangement in our financial statements as of March 31, 2004 and for the three months then ended.

•	Derivative instruments and hedging activities. Derivative instruments and hedging activities require us to make judgments on the nature of our derivatives and their effectiveness as hedges. These judgments determine if the changes in fair value of the derivative instruments are reported in the combined statement of operations or as a component of equity on the consolidated balance sheet. While we believe our judgments are reasonable, a change in a derivative’s fair value or effectiveness as a hedge could affect expenses, net income and equity. None of our derivatives held during the periods presented qualified for effective hedge accounting treatment.

•	Accrual of self-insured obligations. We are self-insured up to certain amounts with respect to employee medical, employee dental, general liability insurance, personal injury claims, workers’ compensation, automobile liability and other coverages. We establish reserves for our estimates of the loss that we will ultimately incur on reported claims as well as estimates for claims that have been incurred but not yet reported. Our reserves, which are reflected in accrued payroll and employee benefits and other liabilities in our combined balance sheet, are based on actuarial valuations and our history of claims. Our actuaries incorporate historical loss experience and judgments about the present and expected levels of costs per claim. Trends in actual experience are an important factor in the determination of these estimates. We believe that our estimated reserves for such claims are adequate, however, actual experience in claim frequency and amount could materially differ from our estimates and adversely affect our results of operations, cash flow, liquidity and financial condition. We had approximately $12.6 million as of June 30, 2004 and $13.0 million as of December 31, 2003 reserved for such claims. The estimates obtained from our actuaries include a range of estimated losses, and we used a point within the range. Operating expenses in 2003 would have increased by $1.1 million at the highest end of the range, and operating expenses would have decreased by $0.3 million at the lowest end of the range.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. Some of our outstanding debt has a variable interest rate. As described in “—Derivative Financial Instruments” above, we use some derivative financial instruments, primarily interest rate caps, to manage our exposure to interest rate risks related to our floating rate debt. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors. As of June 30, 2004, on a pro forma basis, our total outstanding debt was approximately $714.9 million, of which approximately $368.6 million, or 51.6%, was variable rate debt. If market rates of interest on our variable rate debt decrease by 1.0% or approximately 100 basis points, the decrease in interest expense on our variable rate debt would increase future earnings and cash flows by approximately $3.7 million annually. On the other hand, if market rates of interest on our variable debt increase by 1.0% or approximately 100 basis points, the increase in interest expense on our variable debt would decrease future earnings and cash flows by approximately $3.7 million annually.

Interest risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of a reduced level of overall economic activity. If overall economic activity is significantly reduced, we may take actions to further mitigate our exposure. However, because we cannot determine the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

Seasonality

The lodging business is seasonal in nature, and we experience some seasonality in our business as indicated in the table below. Revenue for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Quarterly revenue also may be adversely affected by events beyond our control, such as extreme weather conditions, terrorist attacks or alerts, SARS, airline strikes, economic factors and other considerations affecting travel. Our revenue by quarter during 2002, 2003 and 2004 were as follows (dollars in thousands):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues
2002	$65,826	$64,219	$66,064	$65,300
2003	104,790	116,091	122,970	116,851
2004	116,884	127,020

Inflation

Inflation may affect our expenses, including, without limitation, by increasing such costs as taxes, property and casualty insurance and utilities.

New Accounting Standards and Accounting Changes

In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards as to how to classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability or an asset in some circumstances. The provisions of SFAS No. 150 generally are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003. Our adoption of SFAS No. 150 did not have a material effect on our combined results of operations or financial position.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The provisions of SFAS No. 149 are effective for contracts entered into after June 30, 2003. Our adoption of SFAS No. 149 did not have a material effect on our combined results of operations or financial position.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” (FIN 46). This interpretation requires an existing unconsolidated variable interest entity to be consolidated by its primary beneficiary if the entity does not effectively disperse risk among all parties involved or if other parties do not have significant capital to finance activities without subordinated financial support from the primary beneficiary. The primary beneficiary is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity. FIN 46 was effectively replaced in December 2003 by FIN 46(R). While retaining a majority of the provisions and concepts of FIN 46, FIN 46(R) provides additional scope exceptions and clarifies the description of variable interests. Public companies are required to apply either FIN 46 or FIN 46(R) to any interests in special purpose entities as of the first interim or annual period ending after December 15, 2003 and the decision to apply FIN 46 or FIN 46(R) may be made on an special purpose entities by special purpose entities basis. As of June 30, 2004, we did not have any variable interest entities.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to a fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123. SFAS No. 148 does not impact our current compensation plan or program.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34. This interpretation outlines disclosure requirements in a guarantor’s financial statements relating to any obligations under guarantees for which it may have potential risk or liability, as well as clarifies a guarantor’s requirement to recognize a liability for the fair value, at the inception of the guarantee, of an obligation under that guarantee. The initial recognition and measurement provisions of this interpretation are effective for guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. As of December 31, 2003, we have not provided any guarantees that would require recognition as liabilities under this interpretation.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The standard requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement is effective for exit or disposal activities initiated after December 31, 2002. We do not expect SFAS No. 146 to have a significant impact on our financial position or operating results. In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The provisions of this standard, which primarily relate to the rescission of Statement No. 4, eliminate the requirement that gains and losses from the extinguishment of debt be classified as extraordinary items unless it can be considered unusual in nature and infrequent in occurrence. These provisions are effective in fiscal years beginning after May 15, 2002. The implementation of the provisions of SFAS No. 145 beginning in fiscal year 2003 had no impact on our combined results of operations or financial position.

LODGING INDUSTRY

We believe the U.S. lodging industry is in the early phases of a recovery from the dramatic negative effects of an economic slowdown and travel disruptions relating to the terrorist attacks of September 11, 2001. The overall decline in both business and leisure travel led to decreased demand for hotel rooms, which, together with an increase in hotel supply, led to declines in room rates as hotels competed more aggressively for guests. These events had a significant adverse effect on lodging industry RevPAR and operating performance in 2001 through 2003.

Fluctuations in lodging demand and, therefore, operating performance, are caused largely by general economic and local market conditions, which in turn affect levels of business and leisure travel. In addition to general economic conditions, new hotel room supply is another important factor that can affect the lodging industry’s performance. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth. Accordingly, we believe that recent increases in demand coupled with limited new supply, which are projected by Smith Travel Research to continue for the U.S. lodging industry in 2004, will create opportunities for enhanced RevPAR growth and increased profitability.

Rebound in Lodging Demand. As shown in the graph below, growth in demand for hotel rooms has historically shown a positive correlation to growth in U.S. Gross Domestic Product, or GDP. From 1988 to 2000, demand for hotel rooms grew at an average annual rate of approximately 2.6%, corresponding to the 3.3% average annual growth rate in GDP. This period of growth was interrupted by disruptions in travel activities in 2001 and a weakening economy. Beginning in 2002, lodging demand and GDP began to show signs of recovery. In 2002 and 2003, lodging demand increased by 0.3% and 1.5%, while GDP increased by 2.2% and 3.1%. Smith Travel Research projects GDP growth of 4.6% and an increase in lodging demand of 4.0% in 2004 and GDP growth of 3.8% and an increase in lodging demand of 3.0% in 2005. Our occupancy rates for the 54 hotels we will own following the Formation and Structuring Transactions, which reflect demand for our rooms, increased 1.2% in 2002, 0.4% in 2003 and 5.2% in the first half of 2004.

U.S. Lodging Industry - Annual Change in Room Demand and GDP

Source: Smith Travel Research and Bureau of Economic Analysis

Limited New Supply. Historically, periods of weak lodging performance have been followed by a decrease in the growth of new lodging supply as the availability of new development capital declines. Although improving operating fundamentals encourage new construction, development may require up to several years to complete. As a result, supply growth typically lags behind a lodging industry recovery. As reflected in the graph below, from 1988 to 2000 new supply growth averaged 2.7% annually; however, subsequent to the downturn beginning in 2001, new lodging supply for the U.S. lodging industry increased by only 1.6% in 2002 and 1.2% in 2003 and is projected to grow by 1.2% in 2004 and 1.3% in 2005, approximately one-half of its 15-year historical average of 2.3%.

U.S. Lodging Industry - Annual Change in Hotel Room Supply

Source: Smith Travel Research

Improving RevPAR. One of the key performance indicators widely used in the lodging industry is revenue per available room, or RevPAR, which is the product of average daily rate and occupancy. Periods of greater RevPAR growth generally occur when room demand exceeds new supply growth. As reflected in the graph below, during the period 1988 to 2000, industry RevPAR growth averaged 3.7%, including nine consecutive years of positive RevPAR growth from 1992 to 2000 following the economic recession of 1991. In 2001 and 2002, lodging demand fell significantly below new room supply resulting in RevPAR declines of 6.9% and 2.6%, respectively. As lodging demand stabilized in 2003, moderate industry RevPAR growth of 0.5% was realized. Based on the above described projected demand and supply trends, Smith Travel Research projects strong RevPAR growth of 6.2% in 2004 and 5.5% in 2005 for the U.S. lodging industry. RevPAR for the 54 hotels we will own following the Formation and Structuring Transactions decreased 2.1% in 2002 and 1.8% in 2003 and increased 6.3% in the first half of 2004.

U.S. Lodging Industry - Annual Historical

and Projected Change in RevPAR, Room Demand and Room Supply

Source: Smith Travel Research

Improving Margins. More efficient and flexible hotel operating practices have resulted in improving operating margins over the past decade, even after accounting for the industry downturn of 2001 to 2003. Within this context, strong operating leverage generally results from a relatively high fixed cost base. Periods of strong RevPAR growth tend to be characterized by increasing gross operating profit, or GOP, margins and periods of slower RevPAR growth or periods of RevPAR decline tend to be characterized by GOP margin decreases. For example, from 2000 through 2003, GOP margins declined from 39.1% to 35.0% as RevPAR declined by an average of 3.0% annually. As indicated above, Smith Travel Research projects RevPAR growth of 6.2% in 2004 for the U.S. lodging industry.

Source: Smith Travel Research

Recent Trends. As shown in the chart below, we believe the lodging industry is in the early phases of a recovery, experiencing 14 consecutive months of RevPAR growth, averaging 5.5% per month.

U.S. Lodging Industry - Last Fourteen Months RevPAR Growth

Source: Smith Travel Research

Hotel Chain Scale Considerations. As illustrated in the graph below, the upper upscale and upscale segments, as defined by Smith Travel Research, outperformed the industry as a whole during the recovery that followed the 1991 economic recession and an industry downturn. For example, from 1992 to 1997, average upper upscale RevPAR growth was 6.5%, average upscale RevPAR growth was 5.8% and average RevPAR growth for the overall industry was 4.7%. Based on this past performance and the supply and demand trends discussed above, we believe that upper upscale and upscale properties will experience stronger RevPAR growth than the overall industry if the current economic recovery continues.

U.S. Lodging Industry - Annual Change in RevPAR

Total U.S. vs. Upper Upscale/Upscale

Source: Smith Travel Research

OUR BUSINESS

Our Company

We are a hospitality company that will own primarily upper upscale and upscale hotels in the United States upon completion of the Formation and Structuring Transactions and this offering. Our hotels are operated under leading brand names franchised or licensed from others, such as Marriott, Hilton, InterContinental, Hyatt, Starwood, Carlson and Wyndham. As of June 30, 2004, on a pro forma basis, we owned 54 hotels, comprising 13,183 rooms, located in 17 states in the United States. We expect to qualify and will elect to be treated as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended.

Competitive Strengths

We believe the following competitive strengths distinguish us from other owners of lodging properties:

•	Positioned to Capitalize on Industry Recovery.

Significant Recent Investments. From January 1, 2003 through June 30, 2004, in addition to expenditures for regular ongoing maintenance of our hotels, we completed $64.3 million of significant renovations and redevelopments at 24 of our hotels, comprising 7,202 rooms. We believe these investments will improve the competitiveness of our hotels and better position us to capitalize on a lodging industry recovery.

Upper Upscale and Upscale Concentration. Our portfolio includes 42 upper upscale and upscale hotels, which generated approximately 88.4% of our 2003 pro forma revenues. Based on historical trends, we believe these hotel chain scale segments outperform the overall lodging industry during periods of economic recovery. For example, during the economic recovery from 1992 to 1997, average upper upscale RevPAR growth was 6.5%, average upscale RevPAR growth was 5.8% and average RevPAR growth for the overall lodging industry was 4.7%.

Nationally Recognized Brands. We operate substantially all of our hotels under nationally recognized brands, including Marriott, Hilton and Hyatt. We believe we will continue to benefit from our association with these brands as a result of their national advertising, guest loyalty programs and central reservations systems.

Presence in Markets with High Barriers to Entry. We believe that our hotels are located in desirable urban and suburban markets with major demand generators and significant barriers to entry for new supply. For example, we have a strong regional presence in the western United States, particularly in California, where our hotels generated 32.4% of our 2003 pro forma revenues.

•	Proven Acquisition and Disposition Capabilities. Since the beginning of 2001, we have been one of the more active buyers and sellers of hotels in the United States. From January 1, 2001 through June 30, 2004, we acquired 19 hotels with 5,731 rooms for an aggregate purchase price of $618.0 million. In addition, during this period, we sold 24 hotels with 3,744 rooms for net sales proceeds of $328.5 million. We incurred losses, including impairment charges, on several of the hotels sold. We believe that our significant acquisition and disposition experience will allow us to continue to redeploy capital from slower growth to higher growth hotels.

•	Strategic Relationship with the Management Company. Our agreements with Interstate Hotels & Resorts, Inc., the Management Company, will align its interests with ours by, among other things, having the flexibility to terminate agreements, providing for incentive fees and requiring our written consent for any material changes to budgets, key personnel and critical operating systems. We believe that our experience as an owner-operator and our historical working relationship with, and physical proximity to, the employees of the Management Company will allow us to work effectively with the Management Company to maximize the operating performance of our hotels.

•	Experienced Management Team. We have a seasoned senior management team with an average of 15 years of experience in real estate, lodging or finance.

•	Flexible Capital Structure. We are well capitalized, and on a pro forma basis as of June 30, 2004, we had a debt to total market capitalization ratio of approximately 59.2%. In addition, we expect to enter into a new $150.0 million revolving credit facility. We believe this capital structure will provide us with the financial flexibility that is required to fund our growth strategy and meet our liquidity needs.

Business and Growth Strategy

Our principal business objectives are to generate attractive returns on our invested capital and long-term growth in cash flow in order to maximize total returns to our stockholders. Our focus is to own upper upscale and upscale hotels located in urban and suburban markets with major demand generators and significant barriers to entry. Our strategies for achieving our business objectives include the following key elements:

•	active asset management;

•	opportunistic hotel redevelopment, renovation and expansion;

•	franchise rebranding;

•	selective hotel acquisition and development;

•	capital redeployment; and

•	innovative management practices.

Active Asset Management. We have historically self-managed most of our hotels. As a result, we believe our employees have developed significant expertise in the management of our hotels. Subsequent to the Formation and Structuring Transactions, the operations of our hotels will be managed by third parties, including Interstate, which will manage 49 of our 54 hotels. To optimize the cash flow from, and profitability of, our hotels, we intend to structure our agreements with the Management Company to align its interests with ours and to maintain, to the greatest extent practicable, the hotel management practices we employed prior to electing REIT status. Our management agreements will allow us to closely monitor the performance of the hotels and terminate each agreement in case of underperformance. In addition, the Management Company will not be able to alter operating procedures or systems or make changes to personnel deemed integral to the operation of each of the managed hotels without our consent.

Most of our current hotel management employees will become employees of the Management Company, and will generally continue in their current roles. The Management Company will maintain offices in the same building as our headquarters for many of the employees responsible for the operation and sales and marketing of our hotels.

Opportunistic Hotel Redevelopment, Renovation and Expansion. We have made significant investments in our hotels, which we believe improved, and will continue to improve, the competitiveness of our hotels. We renovated or redeveloped the following hotels, which were completed during the indicated time period. The table below includes the number of rooms, the renovation investment and amount invested per room during the redevelopment and renovation (dollars in thousands):

Hotel	Rooms	Renovation Investment as of June 30, 2004(1)	Per Room(2)	Full Year 2004 Renovation Budget	Per Room(2)
2004—Ongoing Renovations
Embassy Suites Hotel, Chicago, Illinois(3)	365	$6,034	$16.5	$6,269	$17.2
Hyatt Regency, Newport Beach, California	403	5,890	14.6	8,288	20.6
Marriott, Tysons Corner, Virginia	390	5,796	14.9	6,775	17.4
Marriott, Houston, Texas	391	3,738	9.6	5,060	12.9
Marriott, Troy, Michigan	350	3,483	10.0	3,816	10.9
Marriott, Ontario, California	299	3,245	10.9	3,338	11.2
Courtyard by Marriott, San Diego, California (conversion from Holiday Inn & Suites and subsequent renovation)(3)	176	2,663	15.1	3,065	17.4
Radisson, Williamsburg, Virginia	303	2,602	8.6	3,294	10.9
Residence Inn by Marriott, Manhattan Beach, California	176	2,557	14.5	2,603	14.8
Marriott, Philadelphia, Pennsylvania	286	1,449	5.1	3,320	11.6
Courtyard by Marriott, Oxnard, California (conversion from Radisson)(3)(4)	167	1,338	8.0	1,311	7.9
Crowne Plaza, Grand Rapids, Michigan	320	1,024	3.2	1,306	4.1
Radisson, Englewood, New Jersey	194	728	3.8	2,145	11.1

2004 Subtotal	3,820	40,547	10.6	$50,590	13.2

2003
Hilton, Del Mar, California(3)	257	5,218	20.3
Hilton, Huntington, New York	302	3,377	11.2
Doubletree Suites, Minneapolis, Minnesota	230	3,017	13.1
Hyatt, Marietta, Georgia	202	2,804	13.9
The Kahler Grand, Rochester, Minnesota(3)	707	2,520	3.6
Holiday Inn, Boise, Idaho	265	2,172	8.2
Valley River Inn, Eugene, Oregon	257	1,349	5.2
Wyndham, Houston, Texas	472	1,141	2.4
Marriott, Rochester, Minnesota(3)	203	1,131	5.6
Sheraton, Salt Lake City, Utah	362	511	1.4
Holiday Inn Express, San Diego, California (conversion from Ramada Limited)	125	488	3.9

2003 Subtotal	3,382	23,728	7.0

2002
Marriott, Riverside, California (conversion from Holiday Inn Select)	286	4,320	15.1
Holiday Inn, Flagstaff, Arizona	156	408	2.6

2002 Subtotal	442	4,728	10.7

2001
Marriott, Napa, California(3)	272	20,604	75.8
Holiday Inn, San Diego (Stadium), California	175	2,265	12.9
Courtyard by Marriott, Santa Fe, New Mexico	213	773	3.6
Sheraton, Salt Lake City, Utah	362	725	2.0
Courtyard by Marriott, Los Angeles, California	179	485	2.7

2001 Subtotal	1,201	24,852	20.7

Total January 1, 2001 through June 30, 2004	8,845	$93,855	10.6

(1)	Amount of capital expenditures made during the period indicated and prior periods during the redevelopment and renovation period subsequent to acquisition.
(2)	Represents the aggregate investment as of June 30, 2004 divided by the corresponding number of rooms.
(3)	Includes addition of rooms.
(4)	Renovation investment is greater than the full year 2004 renovation budget for this hotel due to greater than anticipated expenditures.

For those hotels whose franchise affiliation we do not intend to change, we typically make renovations after acquisition to satisfy the existing franchisor’s property improvement plan, or PIP, and, more importantly, to attain a higher level of guest satisfaction and, as a result, increase market share and revenue. We also perform routine maintenance at all of our hotels to maintain their competitiveness.

Redevelopments and renovations typically consist of many of the following activities:

Guest Rooms	Public Areas	Exterior

•      replacing all bedspreads, linens, coverlets/dust ruffles, drapes and valances

•      replacing all furniture, mattresses and box springs

•      replacing televisions, adding telephones with data ports and voicemail, high speed Internet access, other electronic entertainment equipment, coffeemakers, irons and ironing boards

•      replacing wallpaper and vinyl wall covering

•      reconfiguring work spaces with oversized work desks and ergonomic desk chairs

•      repainting

•      recarpeting

•      remodeling guestrooms, including changing room layout and modifying closets.

•      remodeling guest bathrooms with new vanities, floors, plumbing fixtures, mirrors and wall coverings

•      installing fire safety equipment, including sprinklers and smoke detectors

•      replacing drapes and valances

•      replacing wallpaper and vinyl wall covering

•      repainting

•      recarpeting

•      redecorating

•      replacing furniture

•      reconfiguring front desk reception areas

•      redesigning lobby for improved traffic flow

•      remodeling restaurant to standards of regional or national restaurant operators

•      installing fire safety equipment, including sprinklers and smoke detectors

•      repainting/weatherproofing

•      installing energy efficient glazing and window systems

•      architectural enhancements

•      improvements to porte-cochere

•      repaving or seal coating parking lot

•      adding lighting

•      re-roofing

•      landscaping

In some cases, we may expand the number of rooms at a hotel where we believe we can achieve a favorable return on the cost of such expansion, and where we believe supply, demand and other market conditions justify such expansion. Since January 1, 2001, we have added rooms to the following hotels:

Hotel	Quarter Expansion Completed	Rooms Pre-Expansion	Rooms Added	Description
Embassy Suites Hotel, Chicago, Illinois	Second quarter of 2004	358	7	Conversion of suite parlors to additional guestrooms
Courtyard by Marriott, San Diego, California	Second quarter of 2004	171	5	Conversion of suite parlors to additional guestrooms
Courtyard by Marriott, Oxnard, California	Second quarter of 2004	159	8	Conversion of existing meeting/banquet rooms to guestrooms
Hilton, Del Mar, California	Third quarter of 2003	251	6	Conversion of suite parlors to additional guestrooms
The Kahler Grand, Rochester, Minnesota	Third quarter of 2003	702	5	Conversion of unfurnished / non-renovated rooms to additional guestrooms
Marriott, Rochester, Minnesota	Fourth quarter of 2002	194	9	Conversion of vacated commercial office space to additional guestrooms
Marriott, Napa, California	Fourth quarter of 2001	191	81	Additional guestrooms, ballroom and meeting space and health spa

Renovations—Changes in Revenues. We have set forth below a summary regarding investments in renovations we have made in 12 of our hotels between 2001 and 2003, along with operating results of the hotels following the investments. Although we believe that the investments had a meaningful impact on the changes in revenues discussed below, we note that other trends in the hotel industry generally, and the geographic region of the hotels specifically, also influenced the results. Hotel operating results during periods of redevelopment and renovation are also lower due to disruptions at the hotels resulting from the work being performed. Results from any one hotel are not necessarily indicative of results of any other hotel or our hotels generally. For purposes of the discussions below, renovation investment is the amount of capital expenditures made by us during the redevelopment and renovation period subsequent to acquisition.

In 2003, we completed the renovation of nine hotels where the additional investment was greater than $1.0 million dollars. The table below sets forth the aggregate renovation investment as of December 31, 2003, revenues for both first half 2003 and 2004 and the corresponding change in revenues in the two periods (dollars in thousands).

2003	2003 Renovation Investment	First Half of 2003 Revenues	First Half of 2004 Revenues	Change in Revenues
Hilton, Del Mar, California	$5,218	$4,104	$4,764	16.1%
Hilton, Huntington, New York	3,377	8,981	9,610	7.0
Doubletree Suites, Minneapolis, Minnesota	3,017	2,846	3,308	16.2
Hyatt, Marietta, Georgia	2,804	3,026	3,504	15.8
The Kahler Grand, Rochester, Minnesota	2,520	7,847	8,467	7.9
Holiday Inn, Boise, Idaho	2,172	2,874	2,917	1.5
Valley River Inn, Eugene, Oregon	1,349	4,610	5,410	17.4
Wyndham, Houston, Texas	1,141	10,358	15,863	53.1
Marriott, Rochester, Minnesota	1,131	5,004	5,659	13.1

Total	$22,729	$49,650	$59,502	19.8%

The following table sets forth similar information for the three hotels with renovations totaling more than $1.0 million completed in 2002 and 2001:

2002	2002 Renovation Investment	2002 Revenues	2003 Revenues	Change in Revenues
Marriott, Riverside, California	$4,320	$7,717	$10,234	32.6%

2001	2001 Renovation Investment	2001 Revenues	2002 Revenues	Change in Revenues
Marriott, Napa, California	$20,604	$9,009	$13,861	53.9%
Holiday Inn, San Diego (Stadium), California	2,265	5,190	5,051	(2.7)

Total	$22,869	$14,199	$18,912	33.2%

In addition to the 12 hotels described above, we are renovating 13 hotels in 2004 with a budgeted renovation investment totaling approximately $50.6 million, of which $40.6 million has been invested as of June 30, 2004.

In addition to the increases in revenues from the improvements in redevelopments and renovations, we have also generated additional revenues through active asset management and capitalizing on opportunities available from either existing unused space or facilities within our existing hotels, including Starbucks coffee retail outlets and guest parking installations described below.

Renovations—Starbucks Installations. We have generated additional revenues at three of our hotels through the installation of Starbucks coffee retail outlets in either vacant retail space or previously unused space in our hotel lobbies. The following table sets forth the amount of the investment in these installations and the additional revenues attributable to the installations. Installation investment is the amount of capital expenditures made by us for the installations. We are in the process of developing a new installation at the Doubletree Suites, Minneapolis, Minnesota, and we continue to identify additional such opportunities at other select hotels within our portfolio.

	Installation Date	Installation Investment	2003 Revenues	First Half of 2004 Revenues
Starbucks Installations
Wyndham, Houston, Texas	November 2003	$239,626	N/A	$173,958
The Kahler Grand, Rochester, Minnesota	April 2002	232,686	$499,000	256,847
Sheraton, Salt Lake City, Utah	January 2002	255,660	230,973	137,504

Total		$727,972	$729,973	$568,309

Renovations—Guest Parking Installations. We have generated additional revenues at three of our hotels by charging for guest parking where we previously had not charged for parking. The introduction of guest parking charges has been at hotels in markets where charging for such services is generally accepted, primarily in downtown and urban markets. The following table sets forth the amount of the investment required to begin charging for parking, primarily hardware and computer equipment and the additional revenues attributable to the installations. We have recently installed or are planning to install guest parking installations at the Hilton, Del Mar, California and the Marriott, Philadelphia, Pennsylvania, and we continue to identify additional such opportunities at other select hotels within our portfolio.

	Installation Date	Installation Investment	First Half of 2004 Revenues
Guest Parking Installations
Marriott, Riverside, California	June 2004	$83,995	$24,945
Holiday Inn Express, San Diego, California	March 2004	10,503	25,015
Courtyard by Marriott, San Diego, California	January 2004	3,100	122,108

Total		$97,598	$172,068

Franchise Rebranding. We seek to rebrand our hotels to increase market share, enhance property level cash flow, and generate attractive returns on invested capital. Since January 1, 2001, we rebranded four hotels, as follows:

Hotel Location	Quarter Rebranded	Former Franchise Brand	Current Franchise Brand
Oxnard, California	Second quarter of 2004	Radisson	Courtyard by Marriott
San Diego, California	Fourth quarter of 2002	Holiday Inn Hotel and Suites	Courtyard by Marriott
San Diego, California	Fourth quarter of 2002	Ramada Limited	Holiday Inn Express
Riverside, California	Fourth quarter of 2002	Holiday Inn Select	Marriott

For the three hotels rebranded in the fourth quarter of 2002, we have generated consistent operating improvements after the rebranding. The following table presents our occupancy, ADR and RevPAR for 2002, 2003 and the first half of 2004:

	2002			2003			First Half of 2004
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Courtyard by Marriott, San Diego, California	80.8%	$92.55	$74.78	78.8%	$105.86	$83.42	77.2%	$113.44	$87.58
Holiday Inn Express, San Diego, California	79.3	86.36	68.48	74.7	94.25	70.40	80.2	93.30	74.83
Marriott, Riverside, California	66.9	78.95	52.82	78.4	87.29	68.44	78.3	95.48	74.76
Total	73.6%	$85.05	$62.60	77.7%	$94.26	$73.24	78.4%	$100.26	$78.60

Selective Hotel Acquisition and Development. We will seek to create value by acquiring premium-branded hotels, or hotels that have the attributes to facilitate their conversion to premium brands, that have been undermanaged or undercapitalized, that are located in growth markets or that offer expansion and renovation opportunities. Furthermore, our acquisition initiatives will focus on hotels where our aggregate investment, including the costs of acquisition, rebranding and renovation, is below replacement cost.

From January 1, 2001 through June 30, 2004, we have been one of the more active buyers of hotels in the United States, acquiring 19 hotels with 5,731 rooms for an aggregate purchase price of $618.0 million. Our most significant portfolio acquisition was in December 2002, which consisted of 14 hotels acquired from Wyndham International (the 13 Wyndham Acquisition Hotels and the Marriott, Woodland Hills, California), with 4,660 rooms for $507.0 million. As of June 30, 2004, we did not have any acquisitions under contract. The following table summarizes our acquisitions from January 1, 2001 through June 30, 2004, including the Residence Inn by Marriott, Rochester, Minnesota that we developed and which opened in June 2004 and the JW Marriott, Cherry Creek, Colorado, that we acquired in April 2004 and which we will not own after the Formation and Structuring Transactions:

	2001	2002	2003	First Half of 2004	Total
Number of hotels	—	15	2	2	19
Number of rooms	—	4,980	475	276	5,731
Acquisition cost (thousands)	—	$526,504	$41,925	$49,582	$618,011

We may also develop new upper upscale and upscale hotels where we believe room demand and other competitive factors justify new construction. We may develop hotels ourselves or may contract with unaffiliated developers who will build hotels and then sell them to us upon completion at pre-agreed terms.

Capital Redeployment. We intend to sell hotels on an opportunistic basis to redeploy our capital to acquire or redevelop other hotels with greater cash flow growth potential. For example, we may sell hotels in circumstances where:

•	we can realize attractive pricing;

•	demand in the market in which the hotel is located is declining or static;

•	competition in the market requires substantial capital investment into a hotel that will not generate adequate returns; or

•	the hotel was acquired as a part of a portfolio and is not consistent with our business strategy.

The following table summarizes our hotel sales from January 1, 2001 through June 30, 2004:

	2001	2002	2003	First Half of 2004	Total
Number of hotels	13	1	7	3	24
Number of rooms	1,698	129	1,249	668	3,744
Net sale proceeds (thousands)	$173,637	$6,246	$119,259	$29,370	$328,512

From January 1, 2001 through June 30, 2004, we incurred impairment charges of $20.7 million on six of the hotels we sold for a net loss of $0.2 million. We sold the other 18 hotels for a net gain of $14.9 million.

One of the hotels sold in 2003 was the Marriott, Woodland Hills, California. We acquired the hotel in December 2002 for $69.5 million. We reinvested approximately $4.9 million of operating cash flow to renovate the hotel. We sold the hotel in December 2003 for $85.5 million, amounting to an approximately $11.9 million gain.

We sold two hotels with an aggregate of 484 rooms in the third quarter of 2004 and currently have two hotels with an aggregate of 451 rooms (San Marcos Resort, Chandler, Arizona and Holiday Inn, Flagstaff, Arizona) under contract or negotiation for sale.

Innovative Management Practices. We will pursue innovative management practices to grow revenue, expand operating margins and achieve economies of scale. In addition, we will continue to share market intelligence and best management practices across our portfolio. We founded and own Buy Efficient, L.L.C., an electronic purchasing platform accessed via the Internet and currently used by both our hotels and 382 third-party member hotels to purchase supplies and equipment as a consortium, consolidate purchasing power, and negotiate volume purchase discounts and rebates for our members. Buy Efficient, L.L.C. also provides its members, including the Management Company and other third party management companies, with a managerial tool that allows managers to control inventory levels, set vendor and product specifications, streamline the accounting and invoice payment process and improve operational consistency. After paying an initial installation fee of $2,500, members enter into one-year contracts with Buy Efficient, L.L.C. and pay monthly fees equal to the greater of 1.75% of their monthly purchases or $149. Members place purchase orders for supplies on the website maintained by Buy Efficient, L.L.C., and the supplies are delivered directly by the supplier to the customer. Members are not required to use Buy Efficient, L.L.C. for their purchases.

Hotel Properties

The following table sets forth additional summary information with respect to our hotel portfolio on a pro forma basis as of June 30, 2004:

Hotel	City	State	Chain Scale Segment(1)	Service Category	Rooms	Year Acquired/ Developed	Year Opened/ Redeveloped	Year Last Renovated
Marriott	Houston	Texas	Upper Upscale	Full Service	391	2002	1981	2004
Marriott(2)	Napa	California	Upper Upscale	Full Service	272	1998	1979	2001
Marriott	Ogden	Utah	Upper Upscale	Full Service	292	1997	1982	1999
Marriott	Ontario	California	Upper Upscale	Full Service	299	2003	1986	2004
Marriott	Park City	Utah	Upper Upscale	Full Service	199	1997	1985	2000
Marriott(3)(4)(5)	Philadelphia	Pennsylvania	Upper Upscale	Full Service	286	2002	1991	2004
Marriott	Portland	Oregon	Upper Upscale	Full Service	249	2000	1999	N/A
Marriott(5)(6)	Provo	Utah	Upper Upscale	Full Service	330	1997	1982	1999
Marriott(3)	Pueblo	Colorado	Upper Upscale	Full Service	164	1998	1998	N/A
Marriott	Riverside	California	Upper Upscale	Full Service	286	2000	1987	2002
Marriott	Rochester	Minnesota	Upper Upscale	Full Service	203	1997	1991	2003
Marriott(3)	Salt Lake City	Utah	Upper Upscale	Full Service	218	1997	1987	1999
Marriott(5)	Troy	Michigan	Upper Upscale	Full Service	350	2002	1990	2004
Marriott(5)	Tysons Corner	Virginia	Upper Upscale	Full Service	390	2002	1981	2004

Courtyard by Marriott	Fresno	California	Upscale	Full Service	116	1995	1989	2003
Courtyard by Marriott(3)	Los Angeles	California	Upscale	Full Service	179	1997	1996	2001
Courtyard by Marriott	Lynwood	Washington	Upscale	Full Service	164	1999	1999	N/A
Courtyard by Marriott	Oxnard	California	Upscale	Full Service	167	1996	1987	2004
Courtyard by Marriott	Riverside	California	Upscale	Full Service	163	1996	1988	1998
Courtyard by Marriott	San Diego	California	Upscale	Full Service	176	1997	1986	2004
Courtyard by Marriott	Santa Fe	New Mexico	Upscale	Full Service	213	1995	1985	2001

Residence Inn by Marriott	Manhattan Beach	California	Upscale	Extended Stay	176	2003	1986	2004
Residence Inn by Marriott(3)	Oxnard	California	Upscale	Extended Stay	252	1996	1987	2004
Residence Inn by Marriott	Rochester	Minnesota	Upscale	Extended Stay	80	2004	2004	N/A
Residence Inn by Marriott	Sacramento	California	Upscale	Extended Stay	126	1997	1992	2004

Hilton	Carson	California	Upper Upscale	Full Service	224	1998	1989	2002
Hilton	Del Mar	California	Upper Upscale	Full Service	257	2002	1989	2003
Hilton	Huntington	New York	Upper Upscale	Full Service	302	2002	1988	2003

Doubletree	Minneapolis	Minnesota	Upscale	Full Service	230	2002	1986	2003

Embassy Suites Hotel(7)	Chicago	Illinois	Upper Upscale	Extended Stay	365	2002	1991	2004

Hilton Garden Inn	Lake Oswego	Oregon	Upscale	Full Service	181	2000	2000	N/A

Holiday Inn	Boise	Idaho	Midscale with F/B	Full Service	265	2000	1967	2003
Holiday Inn	Craig	Colorado	Midscale with F/B	Full Service	152	1995	1981	1998
Holiday Inn	Hollywood	California	Midscale with F/B	Full Service	160	2000	1983	2000
Holiday Inn	Mesa	Arizona	Midscale with F/B	Full Service	246	1996	1985	2004
Holiday Inn	Price	Utah	Midscale with F/B	Full Service	151	1996	1983	1997
Holiday Inn	Provo	Utah	Midscale with F/B	Full Service	78	1995	1968	2001
Holiday Inn	Rochester	Minnesota	Midscale with F/B	Full Service	170	1997	1969	1999
Holiday Inn	San Diego (Harborview)	California	Midscale with F/B	Full Service	220	1997	1968	2002
Holiday Inn(3)	San Diego (Stadium)	California	Midscale with F/B	Full Service	175	1997	1991	2001

Holiday Inn Select	Renton	Washington	Midscale with F/B	Full Service	226	1996	1968	2002

Crowne Plaza	Grand Rapids	Michigan	Upscale	Full Service	320	2002	1980	2004
Holiday Inn Express	San Diego (Old Town)	California	Midscale without F/B	Limited Service	125	1997	1986	2003

Hotel	City	State	Chain Scale Segment(1)	Service Category	Rooms	Year Acquired/ Developed	Year Opened/ Redeveloped	Year Last Renovated
Hyatt(5)	Marietta	Georgia	Upper Upscale	Full Service	202	2000	1984	2003
Hyatt Regency(3)(5)	Newport Beach	California	Upper Upscale	Full Service	403	2002	1963	2004
Hawthorn Suites	Kent	Washington	Upscale	Extended Stay	152	1997	1990	1999
Hawthorn Suites	Sacramento	California	Upscale	Extended Stay	272	1997	1988	1998
Radisson(3)	Englewood	New Jersey	Upscale	Full Service	194	2002	1989	2004
Radisson	Williamsburg	Virginia	Upscale	Full Service	303	2002	1978	2003
Sheraton	Salt Lake City	Utah	Upper Upscale	Full Service	362	1997	1975	2001
Wyndham	Houston	Texas	Upscale	Full Service	472	2002	1984	2003
Independent—Valley River Inn(8)	Eugene	Oregon	Upscale	Full Service	257	2002	1973	2003
Independent—The Kahler Grand	Rochester	Minnesota	Upscale	Full Service	707	1997	1927, Various	2003
Independent—Economy Inn and Suites	Rochester	Minnesota	Midscale with F/B	Extended Stay	271	1997	Various	2002

(1)	As defined by Smith Travel Research. “F/B” refers to food and beverage.
(2)	Includes an 8,000 square foot spa.
(3)	Subject to a ground lease.
(4)	We are both the ground lessee and ground lessor.
(5)	Operated by a third-party management company.
(6)	Includes a 28,000 square foot conference facility.
(7)	Upon closing of this offering, we expect to exercise an option to acquire the ground lessor’s interest in the ground lease under this hotel property for approximately $6.3 million.
(8)	Hotel parking lot is subject to a reciprocal easement agreement with a third party regarding the use of parking facilities owned by that third party.

In addition to our hotel properties, we own a 88,000 square foot laundry facility in Rochester, Minnesota and lease a 65,000 square foot laundry facility in Salt Lake City, Utah. The facility in Rochester, Minnesota services our hotels in the area, as well as the Mayo Clinic. The facility in Salt Lake City, Utah services both our hotels in the area, as well as third party contracts. We also manage a 50,000 square foot third-party conference facility in Ogden, Utah for a third party. In addition, we own four undeveloped parcels of land, in Price, Utah; Craig, Colorado; Rochester, Minnesota; and Chandler, Arizona.

Geographic Diversity

We own a geographically diverse portfolio of hotels located in 17 states with a concentration of hotels in the western United States. We believe that a certain amount of geographic distribution helps to insulate our hotel portfolio from local market conditions that are typical in the hotel industry. The following table summarizes our portfolio by region, and includes the percentage of our 2003 pro forma revenues for the 54 hotels we will own following the Formation and Structuring Transactions:

Region	Number of Hotels	Number of Rooms	Percentage of 2003 Pro Forma Revenues
California(1)	19	4,048	32.4%
Other West(2)	16	3,440	19.8
Midwest(3)	9	2,696	20.7
Middle Atlantic(4)	3	782	9.0
South(5)	3	895	7.8
Southwest(6)	4	1,322	10.3

Total	54	13,183	100.0%

(1)	All but four of these hotels are located in Southern California.
(2)	Includes Colorado, Idaho, Oregon, Utah and Washington.
(3)	Includes Illinois, Michigan and Minnesota.
(4)	Includes New Jersey, New York and Pennsylvania.
(5)	Includes Georgia and Virginia.
(6)	Includes Arizona, New Mexico and Texas.

The following table presents our occupancy, ADR and RevPAR by geographic region for our hotels for 2001, 2002, 2003 and for the first half of 2004. These statistics reflect the 54 hotels that we will own following the Formation and Structuring Transactions and may include periods prior to when we acquired our interest in the hotels. As shown in the chart below, our hotels in California, where we have the highest concentration of hotels, have generated increases in occupancy and RevPAR from 2001 to June 30, 2004.

	2001			2002			2003			First Half of 2004
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
California	71.7%	$99.29	$71.19	75.1%	$95.24	$71.53	75.3%	$97.14	$73.15	76.6%	$98.88	$75.74
Other West	61.0	83.47	50.92	65.4	84.93	55.54	63.7	78.55	50.04	65.8	80.52	52.98
Midwest	67.7	111.81	75.70	64.1	107.41	68.85	61.1	110.03	67.23	61.5	108.58	66.78
Middle Atlantic	71.0	144.09	102.30	69.1	136.37	94.23	69.3	125.44	86.93	75.1	124.35	93.39
South	67.7	114.13	77.27	66.4	107.47	71.36	65.2	108.38	70.66	64.2	116.02	74.48
Southwest	68.0	89.22	60.67	62.5	85.66	53.54	73.4	78.85	57.88	79.4	83.09	65.97
Total	67.2%	$100.61	$67.61	68.0%	$97.32	$66.18	68.2%	$95.32	$65.01	70.1%	$96.84	$67.88

Competition

The hotel industry is highly competitive. Our hotels compete with other hotels for guests in each market in which we operate. Competitive advantage is based on a number of factors, including location, convenience, brand affiliation, room rates, range of services and guest amenities or accommodations offered and quality of customer service. Competition is often specific to the individual markets in which our hotels are located and includes competition from existing and new hotels operated under brands in the upper upscale and upscale segments. Increased competition could harm our occupancy, ADR and RevPAR, or may require us to provide additional amenities or make capital improvements that we otherwise would not have to make, which may reduce our profitability.

We believe that our hotels enjoy competitive advantages associated with their operations under well known brands. The national marketing programs and reservation systems of these brands combined with the strong management systems and expertise the franchisors provide should enable our hotels to continue to perform favorably relative to our competitors in terms of both occupancy and room rates. Our primary hotel operator, the Management Company, and our other third party hotel managers maintain reservation systems that monitor the current status of the rooms available and rates for the hotels. In addition, repeat guest business is enhanced by guest rewards programs offered by most of our brands, including Marriott and Hilton.

We believe that competition for the acquisition of hotels is highly fragmented. We face competition from institutional pension funds, private equity investors, other REITs and numerous local, regional and national owners, including franchisors, in each of our markets. Some of these entities may have substantially greater financial resources than we do and may be able and willing to accept more risk than we can prudently manage. Competition generally may increase the bargaining power of property owners seeking to sell and reduce the number of suitable investment opportunities offered to us.

Franchise Agreements

All but three of our hotels are operated under franchise or franchise management agreements. We believe that the public’s perception of the quality associated with a brand name hotel is an important feature in its attractiveness to guests. Franchisors provide a variety of benefits to franchisees, including centralized reservation systems, national advertising, marketing programs and publicity designed to increase brand awareness, training of personnel and maintenance of operational quality at hotels across the brand system.

The franchise agreements generally specify management, operational, record-keeping, accounting, reporting and marketing standards and procedures with which our subsidiary, as the franchisee, must comply. The franchise agreements obligate the subsidiary to comply with the franchisors’ standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by the subsidiary, display of signage and the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas. The agreements for 13 of our Marriott hotels require that we deposit 5.0% of the gross revenues of the hotels into a reserve fund for capital expenditures and the agreement for the other Marriott is 3.0% in 2004, 4.0% in 2005 and 5.0% in 2006.

The franchise agreements also provide for termination at the franchisor’s option upon the occurrence of certain events, including failure to pay royalties and fees or to perform other obligations under the franchise license, bankruptcy and abandonment of the franchise or a change in control. The subsidiary that is the franchisee will be responsible for making all payments under the franchise agreements to the franchisors. Prior to the Formation and Structuring Transactions, our franchise agreements were entered into by subsidiaries of the Contributing Entities. We expect that the TRS Lessee or its subsidiaries will enter into new franchise agreements with the franchisors for all of the hotels the Management Company will operate following the closing of this offering and, accordingly, the TRS Lessee will be responsible for making all payments under those franchise agreements to the franchisors. Approximately $2.0 million will be paid in application fees to our franchisors related to the execution of these new franchise agreements with the TRS Lessee or its subsidiaries as part of the Formation and Structuring Transactions. Our entry into new franchise agreements is subject to approval by the applicable franchisor and our compliance with the terms of the new agreements.

The following table sets forth certain information with respect to the franchise affiliations we expect to have in place after closing of this offering for the 54 hotels that we will own following the Formation and Structuring Transactions.

Franchise Affiliations	Number of Hotels	Number of Rooms	2003 Pro Forma Revenues		Percentage of 2003 Pro Forma Revenues	Franchise Fee(1)	Marketing/Reservation Fee(1)	Term Expires
			(in thousands)
Marriott
Marriott(2)	14	3,929	$161,549		36.6%	5.0-6.6%	1.0%	2024
Courtyard by Marriott	7	1,178	32,075		7.3	5.0-5.5%	2.0%	2024
Residence Inn by Marriott	4	634	17,262		3.9	5.0-8.5%	2.5%	2024

Subtotal	25	5,741	210,886		47.8

Hilton
Hilton	3	783	32,789		7.4	5.0%	4.0%	2005-2014
Doubletree	1	230	6,455		1.5	4.0%	4.0%	2024
Embassy Suites Hotel	1	365	18,238		4.1	4.0%	4.0%	2017
Hilton Garden Inn	1	181	3,031		0.7	5.0%	1.0%	2020

Subtotal	6	1,559	60,513		13.7

InterContinental Hotels Group
Holiday Inn	9	1,617	37,971		8.6	5.0%	2.5%	2009-2014
Holiday Inn Select	1	226	3,772		0.8	5.0%	2.5%	2014
Crowne Plaza	1	320	8,016		1.8	5.0%	3.0%	2014
Holiday Inn Express	1	125	3,322		0.8	5.0%	3.0%	2014

Subtotal	12	2,288	53,081		12.0

Hyatt
Hyatt(3)	2	605	27,782		6.3	4.0%	—	2039-2040
Hawthorn Suites	2	424	9,150		2.1	2.0%	1.25%	2014

Subtotal	4	1,029	36,932		8.4

Other franchise affiliations(4)	4	1,331	47,275		10.7	2.0-5.0%	1.0-4.0%	2010-2022

Independent	3	1,235	32,807		7.4		0.0-2.5%

Total	54	13,183	$441,494	(5)	100.0%

(1)	Percentage of room revenue payable to the franchisor.
(2)	Three Marriott hotels are operated under management agreements with Marriott Hotel Services, Inc. and Marriott International, Inc., which require a payment of a percentage of total hotel revenues and an incentive fee based on either performance thresholds or percentages of room revenue and food and beverage revenue.
(3)	Hyatt hotels are operated under management agreements with Hyatt Corporation. A percentage of total hotel revenues is payable to Hyatt Corporation as a management fee.
(4)	Includes Radisson, Sheraton and Wyndham.
(5)	This total consists of room, food and beverage and other operating revenues relating to our hotels and does not include other operating revenues relating to Buy Efficient, L.L.C. and our laundry facilities (totaling $11.3 million).

Three of our hotels, The Kahler Grand and the Economy Inn & Suites, both located in Rochester, Minnesota, and the Valley River Inn, Eugene, Oregon, are operated independently, with no franchise affiliations. In each of the markets where an independent hotel is located, we have determined that the existing hotel name is well known and generates significant demand. We have also determined that the potential incremental revenues resulting from the addition of a brand name to the hotel would not exceed the incremental cost of operation in accordance with the related brand standards by an amount sufficient to justify the cost of such conversion.

The following table presents our occupancy, ADR and RevPAR by franchise affiliation for our hotels for 2001, 2002, 2003 and for the first half of 2004. These statistics are for the 54 hotels that we will own following the Formation and Structuring Transactions and may include periods prior to when we owned the hotels.

	2001			2002			2003			First Half of 2004
Franchise Affiliations	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Marriott	68.4%	$106.72	$73.00	69.8%	$104.13	$72.68	70.4%	$102.62	$72.24	71.8%	$106.52	$76.48
Hilton	67.0	129.71	86.91	67.0	121.46	81.38	65.6	122.21	80.17	69.6	117.47	81.76
InterContinental Hotels Group	66.5	78.93	52.49	69.4	74.80	51.91	67.8	74.12	50.25	69.8	74.56	52.04
Hyatt	66.8	111.72	74.63	70.6	101.78	71.86	68.3	98.45	67.24	68.8	99.74	68.62
Other franchise affiliations(1)	65.9	90.70	59.77	64.6	91.93	59.39	72.0	81.08	58.38	74.4	82.76	61.57
Independent	66.5	79.26	52.71	61.4	78.23	48.03	57.8	78.68	45.48	59.9	78.33	46.92
Total	67.2%	$100.61	$67.61	68.0%	$97.32	$66.18	68.2%	$95.32	$65.01	70.1%	$96.84	$67.88

(1)	Includes Radisson, Sheraton and Wyndham.

Portfolio by Chain Scale Segment

We own upper upscale, upscale and midscale hotels.

The following tables present summary information by chain scale segment, including occupancy, ADR and RevPAR for our hotels for 2001, 2002, 2003 and for the first half of 2004. These statistics are only for the 54 hotels that we will own following the Formation and Structuring Transactions and may include periods prior to when we owned the hotels.

Chain Scale Segment	Number of Hotels	Number of Rooms	Percentage of 2003 Pro Forma Revenues

Upper upscale(1)	21	6,044	56.7%
Upscale(2)	21	4,900	31.7
Midscale with food and beverage(3)	11	2,114	10.8
Midscale without food and beverage(4)	1	125	0.8

Total	54	13,183	100.0%

(1)	Upper upscale hotels include Marriott, Hilton, Embassy Suites Hotel, Hyatt and Sheraton.
(2)	Upscale hotels include Courtyard by Marriott, Residence Inn by Marriott, Doubletree, Hilton Garden Inn, Crowne Plaza, Hawthorn Suites, Radisson and Wyndham.
(3)	Midscale hotels with food and beverage include Holiday Inn and Holiday Inn Select.
(4)	Our one midscale hotel without food and beverage is the Holiday Inn Express, San Diego, California.

Chain Scale Segment	2001			2002			2003			First Half of 2004
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Upper upscale	66.3%	$118.86	$78.80	67.9%	$114.41	$77.68	68.0%	$111.01	$75.49	70.0%	$113.23	$79.26
Upscale	68.0	90.29	61.40	66.5	87.52	58.20	67.6	85.97	58.12	69.2	87.15	60.31
Midscale with food and beverage	68.5	75.61	51.79	71.7	72.71	52.13	70.0	72.53	50.77	71.8	73.31	52.64
Midscale without food and beverage	74.6	96.13	71.71	79.3	86.36	68.48	74.7	94.25	70.40	80.2	93.30	74.83
Total	67.2%	$100.61	$67.61	68.0%	$97.32	$66.18	68.2%	$95.32	$65.01	70.1%	$96.84	$67.88

Management Company

Interstate Hotels & Resorts, Inc., the Management Company, is the largest independent hotel management company in the United States not affiliated with a hotel brand, measured by number of rooms under management. As of June 30, 2004, Interstate managed approximately 270 properties, with more than 60,000 rooms in 40 states, the District of Columbia, Canada, Russia, Portugal and Belgium. Interstate’s portfolio of managed properties is diversified by brand, franchise and ownership. The portfolio of managed hotels includes more than 30 franchise and brand affiliations and more than 30 independent hotels. Interstate manages hospitality properties for several large, publicly-owned hotel companies, large institutional real estate investment companies, as well as owners of individual or multiple hotel properties. Interstate is a NYSE-listed public company.

Management Agreements

Forty-nine of our 54 hotels will be managed and operated by the Management Company pursuant to management agreements with the TRS Lessee or its subsidiaries. Our remaining five hotels will continue to be managed by Marriott or Hyatt under existing management agreements. The following is a general description of these agreements.

Management Company. These management agreements will require us to pay to the Management Company, on a monthly basis, a management fee equal to: (1) for the period commencing on the closing of this offering and ending on June 30, 2005, 1.75% of our gross revenues from the hotels, (2) for the period commencing on July 1, 2005 and ending on December 31, 2005, 1.85% of our gross revenues from the hotels and (3) for the period commencing on January 1, 2006 and thereafter, 2.1% of our gross revenues from the hotels. In addition, during the term of the management agreements and for one month thereafter, we will pay to the Management Company an accounting fee of $10 per room per month, subject to an annual increase based on a consumer price index. Commencing January 1, 2005, we will be required to pay to the Management Company, on an annual basis, an incentive fee of 10.0% of the excess of net operating income over a threshold, which will be increased each fiscal year by the greater of 3.0% or 1.5 times the actual percentage change in RevPAR for all of the hotels managed by the Management Company during the previous year. The incentive fee, however, will not exceed 1.5% of the total revenues for all the hotels managed by the Management Company for that fiscal year. The TRS Lessee must deliver to the Management Company a guarantee or guarantees of payment with respect to all fees payable to the Management Company.

The initial term of these management agreements will be 20 years, and we will have the right to renew each management agreement for up to two additional terms of five years each, absent a prior termination by either party. The operations of the hotels will be overseen by a separate division of the Management Company located in the same building as our headquarters in San Clemente, California. Pursuant to the terms of the management agreements, without our prior written consent, the Management Company may not replace certain key personnel in operations, sales and marketing, accounting and finance and other agreed upon personnel. All of these key personnel will initially be our former employees. In addition, without our prior written consent, the Management Company will not be able to alter certain operating procedures or systems deemed integral to the operation of each of the managed hotels.

Hyatt. Our Hyatt hotels are operated under management agreements with Hyatt Corporation. The agreement with respect to the Hyatt, Newport Beach, California hotel requires us to pay 3.5% of total revenue as a base management fee, with an additional 0.5% of total revenue based upon the hotel achieving specific operating thresholds, to Hyatt and expires in 2039. The management agreement with respect to the Hyatt, Marietta, Georgia hotel requires us to pay 4.0% of our total hotel revenue to Hyatt and expires in 2040. These management agreements include incentive fees ranging between 10.0% and 33.0% of our net profit at the hotel above the achievement of certain net profit thresholds. The management agreements with Hyatt may be terminated earlier than the contract term if certain events occur, including the failure of Hyatt to satisfy certain performance standards, a condemnation of, a casualty to, or force majeure event involving the hotel and upon a default by Hyatt or us that is not cured prior to the expiration of any applicable cure period.

Marriott. Three of our Marriott hotels are operated under management agreements with Marriott Hotel Services, Inc. or Marriott International, Inc. These management agreements require us to pay a base management fee between 2.3% and 3.0% of total hotel revenue to Marriott and expire between 2014 and 2020. Additionally, one of the management agreements requires an incentive fee of 20.0% of net cash flow and another management agreement requires an incentive fee of 20.0% of the excess of gross operating profit over a certain threshold. In the third instance, the management agreement requires us to pay specific percentages of both room revenue and food and beverage revenue. The management agreements with Marriott may be terminated earlier than the stated term if certain events occur, including the failure of Marriott to satisfy certain performance standards, a condemnation of, a casualty to, or force majeure event involving a hotel, the withdrawal or revocation of any license or permit required in connection with the operation of a hotel and upon a default by Marriott or us that is not cured prior to the expiration of any applicable cure periods. In the event of a sale of the Marriott, Troy, Michigan, Marriott has a right of first refusal to either purchase or lease the hotel or terminate the management agreement.

The existing management agreements with Marriott and Hyatt require the manager to furnish chain services that are generally made available to other hotels managed by that operator. Such services include: (1) the development and operation of computer systems and reservation services; (2) management and administrative services; (3) marketing and sale services; (4) human resources training services; and (5) such additional services as may from time to time be more efficiently performed on a national, regional or group level.

All of our management agreements typically will have the terms described below:

Operational services. The managers of the Management Company, and such other managers of other management companies with whom we have contracted, will have exclusive authority to supervise, direct and control the day-to-day operation and management of the hotels, including establishing all room rates, processing reservations, procuring inventories, supplies and services, and preparing public relations, publicity and marketing plans for the hotels. The Management Company will use Buy Efficient, L.L.C. to enable the hotels it manages to participate in certain purchasing or other contracts.

Executive supervision and management services. The managers will supervise all managerial and other employees for the hotels, review the operation and maintenance of the hotels, prepare reports, budgets and projections and provide other administrative and accounting support services for the hotels. In some cases, we will maintain authority to approve any change in the general manager and other key employees at each hotel.

Working capital and fixed asset supplies. The management agreements will typically require us to maintain property-level working capital for each hotel based on a monthly cash forecast and to fund the cost of fixed operating supplies such as linen and other similar items. We also will be responsible for providing funds to meet the cash needs for the operations of the hotels if at any time funds available from hotel operations become insufficient to meet the financial requirements of the hotels. We are required to deposit sufficient working capital on an as-needed basis to pay all costs and expenses of maintaining, conducting and supervising the operation of the hotels and all of its facilities and any other amounts that are the Management Company’s responsibility under the management agreements. If we fail to provide sufficient funds, the Management Company is not required to provide services under the management agreements, including, among other things, employing and supervising on-site staff for the operation of the hotels, negotiating and entering into leases and providing services necessary for the day-to-day operation, management and supervision of the hotels.

Furniture, fixtures and equipment replacements. The management agreements will generally provide that once each year, the managers must prepare a list of furniture, fixtures and equipment proposed to be acquired and certain routine repairs to be performed in the next year and an estimate of the necessary funds, subject to our review or approval. Under the management agreements, we will be required to provide to the managers all necessary furniture, fixtures and equipment for the operation of the hotels, including funding for any required furniture, fixtures and equipment replacements. For purposes of fulfilling our obligation to fund the furniture, fixtures and equipment replacements, a specified percentage of the gross revenues of the hotel is deposited by the manager in an escrow account held by the respective first-mortgage note holders. This percentage is 4.0% under our agreements with the Management Company, 5.0% under our agreement with Marriott for three of our hotels and 4.0% and 5.0% with Hyatt for the Marietta, Georgia and Newport Beach, California hotels, respectively.

Building alterations, improvements and renewals. The management agreements will generally require the managers to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each hotel. In addition to the foregoing, the management agreements will generally provide that the managers may propose such changes, alterations and improvements to the hotel as are required by reason of laws or regulations or, in the manager’s reasonable judgment, to keep the hotel in a safe, competitive and efficient operating condition.

Insurance. The management agreements typically require us to maintain and pay for: (1) insurance covering the building, (2) commercial general liability insurance, (3) worker’s compensation insurance, (4) fidelity insurance, (5) employee crime insurance, (6) business interruption insurance, (7) employment practices liability insurance, (8) flood insurance if the hotel is located in an area designated as “flood prone” and (9) other additional insurance, including earthquake insurance, as may be required.

Damage or destruction. The management agreements will generally remain in full force and effect subsequent to damage by fire or other casualty. Some management agreements allow either party to terminate upon 30 days prior notice to the other party if (1) we elect to close the hotel as a result of such casualty (except on a temporary basis for repairs or restoration) or (2) we determine in good faith not to proceed with the restoration of the hotel.

Condemnation of a property. Most management agreements may be terminated on 30 days notice to the other party if (1) all or substantially all of the hotel is taken through condemnation or (2) less than all or substantially all of the hotel is taken, but, in the reasonable judgment of the party giving the termination notice, the hotel cannot be profitably operated in the manner the hotel is then being operated. The manager does not have any right to the award from the taking or condemning authority in any such proceeding. Upon a termination of the management agreements with the Management Company as a result of damage or destruction or condemnation of a hotel, we will generally not be required to pay a termination or similar fee. However, if we terminate a management agreement for these reasons prior to December 31, 2005, we must pay the Management Company an amount equal to up to 1.5 times the management fee for the first fiscal year of the management agreement.

Sale of the hotel. The existing management agreements with Marriott and Hyatt limit our ability to sell, lease or otherwise transfer the hotels unless the transferee is not a competitor of the managers and unless the transferee assumes the related management agreements and meets specified other conditions. Our management agreements with the Management Company will be cancelable upon sale and in certain cases may require payment of a termination fee.

Service marks. During the terms of the respective management agreements with Marriott and Hyatt, the service mark, symbols and logos currently used by the managers may be used in the operation of the applicable hotels. Any right to use the service marks, logo and symbols and related trademarks of a manager at a hotel will terminate with respect to that hotel upon termination of the applicable management agreement with respect to such hotel.

Termination. The management agreements may be terminated as to one or more of the hotels earlier than the contract term if certain events occur, including: (1) upon a default on payment of an amount due or other material default by the manager or us that is not cured prior to the expiration of any applicable cure periods; (2) an assignment for the benefit of creditors by either party; and (3) either party’s instituting or consenting to any proceeding seeking relief under any federal or state bankruptcy or insolvency laws and which remains undismissed for a period of 60 days.

Additional Management Company termination rights. In addition, if, prior to December 31, 2006, we do not approve a necessary repair or alteration required to avoid innkeeper liability exposure, life safety system requirements or local, state and federal law after receiving a request from the Management Company, the Management Company may terminate the management agreement, and we will be required to pay to the Management Company up to 1.5 times the management fee for the first fiscal year of the management agreement. In addition, we may terminate a management agreement, with or without cause, upon 30 days’ prior written notice so long as we have paid all amounts due the Management Company and a termination fee. The termination fee for the first fiscal year of the hotel will be equal to a multiplier of 2.5 times an amount equal to 2% of the total revenues of the hotel. For each fiscal year thereafter, the multiplier to determine the termination fee will decrease by 0.5. No termination fee is payable if we terminate the management agreement upon the occurrence of an event of default by the Management Company.

We also have the right to terminate the management agreement without the payment of a termination fee if (1) the hotel fails to achieve its incentive fee threshold and a 95% RevPAR penetration index relative to the hotel’s competitive set or (2) the Management Company acquires an equity interest in a hotel which is in our hotel’s competitive set; however, if we terminate the management agreement prior to December 31, 2005 for either of these reasons, we must pay to the Management Company the management fee budgeted for the first full fiscal year.

The management agreements with the Management Company, for the period commencing on the closing of this offering and ending on December 31, 2005, allow for us to terminate the management agreements for up to 1,000 rooms, referred to as the Base Rooms, upon the sale of hotels to unaffiliated third parties. During this period, we also have the right to terminate additional rooms so long as we pay the applicable termination fee. Any Base Rooms not terminated during this period, referred to as the Year One Carry Over Rooms, may be carried over and terminated during the Second Year Termination Period defined below or at any time upon the same terms and conditions as if terminated during the First Year Termination Period.

For the period commencing on January 1, 2006 and ending on December 31, 2006, referred to as the Second Year Termination Period, we may terminate the management agreements for up to 300 rooms, referred to as the Year Two Base Rooms, plus any Year One Carry Over Rooms, upon the sale of hotels to unaffiliated third parties. During this period, we shall have the right to terminate additional rooms so long as we pay the applicable termination fee. Any Year Two Base Rooms not terminated during the Second Year Termination Period and Year One Carry Over Rooms not terminated, referred to collectively as the Carry Over Rooms, may be terminated at any time on the same terms and conditions as if terminated during the Second Year Termination Period.

Commencing on January 1, 2007, we may terminate the management agreements for up to 300 rooms, referred to as the At Will Rooms. In addition, commencing on January 1 of each year thereafter, 300 of the Carry Over Rooms, if any, shall convert to At Will Rooms.

The above termination rights for Base Rooms, Year Two Base Rooms and At Will Rooms provide for no termination fee or similar compensation so long as all amounts due to the Management Company have been paid in full. The number of rooms for which we may terminate the management agreements under the provisions described above may not exceed an aggregate of 1,600 rooms during the term of the master agreement with the Management Company. The exercise of any termination rights by us must include 30 days prior written notice to the Management Company.

In addition, we may terminate an individual management agreement for a hotel property without the payment of any termination fee so long as all amounts due to the manager under the terminated management agreement have been paid in full and we execute new management agreement(s) with the manager relating to new hotel properties on terms and conditions substantially similar to the terms and conditions of the terminated management agreement.

Management Company indemnification obligations. Under the management agreements, the Management Company will indemnify the TRS Lessee and its agents, principals, shareholders, partners, members, officers, directors and employees from liabilities that may be incurred by or asserted against any of those persons that arise from (1) the willful misconduct or gross negligence of the hotel’s general manager, (2) the fraud, willful misconduct or negligence of the Management Company’s off-site employees, (3) the breach of the management agreements by the Management Company or (4) any action taken by the Management Company outside the scope of its authority under the management agreement. Except as provided above, the TRS Lessee will indemnify the Management Company and its agents, principals, shareholders, partners, members, officers, directors and employees from liabilities that may be incurred by or asserted against any of those persons that arise from (1) the performance of the Management Company’s services under the management agreement, (2) any act or omission of the TRS Lessee, whether or not willful, tortious or negligent, or any third party or (3) any other occurrence related to the hotel (including, without limitation, environmental or life-safety matters) and/or the Management Company’s duties under the management agreement, whether arising before, during or after the term of the management agreements.

In connection with the sale to Interstate Hotel & Resorts, Inc., the Management Company, of our corporate subsidiary that manages our hotels prior to the Formation and Structuring Transactions, we have agreed to indemnify the Management Company, its affiliates and their respective officers, directors, employees, agents and representatives from and against any and all losses and liabilities resulting from or related to the ownership of this subsidiary or its assets, liabilities and operations prior to the completion of this offering. The Management Company has agreed to indemnify us, our affiliates and our respective officers, directors, employees, agents and representatives for any of these liabilities incurred after the completion of this offering.

Tax Status

We intend to elect to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our taxable year ending December 31, 2004. If we qualify for taxation as a REIT, then under current Federal income tax laws we generally will not be taxed at the corporate level to the extent we distribute at least 90% of our net taxable income to our stockholders. However, even if we qualify for taxation as a REIT, we may be subject to certain Federal, state and local taxes on our income and property and to Federal income and excise tax on our undistributed income.

Taxable REIT Subsidiary

On January 1, 2001, the provisions of the REIT Modernization Act became effective. These provisions allow REITs, subject to certain limitations, to own, directly or indirectly, up to 100% of the stock of a taxable REIT subsidiary, or TRS, that may engage in businesses previously prohibited to a REIT. In particular, these provisions permit hotel REITs to own a TRS that leases hotels from the REIT, rather than requiring the lessee to be an unaffiliated third party. However, hotels leased to a TRS still must be managed by an unaffiliated third party. The TRS provisions are complex and impose several conditions on the use of TRSs, generally to assure that TRSs are subject to an appropriate level of Federal corporate taxation.

As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, including Sunstone Hotel TRS Lessee, Inc., the TRS Lessee. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A TRS may perform activities such as third party management, development, and other independent business activities. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated.

We and the TRS Lessee must elect for the TRS Lessee to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

The rent that we receive from a TRS will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

We have formed the TRS Lessee as a wholly owned TRS. Each of our hotels will be leased by our relevant property-owning subsidiary to the TRS Lessee or one of its subsidiaries. As described below, these leases provide for a base rent plus a percentage rent. These leases must contain economic terms which are similar to a lease between unrelated parties because the Code imposes a 100% excise tax on certain transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis. We believe that all transactions between us and our TRS Lessee will be conducted on an arm’s-length basis. Further, the TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation.

The TRS Lessee will engage independent hotel operators to operate the related hotels on its behalf. Furthermore, we have represented, with respect to hotels that we lease to the TRS Lessee in the future, that the TRS Lessee will engage “eligible independent contractors” to manage and operate the hotels leased by the TRS Lessee. Our primary hotel operator, the Management Company, will qualify as an “eligible independent contractor.”

TRS Leases

To qualify as a REIT, neither we nor our operating partnership, Sunstone Hotel Partnership, nor any of our subsidiaries can operate our hotels. Accordingly, Sunstone Hotel Partnership or its subsidiaries, as lessors, will lease our hotels to the TRS Lessee, as lessee, and the TRS Lessee will then enter into hotel management agreements with third party management companies, including the Management Company. The TRS Lessee may enter into leases or agreements through its subsidiaries.

Term. The initial leases for each hotel will have a term of five years from the completion of this offering. The leases will be terminable earlier than the stated term if certain events occur, including specified damages to the related hotel, a condemnation of the related hotel or the sale of the related hotel, or an event of default which is not cured within any applicable cure or grace period.

Amounts payable under leases. The leases will provide for the TRS Lessee to pay in each calendar month the base rent plus, in each calendar month, percentage rent, if any. The percentage rent for each hotel will equal the sum of:

•	a percentage of gross room revenue up to a specified threshold;

•	a percentage of gross room revenue in excess of the specified threshold;

•	a percentage of gross food and beverage revenue;

•	a percentage of any gross sublease revenue; and

•	a percentage of all other gross revenue, which include revenue from vending machines, honor bars, movie rentals, concessions and all other such services.

Improvements, maintenance and alterations. The TRS Lessee will be responsible for all routine repair and maintenance of the hotels. The cost will be borne by us as part of the annual budget. The TRS Lessee, at its own expense, will generally be permitted to make additions, modifications or improvements to the hotels with our approval. Any such additions, modifications or improvements will be subject to the terms and provisions of the applicable leases and will become our property upon the termination of the related lease. The TRS Lessee will own substantially all personal property (other than inventory, linens and other nondepreciable personal property) not affixed to, or deemed a part of, the real estate or improvements on the initial hotels, unless ownership of such personal property would cause the rent under a lease not to qualify as “rents from real property” for REIT income test purposes.

Insurance and property taxes. We will be responsible for paying real estate and personal property taxes with respect to our hotels. In addition, we may be responsible, without reimbursement from the TRS Lessee, for maintaining the types and amounts of insurance required by loan agreements with our lenders. The TRS Lessee will be required to pay for all liability insurance on its respective leased hotels, fidelity bonds, comprehensive casualty insurance, workers’ compensation, vehicle liability and other insurance appropriate and customary for similar properties and naming us, where applicable, as an additional named insured.

Assignment and subletting. The TRS Lessee will not be permitted to assign or sublet any part of the hotels or assign its interest under any of the leases without our prior written consent. No assignment or subletting permitted by us will release the TRS Lessee from any of its obligations under the leases.

Damage to and destruction of our hotels. If any of our hotels is damaged or destroyed, the TRS Lessee will be required to restore the hotel to substantially the same condition as existed immediately before the damage or destruction in accordance with the terms of the lease. The portion of any insurance policy will be paid out by us from time to time for the reasonable costs of the reconstruction or repair upon satisfaction of reasonable terms and conditions specified by us. Such damage or destruction will not generally terminate the lease.

Condemnation. If any of our hotels is subject to a total condemnation or a partial taking that prevents use of the property as a hotel, we and the TRS Lessee each will have the option to terminate the related lease. We will share in the condemnation award with the TRS Lessee in accordance with the provisions of the related lease. If any partial taking of a hotel does not prevent the use of the property as a hotel, the TRS Lessee will be obligated to restore the untaken portion of the hotel to a complete architectural unit but only to the extent of any available condemnation award. We may ultimately be responsible for restoring the hotel under our obligations under our applicable loan agreements.

REIT requirements. The TRS Lessee will covenant to take the following actions to maintain our status as a REIT:

•	the TRS Lessee will elect to be and operate as a “taxable REIT subsidiary” of us within the meaning of Section 856(l) of the Code;

•	the TRS Lessee, if necessary, will purchase at fair market value any personal property anticipated to be in excess of the 15% personal property limitation on leased property;

•	the TRS Lessee may only assign or sublet the leased property upon our approval if any portion of the rent from the sublessee would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code;

•	the TRS Lessee will not sublet the leased property to any person or entity in which we own an interest of 10% or greater; and

•	the TRS Lessee will not operate or manage a lodging facility or a healthcare facility within the meaning of Section 856(d)(9)(D)(ii) and Section 856(e)(6)(D)(ii) of the Code.

Events of default. Events of default under the leases will include, without limitation, the following:

•	the TRS Lessee’s failure to pay base rent within 30 days after the same becomes due and payable;

•	the TRS Lessee’s failure to pay the percentage rent within 30 days after the same becomes due and payable;

•	the TRS Lessee’s failure to observe or perform any other term, covenant or condition of a lease, provided that TRS Lessee has a 30-day grace period after receiving notice from us that a term of the lease has been violated before an event of default would occur. There are certain instances in which the 30-day grace period can be extended to a maximum of 90 days or shortened in the event of gross negligence or fraud;

•	the transfer, assignment, conveyance or attachment of the estate or interest of the TRS Lessee in a hotel in any proceeding;

•	a bankruptcy, reorganization, insolvency, liquidation or dissolution event of which the TRS Lessee is the subject that is not discharged within 60 days; and

•	the termination of the franchise agreement for a hotel by the franchisor because of any action or failure to act by the TRS Lessee.

If an event of default by the TRS Lessee occurs and continues beyond any grace period, we will have the option of terminating the related lease. If we decide to terminate a lease, we will be required to give the TRS Lessee not less than 10 days’ written notice, except in instances giving rise to a termination involving bankruptcy, liquidation or dissolution of the TRS Lessee. Unless the event of default is cured before the termination date we specify in the termination notice, the lease will terminate on the date specified in the termination notice. In that event, the TRS Lessee will be required to surrender to us or our designee, possession of the related hotel.

Termination of leases upon sale. We will have the right to terminate any lease upon a sale of the applicable hotel with not less than 30 days’ prior written notice to the TRS Lessee. If we elect to terminate a lease, we may have to either:

•	pay the TRS Lessee an amount equal to a percentage of the net profit earned by the TRS Lessee with respect to the leased hotel for the twelve-month period ended immediately preceding the termination; or

•	offer to lease to the TRS Lessee one or more substitute hotels on terms with a fair market value equal to the fair market value of the remaining leasehold interest under the terminated lease.

Ground Lease Agreements

Immediately prior to this offering, nine of our hotels were subject to ground leases that cover either all or portions of their respective properties. As of June 30, 2004, the terms of these ground leases (including renewal options) range from 27 to 92 years. These ground leases generally require us to make rental payments and payments for all charges, costs, expenses and liabilities, including real and personal property taxes, insurance, and utilities.

Any proposed sale of the property that is subject to a ground lease or any proposed assignment of our leasehold interest as ground lessee under the ground lease may require the consent of the applicable ground lessor. As a result, we may not be able to sell, assign, transfer or convey our ground lessee’s interest in any such property in the future absent the consent of the ground lessor, even if such transaction may be in the best interests of our stockholders. Three of our properties prohibit the sale or conveyance of the hotel by us to another party without first offering the ground lessor the opportunity to acquire the hotel upon the same terms and conditions as offered to the third party.

We have an option to acquire the ground lessor’s interest in the ground lease relating to four of our hotels for specified amounts and exercisable provisions. At the closing of this offering, we intend to exercise the option relating to the Embassy Suites Hotel, Chicago, Illinois. At this time, we do not intend to exercise any other options to purchase the ground lessor’s interest in any of our other ground leases.

Insurance

We believe that our properties are adequately insured, subject to the risks described under the “Risk Factors” section and the following. We and the TRS Lessee are responsible for arranging the insurance of most of our hotels, although in certain cases the management company for the applicable hotel will have responsibility for arranging insurance under the relevant management agreement. Our properties are covered by blanket insurance policies which cover multiple properties. Our properties in California are covered by earthquake insurance. In the event that these blanket policies are drawn upon to cover losses on some of our properties, the amount of insurance coverage available under the policies would thereby be reduced and could be insufficient to cover the remaining properties’ insurable risks. Our property insurance is subject to renewal on our annual basis.

When our current insurance policies expire, we may encounter difficulty in obtaining or renewing property or casualty insurance on our properties at the same levels of coverage and under similar terms. This insurance may be more limited and for some catastrophic risks (e.g., earthquake, flood and terrorism) may not be generally available at current levels. Even if we are able to renew our policies or to obtain new policies at levels and with limitations consistent with our current policies, we cannot be sure that we will be able to obtain insurance with the scope of coverage we desire or at premium rates that are commercially reasonable.

We will maintain letters of credit to collateralize our obligations with respect to workers’ compensation claims made by our employees for periods prior to the time that our management operations were assumed by the Management Company and other hotel operators.

Offices

We lease our headquarters located at 903 Calle Amanecer, Suite 100, San Clemente, California 92673 from an unaffiliated third party. We believe that our current facilities are adequate for our present and future operations.

Employees

At June 30, 2004, we had 4,973 full-time and 1,452 part-time employees. We had 6,312 employees at our hotels and 113 employees at our corporate headquarters. We believe that our relations with our employees are good. Immediately after this offering, we will have 28 employees, and most of our other employees are expected to become employees of the Management Company.

Founders

The Contributing Entities, Messrs. Kazilionis, Paul and Alter, who will serve as members of our board of directors, and Messrs. Alter, Kline and Stougaard, who will serve as executive officers, may be considered our founders because they participated in founding and organizing the REIT.

Environmental

All of our hotels have been subjected to environmental reviews. Environmental consultants retained by our lenders recently conducted Phase I environmental site assessments on many of our properties. These Phase I assessments often relied on older environmental assessments prepared in connection with a prior financing. Phase I assessments are designed to evaluate the potential for environmental contamination on properties based generally upon site inspections, facility personnel interviews, historical information and certain publicly- available databases, but Phase I assessments will not necessarily reveal the existence or extent of all environmental conditions, liabilities or compliance concerns at the properties. While some of these assessments have led to further investigation and sampling, none of the environmental assessments have revealed, nor are we aware of any environmental liability (including asbestos-related liability) that we believe would harm our business, financial position, results of operations or cash flow.

Under various Federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on the property. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment of a hazardous substance at another property may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner’s ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of our properties, we or the TRS Lessee, as the case may be, may be potentially liable for such costs.

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us, other than routine litigation arising in the ordinary course of business or which is expected to be covered by insurance and not expected to harm our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

Upon completion of this offering, our board of directors will consist of nine directors, at least six of whom will be independent directors as provided in the listing standards and rules of the New York Stock Exchange. Our directors will serve one-year terms and thus be subject to election annually. There will be no cumulative voting in the election of directors. Consequently, at each annual meeting of our stockholders, the successors to each of our nine directors will be elected by a plurality of the votes cast at that meeting.

The following table sets forth information concerning the individuals who will be directors and executive officers upon the consummation of this offering. Ages are as of June 30, 2004.

Name	Age	Position
Robert A. Alter	53	Chief Executive Officer and Director
Jon D. Kline	37	Executive Vice President and Chief Financial Officer
Gary A. Stougaard	50	Executive Vice President and Chief Investment Officer
Lewis N. Wolff	68	Chairman
Z. Jamie Behar	47	Director
Barbara S. Brown	46	Director
Anthony W. Dona	45	Director
Paul D. Kazilionis	47	Director
Jonathan H. Paul	40	Director
Keith P. Russell	58	Director
David M. Siegel	62	Director

The following is a biographical summary of the experience of our directors and executive officers:

Robert A. Alter is our Chief Executive Officer and a Director. Until our formation, Mr. Alter served as Chief Executive Officer of one of our predecessor companies formed in 1985, which became a public company in August 1995. The public company, Sunstone Hotel Investors, Inc., commenced doing business in August 1995 upon its initial public offering. In November 1999, Mr. Alter and one of the Contributing Entities completed a management-led buyout to take the company private. He has been an owner of hotels since 1976 and is a past president of the Holiday Inn Franchise Association and a member of the Marriott Franchise board. Mr. Alter holds a B.S. degree in Hotel Administration from Cornell University.

Jon D. Kline is our Executive Vice President and Chief Financial Officer. From April 2003 to our formation, Mr. Kline served as the Executive Vice President and Chief Financial Officer of Sunstone Hotel Investors, L.L.C. Previously, Mr. Kline spent five years with Merrill Lynch & Co.’s Investment Banking Division, during which time he directed the firm’s Hospitality and Leisure practice. Before that time, he was a member of the Real Estate and Lodging Finance Group of Smith Barney’s Investment Banking Division as well as an attorney with Sullivan & Cromwell LLP. Mr. Kline holds a B.A. degree in Economics from Emory University and a J.D. degree from New York University School of Law.

Gary A. Stougaard is our Executive Vice President and Chief Investment Officer. From October 1997 to our formation, Mr. Stougaard has been employed by Sunstone Hotel Investors, L.L.C. He now serves as the Executive Vice President and Chief Investment Officer of Sunstone Hotel Investors, L.L.C., in which capacity he oversees the company’s acquisition, development and hotel renovation and redevelopment activities. Since 1985 and prior to joining Sunstone, he served as a developer and asset manager of hotel properties and prior to that time he was a certified public accountant in private practice. Mr. Stougaard holds a B.A. degree in Accounting from Michigan State University.

Lewis N. Wolff will become our Chairman upon the closing of this offering. Mr. Wolff has been Chairman of Wolff DiNapoli LLC since 1994 and Wolff Urban Management, Inc. since 1980, both of which are real estate acquisition, investment, development and management firms. Mr. Wolff is also a co-founder and, since 1994, has served as Chairman of Maritz, Wolff & Co., a privately held hotel investment group that has acquired, in cooperation with other persons, 18 luxury hotel properties. From 1999 to 2004, Mr. Wolff also served as Co-Chairman of Fairmont Hotels & Resorts, a hotel management company formed by Fairmont Hotel Management Company and Canadian Pacific Hotels & Resorts, Inc. Mr. Wolff also serves on the boards of Grill Concepts, Inc. and First Century Bank. Mr. Wolff holds a B.A. degree in Business Administration from the University of Wisconsin, Madison, and an M.B.A. degree from Washington University in St. Louis, Missouri.

Z. Jamie Behar will become a Director upon the closing of this offering. Ms. Behar has been a Portfolio Manager with General Motors Investment Management Corporation (together with its predecessors, GMIMCo) since 1986. Ms. Behar manages GMIMCo clients’ real estate investment portfolios, a number of which have interests in funds managed by Westbrook Real Estate Partners, L.L.C. that own interests in the Contributing Entities; however, Ms. Behar does not have voting or investment control over such interests in the Contributing Entities. Ms. Behar serves on the boards of directors of Desarrolladora Homex, S.A. de C.V., a publicly-listed home development company located in Mexico, as well as Hospitality Europe BV, a private European hotel company, and FountainGlen Properties, LLC, a private senior housing company. Ms. Behar holds a B.S.E. degree from The Wharton School of the University of Pennsylvania and an M.B.A. degree from the Columbia University Graduate School of Business. Ms. Behar is a Chartered Financial Analyst.

Barbara S. Brown will become a Director upon the closing of this offering. Ms. Brown has been a Senior Portfolio Manager of Allstate Investments, LLC since 1995. Allstate Investments, LLC is a wholly owned subsidiary of The Allstate Corporation, which has interests in funds managed by Westbrook Real Estate Partners, L.L.C. that own interests in the Contributing Entities and other entities not affiliated with us; however, Ms. Brown does not have voting or investment control over those interests. Ms. Brown holds a B.S. degree in Accountancy from the University of Illinois and an M.B.A. degree from DePaul University.

Anthony W. Dona will become a Director upon the closing of this offering. Mr. Dona is the Chief Executive Officer of Crow Holdings, the holding company for the Trammell Crow family’s investments. He has been with Trammell Crow affiliated entities since 1985 and oversees a diversified investment portfolio that includes real estate private equity funds, real estate assets, marketable securities and other investments and operating companies. Crow Holdings is a partner in a real estate joint venture with a fund managed by Westbrook Real Estate Partners, L.L.C. that has no interests in the Contributing Entities but does have interests in other entities not affiliated with us. Mr. Dona is a member of the boards of Crow Holdings, Trammell Crow Residential, the Real Estate Council Foundation, the Dallas Chamber of Commerce, the American Red Cross Endowment Fund and other charitable and civic organizations. Mr. Dona holds a B.A. degree in Political Science and a B.B.A. degree in Business Administration from Southern Methodist University and an M.B.A. degree from Harvard University.

Paul D. Kazilionis is a Director and has been a Managing Principal of Westbrook Real Estate Partners, L.L.C., a real estate investment management company, since 1994. Prior to co-founding Westbrook Real Estate Partners, L.L.C., Mr. Kazilionis spent 12 years at Morgan Stanley & Co. Incorporated, serving most recently as Managing Director and President of the General Partner of the Morgan Stanley Real Estate Fund, through which Morgan Stanley conducted its principal real estate investment activities. Mr. Kazilionis is a member of the Board of Overseers of Colby College and serves as a member of the Dartmouth College Real Estate Advisory Committee. Mr. Kazilionis holds an A.B. degree from Colby College and an M.B.A. degree from The Amos Tuck School of Business Administration at Dartmouth College.

Jonathan H. Paul is a Director and has been a Managing Principal of Westbrook Real Estate Partners, L.L.C. since 1994 and a Managing Principal of Rockpoint Group, L.L.C. since its formation in 2003. Prior to joining Westbrook, Mr. Paul spent six years at Morgan Stanley in the real estate and corporate finance areas, including three years with the Morgan Stanley Real Estate Fund. Mr. Paul holds an A.B. degree from Dartmouth College and an M.B.A. degree from The Amos Tuck School of Business Administration at Dartmouth College.

Keith P. Russell will become a Director upon the closing of this offering. Mr. Russell is President of Russell Financial, Inc., a strategic and financial consulting firm serving businesses and high net worth individuals. Mr.

Russell is retired as the Chairman of Mellon West and the Vice Chairman of Mellon Financial Corporation, in which capacities he served from May 1996 until March 2001. From September 1991 through April 1996, Mr. Russell served in various positions at Mellon, including Vice Chairman and Chief Risk Officer of Mellon Bank Corporation and Chairman of Mellon Bank Corporation’s Credit Policy Committee. From 1983 to 1991, Mr. Russell served as President and Chief Operating Officer, and a director of, Glenfed/Glendale Federal Bank. Mr. Russell also serves on the boards of Nationwide Health Properties, Inc. and Countrywide Financial Corporation. Mr. Russell holds a B.A. degree in Economics from the University of Washington and an M.A. degree in Economics from Northwestern University.

David M. Siegel will become a Director upon the closing of this offering and has been the principal of DMS Financial Services, which provides financial consulting to the real estate industry, since 2000. Prior to forming DMS Financial, Mr. Siegel served as Senior Vice President and Chief Financial Officer of the Presley Companies from 1985 to 2000 and served on its board of directors. Before that time, Mr. Siegel was employed by the public accounting firm of Kenneth Leventhal & Company for 14 years, where he served as a Managing Partner of its Newport Beach, California office. Mr. Siegel holds a B.S. degree in Accounting and Business Administration from the University of California, Los Angeles.

Vice Presidents

The following is a biographical summary of the experience of our vice presidents:

W. Guy Lindsey is our Senior Vice President—Design & Construction. From December 2001 to our formation, Mr. Lindsey has been employed by Sunstone Hotel Investors, L.L.C. He now serves as the Senior Vice President—Design & Construction, in which capacity he oversees all aspects related to hotel renovations, conversions and developments for our owned hotels and acquisition hotels. Since 1997 and prior to joining Sunstone, he served as an Executive Vice President of a general contractor specializing in hotel renovation and construction. From 1992 to 1996, he was a project manager for Holiday Inn Worldwide responsible for capital improvements on a portfolio of hotels. Mr. Lindsey holds a B.A. degree in Building Science from Auburn University.

Olivier Kolpin is our Vice President—Tax. In this capacity he oversees the management of all tax compliance related functions. From July 2003 to our formation, Mr. Kolpin has been employed by Sunstone Hotel Investors, L.L.C. Since 1993 and prior to joining Sunstone, Mr. Kolpin was with PricewaterhouseCoopers LLP as a Senior Tax Manager specializing in the real estate industry, and prior to that time he was a real estate broker. Mr. Kolpin holds a B.A. degree from University of California, San Diego, and a M.S. degree in Accountancy from San Diego State University.

Lindsay N. Monge is our Vice President—Treasurer. From July 2000 to our formation, Mr. Monge has been employed by Sunstone Hotel Investors, L.L.C., serving initially as Manager—Acquisitions between 2000 and January 2003. Since 2003, he has served as the Vice President—Treasurer, in which capacity he oversees the management of all treasury and finance-related functions and lender relationships. Since 1995 and prior to joining Sunstone, he has served in various capacities in hotel operations. Mr. Monge holds a B.S. degree in Hotel Administration from Cornell University and a M.B.A. degree from the Peter F. Drucker Graduate School of Management at Claremont Graduate University.

Thomas K. Naughton is our Vice President—Acquisitions. In this capacity he oversees the sourcing and underwriting of new investment opportunities. Mr. Naughton held a similar position since joining Sunstone Hotel Investors, L.L.C. in January 2003. Prior to that time, Mr. Naughton was an acquisitions and asset management executive for ING Realty Partners I and II, two real estate opportunity funds capitalized with $700 million of institutional equity capital. Prior to joining ING in 1999, Mr. Naughton worked for Westmont Hospitality Group in Houston and was an analyst with Goldman Sachs’s Whitehall real estate investment group in Dallas. Mr. Naughton holds a B.A. degree from Stanford University.

Michael J. Sullivan is our Vice President—Asset Management. From December 2002 to our formation, Mr. Sullivan has been employed by Sunstone Hotel Investors, L.L.C. He now serves as the Vice President Asset Management, in which capacity he oversees the management of all third-party managed hotels. Since 1996 and prior to joining Sunstone, he was responsible for the asset management and acquisition of hotel properties at Colony Capital, and prior to that time he managed the audit department for ITT Sheraton and was an auditor at PriceWaterhouse. Mr. Sullivan holds a B.S. degree in Accounting from Boston College.

William M. Wagner is our Vice President—Accounting. From July 2004, Mr. Wagner has been employed by Sunstone Hotel Investors, L.L.C., serving as its Vice President of Accounting, in which capacity he oversees all financial accounting and reporting. Since 2001 and prior to joining Sunstone, he was Vice President, Financial Reporting for The TriZetto Group, Inc. where he was responsible for all financial accounting and reporting, including SEC compliance. From 1999 to 2001, Mr. Wagner worked for two start-up ventures where he was responsible for setting up financial accounting and reporting processes. From 1997 to 1999, he was Director, Financial Reporting of Irvine Apartment Communities, Inc. a NYSE publicly traded real estate investment trust. From 1990 to 1997, he worked for Ernst & Young LLP in their real estate group. Mr. Wagner holds a B.A. degree in Business Administration from the University of Washington and is a Certified Public Accountant in the State of California.

Management Company Employees

The employees of ours who will become employees of the Management Company following this offering include a management team of 11 vice presidents with an average of 26 years in the hospitality or service industry.

Corporate Governance Profile

We believe that we have organized our corporate structure and governance to align our interests with those of our stockholders. For example:

•	the terms of our board of directors are not staggered, which means that all of our directors are subject to re-election annually;

•	at least six of our nine directors will be independent for purposes of the listing standards and rules of the NYSE, and our board of directors will make an affirmative determination of the independence of each of these six directors on an annual basis;

•	we have provided for a simple majority vote of our common stockholders for all matters requiring a stockholder vote, which means that Westbrook Real Estate Partners, L.L.C. will not have veto power over such voting matters;

•	we have opted out of the Maryland business combination and control share acquisition statutes and have waived the ability to opt back in without a stockholder vote, which means that it may be easier for an interested party or third party to acquire control of us;

•	we do not have a stockholder rights plan;

•	we do not have any agreements or arrangements to provide tax protection to any stockholder or any holder of membership units in Sunstone Hotel Partnership, the operating partnership;

•	our nominating and corporate governance committee must approve any transaction between us and (1) any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has any interest of more than 5%, or (2) the Contributing Entities or their affiliates; and

•	we intend to adopt a code of business conduct and ethics which, among other things, will address corporate opportunity issues relevant to directors, officers and employees.

Committees of Our Board of Directors

Upon completion of this offering, our board of directors will have three committees—an audit committee, a compensation committee and a nominating and corporate governance committee—each of which will be comprised of directors who will be independent within the meaning of the listing standards and rules of the NYSE. The members of our compensation committee also will be “non-employee directors” within the meaning of Section 162(m) of the Code and the applicable rules of the SEC. Following completion of this offering, we expect to form an investment committee of our board of directors, which will consist of three directors, a majority of whom will be independent within the meaning of the listing standards and rules of the NYSE.

Audit Committee

Prior to completion of this offering, our board of directors will adopt an audit committee charter, which will define the audit committee’s purposes to include:

•	overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the independent auditors and our internal audit function; and

•	preparing an audit committee report as required by the SEC for inclusion in our annual proxy statement.

All of the members of the audit committee will be financially literate within the meaning of the listing standards and rules of the NYSE. At least one member will be an audit committee financial expert as that term is defined by applicable rules of the SEC, and at least one member will possess accounting and financial management expertise within the meaning of the listing standards and rules of the NYSE.

Our audit committee will be comprised of David M. Siegel, Anthony W. Dona and Keith P. Russell. Mr. Siegel will be the chair.

Compensation Committee

Prior to completion of this offering, our board of directors will adopt a compensation committee charter that will define the compensation committee’s primary duties to include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	making recommendations to our board of directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans;

•	approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

•	in consultation with management, overseeing regulatory compliance with respect to compensation matters; and

•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meetings.

Our compensation committee will be comprised of Anthony W. Dona and David M. Siegel. Mr. Dona will be the chair.

Nominating and Corporate Governance Committee

Prior to completion of this offering, our board of directors will establish a nominating and corporate governance committee charter that will define the committee’s primary purpose and responsibilities to include:

•	identifying individuals qualified to become members of the board of directors and recommending director candidates for election or re-election to the board of directors;

•	considering and making recommendations to the board of directors regarding board size and composition, committee composition and structure and procedures affecting directors;

•	developing and recommending to the board of directors a set of corporate governance principles, and to review those principles at least once a year; and

•	reviewing conflicts between the Contributing Entities, directors, officers, employees and us.

Our nominating and corporate governance committee will be comprised of Lewis N. Wolff, Z. Jamie Behar and Keith P. Russell. Mr. Russell will be the chair. Ms. Behar will not participate in reviewing conflicts between the Contributing Entities or other matters involving Westbrook Real Estate L.L.C. and us.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, none of our executive officers served as a member of the governing body or compensation committee of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee.

Upon completion of this offering, the members of the compensation committees of our board of directors will be independent directors as required by the listing standards and rules of the NYSE and will be “non- employee” directors within the meaning of Section 162(m) of the Code and the applicable rules of the SEC. None of these directors, nor any of our executive officers, will serve as a member of the governing body or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation of Directors

Each of our independent directors will receive an annual stock grant of shares having a value equal to $50,000 for serving on our board of directors, and an attendance fee paid in cash of $1,000 per meeting of our board of directors if the meeting is attended in person or $250 if the meeting is attended telephonically.

In addition, each member of our audit committee is entitled to an attendance fee of $750 per meeting of the audit committee or $250 if the meeting is attended telephonically. Each member of our compensation committee and our nominating and corporate governance committee is entitled to an attendance fee of $500 if the meeting is attended in person or $250 if the meeting is attended telephonically.

The chair of our audit committee will receive $5,000, the chair of our compensation committee will receive $4,000 and the chair of our nominating and corporate governance committee will receive $1,000, in each case, on an annual basis.

We intend to implement a deferred compensation program for our directors, allowing them to defer all or a portion of their compensation. Directors will also be entitled to reimbursement for expenses incurred in fulfilling their duties as our directors and will receive complimentary hotel room, food and beverage and related services at our hotels and resorts when on personal travel, including reimbursements for associated taxes.

Executive Compensation

The following table sets forth the compensation paid or accrued in the year ended December 31, 2003, to our Chief Executive Officer and our two other most highly compensated executive officers (our “named executive officers”).

	Summary Compensation Table
	Annual Compensation		Long-Term Compensation	All Other Compensation
Name and principal position	Salary	Bonus
Robert A. Alter, Chairman and Chief Executive Officer	$707,023	$—	$—	$285,757	(1)
Jon D. Kline, Executive Vice President and Chief Financial Officer(2)	168,269	175,960	—	16,674	(3)
Gary A. Stougaard, Executive Vice President and Chief Investment Officer	210,000	105,000	—	140,884	(4)

(1)	Includes $247,035 of fees related to the sale of hotels, $32,146 of split dollar life insurance premiums and $6,576 of health insurance premiums.
(2)	Mr. Kline commenced employment on April 21, 2003.
(3)	Includes $11,970 of fees related to the sale of hotels and $4,704 of health insurance premiums.
(4)	Includes $100,000 of fees related to the acquisition of hotels in December 2002, $25,935 of fees related to the sale of hotels and $14,949 related to economic interests in Sunstone Hotel Investors, L.L.C.

Employment Agreements

Each of Robert A. Alter, Jon D. Kline and Gary A. Stougaard will enter into an employment agreement with us. These agreements will be effective upon the closing of this offering and supersede their prior employment agreements.

Robert A. Alter. We will enter into an employment agreement with Mr. Alter that provides that Mr. Alter will serve as our Chief Executive Officer. The agreement will have an initial term of three years and be automatically extended for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. A decision by us or Mr. Alter not to renew his employment agreement will not trigger any severance payments. The agreement provides for an annual base salary of $550,000 and an annual incentive bonus in a target amount of between 40% and 125% of his base salary. Mr. Alter will receive a bonus of $365,000 for 2004. Mr. Alter will also be granted 210,526 restricted stock units at the closing of this offering, 25.0% of which vest at the closing of this offering, 15.0% on the second anniversary of the closing of this offering, 20.0% on the third anniversary of the closing of this offering and 1.67% monthly thereafter so long as Mr. Alter remains employed by us. He is also entitled to receive all employee benefits and participate in all insurance programs generally available to similarly situated employees. In the event we terminate Mr. Alter without cause or he terminates his employment for good reason, Mr. Alter will receive all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) bonus for any completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Alter’s salary plus a bonus severance amount (which will be equal to the bonus set forth in the agreement for 2004 if the termination occurs on or prior to December 31, 2004, the target annual bonus if the termination occurs in 2005 or the lesser of the target annual bonus for the year in which the termination occurs or the actual bonus earned in the prior calendar year, if the termination occurs during the remainder of the employment term); (4) 18 months of continued health insurance coverage for Mr. Alter and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months will become fully vested and exercisable. If following a change in control, we terminate Mr. Alter’s employment without cause or Mr. Alter terminates his employment for good reason, then he will be entitled to the same amounts as specified above within 180 days after the effective date of the change in control, except that the severance amount will be calculated using a multiple of two rather than one.

Jon D. Kline. We will enter into an employment agreement with Mr. Kline that provides that Mr. Kline will serve as our Executive Vice President and Chief Financial Officer. The agreement will have an initial term of five years and be automatically extended for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. A decision by us or Mr. Kline not to renew his employment agreement will not trigger any severance payments. The agreement provides for an annual base salary of $375,000 and an annual incentive bonus in a target amount of between 40% and 125% of his base salary. Mr. Kline will receive a bonus of $294,000 for 2004. Mr. Kline will also be granted 118,421 restricted stock units at the closing of this offering, 25.0% of which vest at the closing of this offering, 15.0% on the second anniversary of the closing of this offering and 20.0% on each of the third, fourth and fifth anniversaries of the closing of this offering. He is also entitled to receive all employee benefits and participate in all insurance programs generally available to similarly situated employees. In the event we terminate Mr. Kline without cause or he terminates his employment for good reason, Mr. Kline will receive all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) bonus for any completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Kline’s salary plus a bonus severance amount (which will be equal to the bonus set forth in the agreement for 2004 if the termination occurs on or prior to December 31, 2004, the target annual bonus if the termination occurs in 2005 or the lesser of the target annual bonus for the year in which the termination occurs or the actual bonus earned in the prior calendar year, if the termination occurs during the remainder of the employment term); (4) 18 months of continued health insurance coverage for Mr. Kline and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months will become fully vested and exercisable. If following a change in control, we terminate Mr. Kline without cause or Mr. Kline terminates his employment for good reason, then he will be entitled to the same amounts as specified above within 180 days after the effective date of the change in control, except that the severance amount will be calculated using a multiple of two rather than one, and all outstanding and then unvested equity awards will become fully vested and exercisable. In addition, Mr. Kline will receive a cash bonus of $100,000 upon the closing of this offering.

Gary A. Stougaard. We will enter into an employment agreement with Mr. Stougaard that provides that Mr. Stougaard will serve as our Executive Vice President and Chief Investment Officer. The agreement will have an initial term of five years and be automatically extended for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. A decision by us or Mr. Stougaard not to renew his employment agreement will not trigger any severance payments. The agreement provides for an annual base salary of $350,000 and an annual incentive bonus in a target amount of between 40% and 125% of his base salary. Mr. Stougaard will receive a bonus of $263,500 for 2004. Mr. Stougaard will also be granted 92,105 restricted stock units at the closing of this offering, 25.0% of which vest at the closing of this offering, 15.0% on the second anniversary of the closing of this offering and 20.0% on each of the third, fourth and fifth anniversaries of the closing of this offering. He is also entitled to receive all employee benefits and participate in all insurance programs generally available to similarly situated employees. In the event we terminate Mr. Stougaard without cause or he terminates his employment for good reason, Mr. Stougaard will receive all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) bonus for any completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Stougaard’s salary plus a bonus severance amount (which will be equal to the bonus set forth in the agreement for 2004 if the termination occurs on or prior to December 31, 2004, the target annual bonus if the termination occurs in 2005 or the lesser of the target annual bonus for the year in which the termination occurs or the actual bonus earned in the prior calendar year, if the termination occurs during the remainder of the employment term); (4) 18 months of continued health insurance coverage for Mr. Stougaard and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months will become fully vested and exercisable. If following a change in control, we terminate Mr. Stougaard’s employment without cause or Mr. Stougaard terminates his employment for good reason, then he will be entitled to the same amounts as specified above within 180 days after the effective date of the change in control, except that the severance amount will be calculated using a multiple of two rather than one, and all outstanding and then unvested equity awards will become fully vested and exercisable. In addition, Mr. Stougaard will receive a cash bonus of $100,000 upon the closing of this offering.

Each of the above named executives will also enter into non-competition agreements with us that restrict him from engaging in any business that is, directly or indirectly, competitive with our business and/or having ownership interests in any business that is, directly or indirectly, competitive with our business during the term of his employment, with exceptions for existing investments and direct or indirect ownership of up to 3% of the outstanding equity interests of any public company, and soliciting our employees for one year following the date of termination of his employment.

Long-Term Incentive Plan

We expect to adopt a long-term incentive plan that will become effective upon completion of this offering. The purpose of the plan will be to attract and retain our directors, executive officers and employees. The 2004 long-term incentive plan will be administered by our compensation committee or the board of directors, which will have broad powers to interpret and implement the plan.

Types of Awards. The long-term incentive plan will provide for grants of incentive stock options (within the meaning of Section 422 of the Code), nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards such as performance shares.

Shares Subject to the 2004 Long-Term Incentive Plan; Other Limitations on Awards. The number of shares of common stock that may be issued under the plan may not exceed 2,100,000. A total of 541,842 restricted stock units will be granted under the long-term incentive plan at the closing of this offering. These shares may be authorized but unissued shares of our common stock or otherwise acquired for the purposes of the plan. If any award is forfeited or is otherwise terminated or canceled without the delivery of shares of our common stock, if shares of our common stock are surrendered or withheld from any award to satisfy a recipient’s income tax or other withholding obligations, or if shares of our common stock owned by a recipient are tendered to pay the exercise price of awards, then such shares will again become available under the long-term incentive plan.

The compensation committee will adjust the terms of any outstanding awards and the number of shares of our common stock issuable under the plan for any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of our common stock, or any other event that the compensation committee determines affects our capitalization.

Eligibility. Awards may be made to any director, officer or employee, including any prospective employee, and to any consultant or advisor selected by the compensation committee.

Stock Options and Stock Appreciation Rights. The compensation committee may grant incentive stock options and non-qualified stock options to purchase shares of our common stock from us (at the price set forth in the applicable award agreement), and stock appreciation rights in such amounts, and subject to such terms and conditions, as the compensation committee may determine. No grantee of an option or stock appreciation right will have any of the rights of a stockholder of us with respect to shares subject to their award until the issuance of the shares.

Restricted Stock. The compensation committee may grant restricted shares of common stock in amounts, and subject to terms and conditions, as the compensation committee may determine. The grantee will have the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the compensation committee may include in the applicable award agreement.

Restricted Stock Units. The compensation committee may grant restricted stock units in amounts, and subject to terms and conditions, as the compensation committee may determine. Recipients of restricted stock units have only the rights of a general unsecured creditor of us and no rights as a stockholder of us until the common stock underlying the restricted stock units is delivered, which occurs within a period following vesting of the restricted stock units and is subject to tax withholding.

Other Equity-Based Awards. The compensation committee may grant other types of equity-based awards, including the grant of unrestricted shares, in amounts, and subject to terms and conditions, as the compensation committee may determine. These awards may involve the transfer of actual shares of our common stock, or the payment in cash or otherwise of amounts based on the value of shares of our common stock.

Change in Control. The compensation committee may provide in any award agreement for provisions relating to a change in control of us or any of its subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, the award.

Dividend Equivalent Rights. The compensation committee may in its discretion include in the award agreement a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such award is outstanding, on the shares of our common stock covered by such award as if such shares were then outstanding.

Nonassignability. Except to the extent otherwise provided in the applicable award agreement or approved by the compensation committee, no award or right granted to any person under the stock incentive plan will be assignable or transferable other than by will or by the laws of descent and distribution, and all awards and rights will be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative.

Amendment and Termination. The board of directors may from time to time suspend, discontinue, revise or amend the 2004 long-term incentive plan.

Senior Management Incentive Plan

We expect to adopt a senior management incentive plan which will become effective on the closing of this offering. The plan is designed to attract, retain and motivate selected employees in order to promote our long term growth and profitability. Our compensation committee or the board of directors will have sole discretion in implementing the plan. The amount of any bonus paid under the plan may, but need not, be based on objective performance goals and a targeted level or levels of performance with respect to each goal as specified by the compensation committee or the board of directors. At the compensation committee’s discretion, bonuses shall be payable in cash and/or equity awards of equivalent value. Any equity-based awards shall be subject to such terms and conditions, including vesting requirements, as the committee administering the long-term incentive plan may determine. No rights under the plan may be assigned or transferred. The board of directors may from time to time modify, alter, amend, suspend, discontinue or terminate the senior management incentive plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Contributing Entities

Messrs. Alter, Kline and Stougaard directly or indirectly own interests in Sunstone Hotel Investors, L.L.C., WB Hotel Investors, LLC, Sunstone/WB Hotel Investors IV, LLC and Sunstone/WB Manhattan Beach, LLC. As a result of holding these interests, these individuals will receive cash when the Contributing Entities sell shares of our common stock and distribute the proceeds to their investors.

The allocation of the consideration received in the Formation and Structuring Transactions among the Contributing Entities will be as follows:

	Shares of Common Stock	Membership Units Purchased by Us	Membership Units After Purchase by Us
Sunstone Hotel Investors, L.L.C.	4,516,702	5,535,354	3,100,975
WB Hotel Investors, LLC	889,469	1,093,868	615,896
Sunstone/WB Hotel Investors IV, LLC	4,584,761	5,225,357	2,606,302
Sunstone/WB Manhattan Beach, LLC	—	393,405	541,399

Total	9,990,932	12,247,984	6,864,572

Mr. Alter directly and indirectly owns 100% of Alter SHP LLC, which owns 4.3% of the outstanding Class B membership units, 57.9% of the outstanding Class C membership units and 50.1% of the outstanding Class D units of Sunstone Hotel Investors, L.L.C. In the Formation and Structuring Transactions, the 4.3% interest will be reduced to 0.66% as a result of the distribution of the Embassy Suites Hotel, Los Angeles, California. Mr. Stougaard owns 3.1% of the outstanding Class C membership units, 3.0% of the outstanding Class D membership units and an economic interest equivalent to 0.04% of the outstanding Class B membership units in Sunstone Hotel Investors, L.L.C. Class B unitholders receive a first priority distribution equal to a specified return on initial capital contributions, then distributions equal to their initial contributions. It is not expected that the Class C and Class D membership units will receive any distributions. In addition, pursuant to Sunstone Hotel Investors, L.L.C.’s disposition fee incentive plan, Messrs. Alter, Kline and Stougaard are entitled to receive disposition fees upon sales of hotels owned by this entity and its affiliates, including as a result of the Formation and Structuring Transactions, a sale of the JW Marriott, Cherry Creek, Colorado and a sale of the properties described below under “—Other Properties.” Pursuant to the terms of his previous employment agreement, Mr. Kline has an economic interest in Sunstone Hotel Investors, L.L.C. which entitles him to receive 2.0% of any increase in value of Sunstone Hotel Investors, L.L.C. above a specified amount as of the disposition date for the entity. Upon the closing of this offering, Sunstone Hotel Investors, L.L.C. may make cash payments to Mr. Kline as partial payment of this economic interest.

Mr. Alter owns a 48.9% interest and Mr. Stougaard owns a 10.708% interest in L/S Investors, LLC, which owns a 5.0% interest in WB Hotel Investors, LLC. L/S Investors, LLC receives its pro rata share of all distributions until all contributed capital has been returned and specified returns have been achieved, at which point it then receives 12.5% of the distributions of WB Hotel Investors, LLC with the remainder distributed to all of the members on a pro rata basis until the other members have achieved specified returns, at which point L/S Investors, LLC receives 20% of the distributions of WB Hotel Investors, LLC with the remainder being distributed pro rata among all of the members of WB Hotel Investors, LLC. Pursuant to the terms of his previous employment agreement, Mr. Kline has an economic interest in WB Hotel Investors, LLC which entitles him to receive 2.0% of any increase in value of WB Hotel Investors, LLC above a specified amount as of the disposition date for the entity. Together with his economic interests in Sunstone Hotel Investors, L.L.C., Mr. Kline’s economic interests in WB Hotel Investors, LLC are currently capped at an aggregate amount of $1.5 million, with the cap increasing by a fixed amount each year until it reaches a maximum of $3.0 million in 2006. Upon the closing of this offering, WB Hotel Investors, LLC may make cash payments to Mr. Kline as partial payment of this economic interest, which together with the payments for his economic interests in Sunstone Hotel Investors, L.L.C., will not exceed $200,000. Messrs. Alter and Stougaard incurred debt to Westbrook Real

Estate Fund III, L.P. and Westbrook Real Estate Co-Investment Partnership III, L.P., in connection with their purchases of interests in WB Hotel Investors, LLC. As of June 30, 2004, the principal amount outstanding for Mr. Alter was $563,816 and for Mr. Stougaard was $269,779. Those notes have an interest rate of 8.5% and mature on August 31, 2007, and a portion of distributions paid to Messrs. Alter and Stougaard will be used to repay amounts due on the notes.

Mr. Alter owns a 45.004% interest, Mr. Kline owns a 9.0454% interest and Mr. Stougaard owns a 9.0454% interest in Fund IV Sun Investors, LLC, which holds a 1.5% interest in Sunstone/WB Hotel Investors IV, LLC. Fund IV Sun Investors, LLC receives its pro rata share of all distributions until all contributed capital has been returned and specified returns have been achieved, at which point it then receives 12.5% of the distributions of Sunstone/WB Hotel Investors IV, LLC with the remainder distributed to all of the members on a pro rata basis until the other members have achieved specified returns, at which point Fund IV Sun Investors, LLC receives 20% of the distributions of Sunstone/WB Hotel Investors IV, LLC with the remainder being distributed pro rata among all of the members of Sunstone/WB Hotel Investors IV, LLC. Mr. Stougaard incurred debt to Westbrook Real Estate Fund IV, L.P. and Westbrook Real Estate Co-Investment Partnership IV, L.P. in connection with his purchase of interests in Sunstone/WB Hotel Investors IV, LLC. As of June 30, 2004, the principal amount outstanding was $165,244. This note has an interest rate of 6.0% per annum and matures on September 15, 2008, and a portion of distributions paid to him will be used to repay amounts due on the note.

Mr. Alter owns a 50.0% interest and Mr. Kline owns a 25.0% interest in AKM Investment, LLC, which owns an 8.5% interest in Sunstone/WB Manhattan Beach, LLC. AKM Investment, LLC receives its pro rata share of all distributions until all contributed capital has been returned and specified returns have been achieved, at which point it then receives 7.5% of the distributions of Sunstone/WB Manhattan Beach, LLC, with the remainder distributed to all of the members on a pro rata basis until the other members have achieved specified returns, at which point AKM Investments, LLC receives 10% of the distributions of Sunstone/WB Manhattan Beach, LLC with the remainder being distributed pro rata among all of the members of Sunstone/WB Manhattan Beach, LLC. As described above, Messrs. Alter, Kline and Stougaard each indirectly own an interest in Sunstone/WB Hotel Investors IV, LLC, the other member of Sunstone/WB Manhattan Beach, LLC.

The Contributing Entities will grant an aggregate of 103,684 shares of our common stock to employees who will become employees of the Management Company. These shares will vest ratably and be expensed by us over five years. These grants will not affect the ownership interests or the calculations of returns for the Contributing Entities described above.

Excluded Properties

Two hotels included in continuing operations in our historical financial information, the JW Marriott, Cherry Creek, Colorado and the Embassy Suites Hotel, Los Angeles, California, will not be contributed to us in connection with the Formation and Structuring Transactions. The JW Marriott, Cherry Creek, Colorado will continue to be owned primarily by an entity owned by Sunstone/WB Hotel Investors IV, LLC, with a minority interest in such entity owned by ABM Investment, LLC, an entity in which Mr. Alter will continue to have an indirect interest, although he will resign as a managing member, director and officer of both that entity and ABM Investment, LLC. Messrs. Alter, Kline and Stougaard have interests in an entity that owns a minority interest in Sunstone/WB Hotel Investors IV, LLC. ABM Investment, LLC has entered into a non-binding letter of intent to purchase the JW Marriott, Cherry Creek, Colorado for $51.0 million. This option is exercisable for 120 days after the closing date of this offering. If ABM Investment, LLC exercises this option, Mr. Alter will not be involved in the decision by ABM Investment, LLC to proceed with the purchase and will not use any of his funds for the purchase. If ABM Investment, LLC does not exercise its option, the letter of intent provides that we will have an option to purchase the JW Marriott, Cherry Creek, Colorado that will be exercisable from May 15, 2005 to January 31, 2006. The purchase price will be the greater of (1) $52.0 million and (2) the unleveraged free cash flow of the hotel for the preceding twelve months divided by 8.5%. If we exercise our option to purchase the hotel, ABM Investment, LLC may elect to: (1) retain its minority ownership in the entity that owns the hotel for up to three years, with the right during that period to convert its interest in that entity into a fixed number of membership units in Sunstone Hotel Partnership equal to the number of membership units described in (3) below, (2) receive its allocated portion, as a member of the entity that owns the hotel, of the cash consideration payable to the owner or (3) receive a number of membership units in Sunstone Hotel Partnership equal to the amount of its allocated portion of the cash consideration payable to the owner, divided by the average closing price of our common stock for the 30 trading days prior to the date the hotel is sold. The letter of intent is subject to the negotiation of definitive agreements. The Embassy Suites Hotel, Los Angeles, California will be distributed to an entity controlled by Robert A. Alter. Both of these properties will be managed by the Management Company. Set forth below is information about these properties.

Hotel	City	State	Chain Scale	Service Category	Rooms	Year Acquired	Date Opened
JW Marriott	Cherry Creek	Colorado	Upper upscale	Full Service	196	2004	June 1, 2004
Embassy Suites Hotel	Los Angeles	California	Upper upscale	Full Service	215	2000	October 16, 1990

Other Properties

Our executive officers and affiliates of the Contributing Entities also own interests in other hotels that are not included in our historical financial information, other than to the extent of acquisition or asset management fees paid to us, and that will not contributed to us in connection with this offering. For example:

•	Messrs. Alter, Kline and Stougaard own a minority interest in two limited service Courtyard by Marriott hotels located in Suwanee (78 rooms) and Atlanta (78 rooms), Georgia, the remainder of which are owned by an entity affiliated with Westbrook Real Estate Partners, L.L.C. These hotels are under contract to sell.

•	Messrs. Alter, Kline and Stougaard own a minority interest in the entity that owns the 338 room Doubletree, Nashville, Tennessee, the remainder of which is owned by an entity affiliated with Rockpoint Group, L.L.C., of which Mr. Paul is a Managing Principal.

•	Messrs. Alter, Kline and Stougaard own a minority interest in the entity that owns the 186 room Residence Inn by Marriott, Beverly Hills, California, the remainder of which is owned by an unaffiliated third party.

Some of our executive officers and affiliates of the Contributing Entities owned interests in other hotels from January 1, 2001 to June 30, 2004 that are not included in our historical financial information, other than to the extent of acquisition, asset management or disposition fees paid to us. Information about these hotels, all of which have been sold, is set forth below.

Hotel	Location	Rooms	Acquisition Date	Sale Date
Ritz Carlton	Manalapan, Florida	270	Fourth quarter of 2002	Fourth quarter of 2003
Limited-service portfolio(1)	Various	575	Second quarter of 2002	First quarter of 2004

(1)	Includes seven hotels located in Southeastern United States with the following Marriott brand affiliations: SpringHill Suites (four hotels with 312 rooms), TownePlace Suites (two hotels with 184 rooms) and Fairfield Inn (one hotel with 79 rooms).

Franchise Agreements

For franchise agreements relating to 38 of our hotels, an entity controlled by Robert A. Alter, Alter SHP LLC, owned a majority voting, but non-economic, interest in a subsidiary of Sunstone Hotel Investors, L.L.C. that is a party to those franchise agreements. Any distributions on those shares or consideration received in respect of those shares have been contributed and assigned to Sunstone Hotel Investors, L.L.C. In the event that (1) a member of the board of directors of the subsidiary designated by Mr. Alter failed to vote in favor of any action approved by a majority of the board of directors of the subsidiary or (2) Mr. Alter ceased to be an employee of the subsidiary, we would have a right to purchase the shares held by Mr. Alter for $1. Alter SHP LLC’s interest in that subsidiary, which will be transferred or merged to the Management Company in the Formation and Structuring Transactions, will be cancelled for no consideration prior to consummation of this offering.

Investors Agreement

We intend to enter into an investors agreement with the Contributing Entities. This agreement will provide that the Contributing Entities, acting as a group, will have the right to require our board of directors and nominating and corporate governance committee to nominate their designees to our board of directors, based upon their ownership interest in us at that time on a fully converted basis (i.e., the total number of shares of our common stock held by the Contributing Entities, assuming full conversion of all of their membership units in the operating partnership) as follows: (1) one of the nine directors so long as the Contributing Entities hold a more than 5% but less than 20% ownership interest in us; or (2) two of the nine directors so long as the Contributing Entities hold a 20% or greater ownership interest in us. If the number of directors on our board of directors increases, the number of directors that the Contributing Entities have the right to require us to nominate shall also proportionately increase. These calculations shall not include any shares of our common stock or membership units in our operating partnership acquired by any of the Contributing Entities after this offering. We shall solicit proxies and the Contributing Entities shall vote in favor of the nominees pursuant to this agreement.

This agreement also provides for a waiver of the common stock ownership limit for the Contributing Entities and other limited information and other rights in accordance with applicable ERISA regulations, subject to tax laws applicable to REITs.

Registration Rights Agreement

We intend to enter into a registration rights agreement with the Contributing Entities. The aggregate number of shares of our common stock and securities convertible into or exchangeable into shares of our common stock subject to the registration rights agreement is 16,855,504.

Demand registration. Prior to the first anniversary of this offering and for such additional periods during which we fail to file or maintain a shelf registration statement, the Contributing Entities, acting as a group, will have the right, subject to limitations, on one occasion, to request that we effect a registration of our shares of common stock owned by them. We may postpone the initial filing of that registration for up to 90 days if our independent directors believe that filing would jeopardize a material financing, acquisition or similar transaction. Upon receipt of a request to register shares, we will have a 30-day option to acquire the shares sought to be registered at the then fair market value thereof subject to the right of the requesting party to withdraw its request for registration and our acquisition rights.

Shelf registration. Beginning on the first anniversary of this offering, we will be required to use our reasonable efforts to file and maintain a registration statement for the resale of shares owned by the Contributing Entities, subject to certain limitations. Each stockholder eligible to have shares registered under the shelf registration statement will be entitled to resell shares pursuant to that registration statement, subject to availability. We may postpone a filing of a registration statement or a proposed sale under a shelf registration for up to 90 days if our independent directors believe such registration would adversely affect a material financing, acquisition or similar transaction. We may only exercise our right to postpone an offering pursuant to a demand or shelf registration on two occasions during any twelve month period.

Piggy-back rights. The Contributing Entities will have the right to include their shares in two underwritten offerings of shares by us, subject to availability. We may grant holders of our shares piggy-back registration rights permitting them, subject to availability, to participate in the demand and shelf registrations described above.

Cut back rights. If the managing underwriter for an underwritten offering advises us that the number of shares sought to be included in such registration would create a substantial risk that the sale of some or all of the shares sought to be sold will substantially reduce the proceeds or price per share, then the number of securities to be registered by the investors participating in such registration will be reduced to the number of shares recommended by the managing underwriter.

Expenses. The Contributing Entities will be responsible for paying all underwriters’ discounts, commissions or fees, fees of placement agents and the fees and expenses of counsel for the Contributing Entities. We are obligated to pay all other fees and expenses, including applicable Federal and state filing fees. The Contributing Entities will also be obligated to provide indemnification and opinion letters required by the underwriters or placement agents as well as representations and warranties regarding relevant information pertaining to such entities.

Letters of Credit

Westbrook Real Estate Fund III, L.P. and Westbrook Real Estate Co-Investment Partnership III, L.P., affiliates of Westbrook Real Estate Partners, L.L.C., provide letters of credit on our behalf in the amount of $19.8 million to collateralize our workers’ compensation obligations as required by our insurance carrier and obligations under one of our notes payable. Following this offering, we will replace those letters of credit with new letters of credit provided by us under our new revolving credit facility.

Loans

In connection with the purchase of our predecessor public company by one of the Contributing Entities, on October 1, 1999, Sunstone Hotel Properties, Inc., the corporation that will be sold to the Management Company in the Formation and Structuring Transactions, entered into a promissory note in favor of Mr. Alter, due October 1, 2009, in a principal amount of $650,000, with interest payable at the rate of 8% per year. Concurrently, Mr. Alter entered into a promissory note in favor of Sunstone Hotel Properties, Inc., due October 1, 2009, in a principal amount of $650,000, with interest payable at the rate of 8% per year. Neither of these notes has been materially modified since July 30, 2002. At June 30, 2004, the amount of principal outstanding on each note is $650,000. Both of these notes will be distributed with the Embassy Suites Hotel, Los Angeles, California to Alter SHP LLC in the Formation and Structuring Transactions.

On July 1, 2003, one of our subsidiaries loaned Mr. Kline $100,000 for relocation expenses pursuant to a promissory note with interest payable at the rate of 6% per year and a maturity of April 21, 2007. The subsidiary agreed to waive 25% of the original principal and accrued interest due to it on each succeeding April 21. In June 2004, the remaining $75,000 principal amount of the note was forgiven.

Insurance Arrangements

We participate in insurance arrangements with affiliates of Westbrook Real Estate Partners, L.L.C. These arrangements include our excess liability and environmental policies, which also cover the hotels not contributed to us and the other hotels in which our executive officers and affiliates of the Contributing Entities own interests. We made payments of $250,000 in 2003, $150,000 in 2002 and $100,000 in 2001 to the insurance companies for costs under these arrangements. We expect to obtain our own insurance following this offering, which we expect will be more expensive than our historical experience.

Transactions with Others

We purchase telecommunications equipment from Gemini Telemanagement Systems, or GTS, a telecommunications equipment provider based in Redwood City, California. Robert A. Alter’s brother, Richard Alter, is the majority stockholder in GTS, and Robert A. Alter is a 5.2% stockholder in GTS. We paid GTS $234,842 in 2003, $6,000 in 2002 and $27,965 in 2001 for equipment provided in the ordinary course of business on arm’s length terms.

INVESTMENT POLICIES AND

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors without a vote of our stockholders or, in the case of conflicts, by the independent members of our board of directors. Any change to any of these policies would be made by our board of directors, or, in the case of conflicts, by the independent members of our board of directors, however, only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if, in the exercise of their business judgment, they believe that it is advisable to do so in our and our stockholders’ best interest.

Investment Policies

Investments in Real Estate or Interests in Real Estate

In evaluating future acquisitions of upper upscale and upscale hotels, we seek existing properties in markets with strong growth characteristics, substantial demand generators, reasonable barriers to entry and attractive demographics. We will consider future opportunities to acquire hotels on a case-by-case basis. In evaluating future acquisitions of properties other than upper upscale and upscale hotels, we will seek properties that have characteristics which present a compelling case for investment. In particular, our acquisition strategy will focus on hotels where our aggregate investment basis, which includes all acquisition, rebranding and renovation costs, will be below replacement costs. Examples may include properties which have high entry yields, properties that are outside of our target markets but are being sold as part of a portfolio package, properties that are debt-free or properties that provide substantial growth potential. We also may consider investments in other real estate properties, such as land, that are complementary to our hotels or may be developed into hotels or related properties.

Our policy is to acquire assets primarily for current income generation and future value appreciation. In general, our investment objectives are:

•	to enhance stockholder value over time by generating strong returns on invested capital;

•	to increase our value through increases in the cash flow and values of our properties;

•	to achieve long-term capital appreciation, and preserve and protect the value of our interest in our properties; and

•	to pay distributions to our stockholders.

Under our policy, there are no limitations on the amount or percentage of our total assets that may be invested in any one property or on the number or amount of debt that may be placed on any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

We plan to finance investments in real estate or interests in real estate with borrowings, including mortgage loans and mezzanine financings.

Investments in Real Estate Mortgages

Prior to this offering, we have not engaged in any significant investments in mortgages. Although we currently have no specific plans to do so, we may engage in mortgage investments in the future, in particular if such investments lead to the acquisition of the underlying property.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

We generally have not, prior to this offering, engaged in any significant investment activities in other entities. However, subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, we may in the future invest in securities of entities engaged in real estate activities or securities of other issuers and we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties, which normally would include general or limited partnership interests in special purpose partnerships which own properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with its investment policies. Subject to the percentage of ownership limitations and asset test referred to above, there are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.

We have not in the past acquired loans secured by properties and we have not engaged in trading, underwriting, agency distribution or sales of securities of other issuers. Although we currently have no specific plans to do so, we may engage in such activities in the future if we believe that they will be beneficial to our business as a whole.

Disposition Policies

Generally, we will consider dispositions of properties, subject to REIT qualification rules, if we determine that the sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the possible tax consequences of the sale and other factors and circumstances surrounding the proposed sale. We are more likely to sell properties where:

•	we can realize attractive pricing;

•	demand in the market in which the hotel is located is declining or static;

•	competition in the market requires substantial capital investment into a hotel that will not generate adequate returns; or

•	the hotel was acquired as a part of a portfolio and is not consistent with our business strategy.

Financing Policies

As disclosed elsewhere in this prospectus, we have incurred debt in order to fund operations and acquisitions. Our board of directors will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of properties to be acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties, and our company as a whole, to generate cash flow to cover expected debt service. Our financing strategy is to maintain a prudent level of debt with limited recourse if possible and to manage our variable interest rate exposure flexibly. We intend to finance future growth with the most advantageous source of capital available to us at the time of acquisition.

We may incur debt in the form of purchase money obligations to the sellers of properties or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing properties or development of new properties. We may also incur indebtedness for other purposes when our board of directors determines it is advisable to do so. In addition, we may need to borrow to meet the taxable income distribution requirements under the Code if we do not have sufficient cash available to meet those distribution requirements.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold and we may engage in other mortgage or mezzanine lending activities. We may also make loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on the NYSE, our board of directors has the authority, without further stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of our stock or the number of shares of any class or series of our stock and to cause us to issue additional authorized shares of common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on those terms and for that consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to shares of common stock or other shares of our stock issued in any offering, and any offering might cause a dilution of a stockholder’s investment in us. Although we have no current plans to do so, and we have not done so in the past, we may in the future issue common stock in connection with acquisitions. We also may issue partnership units in Sunstone Hotel Partnership in connection with acquisitions.

In some circumstances, we may purchase shares of our common stock in the open market or in private transactions with our stockholders, if our board of directors approves those purchases. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable Federal and state laws and the applicable requirements for qualifying as a REIT.

In the future we may institute a dividend reinvestment plan, or DRIP, which would allow our stockholders to acquire additional shares of our common stock by automatically reinvesting their cash distributions. Shares of our common stock would be acquired pursuant to the DRIP at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash distributions as declared.

Conflict of Interest Policies

Upon completion of this offering, our board of directors will consist of nine directors, at least six of whom will be independent directors within the meaning of the listing standards and rules of the NYSE. We also plan to adopt policies to reduce or eliminate potential conflicts of interest. However, we cannot assure you that these policies or provisions of law will be successful in eliminating the influence of these conflicts.

We plan to adopt a policy that the approval of our nominating and corporate governance committee is required for any transaction involving us and:

•	any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%; or

•	the Contributing Entities or their affiliates.

Corporate Opportunities

We intend to adopt a code of business conduct and ethics, which will provide that directors, officers and employees owe a duty to us to advance our business interests when the opportunity to do so arises. Among other things, our directors, officers and employees will be prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless we have already been offered the opportunity and turned it down, in which case our nominating and corporate governance committee must in any event approve the director, officer or employee interest therein. More generally, our directors, officers and employees will be prohibited from using corporate property, information or position for personal gain.

Reporting Policies

After this offering, we will become subject to the information reporting requirements of the SEC. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including certified financial statements, with the SEC.

Regulatory Compliance Policies

Regulatory compliance matters will be overseen by one of our officers who is charged with responsibility for implementation of a corporate compliance plan that addresses employee conduct, conflict of interest, disclosure processes, corporate integrity, insider trading and other applicable polices governing business ethics and regulatory compliance.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding (1) the beneficial ownership of our common stock and membership units in Sunstone Hotel Partnership before this offering, (2) the beneficial ownership of our common stock and membership units in Sunstone Hotel Partnership after this offering, with respect to (a) each person who will be a director after this offering, (b) each executive officer named in the summary compensation table, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of greater than a 5% interest in our common stock and membership units in Sunstone Hotel Partnership. Unless otherwise indicated, all shares of common stock and membership units in Sunstone Hotel Partnership are owned directly and the indicated person has sole voting and investment power.

Unless otherwise indicated, the address of each person is 903 Calle Amanecer, Suite 100, San Clemente, California 92673.

	Before Offering			After Offering
Name of Beneficial Owner	Number of Shares of Common Stock	Number of Membership Units	Percentage of Common Stock(1)	Number of Shares of Common Stock	Number of Membership Units	Percentage of Common Stock(1)
Robert A. Alter(2)	33,974	—	*	228,711	—	*
Jon D. Kline(3)	19,110	—	*	19,110	—	*
Gary A. Stougaard(4)	14,863	—	*	14,863	—	*
Lewis N. Wolff	—	—	*	—	—	*
Z. Jamie Behar	—	—	*	—	—	*
Barbara S. Brown	—	—	*	—	—	*
Anthony W. Dona	—	—	*	—	—	*
Paul D. Kazilionis(5)	9,990,932	19,112,556	99.8	9,990,932	6,864,572	44.1
Jonathan H. Paul(6)	9,990,932	19,112,556	99.8	9,990,932	6,864,572	44.1
Keith P. Russell	—	—	*	—	—	*
David M. Siegel	—	—	*	—	—	*
All executive officers and directors as a group (11 persons)	10,058,879	19,112,556	100.0	10,253,616	6,864,572	44.8
Westbrook Real Estate Partners, L.L.C.(7)	9,990,932	19,112,556	99.8	9,990,932	6,864,572	44.1

*	Represents less than 1% of the number of shares of our common stock and membership units in Sunstone Hotel Partnership.

Notes:

(1)	Includes shares of our common stock and membership units in Sunstone Hotel Partnership that may, subject to limits in the operating agreement, be exchanged for cash or, at our option, shares of our common stock on a one for one basis commencing 12 months after this offering.
(2)	Shares of common stock before and after this offering include vested restricted stock units granted under our 2004 long-term incentive plan, less shares to be withheld for tax obligations. Shares of common stock after this offering include shares purchased in a concurrent sale with this offering. Mr. Alter owns interests in members of Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, Sunstone/WB Manhattan Beach, LLC and WB Hotel Investors, LLC. Mr. Alter does not have voting or disposition control over the securities held by those entities.
(3)	Shares of common stock consist of vested restricted stock units granted under our 2004 long-term incentive plan, less shares to be withheld for tax obligations. Mr. Kline owns interests in Sunstone/WB Hotel Investors IV, LLC and Sunstone/WB Manhattan Beach, LLC. Mr. Kline does not have voting or disposition control over the securities held by these entities.
(4)	Shares of common stock consist of vested restricted stock units granted under our 2004 long-term incentive plan, less shares to be withheld for tax obligations. Mr. Stougaard owns interests in Sunstone Hotel Investors, L.L.C. and in a member of Sunstone/WB Hotel Investors IV, LLC and WB Hotel Investors, LLC. Mr. Stougaard does not have voting or disposition control over the securities held by these entities.
(5)	Mr. Kazilionis is a Managing Principal of Westbrook Real Estate Partners, L.L.C., which is a managing member of the general partner of an entity with ownership interests in Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, Sunstone/WB Manhattan Beach, LLC and WB Hotel Investors, LLC, but disclaims any beneficial interest in the shares held by these entities other than to the extent of his pecuniary interest.
(6)	Mr. Paul is a Managing Principal of Westbrook Real Estate Partners, L.L.C., which is a managing member of the general partner of an entity with ownership interests in Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, Sunstone/WB Manhattan Beach, LLC and WB Hotel Investors, LLC, but disclaims any beneficial interest in the shares held by these entities other than to the extent of his pecuniary interest.
(7)	Westbrook Real Estate Partners, L.L.C. is the managing member of the general partners of entities that have the right to appoint a majority of the members of the executive committees of the Contributing Entities (Sunstone Hotel Investors, L.L.C. Sunstone/WB Hotel Investors IV, LLC, Sunstone/WB Manhattan Beach, LLC and WB Hotel Investors, LLC.) Voting and investment control of the securities owned by the Contributing Entities is held by executive committees, of which Messrs. Alter, Kazilionis and Paul, among others, are members. Voting and investment control of the securities owned by Westbrook Real Estate Partners, L.L.C. is held by a committee, of which Messrs. Kazilionis and Paul, among others, are members. The address for these entities is 13155 Noel Road, LB 54, Suite 700, Dallas, Texas 75240. Prior to the Formation and Structuring Transactions, Sunstone Hotel Investors, L.L.C. owned 100 shares of our common stock, representing all of our common stock.

DESCRIPTION OF STOCK

Rights of our stockholders are governed by the Maryland General Corporation Law, or MGCL, our charter and our bylaws. The following is a summary of the provisions of our capital stock and describes certain provisions of our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

General

Our charter provides that we are authorized to issue 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. Our board, without any action by our stockholders, may amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Common Stock

Upon completion of this offering, there will be 31,353,616 shares of our common stock issued and outstanding, or 34,518,616 shares of common stock if the underwriters’ over-allotment option to purchase additional shares is exercised in full. We have applied to have our common stock listed on the NYSE under the symbol “SHO.”

Distributions. Subject to provisions of law and the preferential rights of any other class or series of stock and the restrictions on transfer of stock as provided in our charter, the holders of our common stock will be entitled to receive distributions when, as and if authorized by our board of directors and declared by us out of assets legally available therefor. We will pay those distributions either in cash, or otherwise, at the rate and on the date or dates declared by our board of directors.

Liquidation preference. Upon the occurrence of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, and subject to the liquidation preferences of any outstanding class or series of stock, the holders of our common stock are entitled to receive their proportionate share of all assets available for distribution.

Voting rights. Subject to the restrictions on transfer of stock in our charter, holders of our common stock are entitled to one vote for each share of our common stock held on every matter submitted to a vote of stockholders. Except as otherwise required by law or the terms of any outstanding class or series of stock, the holders of our common stock have sole voting power. Holders of our common stock do not have cumulative voting rights in the election of directors, which means that the holders of a majority of the shares of our outstanding common stock, voting as a single class, may elect all of the directors and the holders of the remaining shares of our common stock are not able to elect any directors.

Other rights. Holders of shares of our common stock have no conversion, sinking fund, redemption, exchange or appraisal rights and have no preemptive rights to subscribe for any of our securities.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the date of this prospectus, no shares of preferred stock are outstanding, and we have no current plans to issue any preferred stock.

Restrictions on Ownership and Transfer

To qualify as a REIT under Sections 856 through 859 of the Code, we must meet certain requirements concerning the ownership of our outstanding shares of equity stock. Specifically, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). This ownership restriction is commonly referred to as the “5/50 Test.” Additionally, the shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Accordingly, we have various restrictions on the ownership of shares of our capital stock to ensure that these tests are met.

To protect us against the risk of losing our status as a REIT due to a concentration of ownership among our stockholders, and to otherwise address concerns related to a concentrated ownership of capital stock, our charter, subject to certain exceptions, provides that no single person, may “beneficially own” or “constructively own” more than 9.8% (in number or value, whichever is more restrictive) of the aggregate outstanding shares of common stock or more than 9.8% in value of the aggregate outstanding shares of our capital stock. Our board of directors may waive or modify the ownership limits with respect to one or more persons if it is satisfied that ownership in excess of this limit would not jeopardize our status as a REIT for U.S. federal income tax purposes. The board of directors may require that such person provide a ruling from the Internal Revenue Service or an opinion of counsel to determine or ensure our status as a REIT in circumstances where it has received a request for exemption and is unable to satisfy itself that the ownership limitations will not be violated.

Stock owned, deemed to be owned or transferred to a stockholder in excess of the 9.8% ownership limits will be automatically transferred, by operation of law, to a trust, the beneficiary of which shall be a qualified charitable organization.

Each share of stock transferred to the trust will be entitled to the same dividends and distributions (as to both timing and amount) as may be authorized by our board of directors on other shares of the same class or series. The trustee, as record holder of the shares of stock, will be entitled to receive all dividends and distributions and will hold all such dividends or distributions in trust for the benefit of the beneficiary. The “prohibited owner,” with respect to such shares of stock, will be required to repay to the trust the amount of any dividends or distributions received by it that are attributable to any such shares the record date of which was on or after the date that such shares were transferred to the trust. We will take all measures that we determine reasonably necessary to recover the amount of any such dividend or distribution paid to a prohibited owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares beneficially or constructively owned by such person who, but for these provisions, would own the shares of stock that were transferred to the trust, and, as soon as reasonably practicable following our receipt or withholding thereof, shall pay over to the trust for the benefit of the beneficiary the dividends so received or withheld, as the case may be.

In addition to the foregoing transfer restrictions, and as more fully explained in our charter, shares of stock transferred to the trust will be deemed to have been offered for sale to the company or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that caused such shares to be transferred to the trust, or (2) the market price on the date we, or our designee, accepts such offer. We will have the right to accept such offer for a period of 90 days.

The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest for us to continue to qualify as a REIT. Furthermore, our board of directors may, in its sole discretion, waive or modify the ownership limits with respect to one or more persons if they are satisfied that ownership in excess of this limit will not jeopardize our qualification as a REIT, and the board of directors otherwise decides that such action is in our stockholders’ best interest.

Our stockholders are required to disclose to us in writing any information with respect to their ownership of our capital stock that we may request to determine our status as a REIT and to ensure compliance with the ownership limits.

The ownership limits may have the effect of delaying, deferring or preventing a change of control of us.

Other Matters

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following is a summary of the provisions of Maryland law applicable to us and of our charter and bylaws. For more detail, we refer you to Maryland law, including the MGCL, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot amend its charter, unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of amendments by a lesser percentage of the shares entitled to vote on the matter, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of amendments to our charter by a majority of the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provisions of our bylaws and make new bylaws, except with respect to amendments to the provisions of our bylaws regarding our opt out of the Maryland business combination and control share acquisition statutes.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of our directors, our Chairman, our Chief Executive Officer or our President and must be called by our Secretary upon the written request of the holders of a majority of the shares of our common stock entitled to vote at a meeting. The date, time and place of any special meetings will be set by our board of directors. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by our board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving notice by the stockholder as required by the bylaws and at the time of the meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (x) pursuant to our notice of the meeting, (y) by our board of directors or (z) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at the time of giving notice by the stockholder as required by the bylaws and at the time of the meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Board of Directors

Upon completion of this offering, our board of directors will consist of nine directors and thereafter the number of directors may be established by our board of directors but may not be fewer than the minimum number required by the MGCL (which currently is one). Under our charter and bylaws, we have elected to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum.

Our directors will serve for one-year terms and until their successors are elected and qualify and thus be subject to election annually. Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the directors.

Any vacancy will be filled, including any vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for the purpose, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director appointed to fill a vacancy shall hold office until the next annual meeting and until his or her successor is duly elected and qualified.

Removal of Directors

Our charter provides that a director may be removed, with or without cause, upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon an affirmative majority vote, and filling the vacancies created by such removal with their own nominees.

Extraordinary Transactions

Under Maryland law, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage of the shares entitled to vote on the matter, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by a majority of the votes entitled to be cast on the matter. Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Maryland law also does not require approval of the stockholders of a parent corporation to merge or sell all or substantially all of the assets of a subsidiary entity. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary may be able to merge or sell all or substantially all of its assets without a vote of the corporation’s stockholders. Maryland law also permits the merger of a 90% or more owned subsidiary with or into its parent corporation without stockholder approval if (1) the charter of the successor in the merger is not amended other than to change its name, the name or other designation or the par value of any class or series of its stock or the aggregate par value of its stock and (2) the contract rights of any stock of the successor issued in the merger in exchange for stock of the other corporation participating in the merger are identical to the contract rights of the stock for which it is exchanged.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. We have opted out of the business combination provisions of the MGCL by resolution of our board of directors and our bylaws contain a provision providing that we may not opt in without approval of our shareholders.

Control Share Acquisitions

With certain exceptions, the MGCL provides that “control shares” of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiring person or by our officers or directors who are our employees. Control shares are voting shares which, if aggregated with all other shares owned or voted by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition by any person of ownership or voting power of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares in question. If no request for a meeting is made, we may present the issue at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting any and all acquisitions of our stock from the control share provisions of Maryland law providing that we may not repeal this provision without approval of our stockholders.

Maryland Unsolicited Takeover Act

The MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter and bylaws (1) vest in our board of directors the exclusive power to fix the number of directorships and (2) require, unless called by our Chairman, Chief Executive Officer, President or board of directors, the request of holders of a majority of outstanding shares to call a special meeting. We also have elected to be subject to the provisions of Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. We do not have a classified board or require a two-thirds vote for removal of any director from our board of directors.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves us to indemnify (1) any present or former director or officer or (2) any individual who, while a director or officer and, at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent, against any claim or liability arising from service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, against reasonable expenses incurred in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

If the resolution of our board of directors and the applicable provisions in our bylaws exempting us from the business combination provisions and the control share acquisition provisions of the MGCL are rescinded, the business combination provisions and the control share acquisition provisions of the MGCL, the provisions of our charter on removal of directors and the advance notice provisions of our bylaws and certain other provisions of our charter and bylaws and the MGCL could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our common stock or otherwise be in their best interest.

REIT Status

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election if it determines that it is no longer in our best interest to continue to qualify as a REIT. If our board of directors so determines, the restrictions set forth in the section above entitled “Description of Stock—Restrictions on Ownership and Transfer” will no longer apply.

DESCRIPTION OF THE

OPERATING AGREEMENT OF SUNSTONE HOTEL PARTNERSHIP, LLC

The following is a summary of the material provisions of the limited liability company agreement, which we refer to as the operating agreement. For more detail, we refer you to the operating agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Management of Sunstone Hotel Partnership

Sunstone Hotel Partnership is a Delaware limited liability company that was formed in June 2004. We are the sole managing member of Sunstone Hotel Partnership and conduct substantially all of our business in or through it. As sole managing member of Sunstone Hotel Partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause Sunstone Hotel Partnership to enter into certain major transactions including acquisitions, dispositions and financings, subject to certain limited exceptions. The non-managing members of Sunstone Hotel Partnership have no right to participate in or exercise control or management power over our business and affairs, except as otherwise expressly provided in the operating agreement and as required by applicable law. Provisions of the operating agreement restrict our ability to engage in a business combination as more fully described in “—Termination Transactions” below.

The non-managing members of our operating partnership expressly acknowledged that we, as managing member of our operating partnership, are acting for the benefit of the operating partnership, the non-managing members and our stockholders collectively. We are under no obligation to give priority to the separate interests of the non-managing members or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on the one hand and the non-managing members on the other hand, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the non-managing members will be resolved in favor of our stockholders. We are not liable under the operating agreement to our operating partnership or to any non-managing members for monetary damages or losses sustained, liabilities incurred, or benefits not derived by the non-managing members in connection with such decisions provided that we have acted in good faith.

The operating agreement provides that all our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through Sunstone Hotel Partnership, and that Sunstone Hotel Partnership must be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT.

Transferability of Interests

As managing member, we may not voluntarily withdraw from Sunstone Hotel Partnership or transfer or assign all or any portion of our interest in Sunstone Hotel Partnership, except:

•	in the event that we purchase shares of our common stock, then we shall cause Sunstone Hotel Partnership to purchase from us an equal number of membership units; or

•	in connection with a transaction described in “—Termination Transactions” below.

The non-managing members may transfer all or any portion of their interests without our prior written consent, provided that: (1) such transfer would not require filing of a registration agreement under the Securities Act, or otherwise violate any applicable Federal or state securities laws or regulations; (2) such transfer would not result in the sum of the percentage of interests in membership units transferred during Sunstone Hotel Partnership’s taxable year exceeding 2% of the total membership units of Sunstone Hotel Partnership, subject to certain exceptions; and (3) any transferee desiring to become a substituted non-managing member must furnish to us evidence of acceptance of all of the terms and conditions of the operating agreement and such other documents and instruments as we may reasonably require.

Amendments to the Operating Agreement

Amendments to the operating agreement may be proposed by us, as managing member, or by non-managing members owning at least 25% of the membership units held by non-managing members.

Generally, the operating agreement may be amended with the approval of us as managing member and the consent of non-managing members holding a majority of the membership units of the non-managing members. As managing member, we will have the power to unilaterally make certain amendments to the operating agreement without obtaining the consent of the non-managing members as may be required to:

•	add to our obligations as managing member or surrender any right or power granted to us as managing member for the benefit of the non-managing members;

•	set forth the rights, powers, duties, and preferences of the holders of any additional membership units issued pursuant to the operating agreement;

•	reflect the issuance of additional membership units or the admission, substitution, termination or withdrawal of members in accordance with the terms of the operating agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the non-managing members in any material respect, or cure any ambiguity, correct or supplement any provisions of the operating agreement not inconsistent with law or with other provisions of the operating agreement;

•	satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a Federal or state agency or contained in Federal or state law;

•	reflect changes that are reasonably necessary for us, as managing member, to maintain our status as a REIT; or

•	modify the manner in which capital accounts are computed in order to comply with tax regulations.

Amendments that would, among other things, convert a non-managing member’s interest into a managing member’s interest, modify the limited liability of a non-managing member, alter a member’s right to receive any distributions or allocations of profits or losses, alter or modify the redemption rights described below, cause the termination of Sunstone Hotel Partnership prior to the time set forth in the operating agreement, or amend provisions that require the consent of adversely affected members, must be approved by each non-managing member that would be adversely affected by such amendment.

In addition, there are certain other provisions of the operating agreement that we, as managing member, may not amend without the written consent of non-managing members holding two-thirds of the membership units. For example, we may not amend any of the provisions of the operating agreement regarding:

•	our removal;

•	limitations on our outside activities;

•	our liability;

•	transfer of our managing member’s interest;

•	judicial dissolution;

•	when consent of an adversely affected non-managing member is required to amend the operating agreement;

•	when consent by a majority of non-managing membership interests is required for amendment of operating agreement; or

•	meetings of members.

Distributions to Members

The operating agreement provides that members are entitled to receive quarterly distributions of available cash as determined by the managing member on a pro rata basis in accordance with their ownership of membership units, subject to distributions made to any class of additional membership interests which are entitled to a preference on the distribution of available cash.

Redemption and Exchange Rights

Non-managing members who acquire units in the Formation and Structuring Transactions have the right, commencing on or after the date which is 12 months after the completion of this offering, to require Sunstone Hotel Partnership to redeem part or all of their membership units for a cash amount based upon the fair market value of a equivalent number of shares of our common stock at the time of the redemption (adjusted for stock splits or combinations and stock dividends or distributions of our common stock). The aggregate number of membership units held by non-managing members is 6,864,572.

As managing member, we may elect to acquire those units in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits or combination and stock dividends or distributions. We presently anticipate that we will elect to issue shares of our common stock in exchange for units in connection with each redemption request, rather than having Sunstone Hotel Partnership redeem the units for cash. If we issue shares of common stock in exchange for units, the number of shares of our common stock outstanding will increase, although the number of shares of common stock you hold will stay the same, which will cause dilution to your ownership in the REIT. With each redemption or exchange, we increase our percentage ownership interest in Sunstone Hotel Partnership. Commencing on or after the date which is 12 months after the consummation of this offering, non-managing members who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Description of Stock—Restrictions on Ownership and Transfer.” If the non-managing members exercised their redemption rights with respect to all membership units held, and we issued common stock in exchange for those membership units we would issue 6,864,572 shares of common stock, or 3,699,572 shares of common stock if the underwriters’ over-allotment option is exercised in full subject to adjustment in the events discussed above.

Issuance of Additional Units, Common Stock or Convertible Securities

As sole managing member, we have the ability to cause Sunstone Hotel Partnership to issue additional units representing membership interests. These additional units may include preferred membership units. In addition, we may issue additional shares of our common stock or convertible securities, but only if: (1) we cause Sunstone Hotel Partnership to issue to us membership interests or rights, options, warrants or convertible or exchangeable securities of Sunstone Hotel Partnership having designations, preferences and other rights, so that the economic interests of Sunstone Hotel Partnership’s interests issued are substantially similar to the securities that we have issued; and (2) we contribute the net proceeds from, or the property received in consideration for, the securities that we have issued to Sunstone Hotel Partnership.

Tax Matters

We are the tax matters member of Sunstone Hotel Partnership, and we also have authority to make tax elections under the Code on behalf of Sunstone Hotel Partnership.

Allocations of Net Income and Net Losses to Members

The net income or net loss of Sunstone Hotel Partnership generally will be allocated to the members in accordance with their respective percentage interests in Sunstone Hotel Partnership, subject to special allocations relating to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations.

Operations

The operating agreement provides that Sunstone Hotel Partnership will assume and pay when due, or reimburse us for payment of all costs and expenses relating to operations of, or for the benefit of, Sunstone Hotel Partnership.

Termination Transactions

The operating agreement provides that we may not engage in any merger, consolidation or other business combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock other than a stock split or combination or stock dividend, which we call a termination transaction, unless as a result of the termination transaction each non-managing member thereafter remains entitled to redeem each membership unit owned by such non-managing member for an amount of cash, securities or other property equal to the greatest amount of cash, securities or other property which such non-managing member would have received from such termination transaction if such non-managing member had exercised its redemption right immediately prior to the termination transaction; provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of membership units will receive the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its membership units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer. For any termination transaction in which shares were exchanged for securities of the acquiror, the non-managing members shall remain entitled to exercise their redemption rights with respect to the acquiror unless the consent of the non-managing members is obtained.

Term

Sunstone Hotel Partnership will continue in full force and effect until dissolved in accordance with its terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, Sunstone Hotel Partnership will indemnify its members, directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with claims arising from operations of Sunstone Hotel Partnership in which any such person may be involved, or is threatened to be involved, if the person acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of Sunstone Hotel Partnership and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful.

As the managing member, we are not liable to Sunstone Hotel Partnership for monetary damages for losses sustained on liabilities incurred as a result of errors in judgment or any act or omission unless:

•	we actually received an improper benefit in money, property or services (in which case, we will be liable for the amount of the benefit in money, property or services actually received); or

•	our action or failure to act was the result of active and deliberate dishonesty, gross negligence or bad faith and was material to the matter giving rise to the proceeding.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 31,353,616 shares of our common stock outstanding, or 34,518,616 shares if the underwriters exercise their over-allotment option.

Of these shares, 21,100,000 shares, or 24,265,000 shares if the underwriters exercise their option to purchase additional shares in full, sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining 10,253,616 shares of our common stock, including the 194,737 shares purchased from us by Robert A. Alter, will be “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual lock-up periods described below and the provisions of Rules 144 and 701, these restricted shares will become available for sale in the public market at various times beginning 180 days after this offering (subject, in some cases, to volume limitations and applicable holding periods).

In addition, we will have 6,864,572 shares of common stock issuable upon exchange of membership units in Sunstone Hotel Partnership. Those shares, when issued, may be sold pursuant to Rule 144 or the registration rights described below.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person, or persons whose shares are aggregated, who owns shares that were purchased from us or any affiliate at least one year prior to such date is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of our then-outstanding shares of our common stock, or approximately 313,536 shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice of the sale on Form 144.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us or any affiliate at least two years prior to such date, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above.

Rule 701

In general, any of our employees or officers who were granted shares from us before the effective date of this offering acquired the shares in reliance on the exemption from registration provided by Rule 701.

Securities issued in reliance on Rule 701 are restricted securities but, subject to the contractual “lock-up” restrictions described below, beginning 90 days after the offering, may be sold by:

•	persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144; and

•	by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights

The aggregate number of shares of our common stock and securities exchangeable for shares of our common stock subject to a registration rights agreement is 16,855,504. For a description of the registration rights granted to some holders of our common stock, see “Certain Relationships and Related Transactions—Registration Rights.”

Lock-up Agreements

We, our directors and officers and the Contributing Entities have agreed that, for a period of 180 days from this offering, we and they will not, without the prior written consent of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, offer, sell, contract to sell, pledge (subject to certain limited exceptions approved by the representatives) or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, subject to limited exceptions. Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated have no specific criteria with respect to the conditions under which they may release securities subject to lock-up agreements, which waivers are subject to their sole discretion. The total number of shares of our common stock and any securities convertible into or exchangeable into shares of our common stock subject to lock-up agreements is 17,118,188.

OUTSTANDING INDEBTEDNESS

As of June 30, 2004, our material indebtedness consisted of the following (the indebtedness that will be repaid with the proceeds from this offering is identified under “Use of Proceeds”):

Massachusetts Mutual Life Insurance Company. We have approximately $320.8 million of debt with a group of lenders, including Massachusetts Mutual Life Insurance Company, which serves as administrative agent. This debt bears interest at LIBOR (with a right to select one, three or six month indices) plus a spread of 3.35% and matures on September 1, 2007. As of June 30, 2004, we have selected one-month LIBOR as the base index. This debt is secured by a first deed of trust/mortgage, assignment of leases and rents, a financing agreement, a security agreement and personal property on 32 hotels, on a cross-collateralized and cross-defaulted basis. Subject to certain operating performance thresholds and portfolio loan-to-value ratios within prescribed time periods, we may be entitled to an increase in the principal amount of the loan up to a maximum of $54.5 million. There is also an option to extend the initial maturity date of the loan for one year. Beginning with the payment due for the 27th month of the loan and on every third payment date thereafter, a mandatory principal prepayment in the amount of $5.0 million will be required if the loan-to-value on such payment date is greater than the maximum loan to value ratio, which is set at 75% during the third loan year and 68% from the first day of the fourth loan year to maturity. Subject to certain prepayment conditions, the loan may be paid down by up to a maximum of $50.0 million of the allocated loan amount during the first twelve months, with the payment of a 2.0% prepayment fee. The remaining loan balance may be prepaid in whole or in part with the payment of a 1.0% prepayment fee during the 13th through 18th months of the loan term, and the loan may be prepaid without either a prepayment premium or penalty beginning in the 19th month of the loan through the maturity date.

Subject to certain exceptions, we may not engage in the following activities relating to the mortgaged properties without the consent of Massachusetts Mutual Life Insurance Company: sell, transfer, convey, mortgage, pledge or assign any interest in any of the mortgaged properties or further encumber any of the mortgaged properties; admit any new general partner, manager or member having the ability to control our affairs; change our organizational documents if such a change would affect control; replace the current manager under the management agreements; engage in any transactions with affiliates other than the management agreements and the operating leases; or make any unscheduled alterations that would cost $250,000 or more. Under the loan agreement, we are required to maintain various escrow accounts which are lender-controlled reserves: (1) a property tax and insurance reserve for the purpose of reserving funds for the payment of annual property taxes and insurance premiums, (2) a capital expenditure reserve for the purpose of reserving funds, as required by the various franchise agreements, for current and future capital renovation projects (3) a ground lease reserve equal to two times the sum of the current monthly ground lease requirement, (4) a deferred maintenance reserve for the purpose of reserving funds for repairs and maintenance noted in the deferred maintenance reports issued at the time of loan closing, and (5) a trapped cash reserve for the purpose of reserving monthly net cash flow, as defined in the loan agreement, for the portfolio if our actual debt service coverage ratio, as defined in the loan agreement, falls below 1.4 to 1.0 until our debt service coverage ratio has improved to either equal or exceed 1.4 to 1.0 for six consecutive months. The aggregate amount of all reserve funds was $2.3 million at June 30, 2004.

We expect to enter into a commitment letter with Massachusetts Mutual Life Insurance Company that provides for the modification of certain terms of our loan. The modification is conditioned on, and will occur simultaneously with, the closing of this offering. As part of the modification, the loan will be separated into a fixed rate note and a floating rate note of equal priority. The amount of the fixed rate note will be $250.0 million and the amount of the floating rate note will be equal to $4.5 million plus the difference between the remaining principal balance of the loan at the time of the closing of the modification and $250.0 million. The fixed rate loan will bear interest at a rate of 2.50% plus the interpolated rate of U.S. Treasuries having a maturity co-extensive with the weighted average life of the fixed rate loan and will mature 6.5 years from the loan modification date. The floating rate loan will bear interest at the one-month LIBOR rate plus a spread of 2.35% and will mature three years from the loan modification date. Payments on the floating rate note will be interest only. Payments on the fixed rate note will be interest only for two years and thereafter payments of principal and interest based on a 25-year amortization schedule. In addition to the existing one-year extension option with respect to the floating rate note, we will be granted a second one-year option to extend the maturity date of the floating rate note. We will have the right to prepay the fixed rate note on any payment date after the 30th month after the closing of the loan modification subject to meeting certain financial tests and the payment of a prepayment premium. The prepayment provisions in the existing loan documents will continue to apply to the floating rate note. The loan will be amended to delete the provisions allowing us to increase the principal amount of the loan up to a maximum of $54.5 million and there will be no other disbursements that the lender will be required to make. As part of the modification, the lenders will release their mortgages on the Embassy Suites Hotel, Los Angeles, California for a payment equal to 125% of its allocated loan amount in connection with its distribution and we will grant security interests in the entities owning the 30 hotels securing the loan.

Commercial Mortgage Pass-Through Certificates, Series 2003-West/Junior Mezzanine Debt/Senior Mezzanine Debt. We have approximately $216.7 million of first mortgage debt financing that was issued in the form of commercial mortgage-backed securities. In addition, we have $54.5 million in mezzanine debt, structured in two tranches of $44.0 million (junior mezzanine debt) and $10.5 million (senior mezzanine debt). We incurred each of the three components of the debt simultaneously and collectively as one loan on December 5, 2002 in connection with the acquisition of 11 of the Recent Acquisition Hotels. The first mortgage debt is secured by a first deed of trust/mortgage and security agreement on the portfolio, and the mezzanine debt is secured by a promissory note, on a cross-collateralized and cross-defaulted basis. This debt bears interest at the greater of 2.0% or one-month LIBOR plus a spread of 3.45% (the weighted average of the nine loan tranches). The initial maturity date of the loan is January 1, 2006, and subject to not being in default and purchasing an interest rate cap for the extended loan term, we have an option to extend the initial maturity date of the loan for two, one-year extensions, extending the loan through January 1, 2008. Principal amortization began with the first payment due February 1, 2003, and future amortization payments will continue to be made through the maturity date based upon a predetermined schedule. Subject to certain conditions, the loan may, however, be paid down in whole or in part in connection with a release of individual properties through asset sales or a one-time deleveraging event through an offering.

In connection with this offering, we will be entitled to a one-time deleveraging prepayment subject to the payment of a 2.0% deleveraging fee on the principal amount repaid. The deleveraging payment will be calculated as the amount of funds necessary to reduce the outstanding principal balance of each mezzanine debt component to zero and reduce the first mortgage loan to no more than the positive difference between, if any, (a) $177,000,000 and (b) 50.0% of the cumulative amount of all allocated loan amounts of all properties released from the liens of the related mortgages prior to or contemporaneously with the deleveraging prepayment. After the deleveraging prepayment, the amortization schedule will be recalculated, and the amount of principal amortization due each month will also be recalculated. The interest rate after the deleveraging prepayment will be reset to a maximum rate of LIBOR plus a spread of 2.40%.

Under the loan agreement, we are required to maintain various escrow accounts which are controlled by the loan servicer:

•	a capital expenditure reserve fund for the purpose of reserving funds as required by the various franchise agreements for current and future capital renovation projects;

•	a debt service reserve fund of $5.3 million for the term of the loan (currently secured by a letter of credit);

•	a deferred maintenance reserve established for reserving funds for repairs and maintenance noted in the deferred maintenance reports prepared for the loan closing;

•	discrete individual reserve funds for annual ground lease payments, property tax payments, and property insurance premiums;

•	reserve escrow for payments due under the reciprocal easement agreement for the Valley River Inn, Eugene, Oregon; and

•	liquidity reserve funded in the seasonally stronger operating months for the purpose of reserving funds for monthly mezzanine interest payments during the seasonally softer operating months.

The aggregate amount of all reserve funds was $11.6 million at June 30, 2004.

Subject to certain exceptions, we may not engage in the following activities relating to the mortgaged properties without the consent of Wells Fargo Bank, National Association, as servicer, on behalf of LaSalle Bank National Association, as trustee (mortgage note holder), CTMPII FC Westbrook (GCM) (junior mezzanine note holder), and Wells Fargo Real Estate Merchant Bank (senior mezzanine note holder): incur liens or encumber any property; enter into any major operating lease with respect to any mortgaged property; make any alterations to any agreed-upon renovation improvements plans; make material changes to the management and franchise agreements, provided that we may, without consent, replace any manager or franchisor so long as the replacement qualifies pursuant to the respective replacement agreement; surrender, terminate or cancel any liquor license agreement; dissolve, merge or consolidate with any business entity or transfer all or substantially all of its assets; enter into any line of business other than our current operations; cancel or forgive any material claim owed; and consent to any zoning reclassification of any property. However, the lender must consent to a one-time sale, assignment, or other transfer following additional requirements to satisfy the consent.

Citigroup Global Markets Realty Corp. We have approximately $72.9 million of debt with Citigroup Global Markets Realty Corp. We incurred this debt in October 2003 to refinance the outstanding principal of the original portfolio acquisition financing of $95.0 million from Citigroup Global Markets Realty Corp. in August 2000. This debt currently consists of $54.7 million of mortgage notes collateralized by first deeds of trust, assignments of leases and rents, security agreements and fixture filings. There is also $18.2 million of mezzanine notes collateralized by a pledge of membership interests in the entities that own these hotels. The mortgage notes bear interest at one-month LIBOR plus 3.25%, and the mezzanine notes bear interest at the greater of 2.5% or one-month LIBOR plus a spread of 8.00%. The loans, collectively, mature on the October 11, 2005 payment date. Subject to certain conditions, there is an option to extend the maturity date of both loans for one year through the October 11, 2006 payment date. The mortgage notes amortize over a 25-year schedule beginning on the payment date of May 11, 2004 and continuing through the maturity date in October 2005. The mezzanine notes require monthly fixed principal amortization payments of $90,915 beginning on the payment date of May 11, 2004 and continuing through the maturity date in October 2005. We are able to prepay the loans voluntarily either in whole or in part at any time subject to applicable prepayment fees.

Under the loan agreements, we are required to maintain various escrow accounts which are controlled by the loan servicer:

•	a capital expenditure reserve for the purpose of reserving funds for both specific assets classed as “PIP” assets (Holiday Inn, Boise, Idaho and Marriott, Riverside, California) and specific assets classed as “Non-PIP” assets (Holiday Inn, Hollywood, California; Hilton Garden Inn, Lake Oswego, Oregon; and Marriott, Portland, Oregon);

•	discrete individual reserve funds for annual ground lease payments, property tax payments and property insurance premiums;

•	deferred maintenance reserve established for repairs and maintenance noted in the deferred maintenance reports prepared for the loan closing;

•	supplemental reserve for use towards capital renovation programs, with such account funded only during the first six months of the loan with the available cash after debt service and operating expenses; and

•	a revolving working capital reserve of $1.0 million for use throughout the loan term, with drawdowns repaid through available cash after debt service and operating expenses.

The aggregate amount of all reserve funds was $8.2 million at June 30, 2004.

Subject to certain exceptions, we may not engage in the following activities relating to the mortgaged properties or the collateral subject to the mezzanine lien without the consent of Citigroup Global Markets Realty Corp.: incur liens or use the mortgaged property as a collateral; encumber any property with any easement, license or restrictive covenant; transfer the mortgaged properties; dissolve or merge with any other entity; change the nature of our business; cancel or forgive any material claim owed to us; engage in transactions with affiliates except on an arms-length basis on terms at least as favorable to us as we could have obtained from a third party who was not an affiliate; assign, transfer or remove any licenses or permits pertaining to the mortgaged property; transfer our ownership interests or voting rights; make any unscheduled alterations that would cost $250,000 or more; appoint a successor or replacement manager without first having obtained a rating confirmation; assume or guarantee any liabilities except for liabilities relating to the mortgaged property or collateral; or refinance with any entity other than the lender without granting a right of first refusal to the lender.

Credit Facilities. We have obtained commitments for the provision to Sunstone Hotel Partnership of a $150.0 million senior secured revolving credit facility and a $75.0 million subordinate term loan facility from Citigroup Global Markets Inc., Citicorp North America, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding, Inc., which we intend to enter into concurrently with the closing of this offering. These entities or their affiliates will serve as the joint lead arrangers and joint book running managers for the facilities. Citicorp North America, Inc. will act as the sole administrative agent and sole collateral agent for the facilities. We expect some of our other underwriters and/or their affiliates to participate in the facilities. The lenders and the collateral agent under the term loan facility will enter into an intercreditor agreement with the lenders and collateral agent under the revolving credit facility.

We expect to use the proceeds of the credit facilities to, among other things, purchase membership units in Sunstone Hotel Partnership held by the Contributing Entities, fund acquisitions, refinance existing mortgage indebtedness and for general corporate purposes. Completion of the credit facilities will be subject to several conditions, including, the consummation of the Formation and Structuring Transactions and this offering, the absence of any material adverse change and the satisfactory completion of the lenders’ legal and financial due diligence.

The senior revolving credit facility and the subordinate term loan facility will both be subject to the following financial covenants:

•	a minimum tangible net worth equal to 85% of the tangible net worth as of the end of the fiscal quarter most recently ended prior to the closing of the facility plus 75% of the net proceeds of primary equity issuances not used to purchase membership units in Sunstone Hotel Partnership;

•	a minimum ratio of EBITDA less a capital expenditure reserve to fixed charges of 1.5;

•	maximum REIT dividend payouts of 95% of funds from operations, as adjusted (subject to dividend payments to preserve our REIT status);

•	a maximum ratio of total debt to EBITDA of 7.0 to 1.0 through December 30, 2006 and 6.5 thereafter; and

•	a maximum ratio of senior debt to EBITDA of 6.5 to 1.0 through December 30, 2006 and 6.0 to 1.0 thereafter.

The credit facilities also will contain customary provisions regarding events of default, including, among others, the failure to pay principal and interest when due, and failure to comply with covenants and bankruptcy or insolvency. In addition, the facilities will contain provisions for cross-default to payment defaults on principal aggregating $10 million or more for indebtedness that is recourse to the operating partnership or $100 million ($50 million with respect to the term loan facility) or more for any other indebtedness of the operating partnership or its subsidiaries, or to other events if the effect is to accelerate or permit the acceleration of the debt of the operating partnership or its subsidiaries, subject to the expiration of applicable cure periods.

Revolving Credit Facility. The revolving credit facility will initially be secured by first priority mortgage liens on the following seven hotels: Holiday Inn, Boise, Idaho; Holiday Inn, Hollywood, California; Hilton Garden Inn, Lake Oswego, Oregon; Marriott, Portland, Oregon; Marriott, Riverside, California; Hyatt Regency, Atlanta, Georgia; and Marriott, Napa, California. The amount borrowed under the facility may not exceed 65% of the appraised value of the hotels in the collateral package, and we must maintain a ratio of net operating income less certain specified fees of the hotels in the collateral package to annual interest payments under the facility of 2.0 to 1.0.

We must maintain a minimum of six hotels in the collateral package, and no single hotel, other than the Marriott, Napa, California hotel, may account for more than 25% of the collateral package (determined on the basis of adjusted net operating income). We may add hotels to the collateral package only if the hotel has been operating for at least a year, is rated at least “upscale” by Smith Travel Research and in addition results in the collateral package meeting a minimum debt service coverage ratio of 1.4 to 1.0. We may remove hotels from the collateral package only if the average RevPAR of the hotels remaining in the collateral package is at least 95% of the collateral package’s average RevPAR prior to the hotel’s removal from the collateral package.

The revolving credit facility will be guaranteed by certain of the operating partnership’s existing and future subsidiaries, including those subsidiaries which hold the hotels securing the revolving credit facility. The lenders’ commitment under the revolving credit facility will terminate on the third anniversary of the closing of this offering, subject to a one-year extension, which requires the payment of a facility extension fee on the commitment amount. All borrowings under the revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and accuracy of representations and warranties. We may prepay advances without penalty.

Provided that no default or event of default has occurred and is continuing under the revolving credit facility, we may increase the size of the facility once a year in minimum increments of $5 million, up to a maximum available amount of $225 million. We also have the right to terminate or cancel, in whole or in part, the unused portion of the revolving credit facility as long as we terminate in increments of at least $1 million. Once terminated, the commitment may not be reinstated.

Borrowings under the revolving credit facility will be subject to an interest rate equal to either, at our option, a fluctuating rate equal to Citibank, N.A.’s base rate or a periodic fixed rate equal to one-, two-, three- or six-month LIBOR, plus, in each case, an applicable margin based upon our leverage. The applicable margin is a percentage rate per annum that ranges from 0.50% to 1.00% for base rate loans and 1.50% to 2.00% for LIBOR loans. We will pay a quarterly fee of 0.50% on the average unused commitment on the revolving credit facility and a 0.125% fee upon the issuance of each letter of credit.

Subordinate Term Loan Facility. The term loan facility will initially be secured by a first priority pledge of 100% of the ownership interests of certain of Sunstone Hotel Partnership’s subsidiaries and may be guaranteed by Sunstone Hotel Investors, Inc. and certain existing and future subsidiaries of Sunstone Hotel Partnership.

The lenders’ commitment under the term loan facility is for a single advance upon the closing of this offering, and will terminate on the fourth anniversary of the closing of this offering. All borrowings under the term loan facility are subject to the satisfaction of customary conditions, including the absence of a default and accuracy of representations and warranties. We may prepay advances, in whole or in part, without penalty beginning in the 19th month after the closing of this offering. Before that time, we may prepay advances (1) within six months of the closing of this offering, upon payment of 1.50% of the principal amount of the amount being prepaid, (2) during months seven through 12, upon payment of 1.00% of the principal amount of the amount being prepaid and (3) during months 13 through 18, upon payment of 0.50% of the principal amount of the amount being prepaid.

In addition, if the operating partnership or its subsidiaries issue debt, the operating partnership must offer to prepay the advances under the term loan facility in an amount equal to the net proceeds of any such issuance, other than amounts borrowed under the revolving credit facility and other specified indebtedness that is non-recourse to the operating partnership. Amounts prepaid under the term loan facility may not be reborrowed.

Advances under the term loan facility will be subject to an interest rate equal to either, at our option, a fluctuating rate equal to Citibank, N.A.’s base rate or a periodic fixed rate equal to one-, two-, three- or six-month LIBOR, plus, in each case, a margin of 3.00% for base rate loans and 4.00% for LIBOR loans.

In addition, we have mortgage debt on the following hotels:

Crowne Plaza, Grand Rapids, Michigan. We have a $14.2 million note payable to State Street Bank and Trust Co., as Trustee for JP Morgan Commercial Mortgage Finance Corp. Mortgage Pass-Through Certificates, Series 1998-C6 that is collateralized by a mortgage, assignment of leases and rents and a fixture filing on this hotel. The loan will mature on September 1, 2007. Interest and principal are payable monthly at a fixed interest rate of 8.51%. Our deposit of 4.0% of the revenues of the hotel in a reserve fund for capital expenditures is pledged to the lender under the loan agreement. The aggregate amount of all reserve funds was $0.6 million at June 30, 2004.

Embassy Suites Hotel, Chicago, Illinois and Wyndham, Houston, Texas. We have four individual notes collectively totaling $75.3 million payable to JP Morgan Chase Bank as Trustee for the Registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-C2 that are collateralized by a leasehold mortgage for the Embassy Suites Hotel, Chicago, Illinois and a first deed of trust for the Wyndham, Houston, Texas, as well as assignment of leases and rents, and security agreement and fixture filing on both of these hotels. While the loans have maturity dates on November 11, 2023, the notes have an anticipated repayment date of November 11, 2008. Through the anticipated repayment date, interest and principal are payable monthly at a fixed interest rate of 8.25% and based upon a twenty-five-year amortization schedule. However, after the anticipated repayment date, interest and principal are payable monthly based upon a per annum rate equal to the greater of (a) the initial interest rate of 8.25% plus 5.0% or (b) the Treasury Rate plus 5.0%, provided that for so long as the notes are an asset of the trust, partnership, corporation or other entity formed in connection with a securitization pursuant to which securities rated by any rating agency have been issued, the interest rate after the anticipated repayment date shall be equal to 8.25% plus 2.0%. The loan agreements require that we deposit 5.0% of the revenues of the hotels in a reserve fund for capital expenditures. The aggregate amount of all reserve funds was $5.6 million at June 30, 2004.

Hyatt, Marietta, Georgia. We have a $14.5 million note payable to Deutsche Bank Mortgage Capital, L.L.C. that is collateralized by a first deed of trust and assignment of rents and fixtures on this hotel. The loan will mature on January 9, 2005 after exercising both a one-year option in July 2003 and a six-month option in July 2004 to extend the maturity date. Interest is payable monthly at one-month LIBOR plus a spread of 2.90%. The loan agreement requires that we deposit 4.0% of the revenues of the hotel in a reserve fund for capital expenditures. The aggregate amount of all reserve funds was $1.3 million at June 30, 2004.

Marriott, Napa, California. We have a $38.6 million note payable to GE Commercial Finance that is collateralized by a first deed of trust and assignment of rents and fixtures on this hotel. The loan will mature on February 1, 2005 after exercising a one-year option to extend the maturity date. Interest is payable monthly at one-month LIBOR plus a spread of 3.60% and beginning with the first payment during the extension option, we began paying monthly principal amortization payments of $24,159. The loan agreement requires that we deposit

4.0% of the revenues of the hotel in a reserve fund for capital expenditures. The aggregate amount of all reserve funds was $0.5 million at June 30, 2004.

Marriott, Ontario, California. We have an $18.6 million note payable to Corus Bank, N.A. that is collateralized by a first deed of trust, assignment of leases and rents, security agreement and fixture filing on this hotel. The loan will mature on January 24, 2006. Interest is payable monthly at the greater of 4.84% or the current three-month LIBOR plus a spread of 3.50% plus monthly principal amortization based upon a twenty- five year amortization schedule, adjusted quarterly to reflect the change in LIBOR index. The loan agreement requires that we deposit 5.0% of the revenues of the hotel in a reserve fund for capital expenditures. The aggregate amount of all reserve funds was $0 at June 30, 2004.

Marriott, Park City, Utah and The Kahler Grand, Rochester, Minnesota. We have a $37.8 million note payable to Salomon Brothers Realty Corp. that is collateralized by first deeds of trust and assignment of rents and fixtures on these hotels. The loan will mature on November 11, 2005 with a one-year option to extend the maturity date to November 11, 2006. Interest is payable monthly at one-month LIBOR plus a spread of 2.95%. Under the terms of the loan, monthly principal amortization is due based on an interest rate of 8.75% and a 25-year amortization schedule in the first two years of the loan and a 20-year amortization schedule in the third year of the loan. We have a one-time option to receive an additional loan advance of $10.0 million prior to November 11, 2005, provided that (a) no event of default exists, (b) the Loan DSCR, as defined in the loan agreement, is at least 1.75x, and (c) the loan-to-value ratio, as defined in the loan agreement, of the outstanding loan principal will not exceed 60.0% after taking into account the additional loan advance. The loan agreement requires that we deposit 5.0% of the revenues of the hotels in a reserve fund for capital expenditures. The aggregate amount of all reserve funds was $4.5 million at June 30, 2004.

Residence Inn by Marriott, Manhattan Beach, California. We have a $13.7 million note payable to Corus Bank, N.A. that is collateralized by a first deed of trust, assignment of leases and rents, security agreement and fixture filing on this hotel. The loan will mature on August 6, 2006 with the option to extend the maturity date for one year to August 6, 2007. Interest is payable monthly at the greater of 5.0% or the current one-month LIBOR plus a spread of 3.50%, in addition to monthly principal amortization payments of $33,000. The loan agreement requires that we deposit 5.0% of the revenues of the hotel in a reserve fund for capital expenditures. The aggregate amount of all reserve funds was $0.2 million at June 30, 2004.

Residence Inn by Marriott, Rochester, Minnesota. We have a $6.3 million note payable to Wells Fargo Bank, National Association that is collateralized by a mortgage and assignment of rents and fixtures on this hotel. The loan will mature in May 22, 2006 with the option to extend the maturity date by one year to May 22, 2007. Interest is payable monthly at one-month LIBOR plus a spread of 3.25%. Commencing with the seventh payment date following the construction completion date, we will pay monthly amortization payments equal to $11,000. The first draw on the loan was February 3, 2004, and as of June 30, 2004, $4.4 million had been drawn down on the loan. This loan agreement requires that we deposit a percentage of the revenues of the hotel in a reserve fund for capital expenditures equal to 3.0% in 2005 and 4.0% beginning in 2006. The aggregate amount of all reserve funds was $0.1 million at June 30, 2004.

Laundry Facility, Rochester, Minnesota. We have a $6.8 million note payable to The Northwestern Mutual Life Insurance Company that is collateralized by a first deed of trust and assignment of fixtures and other personal property of the textile care laundry facility located in Rochester, Minnesota. The loan matures on June 1, 2013, and fixed interest and principal payments of $95,675 are due monthly, with a fixed interest rate of 9.875%. There are no reserve accounts established for this loan.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Sullivan & Cromwell LLP, the following discussion summarizes our taxation and the Federal income tax consequences to stockholders of their ownership of shares of our common stock. The tax treatment of stockholders will vary depending upon the stockholder’s particular situation, and this discussion addresses only stockholders that hold shares of our common stock as a capital asset and does not address with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances. This section also does not address with all aspects of taxation that may be relevant to certain types of stockholders to which special provisions of the Federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks;

•	tax-exempt organizations;

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold common stock as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction; and

•	stockholders whose functional currency is not the U.S. dollar.

In providing its opinion, Sullivan & Cromwell LLP is relying as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP by us. The underwriters and O’Melveny & Myers LLP may rely on this certificate.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling shares of our common stock including the Federal, state, local and foreign tax consequences of acquiring, owning and selling shares of our common stock in your particular circumstances and potential changes in applicable laws.

Taxation as a REIT

Commencing with our taxable year ending December 31, 2004, we will have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. You should be aware, however, that opinions of counsel are not binding upon the IRS or any court.

The qualification of Sunstone Hotel Investors as a REIT will depend upon its continuing satisfaction of the requirements of the Internal Revenue Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, the actual results of our operations for any particular year might not satisfy these requirements. Sullivan & Cromwell LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes some material aspects of the relevant sections of the Code.

As a REIT, we generally will not have to pay Federal corporate income taxes on net income that we currently distribute to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation. Our dividends, however, generally will not be eligible for (i) the reduced tax rates applicable to dividends received by noncorporate stockholders or (ii) the corporate dividends received deduction.

Moreover, we will have to pay Federal income or excise tax as follows:

•	First, we will have to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on items of tax preference.

•	Third, if we have (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•	Fourth, if we have net income from “prohibited transactions,” as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Unless a sale of real property qualifies for a safe harbor, the question of whether the sale of a hotel (or other property) constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We and our subsidiaries intend to hold the interests in our hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification as a REIT” and “—Income Tests,” but we have nonetheless maintained our qualification as a REIT because we have satisfied other requirements necessary to maintain REIT qualification, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 90% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

•	Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

•

Seventh, if we acquire any asset from a C corporation in certain transactions in which we adopt the basis of the asset or any other property in the hands of the C corporation as our basis of the asset in our hands, and we recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. A “C corporation” means generally a corporation that has to pay full corporate-level tax.

Because we intend to acquire the assets held by certain C corporations in connection with this offering, we will be subject to corporate income tax with respect to the current built-in gain in the assets currently held by such corporation if we sell any of the assets currently held by such corporation within ten years after the date of this offering.

•	Eighth, if we receive non-arm’s length income from, or non-arm’s length deductions are incurred by the TRS Lessee we will be subject to a 100% tax on the amount of our non-arm’s length income.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•	that, during the last half of each taxable year, has no more than 50% in value of its outstanding stock owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and

•	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year, and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

We expect that we will satisfy the conditions described in the first through fifth bullet points of the preceding paragraph and believe that we will also satisfy the condition described in the sixth bullet point of the preceding paragraph. In addition, our charter provides for restrictions regarding the ownership and transfer of our common stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the second preceding paragraph. The ownership and transfer restrictions pertaining to the common stock are described in this prospectus under the heading “Description of Stock—Restrictions on Ownership and Transfer.”

If, as in our case, a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate capital share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of Sunstone Hotel Partnership, which will be our principal and probably only asset, will be treated as assets, liabilities and items of income of ours for purposes of applying the requirements described in this section. In addition, actions taken by Sunstone Hotel Partnership can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions. (See the fourth bullet point under “—Taxation as a REIT” for a discussion of prohibited transactions.) Accordingly, for purposes of this discussion, when we discuss our actions, income or assets we intend that to include the actions, income or assets of Sunstone Hotel Partnership.

Taxable REIT Subsidiaries

A taxable REIT subsidiary, or TRS, is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

A TRS is subject to Federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of our TRSs will also be subject to tax, either (1) to us if we do not pay the dividends received to our stockholders as dividends, or (2) to our stockholders if we do pay out the dividends received to our stockholders. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “—Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the TRSs in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets; however, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility as more fully described below under “—Income Tests,” a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

As described below, income we receive from operating or managing hotels is not qualified income for either the 75% or 95% income tests described more fully below under “—Income Tests.” Accordingly, the entity through which we hold an interest in the hotels will lease the hotels to the TRS Lessee, and the TRS Lessee will engage independent third parties to operate the hotels.

A TRS is not permitted to directly or indirectly operate or manage a hotel but a TRS can lease a hotel provided that the TRS meets the following conditions:

•	First, the hotel must be a “qualified lodging facility”. A qualified lodging facility is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. Accordingly, we will not be permitted to have gambling or wagering activity on the premises of any of our hotels or to earn income from gambling or wagering activities.

•	Second, the manager must be an “eligible independent contractor.” An eligible independent contractor is an independent contractor that, at the time the management contract is entered into, is actively engaged in the trade or business of operating qualified lodging facilities for any person not related to the REIT or the TRS. For this purpose, an independent contractor means any person (i) that does not own (taking into account relevant attribution rules) more than 35% of the stock of the REIT, and (ii) with respect to which no person or group owning directly or indirectly (taking into account relevant attribution rules) 35% or more of the REIT owns 35% or more directly or indirectly (taking into account relevant attribution rules) of the ownership interest in the contractor. Accordingly, our TRS Lessee will not directly operate or manage the hotels. Rather, our TRS Lessee will enter into management contracts with hotel management companies which will operate and manage the hotels. To the best of our knowledge and belief, such hotel management companies are eligible independent contractors. The TRS Lessee is permitted to bear the expenses of the eligible independent contractor of operating the hotel pursuant to the management contract.

Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements:

•	First, we must generally derive at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include our expenses that are paid or reimbursed by tenants.

•	Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must generally be derived from real property investments as described in the preceding bullet point, dividends (including dividends from a TRS), interest, gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

Rents that we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales. Accordingly, the leases of our hotels to the TRS Lessee will be based on the gross receipts of the TRS Lessee from the hotels.

•	Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if we own a 10% or greater interest in the subsidiary. We refer to a tenant in which we own a 10% or greater interest as a “related party tenant.” As described above, it is our business plan that most or all of our rental income will be from the leases to our TRS Lessee.

•	Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives or receives no income or through a TRS. However, we may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property. In addition, as described more fully below, rent paid by a TRS to a REIT pursuant to a lease of a qualified lodging facility that is managed and operated by an eligible independent contractor can qualify as rents from real property.

The leases to the TRS Lessee will provide for a base rent plus a fixed percentage of the gross revenue from operation of the hotel. Each such lease must be a true lease. If the leases to our TRS Lessee are not respected as true leases we could be disqualified as a REIT. While we intend that each lease will be respected as a true lease, the determination of whether a lease is a true lease is inherently a question of fact and circumstances and we cannot assure you that the IRS will not successfully assert that the leases to the TRS Lessee should not be respected as true leases.

Except as described above with respect to the TRS Lessee, we do not expect to derive significant rents from related party tenants. We also do not intend to derive rental income attributable to personal property.

We believe that the leases of the hotels to the TRS Lessee will conform with normal business practice, contain arm’s length terms and that the rent payable under those leases will be treated as rents from real property for purposes of the 75% and 95% gross income tests. However, we cannot assure you that the IRS will not successfully assert a contrary position or that a change in circumstances will not cause a portion of the rent payable under the leases to fail to qualify as “rents from real property.” If such failures were in sufficient amounts, we may not be able to satisfy either or both of the 75% or 95% gross income tests and could lose our REIT status. In addition, if the IRS successfully reapportions or reallocates items of income, deduction, and credit among and between us and our TRS Lessee under the leases or any intercompany transaction because it determines that doing so is necessary to prevent the evasion of taxes or to clearly reflect income, we could be subject to a 100% excise tax on those amounts.

While we will monitor the activities of the eligible independent contractor to maximize the value of our hotel investments, neither we nor our TRS Lessee will directly or indirectly manage our hotels. Similarly, while our tenants may benefit from the services we will provide related to monitoring and, when appropriate, advising the eligible independent contractor regarding the management of the hotel for the purpose of maximizing the value of our investments, we do not believe that these activities will cause gross income attributable to the leases with our TRS Lessee to fail to be treated as rents from real property.

Other than as described in the preceding paragraph, we do not expect to perform any services for our tenants. If we were to provide services to a tenant that are other than those landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by us for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by us during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by us with respect to the property will not qualify as rents from real property, even if we provide the impermissible services to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our Federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

We might not be entitled to the benefit of these relief provisions, however. As discussed in the fifth bullet point under “—Taxation as a REIT,” even if these relief provisions apply, we would have to pay a tax on the excess income.

Asset Tests

At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature of our assets:

•	First, at least 75% of the value of our total assets must be represented by real estate assets, including (a) real estate assets held by our qualified REIT subsidiaries, our allocable share of real estate assets held by partnerships in which we own an interest and stock issued by another REIT, (b) for a period of one year from the date of our receipt of proceeds of an offering of its shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•	Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•	Third, not more than 20% of our total assets may constitute securities issued by one or more TRSs and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than securities issued by another REIT or by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of the vote or value of any one issuer’s outstanding securities, except in the case of a TRS as described above or certain “straight debt” instruments. As a consequence, if the IRS successfully challenges the partnership status of any of the partnerships in which we maintain an interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation we could lose our REIT status.

Annual Distribution Requirement

We are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our “real estate investment trust taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income for that year and (c) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

We intend to satisfy the annual distribution requirements.

From time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when we actually receive income and when we actually pay deductible expenses and (b) when we include the income and deduct the expenses in arriving at our taxable income. If timing differences of this kind occur, to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to stockholders in any year in which we fail to qualify, nor will we be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Internal Revenue Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

Tax Basis of Assets

Sunstone Hotel Partnership intends to make an election under Section 754 of the Code. Accordingly, our proportionate share of the basis of the assets held by Sunstone Hotel Partnership will be “stepped up” to fair market value to the extent of the portion of our interest in Sunstone Hotel Partnership that is purchased from the Contributing Entities (as opposed to the portion that is purchased directly from Sunstone Hotel Partnership.) Our remaining share of Sunstone Hotel Partnership’s basis in its assets, however, will not be adjusted in connection with this offering and will generally be less than the fair market value of the hotels as of the date of this offering. Furthermore, we intend to generally use the “traditional” method for making allocations under Section 704(c) of the Code as opposed to the “curative “ or “remedial” method for making such allocations. As a result, (a) our depreciation deductions with respect to our hotels will be less than the depreciation deductions that would have been available to us had our tax basis been equal to the fair market value of the hotels as of the date of this offering and (b) we may recognize income upon a sale of an asset that is attributable to appreciation in the value of the asset that accrued prior to the date of this offering.

Taxation of Stockholders

U.S. Stockholders. As used in this section, the term “U.S. stockholder” means a holder of common stock who, for United States Federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States Federal income taxation regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. Noncorporate U.S. stockholders will generally not be entitled to the tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends we received from a corporation in which we own shares (but only if such dividends would be eligible for the new lower rate on dividends if paid by the corporation to its individual stockholders), or (b) that is equal to our real estate investment trust taxable income (taking into account the dividends paid deduction available to us) and less any taxes paid by us during our previous taxable year, provided that certain holding period and other requirements are satisfied at both the REIT and individual stockholder level. Noncorporate U.S. stockholders should consult their own tax advisors to determine the impact of tax rates on dividends received from us. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held his common stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that we make distributions not designated as capital gain dividends in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. Thus, these distributions will reduce the adjusted basis (but not below zero) which the U.S. stockholder has in our common stock for tax purposes by the amount of the distribution. Distributions in excess of a U.S. stockholder’s adjusted basis in his common stock will be taxable as capital gains.

Dividends authorized by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. stockholders holding common stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of such stockholder’s undistributed net capital gains. U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. stockholders will increase their basis in their common stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

Distributions made by us and gain arising from a U.S. stockholder’s sale or exchange of our common stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

When a U.S. stockholder sells or otherwise disposes of our common stock, the stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition and (b) the holder’s adjusted basis in the common stock for tax purposes. This gain or loss will be capital gain or loss if the U.S. stockholder has held the common stock as a capital asset. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the common stock for more than one year. Long-term capital gain of a noncorporate U.S. stockholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. stockholder when the stockholder sells or otherwise disposes of our common stock that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the stockholder from us which were required to be treated as long-term capital gains.

Backup withholding. We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a stockholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. stockholder that does not provide us with its correct taxpayer identification number. A stockholder may credit any amount paid as backup withholding against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Taxation of tax-exempt stockholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder is not one of the types of entity described in the next paragraph and has not held its common stock as “debt financed property” within the meaning of the Code, and the common stock are not otherwise used in a trade or business, the dividend income from the common stock will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the common stock as “debt financed property” within the meaning of the Code or has used the common stock in a trade or business.

Income from an investment in our common stock will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its common stock. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•	either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT.

The rules described above under the heading “U.S. stockholders” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Non-U.S. Stockholders

The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts who own common stock that are not subject to United States Federal income tax on a net income basis, which we call “non-U.S. stockholders,” are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the common stock, including any reporting requirements.

Ordinary dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. stockholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the common stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. stockholder in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. stockholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, and in either case other applicable requirements are met.

Distributions to a non-U.S. stockholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

Return of capital. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the non-U.S. stockholder’s common stock. Distributions of this kind will instead reduce the adjusted basis of the common stock. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. stockholder’s common stock, they will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of its common stock, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital gain dividends. For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. Under FIRPTA, these distributions are taxed to a non-U.S. stockholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. We are required by applicable Treasury regulations under this statute to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding does not apply to the distribution under FIRPTA. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against its U.S. tax liability.

Sales of common stock. Gain recognized by a non-U.S. stockholder upon a sale or exchange of our common stock generally will not be taxed under the FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we are and will continue to be a domestically controlled REIT, and, therefore, that taxation under FIRPTA generally will not apply to the sale of our common stock. However, gain to which FIRPTA does not apply will be taxable to a non-U.S. stockholder if investment in the common stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which the FIRPTA does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains and capital gain dividends.

If we were not a domestically controlled REIT, tax under the FIRPTA would apply to a non-U.S. stockholder’s sale of common stock only if the selling non-U.S. stockholder owned more than 5% of the class of common stock sold at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned the common stock sold or the five-year period ending on the date when the stockholder disposed of the common stock. If tax under FIRPTA applies to the gain on the sale of common stock, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Backup withholding and information reporting. If you are a non-U.S. stockholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments; and

•	the payment of the proceeds from the sale of common stock effected at a U.S. office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. Federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Service.

Other Tax Consequences

State or local taxation may apply to us and our stockholders in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of our common stock.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in us by a pension, profit sharing or other employee benefit plan subject to Title I of ERISA or Section 4975 of the Code. The following is merely a summary, however, and should not be construed as legal advice or as complete in all relevant respects. All investors are urged to consult their legal advisors before investing assets of an employee plan in our company and to make their own independent decisions.

A fiduciary considering investing assets of an employee plan in us should consult its legal advisor about ERISA, fiduciary and other legal considerations before making such an investment. Specifically, before investing in us, any fiduciary should, after considering the employee plan’s particular circumstances, determine whether the investment is appropriate under the fiduciary standards of ERISA or other applicable law including standards with respect to prudence, diversification and delegation of control and the prohibited transaction provisions of ERISA and the Code. In making those determinations, you should take into account, among the other factors described in this prospectus that, as described below, we do not expect that our assets will constitute the “plan assets” of any investing employee plan, so that neither we nor any of our principals, agents, employees, or affiliates will be a fiduciary as to any investing employee plan.

ERISA and the Code do not define “plan assets.” However, regulations promulgated under ERISA by the United States Department of Labor (the “DOL Plan Asset Regulations”) generally provide that when an employee plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the employee plan’s assets include both the equity interest in the entity and an undivided interest in each of the underlying assets of the entity, unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company,” in each case as defined in the DOL Plan Asset Regulations.

Under the DOL Plan Asset Regulations, a security is a “publicly-offered security” if it is freely transferable, part of a class of securities that is widely-held, and either (i) part of a class of securities registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (ii) sold to an employee plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which that security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or that later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of those securities to the public occurred. “Widely-held” for this purpose means the security is of a class owned by 100 or more investors independent of the issuer and of one another. “Freely transferable,” again for purposes of the DOL Plan Asset Regulations, is a question to be determined on the basis of all relevant facts and circumstances but, where the minimum investment is $10,000 or less, is ordinarily not adversely affected by some enumerated restrictions including restrictions against any transfer which would result in a termination or reclassification of the issuer for Federal tax purposes.

For purposes of the DOL Plan Asset Regulations, equity participation in an entity by benefit plan investors is not significant if their aggregate interest is less than 25% of the value of each class of equity securities in the entity, disregarding, for purposes of such determination, any interests held by persons, and their affiliates, who have discretionary authority or control with respect to the assets of the entity or who provide investment advice for a fee with respect to such assets. Benefit plan investors, for these purposes, include employee plans and certain other types of plans, such as governmental plans, not subject to Title I of ERISA.

The definition of “operating company” in the DOL Plan Asset Regulations includes, among other things, a “real estate operating company,” or a REOC, and a “venture capital operating company,” or a VCOC. In general, an entity may qualify as a REOC if (i) at least 50% of its assets valued at cost, other than short-term investments pending long-term commitment or distribution to investors’ are invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities and (ii) such entity in the ordinary course of its business is engaged directly in real estate management or development activities. Similarly, in general, an entity may qualify as a VCOC if (a) at least 50% of its assets valued at cost, other than short-term investments pending long-term commitment or distribution to investors, are invested in “operating companies,” other than other VCOCs, and with respect to which the entity has or obtains direct contractual management rights and (b) such entity in the ordinary course of its business actually exercises such management rights with respect to one or more of the operating companies in which it invests.

If our assets were deemed to be “plan assets” of employee plans whose assets were invested in us, whether as a result of the application of the DOL Plan Asset Regulations or otherwise, Subtitle A and Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Tax Code would extend to our investments. This would result, among other things, in (i) the application of the prudence and other fiduciary standards of ERISA, which impose liability on fiduciaries, to investments made by us, which could materially affect our operations, (ii) potential liability of persons having investment discretion over the assets of the employee plans investing in us should our investments not conform to ERISA’s prudence and fiduciary standards under Part 4 of Subtitle B of Title I of ERISA, unless certain conditions are satisfied, and (iii) the possibility that certain transactions that we might enter into in the ordinary course of our business and operation might constitute “prohibited transactions” under ERISA and the Tax Code. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of the employee plans, may also result in the imposition of an excise tax under the Tax Code upon the “party in interest,” as defined in ERISA, or “disqualified person,” as defined in the Tax Code, with whom the employee plan engaged in the transaction, and correction or unwinding of the transaction.

Historically, we have not treated the requirements of Subtitle A and Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code as applying to our investments. Our stock has not been previously publicly-offered, nor are we an investment company under the 1940 Act, and benefit plan investors’ holdings in us are significant within the meaning of the DOL Plan Asset Regulations because of the Contributing Entities’ interest in us. However, we believe that we have qualified since our formation as an operating company as that term is defined under the DOL Plan Asset Regulations. Further, subject to the following, we believe that after this offering, our stock should qualify as a “publicly offered security” under the DOL Plan Asset Regulations.

While there are restrictions imposed on the transfer of our stock, we believe they are the type of restrictions on transfer generally permitted under the DOL Plan Asset Regulations or are not otherwise material and should not result in the failure of our stock to be “freely transferable” within the meaning of the DOL Plan Asset Regulations. We also believe that certain restrictions on transfer that derive from the securities laws and from contractual arrangements with the underwriters in connection with this offering should not result in the failure of our stock to be “freely transferable.” Furthermore, we are not aware of any other facts or circumstances limiting the transferability of our stock that are not included among those enumerated as not affecting their free transferability under the DOL Plan Asset Regulations, and we do not expect to impose in the future (or to permit any person to impose on its behalf) any other limitations or restrictions on transfer that would not be among the enumerated permissible limitations or restrictions.

Assuming that our stock is “widely held” within the meaning of the DOL Plan Asset Regulations and that no facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of our stock, we believe that, under the DOL Plan Asset Regulations, our stock should be considered “publicly offered securities” after this offering, and, therefore, that our underlying assets should not be deemed to be plan assets of any benefit plan investors that choose to invest in us.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement dated                     , 2004, each of the underwriters named below, who are represented by Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, acting as joint bookrunning managers of the offering and acting as representatives of the underwriters named below, has agreed to purchase, and we have agreed to sell to that underwriter, the respective number of shares of our common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Deutsche Bank Securities Inc.
Bear, Stearns & Co. Inc.
UBS Securities LLC
A.G. Edwards & Sons, Inc.
Calyon Securities (USA) Inc.

Total	21,100,000

The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a concession not to exceed $             per share. The underwriters may allow, and these dealers may reallow, a concession not to exceed $             per share on sales to some other dealers. After the initial offering of the shares to the public, the representatives of the underwriters may change the public offering price and these concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

Paid by Us
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be $5.2 million. The underwriters have agreed to reimburse us for certain expenses.

We have granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 3,165,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely to cover over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter will become obligated, subject to some conditions, to purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

For a period of 180 days after the date of this prospectus, we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement (except a registration statement on Form S-8 relating to the 2004 long-term incentive plan) under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated.

Our officers and directors and the Contributing Entities have agreed that they will not offer, sell, contract to sell, pledge (subject to certain limited exceptions approved by the representatives) or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap or other arrangement, without, in each case, the prior written consent of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, for a period of 180 days after the date of this prospectus. In addition, the Contributing Entities have agreed not to make any demand for or exercise any right with respect to, the registration of our common stock or any securities convertible into or exercisable or exchangeable for our common stock without the prior written consent of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated. Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated in their sole discretion may release any of the securities subject to lock-up agreements at any time without notice.

At our request, the underwriters have reserved up to 5% of the shares of common stock for sale at the initial public offering price to persons who are our officers, our employees or who are otherwise associated with us through a directed share program. Individuals who purchase these shares will be subject to a 25-day lock up period, provided that our officers will remain subject to the 180-day lock up period described above. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

We have been advised by the underwriters that:

•	they have not offered or sold and, prior to the expiration of a period of six months from the date of this prospectus, will not offer or sell any shares of common stock offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers at Securities Regulations 1995;

•	they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA, received by them in connection with the issue or sale of any shares of common stock offered hereby in circumstances in which section 21(1) of the FSMA does not apply to us;

•	they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom; and

•	the shares of common stock offered by means of this prospectus are not, may not and will not be offered, distributed, sold, transferred or delivered, directly or indirectly, in or from the Netherlands, to any person other than our employees and/or our subsidiaries, or individuals or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued pursuant to the Securities Transactions Supervision Act 1995 (“Vrijstellingsregeling Wet toezicht effectenverkeer 1995”), which includes, but is not limited to banks, brokers, dealers, pension funds, insurance companies, securities institutions, investment institutions and other institutional investors, including, among others, treasuries of large enterprises.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

We have applied to have our common stock listed on the NYSE under the symbol “SHO.” In order to meet the NYSE distribution requirements for trading, the underwriters have undertaken to sell shares of our common stock to a minimum of 2,000 beneficial owners in lots of 100 or more shares and for there to be at least 1,100,000 publicly held shares outstanding in the United States, an aggregate market value of publicly held shares of at least $60 million in the United States and a global market capitalization of at least $500 million.

In connection with the offering, the representatives on behalf of the underwriters, may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase share through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. Incorporated repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Certain of the underwriters have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us for which they have received or will receive customary fees and expenses. Citigroup Global Markets Realty Corp., an affiliate of Citigroup Global Markets Inc., provided a mortgage loan and mezzanine loan, which we will repay by using a portion of the net proceeds of this offering. Merrill Lynch Capital, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, provided a mortgage loan for the JW Marriott, Cherry Creek, Colorado, which will not be contributed to us in connection with the Formation and Structuring Transactions. Deutsche Bank Mortgage Capital, L.L.C., an affiliate of Deutsche Bank Securities Inc., provided a mortgage loan for the Hyatt, Marietta, Georgia hotel which we will repay using a portion of the net proceeds of this offering. In addition, we have received commitments for a new $150.0 million senior secured credit facility and $75.0 million subordinate term loan facility from our lead managing underwriters and/or their affiliates, and we expect that some of our other underwriters and/or their affiliates also will participate in the facilities. In the event that we enter into these facilities, we expect that these underwriters and/or their affiliates will receive fees, interest payments and expense reimbursements.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

EXPERTS

The combined financial statements as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 of our predecessor companies included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements as of November 30, 2002, December 31, 2001 and for the 11-month period ended November 30, 2002 and the year ended December 31, 2001 of the 13 hotels we acquired in December 2002, referred to as the Wyndham Acquisition Hotels, included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by PricewaterhouseCoopers LLP, an independent registered accounting firm, as stated in their reports appearing herein and the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF SECURITIES

The validity of our shares of common stock will be passed upon for us by Venable LLP. Sullivan & Cromwell LLP will provide an opinion relating to tax consequences. Certain legal matters will be passed upon for the underwriters by O’Melveny & Myers LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act of 1933, as amended, with respect to the shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington, DC 20549. Information about operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s web site www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports, proxy statements and will make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Page
Sunstone Hotel Investors, Inc. and Subsidiaries:

Unaudited Pro Forma Financial Data:

Unaudited Pro Forma Combined Balance Sheet as of June 30, 2004	F-3

Unaudited Pro Forma Condensed Combined Income Statement for the year ended December 31, 2003	F-8

Unaudited Pro Forma Condensed Combined Income Statement for the six months ended June 30, 2004	F-12

Sunstone Predecessor Companies:

Report of Independent Registered Public Accounting Firm	F-16

Combined Balance Sheets as of December 31, 2003 and 2002	F-17

Combined Statements of Operations for the years ended December 31, 2003, 2002 and 2001	F-18

Combined Statements of Changes in Members’ Equity for the years ended December 31, 2003, 2002 and 2001	F-19

Combined Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-20

Notes to Combined Financial Statements	F-21

Schedule III—Real Estate and Accumulated Depreciation	F-44

Condensed Combined Balance Sheets as of June 30, 2004 and December 31, 2003	F-48

Condensed Combined Statements of Operations for the three and six months ended June 30, 2004 and 2003	F-49

Condensed Combined Statements of Cash Flows for the six months ended June 30, 2004 and 2003	F-50

Notes to Condensed Combined Financial Statements	F-51

Wyndham Acquisition Hotels:

Report of Independent Auditors	F-60

Combined Balance Sheets as of November 30, 2002 and December 31, 2001	F-61

Combined Statements of Operations for the period from January 1, 2002 through November 30, 2002 and the year ended December 31, 2001	F-62

Combined Statements of Changes in Owners’ Equity for the period from January 1, 2002 through November 30, 2002 and for the year ended December 31, 2001	F-63

Combined Statements of Cash Flows for the period from January 1, 2002 through November 30, 2002 and for the year ended December 31, 2001	F-64

Notes to Combined Financial Statements	F-65

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial data gives effect to (1) hotel acquisitions, hotels held for sale (discontinued operations) and one hotel property under contract to sell and classified as held for sale after June 30, 2004, (2) the Formation and Structuring Transactions and (3) this offering, the concurrent sale of shares to Robert A. Alter, the incurrence of debt under our new term loan facility and the application of the net proceeds.

The historical financial information for the year ended December 31, 2003 has been derived from the audited combined financial statements of the Sunstone Predecessor Companies, which are included elsewhere in this prospectus. The historical financial information as of and for the six months ended June 30, 2004 has been derived from the unaudited combined financial statements of the Sunstone Predecessor Companies, which are included elsewhere in this prospectus. The unaudited pro forma balance sheet data as of June 30, 2004, is presented as if the transactions had occurred as of June 30, 2004. The unaudited pro forma combined statement of operations data for the year ended December 31, 2003 and the six months ended June 30, 2004, is presented as if the transactions had occurred as of the beginning of the periods indicated.

The contribution or sale to us of hotels and interests in entities by the Contributing Entities in the Formation and Structuring Transactions will be accounted for at the historical cost of such assets similar to a pooling of interests as the Contributing Entities are all under common control.

Westbrook Real Estate Partners, L.L.C. is the owner of the entity that is the general partner of the entities that own 95.7% of the interests in Sunstone Hotel Investors, L.L.C., 95.0% of the interests in WB Hotel Investors, LLC and 98.5% of the interests in Sunstone/WB Hotel Investors IV, LLC., which owns 91.5% of the interests in Sunstone/WB Manhattan Beach, LLC. In addition, Westbrook Real Estate Partners, L.L.C., as owner of the entity that is the general partner, has the right to appoint a majority of the executive committees of the Contributing Entities, which makes all major decisions on behalf of such entities. The other partners of the Contributing Entities do not have any substantive participating rights or other important rights, other than the ability to appoint one or two members of the executive committees.

The unaudited pro forma combined financial data and related notes are presented for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been if the transactions had in fact occurred on the dates discussed above. They also do not project or forecast our combined financial position or results of operations for any future date or period.

The unaudited pro forma combined financial data should be read together with our historical combined financial statements and related notes included elsewhere in this prospectus and with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Formation and Structuring Transactions.” The pro forma adjustments are based on available information and upon assumptions that we believe are reasonable; however, we cannot assure you that actual results will not differ from the pro forma information and perhaps in material and adverse ways.

SUNSTONE HOTEL INVESTORS, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2004

(Unaudited)

(In thousands)

	Historical	Hotel Eliminations(1)		Management Company(2)	Other Adjustments(3)	Subtotal	Offering(4)		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$23,583	$(5,997	)(1a)
		28,913	(1b)
		(30,761	)(1b)
		2,534	(1b)
		(59	)(1d)		$14,500	$32,713	$366,096	(4a)
							(218,971	)(4b)
							69,575	(4c)
							(6,300	)(4d)
							(210,405	)(4e)
							7,702	(4f)	$40,410
Restricted cash	35,180	(150	)(1a)
		(2,534	)(1b)			32,496	(7,702	)(4f)	24,794
Accounts receivable, net	23,089	(172	)(1a)
		(147	)(1d)			22,770			22,770
Due from related parties	436	255	(1a)			691			691
Inventories	2,530	(136	)(1a)
		(10	)(1d)			2,384			2,384
Prepaid expenses and other current assets	2,927	(27	)(1a)
		(10	)(1d)			2,890			2,890
Current assets of discontinued operations	925	(925	)(1c)			—			—

Total current assets	88,670	(9,226)		—	14,500	93,944	(5)		93,939
Investment in hotel properties, net	1,194,216	(62,148	)(1a)
		(6,756	)(1b)			1,125,312	6,300	(4d)	1,131,612
Hotel properties held for sale, net	22,232	(22,232	)(1b)			—			—
Other real estate, net	7,550					7,550			7,550
Deferred financing costs, net	9,131	(646	)(1a)
		(63	)(1d)			8,422	5,425	(4c)
							(1,607	)(4g)	12,240
Goodwill	28,493					28,493			28,493
Other assets, net	4,865	(176	)(1a)			4,689			4,689
Other assets, net, of discontinued operations	362	(362	)(1c)			—			—

Total assets	$1,355,519	$(101,609)		$—	$14,500	$1,268,410	$10,113		$1,278,523

SUNSTONE HOTEL INVESTORS, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET—(Continued)

June 30, 2004

(Unaudited)

(In thousands)

	Historical	Hotel Eliminations(1)		Management Company(2)	Other Adjustments(3)	Subtotal	Offering(4)		Pro Forma
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable and other accrued expenses	$22,757	$(394	)(1a)
		(54	)(1d)			$22,309			$22,309
Accrued payroll and employee benefits	12,418	(257	)(1a)
		(47	)(1d)	$(5,235)		6,879			6,879
Due to Management Company				12,924		12,924			12,924
Other current liabilities	28,464	(610	)(1a)
		(112	)(1d)	(7,889)		19,853			19,853
Current portion of secured notes payable	64,543	(56	)(1a)			64,487	$(57,779	)(4e)	6,708
Current liabilities of discontinued operations	1,402	(123	)(1b)
		(1,279	)(1c)			—			—

Total current liabilities	129,584	(2,932)		(200)	—	126,452	(57,779)		68,673
Unsecured term loan facility						—	75,000	(4c)	75,000
Secured notes payable, less current portion	826,894	(46,379	)(1a)
		(9,226	)(1b)		$14,500	785,789	(152,626	)(4e)	633,163
Deferred income taxes	41,668	(2,612	)(1a)			39,056	(39,056	)(4h)	—
Accrued pension liability	1,542			(1,542)		—			—
Other liabilities	3,145					3,145			3,145
Other liabilities of discontinued operations	21,427	(21,412	)(1b)
		(15	)(1c)			—			—

Total liabilities	1,024,260	(82,576)		(1,742)	14,500	954,442	(174,461)		779,981
Minority interests	528					528	88,922	(4j)	89,450
Members’ equity:
Members’ capital	332,473	(18,889	)(1a)
		(75	)(1b)
		7	(1c)
		(76	)(1d)			313,440	(218,971	)(4b)
							39,056	(4h)
							(133,525	)(4i)	—
Accumulated other comprehensive loss	(1,742)			1,742		—			—

Total members’ equity	330,731	(19,033)		1,742	—	313,440	(313,440)		—

Stockholders’ equity
Common stock							314	(4a)	314
Additional paid in capital							365,782	(4a)
							(1,607	)(4g)
							133,525	(4i)
							(88,922	)(4j)	408,778

Total stockholders’ equity	—	—		—	—	—	409,092		409,092

Total liabilities and equity	$1,355,519	$(101,609)		$—	$14,500	$1,268,410	$10,113		$1,278,523

SUNSTONE HOTEL INVESTORS, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2004

(Unaudited)

(In thousands)

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2004

(1)	Represents the elimination of the two hotels that will not be contributed to us by the Contributing Entities, one hotel that is under contract to sell and three hotels held for sale at June 30, 2004.

The two hotels that will not be contributed are:

JW Marriott, Cherry Creek, Colorado

Embassy Suites Hotel, Los Angeles, California

One hotel that is under contract to sell is:

Holiday Inn, Flagstaff, Arizona

The three hotels held for sale were:

Concord Hotel and Conference Center, Concord, California

Four Points-Sheraton, Silverthorne, Colorado

San Marcos Resort, Chandler, Arizona

1a.	Represents the elimination of two hotels that will not be contributed:
	Cash	$5,997
	Restricted cash	150
	Accounts receivable, net	172
	Due from affiliates	(255)
	Inventories	136
	Prepaid expenses and other current assets	27
	Investment in hotel properties, net	62,148
	Deferred financing costs, net	646
	Other assets, net	176

		$69,197

	Accounts payable and other accrued expenses	$394
	Accrued payroll and employee benefits	257
	Current portion of secured notes payable	56
	Other current liabilities	610
	Secured notes payable, less current portion	46,379
	Deferred income taxes	2,612
	Equity	18,889

		$69,197

1b.	Represents the effect of the sales of one hotel under contract to sell and three hotels held for sale:
	Cash proceeds from sales, net of fees	$28,913
	Hotel properties held for sale, net:
	Concord Hotel and Conference Center, Concord, California	(5,844)
	Four Points-Sheraton, Silverthorne, Colorado	(2,939)
	San Marcos Resort, Chandler, Arizona	(13,449)

		(22,232)

	Hotel properties held for investment, net:
	Holiday Inn, Flagstaff, Arizona	(6,756)

	Equity effect of sales of the four hotel properties	$(75)

		Repayment of debt associated with the four hotels:
		Concord Hotel and Conference Center, Concord, California	$(7,027)
		Four Points-Sheraton, Silverthorne, Colorado	(3,887)
		San Marcos Resort, Chandler, Arizona	(14,408)

			(25,322)

		Holiday Inn, Flagstaff, Arizona	(5,439)

			$(30,761)

		Current liabilities of discontinued operations	$(123)
		Secured notes payable, less current portion	(9,226)
		Other liabilities of discontinued operations	(21,412)

			$(30,761)

		Represents the release of restricted cash to cash and cash equivalents as a result of the properties	$2,534

	1c.	Represents the elimination of three hotels held for sale:
		Current assets of discontinued operations	$925
		Other assets, net, of discontinued operations	362

			$1,287

		Other current liabilities of discontinued operations	$1,279
		Other liabilities of discontinued operations	15
		Equity of discontinued operations	(7)

			$1,287

	1d.	Represents the elimination of one hotel under contract to sell:
		Cash	$59
		Accounts receivable, net	147
		Inventories	10
		Prepaid expenses and other current assets	10
		Deferred financing costs, net	63

			289

		Accounts payable and other accrued expenses	$54
		Accrued payroll and employee benefits	47
		Other current liabilities	112
		Equity	76

			$289

(2)	Represents the transfer of employee-related liabilities from the corporation that currently manages 49 of our hotels and employs the employees for those hotels as well as certain
	corporate personnel involved in hotel management to the Management Company:
		Accrued payroll and employee benefits	$5,235
		Other current liabilities	7,889
		Accrued pension liability	1,542
		Accumulated other comprehensive loss	(1,742)

			$12,924

(3)	Represents additional debt owed to Massachusetts Mutual Life Insurance Company		$14,500

(4)	The effect of the issuance of shares in this offering, the concurrent sale of shares to Robert A.
Alter and the incurrence of debt under our new term loan facility and the application of the net proceeds as described under “Use of Proceeds”:
(4a	)	Sale of shares of common stock in this offering
Proceeds from this offering	$400,900
Proceeds from sale of shares to Robert A. Alter	3,700
Underwriting fees	(25,056)
Franchise transfer costs	(2,000)
Debt prepayment penalties	(6,248)
Other costs associated with this offering	(5,200)

$366,096

Par value of common stock to be issued	$314
Additional paid in capital from proceeds of sale of common stock	365,782

$366,096

(4b	)	Acquisition of membership units in Sunstone Hotel Partnership held by the Contributing Entities for cash	$218,971

(4c	)	Unsecured term loan facility, revolving credit facility and debt amendment
Proceeds from unsecured term loan facility	$75,000
Costs associated with revolving credit facility, unsecured term loan facility and Massachusetts Mutual Life Insurance debt amendment	(5,425)

$69,575

(4d	)	Purchase of the ground lessor’s interest in the ground lease relating to the Embassy Suites Hotel, Chicago, Illinois	$6,300

(4e	)	Repayment of secured notes payable:
Current portion of secured notes payable	$57,779
Secured notes payable, less current portion	152,626

$210,405

(4f	)	Represents the release of restricted cash from the properties held for sale and under contract to sell	$7,702

(4g	)	Write-off of unamortized loan fees	$1,607

(4h	)	Write-off of deferred income taxes	$39,056

(4i	)	Elimination of members’ equity	$133,525

(4j	)	To establish minority interest in Sunstone Hotel Partnership based on membership units issued	$88,922

Minority membership units	6,864	18.0%
REIT membership units	31,354	82.0%

38,218	100.0%

Total equity before percentage allocable to minority interests	$498,014
Percentage allocable to minority interests	18.0%

$89,450

SUNSTONE HOTEL INVESTORS, INC.

PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Year Ended December 31, 2003

(Unaudited)

(In thousands, except per share data)

	Historical	Hotel Acquisitions(1)		Hotel Eliminations(2)		Management Company(3)	Other Adjustments(4)		Subtotal	Offering(5)		Pro Forma
REVENUES
Room	$315,812	$2,840	(1a)	$(8,526	)(2a)				$310,126			310,126
Food and beverage	107,200	326	(1b)	(1,281	)(2b)				106,245			106,245
Other operating	36,985	84	(1c)	(605	)(2c)				36,464			36,464
Management and other fees from related parties	705						$(705	)(4a)	—			—

Total revenues	460,702	3,250		(10,412)		—	(705)		452,835	—		452,835

OPERATING EXPENSES
Room	74,471	612	(1d)	(1,851	)(2d)				73,232			73,232
Food and beverage	76,750	222	(1e)	(1,085	)(2e)				75,887			75,887
Other hotel	148,869	1,149	(1f)	(4,041	)(2f)				145,977	(632	)(5a)	145,345
General and administrative	64,229	473	(1g)	(1,158	)(2g)	$(57,575)	(5,969	)(4b)	—			—
General and administrative—corporate	—						8,169	(4b)
							1,297	(4c)	9,466			9,466
General and administrative—property operations	—					45,744			45,744			45,744
Management fee expense	—					7,643			7,643			7,643
Depreciation and amortization	53,481	275	(1h)	(1,503	)(2h)		2,756	(4c)	55,009			55,009
Impairment loss	11,382								11,382			11,382

Total operating expenses	429,182	2,731		(9,638)		(4,188)	6,253		424,340	(632)		423,708

Operating income (loss)	31,520	519		(774)		4,188	(6,958)		28,495	632		29,127
Interest and other income	712								712			712
Interest expense	(55,235)	(410	)(1i)	1,406	(2i)				(54,239)	9,053	(5b)	(45,186)

Income (loss) from continuing operations before minority interest and income taxes	(23,003)	109		632		4,188	(6,958)		(25,032)	9,685		(15,347)
Minority interest	(17)								(17)	2,774	(5c)	2,757
Income tax benefit	2,017						(2,017	)(4d)	—			—

Income (loss) from continuing operations	$(21,003)	$109		$632		$4,188	$(8,975)		$(25,049)	$12,459		$(12,590)

Income (loss) per share from continuing operations:
Basic												$(0.40)

Diluted												$(0.40)

Common shares outstanding:
Basic												31,354

Diluted												31,354

SUNSTONE HOTEL INVESTORS, INC.

PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Year Ended December 31, 2003

(Unaudited)

(In thousands, except per share data)

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2003

(1)	In 2003, we acquired the following hotels:
Marriott, Ontario, California
Residence Inn, Manhattan Beach, California

The following pro forma adjustments were made to account for these two 2003 acquisitions as if the acquisitions occurred as of January 1, 2003:
1a. Represents the addition of room revenue from the following hotels:
Marriott, Ontario, California	$497
Residence Inn, Manhattan Beach, California	2,343

$2,840

1b. Represents the addition of food and beverage revenue from the following hotels:
Marriott, Ontario, California	$326
Residence Inn, Manhattan Beach, California	—

$326

1c. Represents the addition of other operating revenue from the following hotels:
Marriott, Ontario, California	$39
Residence Inn, Manhattan Beach, California	45

$84

1d. Represents the addition of room expense from the following hotels:
Marriott, Ontario, California	$166
Residence Inn, Manhattan Beach, California	446

$612

1e. Represents the addition of food and beverage expense from the following hotels:
Marriott, Ontario, California	$222
Residence Inn, Manhattan Beach, California	—

$222

1f. Represents the addition of other hotel expenses from the following hotels:
Marriott, Ontario, California	$207
Residence Inn, Manhattan Beach, California	942

$1,149

1g. Represents the addition of general and administrative expense from the following hotels:
Marriott, Ontario, California	$147
Residence Inn, Manhattan Beach, California	326

$473

	1h. Represents the addition of depreciation and amortization expense from the following hotels:
	Marriott, Ontario, California	$75
	Residence Inn, Manhattan Beach, California	200

		$275

	1i. Represents the addition of interest expense from the following hotels:
	Marriott, Ontario, California	$50
	Residence Inn, Manhattan Beach, California	360

		$410

(2)	Represents the elimination of the Embassy Suites Hotel, Los Angeles, California, which will not be contributed to us by the Contributing Entities, and the hotel that is subject to a contract to sell. The other hotels sold in 2003 or 2004 or held for sale at June 30, 2004 are included in discontinued operations and, therefore, are not included in this column.

	2a. Represents the elimination of room revenue from the following hotels:
	Holiday Inn, Flagstaff, Arizona	$2,392
	Embassy Suites Hotel, Los Angeles, California	6,134

		$8,526

	2b. Represents the elimination of food and beverage revenue from the following hotels:
	Holiday Inn, Flagstaff, Arizona	$285
	Embassy Suites Hotel,, Los Angeles, California	996

		$1,281

	2c. Represents the elimination of other operating revenue from the following hotels:
	Holiday Inn, Flagstaff, Arizona	$89
	Embassy Suites Hotel, Los Angeles, California	516

		$605

	2d. Represents the elimination of room expense from the following hotels:
	Holiday Inn, Flagstaff, Arizona	$560
	Embassy Suites Hotel, Los Angeles, California	1,291

		$1,851

	2e. Represents the elimination of food and beverage expense from the following hotels:
	Holiday Inn, Flagstaff, Arizona	$286
	Embassy Suites Hotel, Los Angeles, California	799

		$1,085

	2f. Represents the elimination of other hotel expenses from the following hotels:
	Holiday Inn, Flagstaff, Arizona	$947
	Embassy Suites Hotel, Los Angeles, California	3,094

		$4,041

	2g. Represents the elimination of general and administrative expense from the following hotels:
	JW Marriott, Cherry Creek, Colorado	$185
	Holiday Inn, Flagstaff, Arizona	269
	Embassy Suites Hotel, Los Angeles, California	704

		$1,158

	2h. Represents the elimination of depreciation and amortization expense from the following hotels:
	Holiday Inn, Flagstaff, Arizona	$344
	Embassy Suites Hotel, Los Angeles, California	1,159

		$1,503

	2i. Represents the elimination of interest expense from the following hotels:
	Holiday Inn, Flagstaff, Arizona	$272
	Embassy Suites Hotel, Los Angeles, California	1,134

		$1,406

(3)	Represents the transfer of employee-related expenses from the corporation that currently manages 49 of our hotels and employs the employees for those hotels as well as certain corporate personnel involved in hotel management to the Management Company:
	Transfer of employee-related expenses	$45,744
	Management fee expense	7,643

		$53,387

(4)	Other adjustments represents:
	4a. Elimination of management and other fees from affiliates as a result of the Formation and Structuring Transactions	$705

	4b. Estimated continuing and additional costs of being a public company:
	Continuing costs	$5,969
	Additional costs	2,200

		$8,169

	4c. Reflects the grants of restricted stock unit awards:
	Compensation expense associated with restricted stock unit awards	$1,297
	Non-cash amortization expense associated with restricted stock units awards	2,756

		$4,053

	4d. As a result of its leases with Sunstone Hotel Partnership, the TRS Lessee would not have had any taxable income on a pro forma basis. Accordingly, the historical income tax benefit has been eliminated.	$2,017

(5)	The effect of the application of the net proceeds of this offering, the concurrent sale of shares to Robert A. Alter and the incurrence of debt under our new term loan facility as described under “Use of Proceeds.”
	5a. Reflects the reduction of ground lease expense as a result of the acquisition of the ground lessor’s interest in the ground lease relating to the Embassy Suites Hotel, Chicago, Illinois.	$632

	5b. Reflects the change in interest expense for the following items:
	Decrease in interest expense for the repayment of debt with the net proceeds of this offering	$12,901
	Increase in interest expense for debt under the term loan facility	(3,848)

		$9,053

	5c. Represents the membership units in Sunstone Hotel Partnership owned by the Contributing Entities following the Formation and Structuring Transactions.	$(2,757)
		(17)

		$(2,774)

SUNSTONE HOTEL INVESTORS, INC.

PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Six Months Ended June 30, 2004

(Unaudited)

(In thousands, except per share data)

	Historical	Hotel Eliminations(1)		Management Company(2)	Other Adjustments(3)		Subtotal	Offering(4)		Pro Forma
REVENUES
Room	$166,957	$(5,123	)(1a)				$161,834			$161,834
Food and beverage	54,849	(902	)(1b)				53,947			53,947
Other operating	21,576	(375	)(1c)				21,201			21,201
Management and other fees from related parties	522				$(522	)(3a)	—			—

Total revenues	243,904	(6,400)		—	(522)		236,982	—		236,982

OPERATING EXPENSES
Room	37,267	(1,112	)(1d)				36,155			36,155
Food and beverage	37,923	(750	)(1e)				37,173			37,173
Other hotel	76,306	(2,382	)(1f)				73,924	$(286	)(4a)	73,638
General and administrative	32,853	(1,169	)(1g)	$(28,699)	(2,985	)(3b)	—			—
General and administrative—corporate	—				4,085	(3b)
					649	(3c)	4,734			4,734
General and administrative—property operations	—			22,552			22,552			22,552
Management fee expense	—			3,822			3,822			3,822
Depreciation and amortization	28,444	(1,066	)(1h)		1,378	(3c)	28,756			28,756
Impairment loss	7,439						7,439			7,439

Total operating expenses	220,232	(6,479)		(2,325)	3,127		214,555	(286)		214,269

Operating income (loss)	23,672	79		2,325	(3,649)		22,427	286		22,713
Interest and other income	216						216			216
Interest expense	(26,576)	801	(1i)				(25,775)	4,571	(4b)	(21,204)
Income (loss) from continuing operations before minority interest and income taxes	(2,688)	880		2,325	(3,649)		(3,132)	4,857		1,725
Minority interest	166						166	(476	)(4c)	(310)
Provision for income taxes	(780)				780	(3d)	—			—

Income (loss) from continuing operations	$(3,302)	$880		$2,325	$(2,869)		$(2,966)	$4,381		$1,415

Income (loss) per share from continuing operations:
Basic										$0.05

Diluted										$0.04

Common shares outstanding:
Basic										$31,354

Diluted										$31,635

SUNSTONE HOTEL INVESTORS, INC.

PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Six Months Ended June 30, 2004

(Unaudited)

(In thousands, except per share data)

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2004

(1)	Represents the elimination of the JW Marriott, Cherry Creek, Colorado and the Embassy Suites Hotel, Los Angeles, California, which will not be contributed to us by the Contributing Entities, and the hotel that is subject to a contract to sell. The other hotels sold in 2003 or 2004 or held for sale at June 30, 2004 are included in discontinued operations and, therefore, are not included in this column.

	1a.	Represents the elimination of room revenue from the following hotels:
		JW Marriott, Cherry Creek, Colorado	$325
		Holiday Inn, Flagstaff, Arizona	1,165
		Embassy Suites Hotel, Los Angeles, California	3,633

			$5,123

	1b.	Represents the elimination of food and beverage revenue from the following hotels:
		JW Marriott, Cherry Creek, Colorado	$184
		Holiday Inn, Flagstaff, Arizona	136
		Embassy Suites Hotel, Los Angeles, California	582

			$902

	1c.	Represents the elimination of other operating revenue from the following hotels:
		JW Marriott, Cherry Creek, Colorado	$45
		Holiday Inn, Flagstaff, Arizona	49
		Embassy Suites Hotel, Los Angeles, California	281

			$375

	1d.	Represents the elimination of room expense from the following hotels:
		JW Marriott, Cherry Creek, Colorado	$169
		Holiday Inn, Flagstaff, Arizona	275
		Embassy Suites Hotel, Los Angeles, California	668

			$1,112

	1e.	Represents the elimination of food and beverage expense from the following hotels:
		JW Marriott, Cherry Creek, Colorado	$211
		Holiday Inn, Flagstaff, Arizona	132
		Embassy Suites Hotel, Los Angeles, California	407

			$750

	1f.	Represents the elimination of other hotel expenses from the following hotels:
		JW Marriott, Cherry Creek, Colorado	$316
		Holiday Inn, Flagstaff, Arizona	481
		Embassy Suites Hotel, Los Angeles, California	1,585

			$2,382

	1g.	Represents the elimination of general and administrative expense from the following hotels:
		JW Marriott, Cherry Creek, Colorado	$680
		Holiday Inn, Flagstaff, Arizona	110
		Embassy Suites Hotel, Los Angeles, California	379

			$1,169

	1h.	Represents the elimination of depreciation and amortization expense from the following hotels:
		JW Marriott, Cherry Creek, Colorado	$281
		Holiday Inn, Flagstaff, Arizona	173
		Embassy Suites Hotel, Los Angeles, California	612

			$1,066

	1i.	Represents the elimination of interest expense from the following hotels:
		JW Marriott, Cherry Creek, Colorado	$230
		Holiday Inn, Flagstaff, Arizona	113
		Embassy Suites Hotel, Los Angeles, California	458

			$801

(2)	Represents the transfer of employee-related expenses from the corporation that currently manages 49 of our hotels and employs the employees for those hotels as well as certain corporate personnel involved in hotel management to the Management Company:
		Transfer of employee-related expenses	$22,552
		Management fee expense	3,822

			$26,374

(3)	Other adjustments represents:
	3a.	Elimination of management and other fees from affiliates as a result of the Formation and Structuring Transactions	$522

	3b.	Estimated continuing and additional costs of being a public company:
		Continuing costs	$2,985
		Additional costs	1,100

			$4,085

	3c.	Reflects the grants of restricted stock unit awards:
		Compensation expense associated with restricted stock unit awards	$649
		Non-cash amortization expense associated with restricted stock unit	1,378

			$2,027

	3d.	As a result of its leases with Sunstone Hotel Partnership, the TRS Lessee would not have had any taxable income on a pro forma basis. Accordingly, the historical provision for income taxes has been eliminated.	$(780)

(4)	The effect of the application of the net proceeds of this offering, the concurrent sale of shares to Robert A. Alter and the incurrence of debt under our new term loan facility as described under “Use of Proceeds.”
	4a.	Reflects the reduction of ground lease expense as a result of the acquisition of the ground lessor’s interest in the ground lease relating to the Embassy Suites Hotel, Chicago, Illinois.	$286

4b.	Reflects the change in interest expense for the following items:
	Decrease in interest expense for the repayment of debt with the net proceeds of this offering	$6,495
	Increase in interest expense for debt under the new term loan facility	$(1,924)

		$4,571

4c.	Represents the membership units in Sunstone Hotel Partnership owned by the Contributing Entities following the Formation and Structuring Transactions.	$310
		166

		$476

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members:

Sunstone Hotel Investors, L.L.C.

WB Hotel Investors, LLC

Sunstone/WB Hotel Investors IV, LLC

We have audited the accompanying combined balance sheets of Sunstone Hotel Investors, L.L.C., WB Hotel Investors, LLC, and Sunstone/WB Hotel Investors IV, LLC (collectively, the “Company” or “Sunstone Predecessor Companies”) as of December 31, 2003 and 2002 and the related combined statements of operations, changes in members’ equity and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index to Financial Statements. These combined financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 2003 and 2002, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As described in Note 2, in 2001 the Company changed its method of accounting for derivative instruments and hedging activities upon adoption of Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Also as described in Note 2, in 2002 the Company changed its method of accounting for goodwill and intangible assets upon adoption of SFAS No. 142, “Goodwill and Other Intangible Assets.” As described in Note 2, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” on January 1, 2002.

/s/    ERNST & YOUNG LLP

Irvine, California

February 2, 2004, except for Note 4 and Note 14, as to which the date is August 3, 2004

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

COMBINED BALANCE SHEETS

(In thousands)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$20,229	$22,302
Restricted cash	37,611	30,200
Accounts receivable, net	19,040	14,632
Due from related parties	451	47
Inventories	2,690	2,941
Prepaid expenses	2,624	2,536

Total current assets	82,645	72,658

Investment in hotel properties, net	1,227,537	1,316,659
Other real estate, net	7,767	7,270
Deferred financing costs, net	11,921	10,637
Interest rate cap agreements	540	1,255
Goodwill	28,493	31,495
Other assets, net	6,039	5,915

Total assets	$1,364,942	$1,445,889

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$28,943	$20,143
Accrued payroll and employee benefits	13,263	11,602
Other current liabilities	25,313	21,389
Current portion of notes payable	25,804	477,141

Total current liabilities	93,323	530,275

Notes payable, less current portion	891,848	465,282
Deferred income taxes	43,612	46,853
Accrued pension liability	1,638	2,142
Other liabilities	3,572	2,595

Total liabilities	1,033,993	1,047,147

Commitments and contingencies (Note 11)

Minority interest	604	—

Members’ equity:
Members’ capital	332,087	400,858
Accumulated other comprehensive loss	(1,742)	(2,116)

Total members’ equity	330,345	398,742

Total liabilities and members’ equity	$1,364,942	$1,445,889

See accompanying notes to combined financial statements.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2003	2002	2001
REVENUES
Room	$315,812	$191,794	$181,284
Food and beverage	107,200	47,700	41,885
Other operating	36,985	21,721	20,311
Management and other fees from related parties	705	194	—

Total revenues	460,702	261,409	243,480

OPERATING EXPENSES
Room	74,471	43,318	41,288
Food and beverage	76,750	35,010	33,293
Other operating	25,582	14,537	13,744
Advertising and promotion	29,362	15,478	13,670
Repairs and maintenance	21,186	11,081	10,067
Utilities	19,538	11,464	11,243
Franchise costs	24,005	14,984	3,747
Property tax, ground lease, and insurance	29,196	13,143	12,048
General and administrative	64,229	39,122	46,689
Depreciation and amortization	53,481	34,213	30,117
Impairment loss	11,382	6,789	—
Goodwill amortization	—	—	4,925

Total operating expenses	429,182	239,139	220,831

Operating income	31,520	22,270	22,649
Interest and other income	712	2,080	1,070
Interest expense	(55,235)	(29,186)	(42,338)

Loss before minority interest, income taxes, cumulative effect of change in accounting principle and discontinued operations accounting principle and income taxes	(23,003)	(4,836)	(18,619)
Minority interest	(17)	—	—
Income tax benefit	2,017	4,715	8,770

Loss from continuing operations before cumulative effect of change in accounting principle and discontinued operations	(21,003)	(121)	(9,849)
Cumulative effect of change in accounting principle	—	—	(1,326)
Income (loss) from discontinued operations	(1,263)	(10,265)	(7,632)

NET LOSS	$(22,266)	$(10,386)	$(18,807)

See accompanying notes to combined financial statements.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(In thousands)

	Total Members’ Capital	Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity
Balance at December 31, 2000	$359,479	$(363)	$359,116
Distributions	(40,920)	—	(40,920)
Net loss	(18,807)	—	(18,807)
Minimum pension liability adjustment	—	(604)	(604)

Comprehensive loss			(19,411)

Balance at December 31, 2001	299,752	(967)	298,785
Contributions	135,071	—	135,071
Distributions	(23,579)	—	(23,579)
Net loss	(10,386)	—	(10,386)
Minimum pension liability adjustment	—	(1,149)	(1,149)

Comprehensive loss			(11,535)

Balance at December 31, 2002	400,858	(2,116)	398,742
Contributions	25,971	—	25,971
Transfer of members’ interest to minority interest	(470)	—	(470)
Distributions	(72,006)	—	(72,006)
Net loss	(22,266)	—	(22,266)
Minimum pension liability adjustment	—	374	374

Comprehensive loss			(21,892)

Balance at December 31, 2003	$332,087	$(1,742)	$330,345

See accompanying notes to combined financial statements

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(22,266)	$(10,386)	$(18,807)
Adjustments to reconcile net loss to net cash provided by operating activities:
Bad debt expense (recovery)	605	(201)	553
Minority interest	17	—	—
(Gain) loss on sale of hotel properties	(14,757)	43	(262)
Depreciation	60,081	39,621	37,854
Amortization of deferred franchise fees	407	324	286
Amortization of deferred financing costs	7,797	5,381	9,010
Amortization of goodwill	—	—	4,925
Impairment loss—investment in hotel properties and discontinued operations	26,297	7,054	3,445
Impairment loss—goodwill	2,076	9,393	540
(Gain) loss on derivatives	1,423	(4,976)	5,633
Cumulative effect of change in accounting principle	—	—	2,006
Deferred income taxes	(3,241)	(5,131)	(9,070)
Changes in operating assets and liabilities:
Restricted cash	(7,411)	(18,303)	6,214
Accounts receivable	(5,013)	(6,861)	4,482
Due from affiliates	(404)	(47)	—
Inventories	251	(777)	(37)
Prepaid expenses and other assets	(1,060)	(1,091)	89
Accounts payable and other liabilities	13,701	11,214	(4,199)
Accrued payroll and employee benefits	1,661	1,766	289
Accrued pension liability	(130)	(303)	366

Net cash provided by operating activities	60,034	26,720	43,317

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of hotel properties	119,259	6,246	173,637
Acquisitions of hotel properties	(41,925)	(526,504)	—
Additions to hotel properties and other real estate	(58,963)	(21,180)	(29,253)

Net cash provided by (used in) investing activities	18,371	(541,438)	144,384

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	483,883	471,378	61,431
Payments on notes payable	(508,654)	(44,362)	(211,181)
Payments of deferred financing costs	(9,081)	(6,544)	(967)
Proceeds from sale of interest rate cap agreements	—	—	69
Acquisition of interest rate cap agreements	(708)	(1,249)	—
Contributions from members	25,971	135,071	—
Distributions to members	(72,006)	(23,579)	(40,920)
Contributions from minority interest holders	164	—	—
Distributions to minority interest holders	(47)	—	—

Net cash (used in) provided by financing activities	(80,478)	530,715	(191,568)

Net (decrease) increase in cash and cash equivalents	(2,073)	15,997	(3,867)
Cash and cash equivalents, beginning of year	22,302	6,305	10,172

Cash and cash equivalents, end of year	$20,229	$22,302	$6,305

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$51,713	$34,944	$45,496

Income taxes paid	$1,008	$468	$64

NONCASH FINANCING ACTIVITY
Transfer of member’s interest to minority interest	$470	$—	$—

See accompanying notes to combined financial statements.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

1. Organization and Proposed Transactions

Sunstone Hotel Investors, L.L.C., a Delaware limited liability company (“SHI”), was formed on April 5, 1999 and commenced operations on November 22, 1999 effective with the acquisitions of Sunstone Hotel Investors, Inc, a former public real estate investment trust; Sunstone Hotel Properties, Inc.; and Sunstone Hotel Management, Inc. (both subchapter S corporations). Its founding members consisted of Westbrook SHP L.L.C.; Westbrook Real Estate Fund III, L.P.; Westbrook Real Estate Co-Investment Partnership III, L.P.; Alter SHP LLC, a company controlled by Robert A. Alter (“Alter”); Biederman SHP LLC, a company controlled by Charles L. Biederman (“Biederman”); and certain other members. SHI owned and operated 38 and 44 hotel properties at December 31, 2003 and 2002, respectively.

WB Hotel Investors, LLC, a Delaware limited liability company (“WB”), was formed on August 11, 2000 and commenced operations on August 31, 2000 effective with the acquisition of ten hotel properties from Lodgian Corporation. The members of WB are Westbrook Real Estate Fund III, L.P., Westbrook Real Estate Co-Investment Partnership III, L.P., and L/S Investors, LLC. WB owned and operated seven hotels at December 31, 2003 and 2002.

Sunstone/WB Hotel Investors IV, LLC, a Delaware limited liability company (“WB IV”), was formed on December 17, 2002 and commenced operations effective with the acquisitions of 15 hotel properties that were wholly owned or substantially owned by Wyndham International, Inc. in December 2002 for $525.3 million. These acquisitions were consummated with new financings in the amount of $421.4 million and cash contributions aggregating $129.5 million from the members. The members of WB IV are Westbrook Real Estate Fund IV, L.P., Westbrook Real Estate Co-Investment Partnership IV, L.P., and Fund IV Sun Investors, LLC. WB IV owned and operated 16 and 15 hotel properties at December 31, 2003 and 2002, respectively, including through its majority interest in Sunstone/WB Manhattan Beach, LLC.

SHI, WB and WB IV will be referred to, collectively, as the “Company” or “Sunstone Predecessor Companies.” Affiliates of SHI, WB and WB IV are as follows:

Westbrook SHP L.L.C.

Westbrook Real Estate Fund III, L.P.

Westbrook Real Estate Co-Investment Partnership III, L.P.

Westbrook Real Estate Fund IV, L.P.

Westbrook Real Estate Co-Investment Partnership IV, L.P.

The above affiliates of SHI, WB and WB IV, which are all controlled by Westbrook Real Estate Partners, L.L.C., are referred to, collectively, as “Westbrook” or the “Westbrook Affiliates.”

The Company is currently engaged in owning, acquiring, selling, managing, and renovating hotel properties in the United States. The Company is not a legal entity but rather a combination of the real estate entities described above. Controlling ownership interests in Sunstone Predecessor Companies are held by Westbrook (Note 10). The ultimate owners of the Company are Westbrook and certain others who have minor ownership interests.

The partners and members of Sunstone Predecessor Companies will, concurrently with a proposed public offering, enter into a series of transactions with Sunstone Hotel Investors, Inc., a Maryland corporation, to form a

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

real estate investment trust (the “REIT”) to continue and expand the business of Sunstone Predecessor Companies. All of the properties (the “Properties”) owned by the Sunstone Predecessor Companies have been managed by Sunstone Hotel Properties, Inc., a Colorado corporation and a subsidiary of SHI, since their acquisition by Sunstone Predecessor Companies.

Proposed Transactions

Concurrently with the consummation of an initial public offering of the REIT’s common stock, (the “Offering”), which is expected to be completed in 2004, the REIT and a newly formed limited partnership (the “Operating Partnership”), together with Sunstone Predecessor Companies will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to (i) enable the REIT to raise the necessary capital to acquire the Properties and repay certain mortgage debt relating thereto, (ii) provide a vehicle for future acquisitions, (iii) enable the REIT to comply with certain requirements under the federal income tax laws and regulations relating to real estate investment trusts, (iv) facilitate potential financings and (v) preserve certain tax advantages for Sunstone Predecessor Companies.

The operations of the REIT will be carried on primarily through the Operating Partnership and its subsidiaries in order to assist the REIT and Sunstone Predecessor Companies in forming the REIT under the Internal Revenue Code.

The REIT will be the sole general partner in the Operating Partnership and Sunstone Predecessor Companies will transfer their property and operating interests in the Sunstone Predecessor Companies in exchange for limited partnership interests in the Operating Partnership and/or cash.

The transfer of the properties and operating interests of Sunstone Predecessor Companies for cash or ownership interests in the Operating Partnership will be accounted for at the historical cost of their interests in Sunstone Predecessor Companies similar to a pooling of interests as these entities are all under common control.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements as of and for the year ended December 31, 2003 include the accounts of SHI, WB, and WB IV. The accompanying combined financial statements as of and for the year ended December 31, 2002 include the accounts of SHI and WB for the full year and the accounts of WB IV from December 17, 2002 to December 31, 2002. For the year ended December 31, 2001, the accompanying combined financial statements only include the accounts of SHI and WB. Significant intercompany accounts and transactions have been eliminated for all periods presented. Minority interest represents the outside equity interest of non-controlling owners in certain of the Company’s non-wholly owned consolidated subsidiaries. Certain amounts included in the combined financial statements for prior years have been reclassified to conform with the most recent financial statement presentation, including the comparative presentation of discontinued operations as required by Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (Note 4).

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

Use of Estimates

The preparation of combined financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents are defined as cash on hand and in banks plus all short-term investments with an original maturity of three months or less.

The Company maintains cash and cash equivalents and certain other financial instruments with various financial institutions. These financial institutions are located throughout the country and the Company’s policy is designed to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company’s investment strategy. At December 31, 2003 and 2002, the Company had amounts in banks that were in excess of federally insured amounts.

Restricted Cash

Restricted cash is comprised of reserve accounts for debt service, interest reserves, capital replacements, and ground leases, property taxes and insurance impounds. These restricted funds are subject to supervision and disbursement approval by certain of the Company’s lenders.

Accounts Receivable

Accounts receivable primarily represents receivables from hotel guests who occupy hotel rooms and utilize hotel services. Accounts receivable also includes receivables from customers who utilize the Company’s laundry facilities in Salt Lake City, Utah, and Rochester, Minnesota. The Company maintains an allowance for doubtful accounts sufficient to cover potential credit losses. The Company’s accounts receivable at December 31, 2003 and 2002 includes an allowance for doubtful accounts of $847,000 and $995,000, respectively.

Inventories

Inventories, consisting primarily of food and beverages, are stated at the lower of cost or market, with cost determined on a method that approximates first-in, first-out basis.

Investments In Hotel Properties, Other Real Estate and Franchise Fees

Hotel properties and other real estate assets are recorded at cost, less accumulated depreciation. During periods of construction or major renovation, direct construction costs and carrying costs such as interest, property taxes and insurance are capitalized to the real estate project while under development until the project is ready for its intended use. Hotel properties and other completed real estate investments are depreciated using the

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

straight-line method over estimated useful lives ranging from five to 35 years for buildings and improvements and three to 12 years for furniture, fixtures and equipment.

Initial franchise fees are recorded at cost and amortized using the straight-line method over the lives of the franchise agreements ranging from seven to 20 years. All other franchise fees that are based on the Company’s results of operations are expensed as incurred.

Effective January 1, 2002, the Company adopted the requirements of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 requires impairment losses to be recorded on long-lived assets to be held and used by the Company when indicators of impairment are present and the future undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. When an impairment loss is required for assets to be held and used by the Company, the related assets are adjusted to their estimated fair values.

As a result of a depressed state in certain markets of the hotel industry, at December 31, 2003 and 2002, the Company determined that the carrying values of certain hotels were no longer recoverable based on estimated future undiscounted cash flows to be generated from these hotels. As a result, the Company recognized an impairment loss, exclusive of impairment of discontinued operations (Note 4) and goodwill, of $9.3 million in 2003, based on the difference between the carrying values and the fair values of the hotels as determined by the Company based on supporting factors such as net operating cash flows, terminal capitalization rates and replacement costs. These hotels continue to be held for use by the Company and, accordingly, the hotel impairment loss is included in continuing operations for the years ended December 31, 2003. There was no related impairment charge in 2002. Based on the Company’s review, management believes that there were no other impairments on its long-lived assets held for use and that the carrying values of its hotel properties and other real estate are recoverable at December 31, 2003.

Fair value represents the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than a forced or liquidation sale. The estimation process involved in determining if assets have been impaired and in the determination of fair value is inherently uncertain because it requires estimates of current market yields as well as future events and conditions. Such future events and conditions include economic and market conditions, as well as the availability of suitable financing. The realization of the Company’s investment in hotel properties and other real estate is dependent upon future uncertain events and conditions and, accordingly, the actual timing and amounts realized by the Company may be materially different from their estimated fair values.

Deferred Financing Costs

Deferred financing costs consist of loan fees and other financing costs related to the Company’s notes payable and revolver loans and are amortized to interest expense over the terms of the related debt.

Deferred financing costs have been allocated to the underlying hotel properties based on their relative fair values. Whenever the underlying debt is paid off, any related unamortized deferred financing cost is charged to interest expense. During 2003, 2002, and 2001 the Company incurred and paid approximately $9.1 million, $6.5 million, and $1.0 million respectively, related to debt refinancings for certain hotel properties. Such refinancing costs are being amortized over the related terms of the loans.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

Interest expense related to the amortization of deferred financing costs was $7.8 million, $5.4 million, and $9.0 million for the years ended December 31, 2003, 2002, and 2001, respectively.

Goodwill

Goodwill of $67.6 million was originally recorded in connection with the 1999 acquisitions consummated by SHI (Note 1) and was amortized through December 31, 2001. Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are subject to annual impairment tests. As a result, the carrying value of goodwill allocated to the hotel properties and other real estate is reviewed at least annually and when facts and circumstances suggest that it may be impaired. Such review entails comparing the carrying value of the individual hotel property (the reporting unit) including the allocated goodwill to the fair value determined for that hotel property. If the aggregate carrying value of the hotel property exceeds the fair value, the goodwill of the hotel property is impaired to the extent of the difference between the fair value and the aggregate carrying value, not to exceed the carrying amount of the allocated goodwill. As a result of the depressed state in certain markets of the hotel industry, the Company determined that the carrying values of some of the reporting units were no longer recoverable based on the estimated future cash flows to be generated by these reporting units. The fair values of the reporting units were determined using factors such as net operating cash flows, terminal capitalization rates and replacement costs. Application of SFAS No. 142 resulted in a decrease of amortization expense of approximately $6.8 million for the years ended December 31, 2003 and 2002.

The Company’s review at December 31, 2003 and 2002 indicated that the remaining allocated goodwill for certain hotel properties was impaired resulting in a $2.1 million and $9.4 million of goodwill impairment loss recorded for the years ended December 31, 2003 and 2002, respectively. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over ten years.

Property and Equipment

Property and equipment is stated on the cost basis and includes computer equipment and other corporate office equipment and furniture. Property and equipment is depreciated on a straight-line basis over the estimated useful lives ranging from three to five years. The cost basis of property and equipment amounted to $5.4 million and $4.4 million at December 31, 2003 and 2002, respectively. Accumulated depreciation amounted to $3.0 million and $2.2 million at December 31, 2003 and 2002, respectively. Property and equipment net of related accumulated depreciation is included in other assets.

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with the requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”). SFAS No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and resulting designation. Derivatives that are not hedges must be adjusted to fair value through income. Gains and losses on sale of derivative instruments are also reported in the statements of operations. The transition adjustment to implement this new standard on January 1, 2001, which presented as a cumulative effect of change in accounting principle, reduced the Company’s earnings by $1.3 million for the year ended December 31, 2001 (Note 6).

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

Fair Value of Financial Instruments

As of December 31, 2003 and 2002, the carrying amount of certain financial instruments held by the Company, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses were representative of their fair values due to the short-term maturity of these instruments. A significant portion of debt has interest rates that fluctuate based on published market rates. The Company’s fixed-rate mortgage debt is at commensurate terms with similar debt instruments based on risk, collateral, and other characteristics. Management believes the carrying value of the mortgage and other debt is a reasonable estimation of its fair value as of December 31, 2003 and 2002. Interest rate cap agreements have been recorded at their estimated fair values.

Revenue Recognition

Room revenue and food and beverage revenue are recognized as earned, which is generally defined as the date upon which a guest occupies a room and/or utilizes the hotel’s services. Additionally, some of the Company’s hotel rooms are booked through an independent Internet travel intermediary. Revenue for these rooms is booked at the price the Company sold the room to the independent Internet travel intermediary less any discount or commission paid.

Other operating revenues consist of revenues derived from incidental hotel services such as concessions, movie rentals, golf operations, retail sales, fitness services, internet access, telephone, sublease revenues relating to the restaurants and retail shops, and management fees from third-party management agreements. In addition, as an adjunct to the Company’s hotels located in Rochester, Minnesota and Salt Lake City, Utah, the Company operates commercial laundries at those locations providing laundry services to the Company’s hotels and other third parties in the respective locations. Revenues from incidental hotel services, management agreements, and laundry services are recognized in the period the related services are provided. The Company also has an online purchasing platform (“Buy Efficient, L.L.C.”) that offers volume discounts to third parties. Revenues generated by Buy Efficient, L.L.C. include transactions fees, development fees, hardware sales and rebate sales. The Company charges the third party for the installation associated with configuring the third party’s information technology system with the purchasing platform and access rights to the purchasing platform. Fees for the installation are typically based on time and materials and are recognized as the services are performed. Fees associated with access rights are based on a percentage of the price of goods purchased by the third party from the vendor and are recognized as incurred.

Management and other fees from affiliates consist of management fees, acquisition fees, and disposition fees earned from services provided to affiliates of the Company and affiliates of Westbrook (collectively, the “Affiliates”). Management fees and accounting fees are recognized as services are rendered. Acquisition and disposition fees are recognized upon successful closings. Incentive fees are not recognized until earned. No incentive fees were earned for the years ended December 31, 2003, 2002, and 2001 (Note 13).

Advertising and Promotion Costs

Advertising and promotion costs are expensed when incurred. Advertising and promotion costs represent the expense for franchise advertising and reservation systems under the terms of the hotel franchise agreements and general and administrative expenses that are directly attributable to advertising and promotions.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

Income Taxes

The Company is treated as a partnership for federal and most state income tax purposes. However, certain states may impose entity level taxes and fees. In addition, the Company owns various corporations included in these combined financial statements which are subject to federal and state income taxes. These corporations are owned through a series of partnerships and limited liability companies and cannot be consolidated for federal and/or state income tax purposes.

With respect to taxable subsidiaries, the Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

Pension Accounting

The Company measures and accounts for its pension obligations under the provisions of SFAS No. 87, Employers’ Accounting for Pensions, and follows the disclosure requirements of SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. In December 2003, SFAS No. 132 was amended to require additional disclosures including disclosure of the benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter.

Minority Interest

Minority interests represent the limited partners interest in limited partnerships that are controlled by WB IV. The carrying value of the minority interest has been increased by the minority interests share of WB IV earnings and reduced by WB IV partnership cash distributions as well as return of capital distributions (see Note 13).

Comprehensive Income (Loss)

The Company reports and displays comprehensive income (loss) and its components in accordance with SFAS No. 130, Reporting Comprehensive Income (“SFAS No. 130”). SFAS No. 130 requires that the Company’s minimum pension liability adjustment be included in other comprehensive income (loss).

Segment Reporting

Under the provision of SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, the Company’s operations are at this time conducted and aggregated under one segment, hotel operations.

New Accounting Standard

In January 2003, the Financial Accounting Standards Boards (“FASB”) issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements (“FIN 46”). This interpretation requires an existing unconsolidated variable interest entity to be consolidated by its primary beneficiary if the entity does not effectively disperse risk among

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

all parties involved or if other parties do not have significant capital to finance activities without subordinated financial support from the primary beneficiary. The primary beneficiary is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity. FASB Interpretation No. 46 was revised in December 2003 (“FIN 46(R)”) and effectively replaces FIN 46. While retaining a majority of the provisions and concepts of FIN 46, FIN 46(R) provides additional scope exceptions and clarifies the description of variable interests. Public companies are required to apply FIN 46(R) no later than the end of the first reporting period that ends after March 15, 2004. However, prior to the required application of FIN 46(R), public companies are required to apply either FIN 46 or FIN 46(R) to any interests in special purpose entities as of the first interim or annual period ending after December 15, 2003.

Effective January 1, 2004, the Company anticipates consolidating one variable interest entity related to an option agreement to purchase the hotel under development (Note 11). The net impact of adopting FIN 46 is expected to increase hotel properties and liabilities by approximately $38.8 million.

3. Investment in Hotel Properties

Investment in hotel properties consisted of the following (in thousands):

	December 31,
	2003	2002
Land	$147,554	$145,035
Buildings and improvements	1,065,991	1,130,738
Fixtures, furniture and equipment	148,708	140,715
Franchise fees	3,087	3,383
Construction in process	17,703	2,005

	1,383,043	1,421,876
Accumulated depreciation and amortization	(155,506)	(105,217)

	$1,227,537	$1,316,659

During 2003, the Company sold seven hotel properties for net proceeds of $119.3 million and realized net gains of $14.8 million. The gain on sale was included in discontinued operations in the accompanying combined statements of operations, as required by SFAS No. 144.

During 2003, the Company acquired two hotel properties for an aggregate purchase price of $41.9 million.

WB IV was formed on December 17, 2002, and commenced operations effective with the acquisitions of 15 hotel properties that were wholly owned or substantially owned by Wyndham International, Inc. in December 2002 for $525.3 million. These acquisitions were consummated with new financings in the amount of $421.4 million and cash contributions aggregating $129.5 million from its members. The purchase price was recorded in accordance with SFAS Nos. 141 and 142, and did not result in any goodwill or intangible asset.

In March 2002, the Company sold a hotel property held for sale for net proceeds of $6.2 million and realized a loss on disposal of $43,000. The loss on sale was included in discontinued operations in the accompanying combined statements of operations, as required by SFAS No. 144.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

During 2001, the Company sold 13 hotel properties for net proceeds of $173.7 million and realized a gain on disposal of $262,000. The gain on sale was included in discontinued operations in the accompanying combined statements of operations, as required by SFAS No. 144.

4. Discontinued Operations

Subsequent to December 31, 2003, as part of the Company’s strategic plan to dispose of non-core hotel assets, management has identified in its disposition plan six hotel properties to be sold during 2004. Three of the hotel properties were sold in April and May 2004 for net proceeds of $29.4 million and a net loss on sale of $280,000 (Note 14). These six hotel properties met the “held for sale” and “discontinued operations” criteria in accordance with SFAS 144 as of March 31, 2004. The following sets forth the Company’s discontinued operations for the years ended December 31, 2003, 2002 and 2001 related to hotel properties held for sale through June 30, 2004 (in thousands):

	Year Ended December 31,
	2003	2002	2001
Operating revenues	$66,160	$54,437	$75,891
Operating expenses	(52,767)	(43,766)	(55,630)
Interest expense	(6,262)	(5,172)	(15,767)
Depreciation and amortization	(7,007)	(5,732)	(8,023)
Impairment loss	(16,991)	(9,658)	(3,985)
Gain (loss) on disposal	14,757	(43)	262
Cumulative effect of change in accounting principle	—	—	(680)
Benefit from (provision for) income taxes	847	(331)	300

Loss from discontinued operations	$(1,263)	$(10,265)	$(7,632)

5. Other Real Estate

Other real estate consisted of the following (in thousands):

	December 31,
	2003	2002
Laundry facilities:
Land	$1,600	$1,600
Buildings and improvements	4,428	4,428
Fixtures, furniture and equipment	3,220	2,288

	9,248	8,316
Accumulated depreciation	(1,731)	(1,296)

	7,517	7,020
Land held for future development or sale	250	250

	$7,767	$7,270

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

6. Derivative Financial Instruments

At December 31, 2003 and 2002, the Company held interest rate cap agreements (“derivatives”) to manage its exposure to the interest rate risks related to its floating rate debt. The fair values of the Company’s derivatives are recorded as interest rate cap agreements assets on the consolidated balance sheets for the years ended December 31, 2003 and 2002. During 2001, in speculation that the interest rates may rise, the Company entered into interest rate swaps, in which the Company agreed to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to agreed-upon notional principal amounts. The interest rate swaps matured in 2002, and as a result, the Company recorded a valuation change of approximately $5.4 million as a result of the changes in fair value of the interest rate swaps from December 31, 2001 to the maturity dates. None of the Company’s derivatives held at December 31, 2003 and 2002 qualify for effective hedge accounting treatment under SFAS No. 133. Accordingly, changes in the fair value of the Company’s derivatives at December 31, 2003 and 2002 resulted in a net loss of $1.4 million and a net increase of $5.0 million (including the valuation change realized at maturity of the interest rate swaps of $5.4 million), respectively. The changes in fair value have been reflected as an increase in interest expense for the year ended December 31, 2003 and a decrease in interest expense for the year ended December 31, 2002.

The following table summarizes the Company’s interest rate cap agreements at December 31 (dollars in thousands):

	2003	2002
Notional amount of variable rate debt	$775,500	$902,500
Fair value of interest rate caps	$540	$1,255
Interest rate cap rates	4.45% - 7.19%	4.96% - 8.40%
Maturity dates	July 2004 - May 2006	July 2003 - January 2006

7. Other Current Liabilities

Other current liabilities consisted of the following (in thousands):

	December 31,
	2003	2002
Property, sales, and use taxes payable	$8,930	$9,488
Worker’s compensation	7,769	4,959
Accrued interest mortgage	2,763	2,094
Advanced deposits	2,781	2,664
Other current liabilities	3,070	2,184

	$25,313	$21,389

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

8. Notes Payable

Notes payable consisted of the following at December 31 (in thousands):

	2003	2002
Notes payable requiring payments of interest and principal, with interest at rates ranging from variable of one-month LIBOR plus 2.80% to 3.60% to fixed rates ranging from 8.51% to 9.88%; maturing at dates ranging from July 2004 through June 2013. The notes are collateralized by first deeds of trust on 59 hotel properties and one laundry facility	$822,733	$852,649

Unsecured revolving line of credit in the amount of $7.0 million requiring monthly payments of interest only at one-month LIBOR plus 3.75% on the drawn portion of the line of credit and quarterly payments of 0.50% on the average unused portion of the line of credit during the previous quarter. The revolving line of credit matures in September 2004 and is collateralized by a repayment guarantee	800	500

Industrial development bonds requiring monthly payments of principal and interest at a variable rate which averaged 1.10% during 2003 and were redeemed and paid in full in 2003	—	12,125

Notes payable requiring monthly payments of principal and interest at 8.25%. The notes mature in November 2023 and are collateralized by a leasehold mortgage, assignment of leases and rents, and security agreement and fixture filing on two hotel properties	75,936	77,149

Mezzanine note payable requiring monthly payments of interest only through March 2004, and thereafter, principal at $90,915 per month plus interest at the greater of 2.50% or one-month LIBOR plus 8.00%. The note matures in October 2005 and is collateralized by a pledge agreement granting a security interest in the Company’s assets	18,183	—

	917,652	942,423
Less: current portion	(25,804)	(477,141)

	$891,848	$465,282

At December 31, 2003, the Company has a construction loan outstanding in the committed amount of $6.3 million related to a hotel under construction. No amount has yet been drawn on the loan as of December 31, 2003. The loan is collateralized by the hotel under construction and when drawn requires monthly payments of interest only at one-month LIBOR plus 3.25%. The loan has a maturity date of May 2006.

At December 31, 2003, the Company had a loan forward commitment of $24.3 million dated September 2003, with monthly payments of principal and interest at the greater of 5% or the sum of the borrower-selected LIBOR-based index (1.12% at December 31, 2003) plus 3.50% with amortization at a fixed payment amount of $28,000 per month beginning in the thirteenth month after loan funding. The loan will mature four years from loan funding, and is to be collateralized by a first deed of trust on one hotel. No amounts were funded at December 31, 2003. The purpose of the loan forward commitment was to provide funds to acquire a hotel located in Cherry Creek, Colorado (Note 11).

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

Total interest incurred and expensed on the notes payable is as follows (in thousands):

	Year Ended December 31,
	2003	2002	2001
Interest expense—continuing operations	$45,237	$27,988	$33,844
Interest expense—discontinued operations	4,761	6,185	9,552
Prepayment penalty paid—continuing operations	2,099	—	—
Prepayment penalty paid—discontinued operations	179	—	—

	$52,276	$34,173	$43,396

Aggregate future principal maturities of notes payable at December 31, 2003, are as follows (in thousands):

2004	$25,804
2005	168,952
2006	315,964
2007	319,474
2008	2,746
Thereafter	84,712

$917,652

9. Income Taxes

The income tax benefit (provision) included in the combined statements of operations is as follows (in thousands):

	Year Ended December 31,
	2003	2002	2001
Current:
Federal	$(271)	$(12)	$—
State	(105)	(724)	—

	(376)	(736)	—

Deferred:
Federal	4,356	1,805	14,275
State	952	595	2,404

	5,308	2,400	16,679

Valuation allowance	(2,068)	2,720	(7,609)

Income tax benefit	$2,864	$4,384	$9,070

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

Benefit from (provision for) income taxes applicable to continuing operations and discontinued operations is as follows (in thousands):

	Year Ended December 31,
	2003	2002	2001
Benefit from (provision for) continuing operations:
Current	$(329)	$(718)	$—
Deferred	2,346	5,433	8,770

Benefit from continuing operations	2,017	4,715	8,770

Benefit from (provision for) discontinued operations:
Current	(47)	(18)	—
Deferred	894	(313)	300

Benefit from (provision for) discontinued operations	847	(331)	300

Benefit from income taxes	$2,864	$4,384	$9,070

Income tax benefits primarily arose as a result of certain intercompany transactions that resulted in the reduction of deferred income tax liability that was recorded in connection with the November 22, 1999 going private transaction (Note 1).

For the years ended December 31, 2003, 2002 and 2001, the provision for income taxes differs from the federal statutory rate primarily because (i) a significant portion of the Company’s income is earned in partnerships, and, as such, is not subject to federal or most state income tax; and (ii) the goodwill associated with impairment losses is not deductible.

The tax effects of temporary differences giving rise to the Company’s deferred tax assets (liabilities) are as follows (in thousands):

	December 31,
	2003	2002
Deferred tax assets:
NOL carryover	$13,898	$9,800
State taxes and other	2,727	3,493
Other reserves	3,337	2,914

Current deferred tax asset before valuation allowance	19,962	16,207

Deferred tax liabilities:
Depreciation	(50,028)	(51,576)
Other	(21)	(27)

	(50,049)	(51,603)

Net deferred tax liabilities	(30,087)	(35,396)
Valuation allowance	(13,525)	(11,457)

	$(43,612)	$(46,853)

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

Substantially all of the Company’s deferred tax liabilities at December 31, 2003 and 2002 were due to the lower tax bases of its hotel assets in comparison to the book bases as a result of the structure used by SHI in the November 22, 1999 transaction (Note 1). The November 22, 1999 transaction was accounted for using the purchase method of accounting, which resulted in the carrying value of the Company’s assets held by the Company’s taxable subsidiaries to be significantly higher than their related carry over tax bases.

The Company maintains a valuation allowance to offset a portion of its deferred tax assets due to uncertainties surrounding their realization.

At December 31, 2003 and 2002, the Company had federal net operating loss carryforwards of $35.2 million and $24.6 million, respectively, which begin to expire in 2019.

As of December 31, 2003 and 2002, the Company had state net operating loss carryforwards of $19.9 million and $12.0 million, respectively, which begin to expire in 2011.

10. Members’ Equity

Members’ capital account balances consisted of the following:

	December 31,
	2003	2002
SHI	$173,159	$237,953
WB	29,534	32,100
WB IV	131,517	132,780
Eliminations	(2,123)	(1,975)

Combined total	$332,087	$400,858

SHI Capital Accounts

SHI has four classes of membership equity units. WB and WB IV have only one class of equity units. The SHI classes’ respective distribution rights are as follows:

•	Class A Units—Former OP unitholders not electing to receive cash in the November 22, 1999 transaction (Note 1) could have elected to receive Class A units or Class B units. None elected Class A units and, accordingly, none were issued.

•	Class B Units—These units were issued to (i) Westbrook, Alter, Biederman and electing OP unitholders in exchange for their initial capital contributions. Since there are no Class A units issued, Class B unitholders receive a first priority distribution equal to a 15% cumulative, compounded quarterly return on initial capital contributions, then distributions equal to their initial contributions. All of these distributions are to be pro rata based on the number of Class B units outstanding. Through December 31, 2003 and 2002, the 15% cumulative priority distribution for the Class B unitholders amounted to $258.8 million and $186.7 million, respectively, of which $112.2 million and $76.8 million, respectively, had been paid.

•	Class C Units—These are nonvoting units that were issued to Messrs. Alter and Biederman and certain SHI management members and represent rights to participate in future income and loss allocations and distributions. These unitholders are to receive an aggregate $12.5 million in distributions after the Class B unitholders have received 100% of their accrued preferred return and initial capital contributions.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

•	Class D Units—Similar to the Class C units, these are nonvoting units that were issued to Messrs. Alter and Biederman and certain SHI management members and represent rights to participate in future income and loss allocations and distributions only. After the Class B and Class C unitholders have received the distributions specified above, the remaining income and distributions will be allocated pro rata 12.5% to the Class D unitholders and 87.5% to the Class B unitholders on a pro rata basis.

The SHI’s capital account balances at December 31, 2003 are as follows (dollars in thousands):

	Class B		Class C		Class D
	Units	Amount	Units	Amount	Units	Amount
Westbrook SHP L.L.C.	15,450,954	$78,213	—	$—	—	$—
Westbrook Real Estate Fund III, L.P.	16,248,343	82,249	—	—	—	—
Westbrook Real Estate Co-Investment Partnership III, L.P.	617,469	3,126	—	—	—	—
Alter SHP LLC	1,469,909	7,441	697,095	—	501.0	—
Biederman SHP LLC	382,647	1,937	96,375	—	100.0	—
Other members	38,156	193	411,222	—	399.0	—

Total SHI members’ capital	34,207,478	$173,159	1,204,692	$—	1,000.0	$—

The SHI members’ capital account balances at December 31, 2002 are as follows (dollars in thousands):

	Class B		Class C		Class D
	Units	Amount	Units	Amount	Units	Amount
Westbrook SHP L.L.C.	15,450,954	$107,480	—	$—	—	$—
Westbrook Real Estate Fund III, L.P.	16,248,343	113,026	—	—	—	—
Westbrook Real Estate Co-Investment Partnership III, L.P.	617,469	4,295	—	—	—	—
Alter SHP LLC	1,469,909	10,225	697,095	—	501.0	—
Biederman SHP LLC	382,647	2,662	96,375	—	100.0	—
Other members	38,156	265	411,222	—	399.0	—

Total SHI members’ capital	34,207,478	$237,953	1,204,692	$—	1,000.0	$—

The SHI members’ capital accounts are increased for the members’ contributions of cash or fair market value of other property contributed and for the SHI members’ allocable share of Net Income, as defined, and decreased with distributions of cash or fair market value of other property and the SHI members’ allocable share of Net Loss, as defined (Note 1). Pursuant to the Operating Agreement, no SHI member shall have any obligation to restore any negative balance in the SHI member’s capital account.

Other SHI member’s capital at December 31, 2003 and 2002 has been reduced by approximately $230,000 and $241,000, respectively, representing the outstanding balance of a note receivable plus unpaid accrued interest related to financing provided to a unitholder by SHI.

The founding SHI members are required to make Additional Capital Contributions, as defined, only to the extent additional funds are required by SHI in connection with Emergency Expenses, as defined in the Operating Agreement.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

WB Capital Accounts

The WB capital account balances are as follows (in thousands):

	December 31,
	2003	2002
Westbrook Real Estate Fund III, L.P.	$27,029	$29,378
Westbrook Real Estate Co-Investment Partnership III, L.P.	1,027	1,116
L/S Investors, L.L.C.	1,478	1,606

	$29,534	$32,100

WB IV Capital Accounts

The WB IV capital account balances are as follows:

	December 31,
	2003	2002
Westbrook Real Estate IV, L.P.	$124,810	$126,008
Westbrook Real Estate Co-Investment Partnership IV, L.P.	4,735	4,780
Fund IV Sun Investors, L.L.C.	1,972	1,992

	$131,517	$132,780

11. Commitments and Contingencies

Franchise Agreements

The Company entered into various license and franchise agreements related to certain hotel properties. The franchise agreements require the Company to, among other things, pay various monthly fees that are calculated based on specified percentages of certain specified revenues. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of the hotels which are established by the franchisors to maintain uniformity in the system created by each such franchisor. Such standards generally regulate the appearance of the hotel, quality and type of goods and services offered, signage and protection of trademarks. Compliance with such standards may from time to time require significant expenditures for capital improvements which will be borne by the Company.

Total franchise costs incurred by the Company during the years ended December 31, 2003, 2002 and 2001 were $25.7 million, $17.3 million and $19.0 million, of which $14.2 million, $9.6 million and $10.2 million, respectively, were for franchise royalties. The remaining franchise costs include advertising, reservation and priority club assessments.

In connection with the 1999 acquisition by SHI (Note 1), the Company obtained franchisor consents from the Company’s various franchisors, which, among other things, required the Company to execute new franchise agreements and pay certain fees. One of the Company’s franchisors stipulates in the franchise agreement that in the event certain membership interests are acquired by the Company, the Company will be liable to that franchisor in the amount of $961,000, plus accrued interest. The Company does not currently contemplate

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

acquiring such membership interest held by that certain member and, accordingly, did not accrue such amount at December 31, 2003 and 2002.

Renovation and Construction Commitments

At December 31, 2003 and 2002, the Company has various contracts outstanding with third parties in connection with the renovation of certain of the Company’s hotel properties. The Company’s remaining commitments under these contracts at December 31, 2003 and 2002 totaled $17.8 million and $1.1 million, respectively.

During 2002, the Company entered into an agreement with an unrelated third-party contractor to develop and construct a hotel located in Cherry Creek, Colorado. In June 2004, upon completion of the construction phase and prior to the end of the inspection contingency phase, the Company will purchase the completed hotel from the contractor for approximately $38.8 million. (Note 14)

Operating Leases

At December 31, 2003, the Company was obligated under the terms of nine ground leases and a lease on the corporate facility, which mature from dates ranging from 2005 through 2096. Future minimum payments under the terms of the operating leases in effect at December 31, 2003 are as follows (in thousands):

2004	$4,549
2005	4,120
2006	3,793
2007	3,793
2008	3,759
Thereafter	205,323

$225,337

Rent expense incurred pursuant to these operating lease agreements totaled $4.9 million, $3.1 million and $2.7 million for the years ended December 31, 2003, 2002 and 2001, respectively, and was included in real estate and personal property taxes and insurance in the accompanying statements of operations.

Employment Agreements

The Company has employment agreements with certain executive employees, which expire through January 2008. The terms of the agreements stipulate payments of base salaries, bonuses and certain phantom equity awards. The holders of the phantom equity units are entitled to compensation payments on a per unit basis equal to distributions that are made to Class B unitholders of SHI. Total distributions to the holders of the phantom equity units amounted to $181,000, $90,000 and $91,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Such distributions were included as salaries and wages, which were included in general and administrative expenses in the accompanying statements of operations.

Loans

In connection with the November 22, 1999 transaction (Note 1), the Company entered into a promissory note in favor of one of its executives, due October 1, 2009, in a principal amount of $650,000, with interest

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

payable at the rate of 8% per year. Concurrently, the executive entered into a promissory note in favor of a subsidiary of the Company, due October 1, 2009, in a principal amount of $650,000, with interest payable at the rate of 8% per year. Neither of these notes has been materially modified since the inception date.

On July 1, 2003, the Company loaned one of its executives $100,000 for relocation expenses pursuant to a promissory note with interest payable at the rate of 6% per year and a maturity of April 21, 2007. The Company has agreed to waive 25% of the original principal and accrued interest due to it on each succeeding April 21. In June 2004, the remaining $75,000 principal amount of the note was forgiven.

SHI’s other members’ capital at December 31, 2003 and 2002 includes a reduction of approximately $230,000 and $241,000, respectively, representing the outstanding balance of a note receivable plus unpaid accrued interest related to financing provided to a unitholder (also a former executive of the Company).

Approximate minimum future obligations under employment agreements are as follows as of December 31, 2003 (in thousands):

2004	$1,553
2005	1,386
2006	1,437
2007	964

$5,340

Litigation

During 2003, a suit against the Company was filed for $6.0 million by a hotel guest who became ill and alleged the illness resulted from exposure to a Legionella bacteria during a stay at one of the Company’s hotels. The Company has liability insurance to potentially cover this claim subject to certain insurance deductibles. The litigation has just commenced and the Company and the insurance company’s lawyers have not been able to assess the exposure, if any, to the Company associated with this litigation.

Additionally, the Company is involved from time to time in various claims and other legal actions in the ordinary course of business. Management does not believe that the resolution of such additional matters will have a material adverse effect on the Company’s financial position or results of operations when resolved.

Collective Bargaining Agreements

The Company is subject to collective bargaining agreements at certain hotels it operates. At December 31, 2003 and 2002, the percentage of employees covered by such collective bargaining agreements represent approximately 13% and 12%, respectively, of the total number of employees.

12. Retirement Plans

Defined Benefit Retirement Plan

The Company sponsors a defined benefit retirement plan covering union employees at certain properties located in Rochester, Minnesota. Pension contributions and expenses for this plan are determined based on the actuarial cost of current service. In December 2003, the FASB issued SFAS No. 132 (revised December 2003),

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

“Employers’ Disclosures about Pensions and Other Postretirement Benefits” (SFAS 132-R). This statement amends the disclosure requirements of SFAS 132 to require more details about retirement plan assets, benefit obligations, cash flows and other relevant information. SFAS 132-R is effective for years ending after December 15, 2003, except certain benefit payment and international plan disclosures that are effective for fiscal years after June 15, 2004. The adoption of the disclosure provisions of SFAS 132-R did not have a material effect on the Company’s combined financial statements.

The Company’s funding policy with respect to its qualified pension plan is to contribute annually not less than the minimum required by applicable law and regulations. The Company made pension contributions of $507,000 in 2003, $552,000 in 2002, and $414,000 in 2001. The Company does not have any contributions due in 2004 for its pension plan to meet ERISA minimum funding requirements or to avoid paying variable rate premiums to the Pension Benefit Guaranty Corporation. The Company expects to contribute approximately $571,000 to its pension plan during 2004. The Company uses a December 31 measurement date for its pension plan.

The accumulated benefit obligation (“ABO”), the projected benefit obligation (“PBO”), the fair value of plan assets, and related pension balance sheet accounts at December 31 are as follows (in thousands):

	2003	2002
ABO	$5,792	$5,311

Change in the PBO
PBO at beginning of period	$5,311	$4,505
Service cost	178	150
Interest cost	336	323
Benefits paid	(233)	(264)
Actuarial loss	200	597

PBO at end of period	$5,792	$5,311

Change in the fair value of plan assets
Fair value of assets at beginning of period	$3,169	$3,209
Employer contributions	507	552
Benefits paid	(233)	(264)
Actual return on assets	711	(328)

Fair value of assets at end of period(1)	$4,154	$3,169

Components of prepaid (accrued) pension cost
Funded status	$(1,638)	$(2,142)
Unrecognized net actuarial loss	1,742	2,116

Prepaid (accrued) pension cost	$104	$(26)

Amounts recognized in the statement of financial position
Accrued pension cost	$(1,638)	$(2,142)
Accumulated other comprehensive loss	1,742	2,116

Net amount recognized in balance sheet	$104	$(26)

Key economic assumptions Discount rate	6.00%	6.25%

(1)	Plan assets consist primarily of equity and fixed-income securities.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

Net periodic pension cost for the defined benefit plan and the change in other comprehensive loss for the years ended December 31, 2003, 2002, and 2001 are as follows (in thousands):

	2003	2002	2001
Components of the net periodic pension cost
Service cost	$178	$150	$150
Interest cost	336	323	312
Expected return on plan assets	(267)	(272)	(285)
Amortization of unrecognized net actuarial loss	130	48	—

Net periodic pension cost	$377	$249	$177

Decrease (increase) adjustment to accumulated other comprehensive loss from change in minimum pension liability	$374	$(1,149)	$(604)

Key economic assumptions
Discount rate	6.25%	7.00%	7.00%
Expected long-term return on plan assets	8.00%	8.00%	8.00%

The Company sets the discount rate assumption annually for its plan at its measurement date to reflect the yield of a portfolio of high quality, fixed-income debt instruments matched against the timing and amounts of projected future benefits.

The Company’s expected return on assets assumption is derived from a detailed periodic study conducted by the Company’s actuaries. The study includes a review of the asset allocation strategy, anticipated future long-term performance of individual asset classes, risks (standard deviations) and correlations for each of the asset classes that comprise the funds and asset mix. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term, prospective rate.

The following table sets forth the actual and target allocation of plan assets (in thousands):

	Target Allocation	2003	2002
Equity securities	45% - 70%	56%	53%
Debt securities	30% - 50%	38	39
Other	0% - 10%	6	8

		100%	100%

The Company’s investments policy is to maintain the plan assets within the target asset allocation to ensure the plan assets are adequately diversified. Pension plan asset performance and allocations are reviewed quarterly.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

The benefits expected to be paid in each of the next five years, and in the aggregate for the five years thereafter as of December 31, 2003 are as follows (in thousands):

2004	$283
2005	265
2006	269
2007	276
2008	290
Thereafter	1,732

$3,115

401(k) Savings and Retirement Plan

The Company’s employees may participate, subject to eligibility, in the Company’s 401(k) Savings and Retirement Plan (the “401(k) Plan”). Employees are eligible to participate in the 401(k) Plan after attaining 21 years of age and performing one year of service and working at least 1,000 hours. Up to three percent of employee contributions are matched by the Company at 50 percent. Matching contributions made by the Company totaled $567,000 and $283,000 for the years ended December 31, 2003 and 2002, respectively.

13. Transactions With Related Parties

Minority Interest

During 2003, the members of WB IV transferred a portion of their interest to a minority interest for $470,000 in a transaction outside of the Company. In addition, the members of WB IV received a $164,000 contribution from a minority interest for an investment in one of the WB IV hotels. Minority interest at December 31, 2003 consisted of an 8.5% ownership interest by AKM Investment, LLC in one of the WB IV hotels and a 15.32% ownership interest by ABM Investment, LLC in another WB IV hotel.

Management Fees

On May 22, 2002, the Company entered into a management agreement with a Westbrook related party to provide management services for the hotel property located in Nashville, Tennessee owned by the Westbrook related party. The agreement expires on May 22, 2007 and includes successive one-year renewal options. Pursuant to the agreement, the Company is to receive from the Westbrook related party a base management fee of 4.0% of gross operating revenues, as defined. This agreement was terminated in February 2004 following the sale of the hotel.

On May 29, 2002, the Company entered into eight asset management agreements with a Westbrook related party to provide asset management services for the hotel properties owned by the Westbrook related party. The agreements expire on May 29, 2007 and include successive one-year renewal options. Pursuant to the agreements, the Company is to receive an asset management fee of 1.0% of gross operating revenues, as defined. Only two of the agreements remain in effect due to the sale of six hotel properties in February 2004.

On October 17, 2002, the Company entered into an asset management agreement with a Westbrook related party to provide asset management services for the hotel property owned by the Westbrook related party. The

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

agreement shall continue through the earlier of i) the date the lease with the Westbrook related party is terminated or ii) the date the asset management agreement is terminated, as defined. Pursuant to the agreement, the Company is to receive from the Westbrook related party an asset management fee of 0.25% of gross revenues, as defined. This agreement was terminated in November 2003 following the sale of Palm Beach Ritz Carlton.

For the years ended December 31, 2003, 2002 and 2001, aggregate management fees and asset management fees earned from related parties totaled $245,000, $116,000 and $0, respectively.

Acquisition Fees

During the year ended December 31, 2002, in connection with successful acquisitions of hotel properties by a Westbrook related party, the Company received aggregate acquisition fees in the amount of $78,000, in exchange for rendering services in connection with such acquisitions. Such acquisition fees were recognized as revenue and were included in management and other fees from related parties. No acquisition fees were earned in 2003 or 2001.

Disposition Fees

During the year ended December 31, 2003, in connection with the successful disposition of a hotel property by a Westbrook related party, the Company received a disposition fee in the amount of $460,000, in exchange for rendering services in connection with such disposition. Such disposition fees were recognized as revenue and were included in management and other fees from related parties. No disposition fees were earned in 2002 or 2001.

Other Reimbursements

From time to time, the Company paid for certain expenses such as payroll, insurance and other costs on behalf of certain related parties. The related parties generally reimburse such amounts on a monthly basis. At December 31, 2003 and 2002, amounts owed to the Company by its related parties amounted to $451,000 and $47,000, respectively, and are included in due from related parties.

At December 31, 2002, the Company owed a reimbursement to Westbrook related parties for costs and expenses aggregating $326,000 paid by Westbrook related parties on the Company’s behalf related to the acquisition of certain hotels. Such amount was was included in accounts payable and accrued expenses at December 31, 2002 and paid in 2003.

14. Subsequent Events (Unaudited)

On April 15, 2004, the Company sold the Hawthorne Suites Hotel located in Anaheim, California, to an unrelated third party. The hotel was sold for net proceeds of $4.5 million, resulting in a loss on the sale of $392,000. The operating results of the hotel were included in discontinued operations in the accompanying combined statements of operations during the years ended December 31, 2003, 2002, and 2001, as required by SFAS No. 144.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

On April 28, 2004, the Company purchased the JW Marriott hotel, located in Cherry Creek, Colorado, from an unrelated third party. The hotel was purchased for an aggregate purchase price of $38.8 million.

On May 18, 2004, the Company sold the Holiday Inn Select hotel located in La Mirada, California, to an unrelated third party. The hotel was sold for net proceeds of $17.2 million, resulting in a gain on the sale of $347,000. The operating results of the hotel were included in discontinued operations in the accompanying combined statements of operations during the years ended December 31, 2003, 2002, and 2001, as required by SFAS No. 144.

On May 27, 2004, the Company sold the Holiday Inn hotel located in Anchorage, Alaska, to an unrelated third party. The hotel was sold for net proceeds of $7.7 million, resulting in a loss on the sale of $234,000. The operating results of the hotel were included in discontinued operations in the accompanying combined statements of operations during the years ended December 31, 2003, 2002, and 2001, as required by SFAS No. 144.

On July 2, 2004, Sunstone Hotel Investors, Inc. (“SHI”), that was formed on June 28, 2004, filed Form S-11 with the Securities and Exchange Commission for an initial public offering of its common stock. As further described in the S-11, upon the initial public offering’s closing, SHI plans to contribute a significant portion of its hotel portfolio to an entity controlled by SHI in exchange for an ownership interest in this entity. SHI has had no material operations for the period June 28, 2004 through June 30, 2004.

On August 3, 2004, the Company entered into an agreement to sell the Four Points by Sheraton hotel located in Silverthorne, Colorado, to an unrelated third party for $3.4 million. The operating results of the hotel were included in discontinued operations in the accompanying combined statements of operations during the years ended December 31, 2003, 2002, and 2001, as required by SFAS No. 144.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2003

(In Thousands)

	Encumbrances		Initial costs		Cost Capitalized Subsequent to Acquisition				Gross Amount at December 31, 2003
			Land	Building and Improvements	Land		Building and Improvements		Land	Building and Improvements	Totals	Accumulated Depreciation	Date of Construction	Date Acquired	Depreciation Life
Crowne Plaza—Grand Rapids	$14,384		$1,488	$15,698	$—		$292		$1,488	$15,990	$17,478	$633	N/A	2002	5-35
Courtyard by Marriott—Fresno	(	c)	950	4,834	(12	)*	391		938	5,225	6,163	751	N/A	1999	5-35
Courtyard by Marriott—Los Angeles	(	c)	—	8,446	—		7,701		—	16,147	16,147	2,375	N/A	1999	5-35
Courtyard by Marriott—Lynnwood	(	c)	1,900	8,864	—		318		1,900	9,182	11,082	1,373	N/A	1999	5-35
Courtyard by Marriott—Riverside	(	c)	395	8,483	—		181		395	8,664	9,059	1,294	N/A	1999	5-35
Courtyard by Marriott—San Diego	(	c)	1,569	15,336	—		1,041		1,569	16,377	17,946	2,375	N/A	1999	5-35
Courtyard by Marriott—Santa Fe	(	c)	2,296	10,412	—		821		2,296	11,233	13,529	1,636	N/A	1999	5-35
Doubletree—Minneapolis	(	d)	1,150	9,953	—		2,208		1,150	12,161	13,311	409	N/A	2002	5-35
Four Points by Sheraton—Silverthorne	(	c)	1,340	7,095	—		(3,212	)*	1,340	3,883	5,223	777	N/A	1999	5-35
Embassy Suites Hotel—Chicago	(	e)	79	46,886	—		284		79	47,170	47,249	1,867	N/A	2002	5-35
Embassy Suites Hotel—Los Angeles	(	c)	—	21,455	—		2,959		—	24,414	24,414	2,650	N/A	2000	5-35
Hawthorn Suites—Anaheim	(	c)	—	6,234	—		(767	)*	—	5,467	5,467	963	N/A	1999	5-35
Hawthorn Suites—Kent	(	c)	1,744	10,142	—		290		1,744	10,432	12,176	1,562	N/A	1999	5-35
Hawthorn Suites—Sacramento	(	c)	3,517	19,023	—		386		3,517	19,409	22,926	2,912	N/A	1999	5-35
Hilton—Carson	(	c)	1,830	9,969	—		388		1,830	10,357	12,187	1,515	N/A	1999	5-35
Hilton—Del Mar	(	d)	4,106	22,353	—		3,899		4,106	26,252	30,358	895	N/A	2002	5-35
Hilton—Huntington	(	d)	6,730	41,198	—		2,496		6,730	43,694	50,424	1,654	N/A	2002	5-35
Hilton Garden Inn—Lake Oswego	18,183	(g)	2,534	9,400	—		135		2,534	9,535	12,069	1,173	N/A	2000	5-35
Holiday Inn—Anchorage	(	g)	2,510	10,924	—		244		2,510	11,168	13,678	1,495	N/A	2000	5-35
Holiday Inn—Boise	(	g)	2,120	10,314	—		1,298		2,120	11,612	13,732	1,175	N/A	2000	5-35
Holiday Inn—Craig	(	c)	277	5,136	—		1,014		277	6,150	6,427	931	N/A	1999	5-35
Holiday Inn—Flagstaff	(	c)	1,148	5,812	—		189		1,148	6,001	7,149	885	N/A	1999	5-35
Holiday Inn—Hollywood	(	g)	2,880	6,554	—		144		2,880	6,698	9,578	827	N/A	2000	5-35
Holiday Inn—La Mirada	(	c)	3,001	19,958	—		(4,088	)*	3,001	15,870	18,871	3,044	N/A	1999	5-35
Holiday Inn—Mesa	(	c)	1,721	11,356	—		(1,449	)*	1,721	9,907	11,628	1,472	N/A	1999	5-35

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

DECEMBER 31, 2003

(In Thousands)

	Encumbrances		Initial costs		Cost Capitalized Subsequent to Acquisition			Gross Amount at December 31, 2003
			Land	Building and Improvements	Land	Building and Improvements		Land	Building and Improvements	Totals	Accumulated Depreciation	Date of Construction	Date Acquired	Depreciation Life
Holiday Inn—Price	(	c)	476	6,744	—	47		476	6,791	7,267	1,018	N/A	1999	5-35
Holiday Inn—Provo	(	c)	855	2,345	—	270		855	2,615	3,470	373	N/A	1999	5-35
Holiday Inn—Renton	(	c)	2,120	16,593	—	(7,187	)*	2,120	9,406	11,526	2,101	N/A	1999	5-35
Holiday Inn—Rochester	(	c)	1,100	7,502	—	(504	)*	1,100	6,998	8,098	1,018	N/A	1999	5-35
Holiday Inn—San Diego (Harbor View)	(	c)	875	15,648	—	6,790		875	22,438	23,313	3,353	N/A	1999	5-35
Holiday Inn—San Diego (Mission Valley)	(	c)	—	11,206	—	510		—	11,716	11,716	1,663	N/A	1999	5-35
Holiday Inn Express—San Diego (Old Town)	(	c)	2,070	10,005	—	461		2,070	10,466	12,536	1,527	N/A	1999	5-35
Hyatt—Atlanta	14,500		2,700	15,359	—	(3,338	)*	2,700	12,021	14,721	2,041	N/A	2000	5-35
Hyatt—Newport Beach	(	d)	—	30,549	—	(103	)*	—	30,446	30,446	1,194	N/A	2002	5-35
Kahler Hotel—Rochester	(	f)	3,411	45,349	—	2,812		3,411	48,161	51,572	6,883	N/A	1999	5-35
Kahler Inn & Suites—Rochester	(	c)	1,666	21,582	—	249		1,666	21,831	23,497	3,262	N/A	1999	5-35
Marriott—Houston	(	d)	4,167	19,155	—	(241	)*	4,167	18,914	23,081	793	N/A	2002	5-35
Marriott—Napa Valley	38,699		5,845	21,975	3,000	23,888		8,845	45,863	54,708	5,240	N/A	1999	5-35
Marriott—Ontario	18,819		5,057	18,481	—	223		5,057	18,704	23,761	629	N/A	2003	5-35
Marriott—Ogden	(	c)	1,482	14,416	—	426		1,482	14,842	16,324	2,191	N/A	1999	5-35
Marriott—Park City	(	f)	2,260	17,778	—	1,241		2,260	19,019	21,279	2,898	N/A	1999	5-35
Marriott—Philadelphia	(	d)	3,297	29,710	—	(427	)*	3,297	29,283	32,580	1,159	N/A	2002	5-35
Marriott—Portland	(	g)	5,341	20,705	—	678		5,341	21,383	26,724	2,601	N/A	2000	5-35
Marriott—Provo	(	c)	1,117	18,676	—	247		1,117	18,923	20,040	2,816	N/A	1999	5-35
Marriott—Pueblo	(	c)	—	10,396	—	82		—	10,478	10,478	1,564	N/A	1999	5-35
Marriott—Riverside	(	g)	2,145	8,689	—	2,938		2,145	11,627	13,772	1,226	N/A	2000	5-35
Marriott—Rochester	(	c)	1,851	39,714	—	2,269		1,851	41,983	43,834	6,170	N/A	1999	5-35
Marriott—Salt Lake City	(	c)	—	19,918	—	292		—	20,210	20,210	3,006	N/A	1999	5-35
Marriott—Troy	(	d)	2,701	45,814	—	1,409		2,701	47,223	49,924	1,801	N/A	2002	5-35
Marriott—Tyson’s Corner	(	d)	3,897	43,528	—	1,443		3,897	44,971	48,868	1,720	N/A	2002	5-35

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

DECEMBER 31, 2003

(In Thousands)

	Encumbrances		Initial costs		Cost Capitalized Subsequent to Acquisition			Gross Amount at December 31, 2003			Accumulated Depreciation	Date of Construction	Date Acquired	Depreciation Life
			Land	Building and Improvements	Land	Building and Improvements		Land	Building and Improvements	Totals
Radisson—Englewood	(d	)	—	7,347	—	249		—	7,596	7,596	301	N/A	2002	5-35
Radisson—Oxnard	(c	)	1,637	8,041	—	330		1,637	8,371	10,008	1,240	N/A	1999	5-35
Radisson—Williamsburg	(d	)	2,768	10,250	—	358		2,768	10,608	13,376	421	N/A	2002	5-35
Residence Inn—Manhattan Beach	13,868		7,990	8,024	—	(601	)*	7,990	7,423	15,413	139	N/A	2003	5-35
Residence Inn—Oxnard	(c	)	2,894	19,386	—	173		2,894	19,559	22,453	2,922	N/A	1999	5-35
Residence Inn—Sacramento	(c	)	2,020	13,050	—	58		2,020	13,108	15,128	1,963	N/A	1999	5-35
San Marcos Resort—Chandler	(c	)	8,782	15,222	1,250	(9,607	)*	10,032	5,615	15,647	2,353	N/A	1999	5-35
Sheraton—Concord	(g	)	3,888	7,546	—	1,145		3,888	8,691	12,579	1,014	N/A	2000	5-35
Sheraton—Salt Lake City	(c	)	5,629	30,964	—	(5,331	)*	5,629	25,633	31,262	3,771	N/A	1999	5-35
Valley River Inn—Eugene	(d	)	1,806	14,113	—	201		1,806	14,314	16,120	566	N/A	2002	5-35
Wyndham—Houston	(e	)	6,184	35,628	—	135		6,184	35,763	41,947	1,420	N/A	2002	5-35

			$143,316	$1,027,243	$4,238	$38,748		$147,554	$1,065,991	$1,213,545	$111,000

Investments in Other Real Estate

TCS—Rochester	$7,029		$1,600	$4,400	$—	$28		$1,600	$4,428	$6,028	$662	N/A	1999	5-35
Land held for future development or sale	—		4,500	—	(4,250)	—		250	—	250	—	N/A	1999	5-35

	$7,029		$6,100	$4,400	$(4,250)	$28		$1,850	$4,428	$6,278	$662

*	Net of dispositions, impairment write-downs and other items totaling ($50,947).

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

DECEMBER 31, 2003

(In Thousands)

	Hotel Properties			Other Real Estate Investments
	2003	2002	2001	2003	2002	2001
(a) Reconciliation of land and buildings and improvements:
Balance at the beginning of the year	$1,275,773	$783,623	$937,259	$6,278	$10,558	$10,554
Additions during year:				—
Acquisitions	39,700	480,399	—	—	—	—
Improvements	19,066	25,869	7,555	—	20	4
Impairment loss	(26,297)	(7,054)	(3,445)	—	—	—
Disposals during the year	(94,549)	(5,749)	(157,086)	—	(4,300)	—
Eliminate acquisition fees	(148)	(1,315)	(660)	—	—	—

Balance at the end of the year	$1,213,545	$1,275,773	$783,623	$6,278	$6,278	$10,558

(b) Reconciliation of accumulated depreciation:
Balance at the beginning of the year	$76,014	$49,490	$1,104	$500	$339	$—
Depreciation for the year	36,945	26,880	54,254	162	161	339
Retirement	(1,959)	(356)	(5,868)	—	—	—

Balance at the end of the year	$111,000	$76,014	$49,490	$662	$500	$339

(c)	Property is pledged as collateral by the note payable secured by deed of trust dated August 23, 2003 with a current balance at December 31, 2003 of $343,460.
(d)	Property is pledged as collateral by the note payable secured by deed of trust dated December 5, 2002 with a current balance at December 31, 2003 of $274,010.
(e)	Property is pledged as collateral by the note payable secured by deed of trust dated December 18, 2002 with a current balance at December 31, 2003 of $75,935.
(f)	Property is pledged as collateral by the note payable secured by deed of trust dated November 4, 2002 with a current balance at December 31, 2003 of $37,965.
(g)	Property is pledged as collateral by the note payable secured by deed of trust dated October 16, 2003 with a current balance at December 31, 2003 of $60,000. Additionally, $18,183 of encumbrances are cross-collateralized by the Concord Sheraton, Riverside Marriott, Portland Marriott, Hollywood Holiday Inn, Boise Holiday Inn, Anchorage Holiday Inn, Lake Oswego Hilton Garden Inn.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

CONDENSED COMBINED BALANCE SHEETS

(In thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,583	$20,229
Restricted cash	35,180	37,611
Accounts receivable, net	23,089	19,040
Due from related parties	436	451
Inventories	2,530	2,690
Prepaid expenses	2,927	2,624
Current assets of discontinued operations	925	—

Total current assets	88,670	82,645

Investment in hotel properties, net	1,194,216	1,227,537
Hotel properties held for sale, net	22,232	—
Other real estate, net	7,550	7,767
Deferred financing costs, net	9,045	11,921
Interest rate cap agreements	86	540
Goodwill	28,493	28,493
Other assets, net	4,865	6,039
Other assets, net, of discontinued operations	362	—

Total assets	$1,355,519	$1,364,942

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable and other accrued expenses	$22,757	$28,943
Accrued payroll and employee benefits	12,418	13,263
Other current liabilities	28,464	25,313
Current portion of notes payable	64,543	25,804
Current liabilities of discontinued operations	1,402	—

Total current liabilities	129,584	93,323

Notes payable, less current portion	826,894	891,848
Deferred income taxes	41,668	43,612
Accrued pension liability	1,542	1,638
Other liabilities	3,145	3,572
Other liabilities of discontinued operations	21,427	—

Total liabilities	1,024,260	1,033,993

Commitments and contingencies (Note 8)

Minority interest	528	604

Members’ equity:
Members’ capital	332,473	332,087
Accumulated other comprehensive loss	(1,742)	(1,742)

Total members’ equity	330,731	330,345

Total liabilities and members’ equity	$1,355,519	$1,364,942

See accompanying notes to condensed combined financial statements (unaudited).

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
REVENUES
Room	$87,958	$79,280	$166,957	$151,531
Food and beverage	28,548	27,230	54,849	51,670
Other operating	10,369	9,488	21,576	17,548
Management and other fees from related parties	145	93	522	132

Total revenues	127,020	116,091	243,904	220,881

OPERATING EXPENSES
Room	19,238	18,362	37,267	35,338
Food and beverage	19,731	19,272	37,923	37,300
Other operating	7,191	6,157	14,320	11,534
Advertising and promotion	7,583	7,490	14,743	14,287
Repairs and maintenance	5,430	5,244	10,675	10,194
Utilities	4,932	4,508	10,129	9,110
Franchise costs	6,738	6,037	12,814	11,317
Property taxes, ground lease and insurance	6,817	6,883	13,625	14,472
General and administrative	17,963	15,747	32,853	30,156
Depreciation and amortization	14,249	13,463	28,444	26,398
Impairment loss	—	—	7,439	—

Total operating expenses	109,872	103,163	220,232	200,106

Operating income	17,148	12,928	23,672	20,775

Interest and other income	114	101	216	328
Interest expense	(12,985)	(12,951)	(26,576)	(26,202)

Income (loss) before minority interest, income taxes and discontinued operations	4,277	78	(2,688)	(5,099)

Minority interest	158	—	166	—
Benefit from (provision for) income taxes (Note 7)	784	401	(780)	(359)

Income (loss) from continuing operations before discontinued operations	5,219	479	(3,302)	(5,458)
Loss from discontinued operations (Note 3)	(1,364)	(586)	(18,188)	(1,207)

NET INCOME (LOSS)	$3,855	$(107)	$(21,490)	$(6,665)

See accompanying notes to condensed combined financial statements (unaudited).

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Six Months Ended June 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES	$28,422	$26,190
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of hotel properties	29,370	—
Acquisitions of hotel properties	(38,820)	(41,925)
Additions to hotel properties and other real estate	(32,964)	(17,155)

Net cash used in investing activities	(42,414)	(59,080)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	31,413	52,700
Payments on notes payable	(36,092)	(25,433)
Refunds (payments) of deferred financing costs, net	67	(594)
Acquisition of interest rate cap agreements	(8)	(37)
Contributions from members	25,322	14,133
Distributions to members	(3,446)	(3,761)
Contributions from minority interest holders	105	—
Distributions to minority interest holders	(15)	—

Net cash provided by financing activities	17,346	37,008

Net increase in cash and cash equivalents	3,354	4,118
Cash and cash equivalents, beginning of period	20,229	22,302

Cash and cash equivalents, end of period	$23,583	$26,420

See accompanying notes to condensed combined financial statements (unaudited).

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed combined financial statements as of June 30, 2004 (unaudited) and December 31, 2003 (audited) and for the three and six months ended June 30, 2004 and 2003 (unaudited) include the accounts of Sunstone Hotel Investors, L.L.C. (“SHI”), WB Hotel Investors, LLC (“WB”) and Sunstone/WB Hotel Investors IV, LLC (“WB IV”). Significant intercompany accounts and transactions have been eliminated for all periods presented. Certain amounts included in the combined financial statements for prior periods have been reclassified to conform with the current financial statement presentation, including the comparative presentation of discontinued operations as required by Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

SHI, WB and WB IV will be referred to, collectively, as the “Company” or “Sunstone Predecessor Companies”. Affiliates of Westbrook Partners are referred to collectively as “Westbrook” or “Westbrook Affiliates”.

Interim Combined Financial Statements

The accompanying condensed combined balance sheet as of June 30, 2004 and the related condensed combined statements of operations and cash flows for the six months ended June 30, 2004 and 2003 are unaudited and have been prepared pursuant to rules and regulations of the Securities and Exchange Commission and, therefore, do not include all information and footnote disclosures normally included in audited financial statements. The interim condensed combined financial statements reflect all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year. These interim condensed combined financial statements should be read in conjunction with the audited combined financial statements as of December 31, 2003 and 2002, and the three years in the period ended December 31, 2003.

Use of Estimates

The preparation of condensed combined financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Seasonality

The hotel industry is seasonal in nature. Seasonal variations in occupancy at the Company’s hotels may cause quarterly fluctuations in the Company’s operating results.

Deferred Financing Costs

Interest expense related to the amortization of deferred financing costs was $1.4 million and $1.8 million for the three months ended June 30, 2004 and 2003, respectively, and $2.5 million and $3.6 million for the six months ended June 30, 2004 and 2003, respectively.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

New Accounting Standard

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, Consolidation of Variable Interest Entities, as amended (“FIN 46”). As of June 30, 2004, the Company was not considered to be the primary beneficiary in any arrangements. See Note 10 for further information regarding the acquisition of a previously considered variable interest entity.

2. Investment in Hotel Properties

Investment in hotel properties consisted of the following at June 30, 2004 and December 31, 2003 (in thousands):

	June 30, 2004	December 31, 2003
	(Unaudited)
Land	$133,951	$147,554
Buildings and improvements	1,064,372	1,065,991
Fixtures, furniture and equipment	157,998	148,708
Franchise fees	2,921	3,087
Construction in process	3,484	17,703

	1,362,726	1,383,043
Accumulated depreciation and amortization	(168,510)	(155,506)

	$1,194,216	$1,227,537

3. Discontinued Operations

As part of the Company’s strategic plan to dispose of non-core hotel assets, management has identified in its disposition plan six hotel properties to be sold during 2004. Three of the hotel properties were sold in April and May 2004 for net proceeds of $29.4 million and a net loss on sale of $280,000. Also included in loss on disposal is $102,000 related to the sale of a hotel in December 2003. Additionally, an impairment loss of $17.0 million was recorded for the six months ended June 30, 2004 related to hotel properties in the disposition plan, representing the amount in excess of the carrying values over the related sales prices less estimated selling costs. The remaining three hotel properties met the “held for sale” and “discontinued operations” criteria as required by SFAS 144, at June 30, 2004.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The following is a summary of the Company’s discontinued operations for the three and six months ended June 30, 2004 and the comparative operating information for the three and six months ended June 30, 2003 related to hotel properties sold or held for sale through June 30, 2004 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)
Operating revenues	$5,785	$17,660	$14,204	$35,581
Operating expenses	(6,030)	(14,584)	(13,341)	(29,369)
Interest expense	(702)	(1,558)	(1,288)	(3,106)
Depreciation and amortization	(475)	(1,996)	(1,346)	(4,094)
Impairment loss	—	—	(16,954)	—
Loss on disposal	(280)	—	(382)	—
Income tax benefit (provision)	338	(108)	919	(219)

Loss from discontinued operations	$(1,364)	$(586)	$(18,188)	$(1,207)

The assets and liabilities of the discontinued operations consisted of the following at June 30, 2004 (in thousands):

Assets:
Total current assets	$925
Hotel properties held for sale, net	22,232
Deferred financing costs, net	299
Interest rate cap agreements	4
Other assets, net	59

Total assets of discontinued operations	$23,519

Liabilities:
Total current liabilities	$1,402
Notes payable	21,413
Other liabilities	14

Total liabilities of discontinued operations	$22,829

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

4. Other Real Estate

Other real estate consisted of the following (in thousands):

	June 30, 2004	December 31, 2003
	(Unaudited)
Laundry facilities:
Land	$1,600	$1,600
Buildings and improvements	4,428	4,428
Fixtures, furniture and equipment	3,353	3,220

	9,381	9,248
Accumulated depreciation	(2,081)	(1,731)

	7,300	7,517
Land held for future development or sale	250	250

	$7,550	$7,767

5. Derivative Financial Instruments

At June 30, 2004 and December 31, 2003, the Company held various interest rate cap agreements to manage its exposure to the interest rate risks related to its floating rate debt. None of the Company’s derivatives held at June 30, 2004 and December 31, 2003 qualify for hedge accounting treatment under SFAS No. 133. Accordingly, changes in the fair value of the Company’s derivatives for the three months ended June 30, 2004 and 2003 resulted in a net loss of $23,000 and $290,000, respectively, and for the six months ended June 30, 2004 and 2003 resulted in a net loss of $459,000 and $1.1 million, respectively. The changes in fair value have been reflected as an increase in interest expense for the three and six months ended June 30, 2004 and 2003.

At June 30, 2004 and December 31, 2003, the total notional amount of the underlying variable-rate debt being hedged was $775.5 million, which caps the applicable LIBOR variable rate at fixed rates ranging from 2.65% to 7.19%. The interest rate cap agreements terminate between January 2005 and May 2006. The fair value of the interest rate cap agreements at June 30, 2004 and December 31, 2003 was $89,000 and $540,000, respectively.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

6. Notes Payable

Notes payable consisted of the following (in thousands):

	June 30, 2004	December 31, 2003
	(Unaudited)
Notes payable requiring payments of interest and principal, with interest at rates ranging from variable of one-month LIBOR plus 2.90% to 3.60% to fixed rates ranging from 8.51% to 9.88%; maturing at dates ranging from July 2004 through June 2013. The notes are collateralized by first deeds of trust on 59 hotel properties and one laundry facility	$815,177	$822,733

Unsecured revolving line of credit in the amount of $7.0 million requiring monthly payments of interest only at one-month LIBOR plus 3.75% on the drawn portion of the line of credit and quarterly payments of 0.50% on the average unused portion of the line of credit during the previous quarter. The revolving line of credit had its maturity extended to October 2004 and is collateralized by a repayment guarantee	—	800

Construction loan requiring monthly payments of interest only at one-month LIBOR plus 3.25%. The loan matures in May 2006 and is collateralized by the hotel under construction when drawn	4,362	—

Notes payable requiring monthly payments of principal and interest at 8.25%. The notes mature in November 2023 and are collateralized by a leasehold mortgage, assignment of leases and rents, and security agreement and fixture filing on the two hotel properties	75,251	75,936

Mezzanine note payable requiring monthly payments of interest only through March 2004, and thereafter, principal at $90,915 per month plus interest at the greater of 2.50% or one-month LIBOR plus 8.00%. The note matures in October 2005 and is collateralized by a pledge agreement granting a security interest in the Company’s assets	18,183	18,183

	912,973	917,652
Less: current portion	(64,666)	(25,804)

	$848,307	$891,848

Total interest incurred on the notes payable was $12.3 million and $12.4 million for the three months ended June 30, 2004 and 2003, respectively, and $24.9 million and $24.6 million for the six months ended June 30, 2004 and 2003, respectively.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

7. Income Taxes

The benefit from (provision for) income taxes included in the condensed combined statements of operations is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Current:
Federal	$(469)	$(99)	$(1,456)	$(200)
State	99	(36)	(349)	(72)

	(370)	(135)	(1,805)	(272)

Deferred:
Federal	1,942	807	1,910	1,602
State	589	130	831	286

	2,531	937	2,741	1,888
Valuation allowance	(1,039)	(509)	(797)	(2,194)

Benefit from (provision for) income taxes	$1,122	$293	$139	$(578)

The provision for income taxes applicable to continuing operations and discontinued operations is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Benefit from (provision for) continuing operations:
Current	$(370)	$(50)	$(1,805)	$(102)
Deferred	1,154	451	1,025	(257)

Benefit from (provision for) continuing operations	784	401	(780)	(359)

Benefit from (provision for) discontinued operations:
Current	—	(83)	—	(170)
Deferred	338	(25)	919	(49)

Benefit from (provision for) discontinued operations	338	(108)	919	(219)

Benefit from (provision for) income taxes	$1,122	$293	$139	$(578)

For the three and six months ended June 30, 2004 and 2003, the provision for income taxes differs from the federal statutory rate primarily because (i) a significant portion of the Company’s income is earned in partnerships, and, as such, is not subject to federal or most state income tax; and (ii) the goodwill associated with impairment losses is not deductible.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The tax effects of temporary differences giving rise to the Company’s deferred tax assets and liabilities are as follows (in thousands):

	June 30, 2004	December 31, 2003
	(Unaudited)
Deferred tax assets:
NOL carryover	$14,440	$13,898
State taxes and other	2,645	2,727
Other reserves and accruals	3,562	3,337

Current deferred tax asset before valuation allowance	20,647	19,962

Deferred tax liabilities:
Depreciation	(47,857)	(50,028)
Other	(17)	(21)

	(47,874)	(50,049)

Net deferred tax liabilities	(27,227)	(30,087)
Valuation allowance	(14,441)	(13,525)

	$(41,668)	$(43,612)

Deferred income taxes reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Substantially all of the Company’s deferred tax liabilities at June 30, 2004 and December 31, 2003 were due to the lower tax bases of its hotel assets in comparison to the book bases.

The Company maintains a valuation allowance to offset a portion of its deferred tax assets due to uncertainties surrounding their realization.

At June 30, 2004 and December 31, 2003, the Company had federal net operating loss carryforwards of $35.9 million and $35.2 million, respectively, which begin to expire in 2019.

At June 30, 2004 and December 31, 2003, the Company had state net operating loss carryforwards of $24.5 million and $19.9 million, respectively, which begin to expire in 2011.

8. Commitments and Contingencies

Franchise Agreements

Total franchise costs incurred by the Company for both continuing operations and discontinued operations during the three months ended June 30, 2004 and 2003 were $7.0 million and $7.2 million, respectively, of which $3.8 million and $3.9 million, respectively, were for franchise royalties and for the six months ended June 30, 2004 and 2003 were $13.4 million and $13.6 million, of which $7.4 million and $7.4 million, respectively, were for franchise royalties. The remaining franchise costs include advertising, reservation and priority club assessments.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Renovation and Construction Commitments

At June 30, 2004 and December 31, 2003, the Company has various contracts outstanding with third parties in connection with the renovation of certain of the Company’s hotel properties. The Company’s remaining commitments under these contracts at June 30, 2004 and December 31, 2003 totaled $9.9 million and $17.8 million, respectively.

Operating Leases

At June 30, 2004, the Company was obligated under the terms of nine ground leases and a lease on the corporate facility, which mature from dates ranging from 2005 through 2096.

Rent expense incurred pursuant to these ground lease agreements totaled $1.0 million for both the three months ended June 30, 2004 and 2003, and $1.9 million and $2.0 million for the six months ended June 30, 2004 and 2003, respectively, and was included in property taxes, ground lease and insurance in the accompanying statements of operations. Rent expense incurred pursuant to the lease on the corporate facility totaled $189,000 and $183,000 for the three months ended June 30, 2004 and 2003, respectively, and $378,000 and $363,000 for the six months ended June 30, 2004 and 2003, respectively, and was included in general and administrative expenses in the accompanying statements of operations.

9. Transactions With Affiliates

Management Fees

On January 30, 2004, the Company entered into a management agreement with an affiliate to provide management services for the hotel located in Beverly Hills, California owned by the affiliate. The agreement expires January 30, 2009 and includes successive one-year renewal options. Pursuant to the agreement, the Company is to receive from the affiliate a base management fee of 2.5% of gross operating revenues, as defined.

On March 30, 2004, the Company entered into a management agreement with an affiliate to provide management services for the hotel located in Nashville, Tennessee owned by a Westbrook affiliate. The agreement expires on March 30, 2009 and includes successive one-year renewal options. Pursuant to the agreement, the Company is to receive from the Westbrook affiliate a base management fee of 2.5% of gross operating revenues, as defined.

On May 29, 2002, the Company entered into asset management agreements to provide asset management services for two hotels located in Lithia Springs and Suwanee, Georgia owned by a Westbrook affiliate. The agreements expire on May 29, 2007 and include successive one-year renewal options. Pursuant to the agreements, the Company is to receive an asset management fee of 1.0% of gross operating revenues, as defined.

Aggregate management fees and asset management fees earned from affiliates totaled $129,000 and $93,000, for the three months ended June 30, 2004 and 2003, respectively, and $184,000 and $132,000 for the six months ended June 30, 2004 and 2003, respectively.

Accounting Fees

The Company receives an accounting fee from certain affiliates equal to $10 per available room per month. Aggregate accounting fees earned from affiliated totaled $16,000 and $20,000 for the three and six months ended June 30, 2004, respectively. The Company did not earn any accounting fees for the three and six months ended June 30, 2003.

SUNSTONE HOTEL INVESTORS, L.L.C.

WB HOTEL INVESTORS, LLC

SUNSTONE/WB HOTEL INVESTORS IV, LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Acquisition Fees

During the six months ended June 30, 2004, in connection with successful acquisitions of hotel properties by certain affiliated companies, the Company received aggregate acquisition fees in the amount of $318,000 in exchange for rendering services in connection with such acquisitions. Such acquisition fees were recognized as revenue and were included in management and other fees from affiliates. The Company did not earn any acquisition fees for the three months ended June 30, 2004 or the three and six months ended June 30, 2003.

Other Reimbursements

From time to time, the Company paid for certain expenses such as payroll, insurance and other costs on behalf of the Affiliates. The Affiliates generally reimburse such amounts on a monthly basis. At June 30, 2004 and December 31, 2003, amounts owed to the Company by Affiliates amounted to $436,000 and $451,000, respectively, and are included in due from affiliates.

10. Acquisitions and Dispositions of Hotel Properties

On April 15, 2004, the Company sold the Hawthorn Suites Hotel located in Anaheim, California, to an unrelated third party. The hotel was sold for net proceeds of $4.5 million, resulting in a loss on the sale of $392,000. The operating results of the hotel were included in discontinued operations in the accompanying combined statements of operations during the three and six months ended June 30, 2004 and 2003.

On April 28, 2004, the Company purchased the JW Marriott hotel, located in Cherry Creek, Colorado, from an unrelated third party. The hotel was purchased for an aggregate purchase price of $38.8 million and is included in investment for hotel properties, net at June 30, 2004.

On May 18, 2004, the Company sold the Holiday Inn Select hotel located in La Mirada, California, to an unrelated third party. The hotel was sold for net proceeds of $17.2 million, resulting in a gain on the sale of $347,000. The operating results of the hotel were included in discontinued operations in the accompanying combined statements of operations during the three and six months ended June 30, 2004 and 2003.

On May 27, 2004, the Company sold the Holiday Inn hotel located in Anchorage, Alaska, to an unrelated third party. The hotel was sold for net proceeds of $7.7 million, resulting in a loss on the sale of $234,000. The operating results of the hotel were included in discontinued operations in the accompanying combined statements of operations during three and the six months ended June 30, 2004 and 2003.

11. Subsequent Events

On July 2, 2004, Sunstone Hotel Investors, Inc. (“SHI”), that was formed on June 28, 2004, filed Form S-11 with the Securities and Exchange Commission for an initial public offering of its common stock. As further discussed in the S-11, upon the initial public offering’s closing, SHI plans to contribute a significant portion of its hotel portfolio to an entity controlled by SHI in exchange for an ownership interest in this entity. SHI has had no material operations for the period June 28, 2004 through June 30, 2004.

On August 3, 2004, the Company entered into an agreement to sell the Four Points by Sheraton hotel located in Silverthorne, Colorado, to an unrelated third party for $3.4 million. The operating results of the hotel were included in discontinued operations in the accompanying combined statements of operations during the three and six months ended June 30, 2004 and 2003.

Report of Independent Auditors

To the Members and Partners of

Wyndham Acquisition Hotels:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, owners’ equity and cash flows present fairly, in all material respects, the financial position of the Wyndham Acquisition Hotels (the “Hotels”) at November 30, 2002 and December 31, 2001, and the results of its operations and its cash flows for the period from January 1, 2002 through November 30, 2002 and the year then ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Hotels’ management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

April 15, 2004

Wyndham Acquisition Hotels

Combined Balance Sheets

As of November 30, 2002 and December 31, 2001

	2002	2001
Assets
Current assets
Cash and cash equivalents	$7,630,934	$6,055,339
Restricted cash	14,890,018	14,694,474
Accounts receivable, net of allowance of $83,068 and $100,318, respectively	7,406,362	3,319,332
Inventories	918,710	1,149,201
Due from affiliates	6,021,898	—
Prepaid expenses and other	586,576	646,252
Assets held for sale, net of accumulated depreciation of $101,172,117 and $20,234,207, respectively	380,567,812	65,459,809

Total current assets	418,022,310	91,324,407
Investments in hotels, net of accumulated depreciation of $ and $58,940,657 respectively	—	330,895,152
Deferred expense, net of accumulated amortization of $3,688,810 and $2,984,382, respectively	2,467,899	3,327,205

Total assets	$420,490,209	$425,546,764

Liabilities and Owners’ Equity
Current liabilities
Accounts payable and accrued expenses	$18,375,545	$25,071,310
Due to affiliates	—	14,118,968
Borrowings associated with assets held for sale	141,825,568	—
Current portion of notes payable	—	2,496,374

Total current liabilities	160,201,113	41,686,652
Notes payable, less current portion	—	140,714,725
Minority interest	2,620,385	2,500,957
Owners’ equity	257,668,711	240,644,430

Total liabilities and owners’ equity	$420,490,209	$425,546,764

The accompanying notes are an integral part of these financial statements.

Wyndham Acquisition Hotels

Combined Statements of Operations

For the Period from January 1, 2002 through November 30, 2002 and the Year Ended December 31, 2001

	2002	2001
Revenues:
Rooms	$111,425,281	$130,010,312
Food and beverage	54,510,807	64,110,897
Other	8,428,268	10,883,903

Total revenues	174,364,356	205,005,112

Operating costs and expenses:
Departmental expenses:
Rooms	26,122,612	30,267,494
Food and beverage	38,917,559	45,255,911
Other	4,207,307	4,822,908
Operating expenses:
Administrative and general	15,038,015	17,426,250
Management and tradename fees	7,273,241	8,357,079
Sales and marketing	14,612,675	16,271,895
Property operating costs	14,917,826	17,415,679
Property insurance, rent and taxes	12,458,774	13,015,711
Depreciation	14,675,746	7,072,816
Interest expense	8,919,011	11,473,781
Impairment loss	—	6,099,071

Total operating costs and expenses	157,142,766	177,478,595

Operating income	17,221,590	27,526,517

Minority interest	119,428	219,892

Net income	$17,102,162	$27,306,625

The accompanying notes are an integral part of these financial statements.

Wyndham Acquisition Hotels

Combined Statements of Changes in Owners’ Equity

For the Period from January 1, 2002 through November 30, 2002 and for the Year Ended December 31, 2001

Total
Balance at January 1, 2001	$222,274,745
Distribution of net assets	(236,542)
Intercompany	(8,700,398)
Net income	27,306,625

Balance at December 31, 2001	240,644,430
Distribution of net assets	(77,881)
Net income	17,102,162

Balance at November 30, 2002	$257,668,711

The accompanying notes are an integral part of these financial statements.

Wyndham Acquisition Hotels

Combined Statements of Cash Flows

For the Period from January 1, 2002 through November 30, 2002 and for the Year Ended December 31, 2001

	2002	2001
Cash flows from operating activities:
Net income	$17,102,162	$27,306,625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,675,746	7,072,816
Impairment loss	—	6,099,071
Amortization of deferred loan costs	859,306	773,498
Provision for bad debt	(17,170)	206,273
Minority interest	119,428	—
Changes in assets and liabilities, net effects of business acquisitions:
Accounts receivable	(4,069,860)	12,378,955
Inventories	230,491	655,404
Prepaid expenses and other	59,676	(459,379)
Accounts payable and accrued expenses	(6,610,247)	6,569,570
Due to affiliates	(16,188,673)	(18,979,410)

Net cash provided by operating activities	6,160,859	41,623,423

Cash flows from investing activities:
Additions to hotel properties	(2,840,790)	(34,407,053)
Change in restricted cash	(195,544)	(344,885)

Net cash used in investing activities	(3,036,334)	(34,751,938)

Cash flows from financing activities:
Payments on notes payable	(1,385,531)	(2,503,283)
Distributions to partners	(77,881)	—
Due from Parent		(8,700,398)
Net cash from change in ownership
Capital Lease Obligation	(85,518)	(194,777)
Distributions to minority interest in other partnerships	—	(236,543)

Net cash used in financing activities	(1,548,930)	(11,635,001)

Change in cash and cash equivalents	1,575,595	(4,763,516)
Cash and cash equivalents at the beginning of the period	6,055,339	10,818,855

Cash and cash equivalents at the end of the period	$7,630,934	$6,055,339

Supplemental disclosure of cash flow information:
Cash paid for interest	$8,076,442	$10,544,929

The accompanying notes are an integral part of these financial statements.

WYNDHAM ACQUISITION HOTELS

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Organization

Wyndham Acquisition Hotels (“Hotels”) represents the combined operations and financial position of certain proprietary and non-proprietary branded hotels as of November 30, 2002 and December 31, 2001. Prior to their acquisition by Sunstone Hotel Investors, LLC (“Sunstone”), the Hotels were wholly owned or substantially owned by Wyndham International, Inc. (“Wyndham”). Wyndham managed seven of the Hotels and third parties managed six of the Hotels.

At the dates of acquisition (see footnote 9), the name under which the Hotel is operated, the location of the Hotels and the number of rooms in each Hotel are as follows:

Acquired December 5, 2002:
Marriott Tyson’s Corner #	Vienna, VA	390
Marriott Houston North at Greenspoint	Houston, TX	391
Marriott Philadelphia West #	West Conshohocker, PA	286
Marriott Troy #	Troy, MI	350
Hilton Del Mar	Del Mar, CA	251
Hilton Huntington	Melville, NY	302
Doubletree Suites Minneapolis # *	Minneapolis, MN	230
Radisson Englewood	Englewood, NJ	194
Radisson Ft. Magruder	Williamsburg, VA	303
Hyatt Newporter #	Newport Beach, CA	403
Valley River Inn #	Eugene, OR	257

Acquired December 18, 2002:
Embassy Suites Hotel Chicago	Chicago, IL	358
Wyndham Greenspoint Houston	Houston, TX	472

#	Hotel was third party managed at December 31, 2001
*	Wyndham owned a 90% interest in this hotel and Sunstone acquired both Wyndham’s interest and the third party’s 10% interest in December 2002 (see footnote 9).

2.	Summary of Significant Accounting Policies

Principles of Combination and Basis of Presentation

The accompanying combined financial statements reflect the combined balance sheets and the related combined statements of operations, owners’ equity and cash flows of the Hotels subject to the acquisition by Sunstone and under common control and ownership by Wyndham for the years ended November 30, 2002 and December 31, 2001. These combined statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The accompanying combined financial statements have been prepared for the purpose of a filing by Sunstone with the Securities and Exchange Commission, as required by Regulation S-X, Rule 3-05.

Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

WYNDHAM ACQUISITION HOTELS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Restricted Cash

In connection with the mortgage loan agreement, the Hotels are required to set aside funds to pay costs of real estate and personal property taxes, property insurance and capital expenditures related to periodic replacement of furniture, fixtures and equipment. The funds are on deposit with the Hotels’ lenders.

Accounts Receivable

Accounts receivable primarily represents receivables from hotel guests who occupy hotel rooms and utilize hotel services. The Hotel’s management maintains an allowance for doubtful accounts sufficient to cover potential credit losses. The Hotels’ accounts receivable at November 30, 2002 and December 31, 2001 includes an allowance for doubtful accounts of $83,068 and $100,318.

Inventories

Inventories, consisting primarily of food, beverages, china, linen, glassware and silverware and are stated at cost which approximates market.

Investment in Hotels

Investment in hotels is stated at cost and is depreciated using the straight-line method over the estimated useful life of 35 years. Furniture, fixtures and equipment are depreciated using a method that approximates straight-line over the estimated useful lives of five to seven years.

Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts, and the related gain or loss is included in operations.

In accordance with Financial Accounting Standards Board Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the owners of the Hotels periodically reviews the carrying value of its investment in hotels held for use to determine if circumstances exist indicating an impairment in the carrying value of the investment in the hotels or that the depreciation periods should be modified. If facts or circumstances support the possibility of impairment, the owners of the Hotels will prepare a projection of the undiscounted future operating cash flows. In cases when the owners of the Hotels do not expect to recover its carrying value, the owners of the Hotels recognize an impairment loss.

At December 31, 2000, Wyndham identified six of the Hotels as held for sale and reduced the holding period for two of the hotels, and as a result Wyndham recorded impairment for the difference between the fair market value and the carrying value of $97,413,237. In addition, Wyndham ceased depreciation on these Hotels identified as held for sale. During the year ended December 31, 2001, Wyndham transferred four of the hotels from held for sale to held for use at the lower of fair value or depreciated value (considering depreciation during that holding period). In addition, Wyndham reviewed the carrying value of the two remaining held for sale Hotels and determined that additional impairment of $6,099,071, due to a change in the assessed fair value of the properties. During the period from January 1, 2002 and November 30, 2002, Wyndham identified all of the Hotels as held for sale. No additional impairment was recorded and depreciation ceased on these Hotels.

WYNDHAM ACQUISITION HOTELS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Franchise Fees

Initial franchise fees are recorded at cost and amortized using the straight-line method over the lives of the franchise agreements. All other franchise fees that are based on the Hotels’ results of operations are expensed as incurred.

Deferred Expenses

Deferred expenses consist primarily of unamortized deferred financing costs, which are being amortized on a straight-line basis, which approximates the effective interest method over the term of the related debt. For the period from January 1, 2002 through November 30, 2002 and for the year ended December 31, 2001, amortization expense related to these deferred financing costs was $859,306 and $773,498 respectively. These amounts were included in interest expense.

Due to Affiliate

Due to affiliate represents net amounts due to Wyndham or its affiliates. The amounts are attributable primarily to the contribution of assets and liabilities by Wyndham into the Properties, salaries payable to affiliates, and the processing of normal day to day cash receipts and disbursements on behalf of the Properties by Wyndham through a central cash account.

Receivable from Parent

Receivable from parent is recorded in equity and primarily represents the proceeds of the mortgage debt, which were advanced to Wyndham of approximately $0 and $8,700,398, respectively, as of November 30, 2002 and December 31, 2001.

Revenue Recognition

Rooms, food and beverage and other revenues are recognized when earned.

Advertising Expense

All advertising costs are expensed as incurred. The Properties recognized advertising expense of $1,436,794 and $1,553,274, respectively, for the period from January 1, 2002 through November 30, 2002 and for the year ended December 31, 2001.

Fair Value of Financial Instruments

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short maturity of these instruments. The carrying amount of the Properties’ borrowings approximates fair value due to the Properties’ ability to obtain such borrowings at comparable interest rates.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

WYNDHAM ACQUISITION HOTELS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Income Taxes

The Hotels are included in limited liability corporations or limited partnerships which are not taxable entities. The results of operations are included in the tax returns of the partners or members. Accordingly, the combined statements of operations do not contain provision for federal income taxes.

3.	Investment in Hotels

Investment in hotels at November 30, 2002 and December 31, 2001 consisted of the following:

	2002	2001
Land	$24,044,835	$24,044,835
Building and improvements	469,457,542	467,850,071
Furniture and equipment	87,922,669	82,046,796
WIP	3,827,191	5,100,431

Total cost	585,252,237	579,042,133
Impairment	(103,512,308)	(103,512,308)
Accumulated depreciation	(101,172,117)	(79,174,864)

Net investment in hotels	$380,567,812	$396,354,961

4.	Notes Payable

Notes payable consisted of the following at November 30, 2002 and December 31, 2001:

	2002	2001
Notes payable dated October 16, 1988; monthly payments of principal and interest at 8.25%; maturing in October 2023; collateralized by a leasehold mortgage, assignment of leases and rents, and security agreement and fixture filing on Embassy Suites Hotel Chicago and Wyndham Greenspoint.	77,354,550	78,445,015
Note payable dated June 30, 1999; monthly payments of principal at one-month LIBOR (1.88% at December 31, 2001) plus 3.25%, maturing in July 1, 2004; collateralized by a first deeds of trust on the Hilton Del Mar, Hilton Huntington and Marriott Troy. On November 5, 1999, the loan was modified to bear interest at the LIBOR rate plus spreads of .82% through 4.50%	64,471,018	64,766,084

Less current portion	1,683,277	2,496,374

	$140,142,291	$140,714,725

Total interest incurred on the notes payable was $8,076,442 and $10,544,929 for the period from January 1, 2002 through November 30, 2002 and for the year ended December 31, 2001, respectively.

WYNDHAM ACQUISITION HOTELS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Aggregate future principal maturities of notes payable at November 30, 2002, are as follows:

2003	$1,683,277
2004	65,734,229
2005	1,525,826
2006	1,656,577
2007	1,656,577
Thereafter	69,569,082

$141,825,568

5.	Related Party Transactions

Management Fees

Six of the Hotels are operated by subsidiaries of Wyndham under management agreements with expiration dates ranging from December 31, 2004 through December 31, 2016, that require payment of various percentage fees based on certain revenue components. The percentages assessed reflect rates comparable to those available from non-related entities. Fees incurred for the period from January 1, 2002 through November 30, 2002 and for the year ended December 31, 2001 were $2,118,684 and $2,474,185 respectively. No Wyndham fees were owed at November 30, 2002 and December 31, 2001 for these Hotels.

Seven of the Properties are operated by a third party under management agreements with expiration dates ranging from September 30, 2006 through February 28, 2020, that require payment of various percentage fees based on certain revenue components. The Hotel’s management has also entered into various license and franchise agreements related to these hotel properties. Total management and franchise fees paid for the period from January 1, 2002 through November 30, 2002 and for the year ended December 31, 2001 were $5,608,026 and $6,340,415 respectively. Amounts due under these agreements of $2,020,336 and $1,241,565 are recorded in accrued expenses in the accompanying balance sheets in 2002 and 2001, respectively.

In addition, one Hotel is operated under the Wyndham proprietary brand name, which requires the payment of tradename fees to a subsidiary of Wyndham. These fees are based on percentages of revenue components and were $49,912 and $60,511 for the period from January 1, 2002 through November 30, 2002 and for the year ended December 31, 2001. No Wyndham fees were owed at November 30, 2002 and December 31, 2001.

6.	Employee Benefit Plans

The Hotels participated in a 401(k) retirement savings plan sponsored by Wyndham until December 2002. Employees who are over 21 years of age and have completed one year of service are eligible to participate in the plan. The Hotels can elect to match up to fifty percent of employee contributions of the first four percent of an employee’s salary. The Hotels recognized $94,427 and $117,734 of expense for the period from January 1, 2002 through November 30, 2002 and for the year ended December 31, 2001, respectively.

The Hotels participated in a self-insured group health plan through a Voluntary Employee Benefit Association (“VEBA”) for its employees until December 2002. This plan is funded to the limits provided in the Internal Revenue Code, and liabilities have been recorded for unpaid claims. Aggregate and stop loss insurance exists at amounts which limit exposure to the Hotels. The Hotels have recognized expenses related to the plan of $2,418,452 and $2,704,936 for the period from January 1, 2002 through November 30, 2002 and for the year ended December 31, 2001, respectively.

WYNDHAM ACQUISITION HOTELS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

7.	Franchise Agreements

The Hotels have entered into various license and franchise agreements related to certain hotel properties. The franchise agreement require the Hotels to, among other things, pay various monthly fees that are calculated based on specified percentages of certain specified revenues. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of the hotels which are established by the franchisors to maintain uniformity in the system created by each such franchisor. Such standards generally regulate the appearance of the hotel, quality and type of goods and services offered, signage and protection of trademarks. Compliance with such standards may from time to time require significant expenditures for capital improvements which will be borne by the Hotels.

Total franchise costs incurred by the Hotels during the period from January 1, 2002 through November 30, 2002 and for the year ended December 31, 2001 were $2,711,511 and $3,016,119, respectively.

8.	Commitments and Contingencies

From time to time, the Properties have been and may in the future be involved as a party in various legal proceedings, both as plaintiff and defendant. Management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. As of the dates of the combined balance sheets, there were no threatened or pending legal matters of which management was aware which would, in the opinion of management and legal counsel, have a material impact on the Properties’ combined results of operations, financial position or cash flows.

The Properties are subject to environmental regulations related to the ownership of real estate. The cost of complying with the environmental regulations was not material to the Properties’ results of operations for the period from January 1, 2002 through November 30, 2002 and for the year ended December 31, 2001. The Properties are not aware of any environmental condition on any of its properties, which is likely to have a material adverse effect on the combined financial statements.

9.	Subsequent Events

In December 2002, Sunstone acquired Wyndham’s interest and a third party’s interest in the Hotels. Eight of the hotels are managed by Sunstone Hotel Properties, Inc. (“SHP”), an affiliate of Sunstone, and five hotels are managed by third party managers pursuant to certain management agreements dated December 2002.

Hyatt Regency, Newport Beach, CA

Courtyard by Marriott, San Diego, CA

Courtyard by Marriott, Lynnwood, WA

Sheraton, Salt Lake City, UT

Marriott, Portland, OR

Residence Inn by Marriott, Oxnard, CA

Holiday Inn Hotel & Suites, Mesa, AZ

21,100,000 Shares

Sunstone Hotel Investors, Inc.

Common Stock

Through and including             , 2004 (the 25th day after the offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the company in connection with the sale of securities being registered. All amounts shown are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$63,350
NASD filing fee	30,500
NYSE listing fee	200,000
Printing and engraving expenses	500,000
Legal fees and expenses	2,000,000
Accounting fees and expenses	1,350,000
Blue sky fees and expenses	10,000
Transfer agent and registrar fees	15,000
Miscellaneous	1,031,150

Total	$5,200,000

ITEM 32. SALES TO SPECIAL PARTIES

See Item 33.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES

Upon our formation in June 2004, Sunstone Hotel Investors, L.L.C. was issued 100 shares of common stock of Sunstone Hotel Investors, Inc. for total consideration of $100.00 in cash in order to provide our initial capitalization. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

In connection with the Formation and Structuring Transactions, Sunstone Hotel Investors, Inc. will issue 9,990,932 shares of common stock and Sunstone Hotel Partnership, LLC will issue 19,112,556 membership units that are exchangeable for shares of our common stock to Sunstone Hotel Investors, L.L.C., WB Hotel Investors, LLC, Sunstone/WB Hotel Investors IV, LLC and Sunstone/WB Manhattan Beach, LLC in exchange for the contribution of assets by them. We will receive substantially all of the hotels and other assets we will own at the time of this offering as consideration for these issuances of common stock and membership units. We have not obtained any independent valuation of the consideration received by us, and the value of the securities issued by us and Sunstone Hotel Partnership, LLC will depend on the initial public offering price. Sunstone Hotel Investors, Inc., Sunstone Hotel Partnership, LLC, Sunstone Hotel Investors, L.L.C., WB Hotel Investors, LLC, Sunstone/WB Hotel Investors IV, LLC and Sunstone/WB Manhattan Beach, LLC committed to these issuances prior to the filing of this Registration Statement. The issuances of such shares and units will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment as being is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company. Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

None of the proceeds will be credited to an account other than the appropriate capital share account.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements. See page F-1 for an index of the financial statements included in this registration statement.

(b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

1.1*	Form of Underwriting Agreement among Sunstone Hotel Investors, Inc. and the underwriters named therein.
3.1**	Form of Articles of Amendment and Restatement of Sunstone Hotel Investors, Inc.
3.2**	Form of Bylaws of Sunstone Hotel Investors, Inc.
4.1	Specimen Certificate of Common Stock of Sunstone Hotel Investors, Inc.
5.1**	Form of Opinion of Venable LLP.
8.1	Form of Tax Opinion of Sullivan & Cromwell LLP.
10.1**	Structuring and Contribution Agreement, dated as of July 2, 2004, by and among Sunstone Hotel Partnership, LLC, Sunstone Hotel Investors, Inc., Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, WB Hotel Investors, LLC, Sunstone/WB Manhattan Beach, LLC and Alter SHP LLC.
10.2**	Form of Master Agreement with Management Company.
10.3**	Form of Hotel Management Agreement.
10.4**	Loan Agreement, dated August 28, 2003, among the borrowers named therein, the Senior Lenders, Junior Lenders and Massachusetts Mutual Life Insurance Company, as Administrative Agent.
10.5**	Amended and Restated Loan Agreement, dated January 31, 2003, between the borrowers named therein and Bear Stearns Commercial Mortgage, Inc., as Lender.
10.5.1**	First Amendment to Amended and Restated Loan Agreement, dated February 25, 2003, between the borrowers named therein and LaSalle Bank National Association, as Trustee, in trust for the Holders of Bear Stearns Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2003-West, as Lender.
10.6**	Junior Mezzanine Loan Agreement, dated December 5, 2002, among the borrowers named therein and Bear Stearns Commercial Mortgage, Inc., as Lender.
10.6.1**	First Amendment to Junior Mezzanine Loan Agreement, dated January 7, 2003, among the borrowers named therein and CTMPII FC Westbrook (GCM), as Lender.
10.7**	Mezzanine Loan Agreement, dated December 5, 2002, among the borrowers named therein and Bear Stearns Commercial Mortgage, Inc., as Lender.
10.7.1**	First Amendment to Mezzanine Loan Agreement, dated January 7, 2003, among the borrowers named therein and Bear Stearns Commercial Mortgage, Inc., as Lender.
10.8**	Form of Registration Rights Agreement among Sunstone Hotel Investors, Inc. and the persons named therein.
10.9	Form of 2004 Long-term Incentive Plan of Sunstone Hotel Investors, Inc.
10.10	Form of TRS Lease.
10.11	Form of Limited Liability Company Agreement of Sunstone Hotel Partnership, LLC.
10.12	Commitment Letter for $150,000,000 Senior Secured Revolving Credit Facility and $75,000,000 Subordinate Term Loan Facility, dated September 14, 2004, among Citigroup Global Markets Inc., Citicorp North America, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital Corporation, Morgan Stanley Senior Funding, Inc., and Sunstone Hotel Investors, L.L.C.
10.13**	Form of Investors Agreement among Sunstone Hotel Investors, Inc. and the persons named therein.
10.14	Form of Senior Management Incentive Plan of Sunstone Hotel Investors, Inc.
10.15	Form of Employment Agreement with Robert A. Alter.

10.16	Form of Employment Agreement with Jon D. Kline.
10.17	Form of Employment Agreement with Gary A. Stougaard.
21.1	Subsidiaries of Sunstone Hotel Investors, Inc.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Venable LLP (included as part of Exhibit 5.1).
23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).
24.1**	Power of Attorney (included on the signature page at page II-5 to Amendment No. 1 to Registration Statement on Form S-11).
99.1**	Consent of Paul D. Kazilionis.
99.2**	Consent of Jonathan H. Paul.
99.3	Consent of Lewis N. Wolff.
99.4	Consent of Z. Jamie Behar.
99.5	Consent of Barbara S. Brown.
99.6	Consent of Anthony W. Dona.
99.7	Consent of David M. Siegel.
99.8	Consent of Keith P. Russell.

*	To be filed by amendment
**	Previously filed

ITEM 37. UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant further hereby undertakes that:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in opinion of its counsel the matter has been settle by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California on this 6th day of October, 2004.

SUNSTONE HOTEL INVESTORS, INC.

By:	/s/ JON D. KLINE
	Name:	Jon D. Kline
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ ROBERT A. ALTER Robert A. Alter	Chief Executive Officer, President and Director	October 6, 2004

/S/ JON D. KLINE Jon D. Kline	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 6, 2004

* Paul D. Kazilionis	Director	October 6, 2004

/S/ JONATHAN H. PAUL Jonathan H. Paul	Director	October 6, 2004

*	By Jon D. Kline, as attorney-in-fact pursuant to written power of attorney.

INDEX TO EXHIBITS

1.1*	Form of Underwriting Agreement among Sunstone Hotel Investors, Inc. and the underwriters named therein.
3.1**	Form of Articles of Amendment and Restatement of Sunstone Hotel Investors, Inc.
3.2**	Form of Bylaws of Sunstone Hotel Investors, Inc.
4.1	Specimen Certificate of Common Stock of Sunstone Hotel Investors, Inc.
5.1**	Form of Opinion of Venable LLP.
8.1	Form of Tax Opinion of Sullivan & Cromwell LLP.
10.1**	Structuring and Contribution Agreement, dated as of July 2, 2004, by and among Sunstone Hotel Partnership, LLC, Sunstone Hotel Investors, Inc., Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, WB Hotel Investors, LLC, Sunstone/WB Manhattan Beach, LLC and Alter SHP LLC.
10.2**	Form of Master Agreement with Management Company.
10.3**	Form of Hotel Management Agreement.
10.4**	Loan Agreement, dated August 28, 2003, among the borrowers named therein, the Senior Lenders, Junior Lenders and Massachusetts Mutual Life Insurance Company, as Administrative Agent.
10.5**	Amended and Restated Loan Agreement, dated January 31, 2003, between the borrowers named therein and Bear Stearns Commercial Mortgage, Inc., as Lender.
10.5.1**	First Amendment to Amended and Restated Loan Agreement, dated February 25, 2003, between the borrowers named therein and LaSalle Bank National Association, as Trustee, in trust for the Holders of Bear Stearns Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2003-West, as Lender.
10.6**	Junior Mezzanine Loan Agreement, dated December 5, 2002, among the borrowers named therein and Bear Stearns Commercial Mortgage, Inc., as Lender.
10.6.1**	First Amendment to Junior Mezzanine Loan Agreement, dated January 7, 2003, among the borrowers named therein and CTMPII FC Westbrook (GCM), as Lender.
10.7**	Mezzanine Loan Agreement, dated December 5, 2002, among the borrowers named therein and Bear Stearns Commercial Mortgage, Inc., as Lender.
10.7.1**	First Amendment to Mezzanine Loan Agreement, dated January 7, 2003, among the borrowers named therein and Bear Stearns Commercial Mortgage, Inc., as Lender.
10.8**	Form of Registration Rights Agreement among Sunstone Hotel Investors, Inc. and the persons named therein.
10.9	Form of 2004 Long-term Incentive Plan of Sunstone Hotel Investors, Inc.
10.10	Form of TRS Lease.
10.11	Form of Limited Liability Company Agreement of Sunstone Hotel Partnership, LLC.
10.12	Commitment Letter for $150,000,000 Senior Secured Revolving Credit Facility and $75,000,000 Subordinate Term Loan Facility, dated September 14, 2004, among Citigroup Global Markets Inc., Citicorp North America, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital Corporation, Morgan Stanley Senior Funding, Inc., and Sunstone Hotel Investors, L.L.C.
10.13**	Form of Investors Agreement among Sunstone Hotel Investors, Inc. and the persons named therein.
10.14	Form of Senior Management Incentive Plan of Sunstone Hotel Investors, Inc.
10.15	Form of Employment Agreement with Robert A. Alter.
10.16	Form of Employment Agreement with Jon D. Kline.
10.17	Form of Employment Agreement with Gary A. Stougaard.
21.1	Subsidiaries of Sunstone Hotel Investors, Inc.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Venable LLP (included as part of Exhibit 5.1).
23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).
24.1**	Power of Attorney (included on the signature page at page II-5 to Amendment No. 1 to Registration Statement on Form S-11).
99.1**	Consent of Paul D. Kazilionis.
99.2**	Consent of Jonathan H. Paul.
99.3	Consent of Lewis N. Wolff.
99.4	Consent of Z. Jamie Behar.
99.5	Consent of Barbara S. Brown.
99.6	Consent of Anthony W. Dona.
99.7	Consent of David M. Siegel.
99.8	Consent of Keith P. Russell.

*	To be filed by amendment
**	Previously filed